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As filed with the Securities and Exchange Commission on July 18, 2003

Registration No. 333-104608

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAIRPOINT COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4813 (Primary Standard Industrial Classification Code Number)	13-3725229 (I.R.S. Employer Identification Number)

521 East Morehead Street, Suite 250
Charlotte, North Carolina 28202
(704) 344-8150
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Walter E. Leach, Jr.
Senior Vice President and Chief Financial Officer
521 East Morehead Street, Suite 250
Charlotte, North Carolina 28202
(704) 344-8150
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:

Thomas E. Kruger, Esq.
Jeffrey J. Pellegrino, Esq.
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street, 15th Floor
New York, New York 10022
(212) 318-6000

Approximate date of commencement of sale of the securities to the public:
 As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 18, 2003

PROSPECTUS

$225,000,000
OFFER TO EXCHANGE
11 7/8% Senior Notes due March 1, 2010,
which have been registered under the Securities Act of 1933, for any and all outstanding
11 7/8% Senior Notes due March 1, 2010,
which have not been registered under the Securities Act of 1933, of

  •
  We will exchange all original notes that are validly tendered and not withdrawn before the end of the exchange offer for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

  •
  This exchange offer expires at 5:00 p.m., New York City time, on            , 2003, unless extended.

  •
  No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

        The new notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured and unsubordinated obligations. The new notes will be effectively subordinated to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations and structurally subordinated to all obligations of our subsidiaries.

        See "Risk Factors" beginning on page 16 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for new notes.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such new notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date, and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. The date of this prospectus is                        , 2003.

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

        No person is authorized in connection with this offering to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by us or the initial purchasers. The information contained herein is as of the date hereof and is subject to change, completion or amendment without notice. Neither the delivery of this prospectus at any time nor the offer, sale or delivery of any note shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in our affairs since the date hereof.

        In making an investment decision regarding the notes, prospective investors must rely on their own examination of us and the terms of this offering, including the merits and risks involved. No representation is made to any offeree or purchaser of the new notes regarding the legality of an investment therein by such offeree or purchaser under any applicable legal investment or similar laws or regulations. The contents of this prospectus are not to be construed as legal, business or tax advice. Each prospective investor should consult its own counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of a purchase of the new notes.

        This prospectus contains summaries of the terms of certain documents. Such summaries are qualified in their entirety by reference to the full and complete text of such documents for complete information with respect thereto.

        This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the notes to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

INDUSTRY AND MARKET DATA

        Industry and market data used throughout this prospectus were obtained from our own research, studies conducted by third parties and industry and general publications published by third parties and, in some cases, are management estimates based on its industry and other knowledge. We have not independently verified market and industry data from third-party sources, nor do we make any representations as to the accuracy of such information. We believe internal company estimates are reliable and market definitions are appropriate, they have not been verified by any independent sources.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including in particular the "Risk Factors" section. Except as otherwise required by the context, references in this prospectus to "FairPoint," "our company," "we," "us," or "our" refer to the combined businesses of FairPoint Communications, Inc. and all of its subsidiaries. All references to the "Company" refer to FairPoint Communications, Inc., excluding its subsidiaries, and references to "Carrier Services" refer to FairPoint Carrier Services, Inc. (formerly known as FairPoint Communications Solutions Corp.) and its subsidiaries.

Our Company

Overview

        We are a leading provider of telecommunications services in rural communities, offering an array of services including local voice, long distance, data and Internet primarily to residential customers. According to an industry source, we believe that we are the 16th largest local telephone company in the United States, with over 243,000 access lines in service as of December 31, 2002.

        We were incorporated in February 1991 for the purpose of acquiring and operating telephone companies in rural markets. Since our inception, we have acquired 29 such businesses, which are located in 18 states. All of our telephone company subsidiaries qualify as rural local exchange carriers, or RLECs, under the Telecommunications Act of 1996, or the Telecommunications Act. RLECs are generally characterized by stable operating results and strong cash flow margins and operate in generally supportive regulatory environments. In particular, pursuant to existing state and federal regulations, we are able to charge rates that enable us to recover our operating costs, plus a reasonable rate of return on our invested capital (as determined by relevant regulatory authorities). In addition, because RLECs primarily serve sparsely populated rural areas and small towns, competition is typically limited due to the generally unfavorable economics of constructing and operating competitive systems in such areas and difficulties inherent in reselling such services to a predominantly residential customer base.

Competitive Strengths

        We believe we are distinguished by the following competitive strengths:

  •
  Consistent and Predictable Cash Flow from Rural Telephone Business.    Demand for telephone services from residential and small business customers in rural parts of the country has historically been very stable despite changing economic conditions. As a result, we have experienced a stable access line count during the last two years, while regional bell operating companies, or RBOCs, have lost a significant number of access lines during the same period. Our stable access line count helps us to generate consistent revenues. Additionally, our telephone companies operate in generally supportive regulatory environments that enable us to generate strong cash flow margins.

  •
  Favorable Rural Market Dynamics.    We believe that the rural telecommunications market is attractive due to generally supportive regulatory environments and limited competition. All of our telephone company subsidiaries qualify as RLECs. Therefore, they are exempt from certain interconnection requirements and are entitled to benefit from a number of cost recovery mechanisms associated with the "rural carrier" designation. Each of our RLECs typically experiences little competition in its market because the low customer density and high residential component of our customer base will not support the significant capital investment required to offer competitive service. As a result, we have virtually no wireline competition in any of our markets. In addition, the rural areas in which we operate attract only limited competition from cable and wireless service providers.

  •
  Technologically Advanced Infrastructure and Significant Scale.    Our advanced RLEC networks consist of central office hosts and remote sites with all digital switches, primarily manufactured by Nortel and Siemens, operating with the most current software. As of December 31, 2002, we maintained over 25,000 miles of copper plant and approximately 2,200 miles of fiber optic plant in order to service our 243,000 access lines. In addition, we believe that we have achieved significant scale efficiencies by centralizing many functions from each RLEC, such as purchasing, network planning and accounting.

  •
  Broadest Service Offerings in Our Markets.    We believe that, as a result of our advanced network and switching infrastructure we offer the only complete bundle of telecommunications services, including local voice, long distance, data and Internet services, in our markets. In addition, we offer enhanced features such as caller name and number identification, call waiting, call forwarding, teleconferencing, video conferencing and voicemail. We also offer high-speed Internet access via digital subscriber line, or DSL, technology, dedicated T-1 connections and Internet dial-up.

  •
  Experienced Management Team with Proven Track Record.    We have an experienced management team that has demonstrated its ability to grow our rural telephone business over the past decade. Our senior management team has an average of 27 years of experience working with a variety of telephone companies. Additionally, our regional presidents have an average of 29 years of experience in the telecommunications industry. Our management team has successfully integrated 29 business acquisitions since 1993, improving revenues and cash flow significantly while maintaining service quality.

Business Strategy

        The key elements of our business strategy include:

  •
  Continue to Improve Operating Efficiency and Profitability.    We have achieved significant operating efficiencies at our acquired RLECs by applying our operating, regulatory, marketing, technical and management expertise. We intend to continue to increase our operating efficiency by consolidating various administrative functions and implementing best practices across all of our regions. For example, we have initiated a process to integrate all billing systems into a single, outsourced billing platform. When completed, we plan to use this platform to develop regional customer service and call centers, enhancing our operating efficiency and creating a significantly improved customer data base to allow us to optimize our marketing initiatives.

  •
  Cross-Sell and Offer Additional Services to Increase Revenue per Customer.    We have focused and will continue to focus on increasing our revenues by introducing innovative marketing strategies for enhanced and ancillary services and by offering applications and technologies to meet the growing needs of our rural customers. Approximately 79% of our customers are residential, and we have long standing relationships with these customers. This has allowed us to successfully cross-sell broadband and value-added services, such as DSL, Internet dial-up, call waiting, caller ID and voicemail, to our customers. We intend to continue to offer new products and services for residential and business customers in our markets to increase revenues and cash flows.

  •
  Increase Customer Loyalty and Brand Identity.    We seek to build long-term relationships with our customers by offering an array of telecommunications services and ongoing, consistent customer care. We believe that our service driven customer relationships and local presence lead to high levels of customer satisfaction and increased demand for enhanced and ancillary services.

  •
  Pursue Selective Acquisitions and Divestitures.    Since 1993, we have successfully completed 29 strategic acquisitions. We continue to evaluate and pursue opportunities to make acquisitions which would be complementary to our existing operations and provide the opportunity for revenue enhancement and margin improvement. Given these requirements, we believe that such acquisitions will be primarily in regions where we already operate. We would also consider selective divestitures in order to enhance our geographic focus.

Our Organization

        The chart below depicts our organizational structure, including Carrier Services, the entity through which we had conducted our now discontinued competitive communications business and through which we currently are conducting our carrier services business. As an unrestricted subsidiary under the indenture governing the notes, Carrier Services is exempt from most of the covenants applicable to the notes, and we are subject to certain limitations on the amount we can invest in Carrier Services, as described in "Description of Notes." In addition, the Carrier Services credit facility prohibits Carrier Services from paying dividends and distributions to us.

Our Investors

        Assuming the conversion of all of our shares of Class C common stock into shares of our Class A common stock, affiliates of Thomas H. Lee Equity Fund IV, L.P., or THL, and Kelso & Company, or Kelso, beneficially own 42.1% and 35.7%, respectively, of our outstanding shares of Class A common stock.

        Concurrently with the issuance of the original notes on March 6, 2003, an affiliate of THL purchased approximately $8.0 million, $14.5 million, $15.8 million and $5.8 million in liquidation preference of our Series A Preferred Stock (together with accrued and unpaid dividends thereon) held by Credit Suisse First Boston LLC, Cayman Islands Branch, Citicorp USA, Inc., Bank of America, N.A. and CoBank, ACB, respectively. Such purchases were made at 65% of the liquidation preference thereof. In addition, such affiliate also purchased approximately $8.3 million and $6.7 million in principal amount of loans made by Bank of America, N.A. and Credit Suisse First Boston LLC, respectively, under the Carrier Services credit facility. Such purchases were made at a 30% discount to par.

Where You Can Find Us

        We were incorporated in New York in 1991 and reincorporated in Delaware in 1993 as MJD Communications, Inc. In April 2000, we changed our name to FairPoint Communications, Inc. Our principal offices are located at 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202

and our telephone number is (704) 344-8150. Our web site is located at www.fairpoint.com. The information on our web site is not part of this prospectus.

The Refinancing

        The offering of the original notes was part of a refinancing plan, or the Refinancing, that reduced debt amortization requirements under our credit facilities and extended the average life of our indebtedness. We believe that the Refinancing improved our financial and operating flexibility and enhanced our ability to pursue our business strategy.

        The elements of the Refinancing were: (i) the offering of the original notes; (ii) the repayment in full of all borrowings and permanent reduction of commitments, under the old revolving and acquisition credit facilities (RF tranche and AF tranche) and the term loan B facility of our old credit facility; (iii) the amendment and restatement of our old credit facility which provided for (A) a new revolving facility of $70 million ($60 million of which was committed as of March 6, 2003 and an additional $10 million of which was committed as of April 29, 2003), (B) a new $30 million term loan A facility, which was drawn in full at the closing of the offering of the original notes, (C) rescheduled amortization under the term loan C facility, and (D) less restrictive covenants; and (iv) the repayment of $2.2 million principal amount of indebtedness under the Carrier Services credit facility at approximately a 30% discount to par. For additional information concerning the Refinancing and the pro forma effects thereof, see "Use of Proceeds," "Capitalization" and "Description of Certain Indebtedness."

        In connection with the Refinancing, we also used approximately $8.6 million of the proceeds of the original notes to repurchase approximately $13.3 million liquidation preference of our Series A Preferred Stock (together with accrued and unpaid dividends thereon) at approximately 65% of its liquidation preference from certain holders thereof and approximately $14.0 million of the proceeds to repurchase approximately $16.8 million aggregate principal amount of our outstanding senior subordinated notes, in each case in privately negotiated transactions.

Recent Developments

        The Company executed a definitive stock purchase agreement dated April 18, 2003, as amended June 20, 2003, with Community Service Communications, Inc., or CSC, Community Service Telephone Co., or CST, and Commtel Communications, Inc., or CCI, to acquire all of the capital stock of CST and CCI, wholly-owned subsidiaries of CSC, for an approximate purchase price of $31.2 million, subject to adjustment. The purchase rights were assigned to MJD Ventures, Inc., one of the Company's subsidiaries, as of June 26, 2003. CST serves approximately 12,600 access lines in central Maine. This acquisition is expected to close during the fourth quarter of 2003. The purchase of CST and CCI is referred to herein as the Maine Acquisition.

        On May 9, 2003, MJD Services Corp., or MJD Services, a wholly-owned subsidiary of the Company, executed a definitive stock purchase agreement to sell all the shares of capital stock owned by MJD Services of Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to Golden West Telephone Properties, Inc. for a selling price of $24.0 million, subject to adjustment. These companies serve approximately 4,150 access lines located in South Dakota. This divestiture is expected to close during the third quarter of 2003. The operations of these companies will be shown as discontinued operations beginning in the second quarter of 2003. For more information about the effects of this divestiture, see our pro forma financial statements and notes thereto contained elsewhere in this prospectus. This divestiture is referred to herein as the South Dakota Divestiture.

        On June 18, 2003, the Company, MJD Ventures, Inc. and FairPoint Berkshire Corporation, or FairPoint Berkshire, executed an agreement and plan of merger with Berkshire Telephone Corporation, or Berkshire, to merge FairPoint Berkshire with Berkshire, pending required regulatory approvals. Shareholders of Berkshire would receive approximately $19.2 million, subject to adjustment. Berkshire is an independent local exchange carrier that provides voice communication services to over 6,700 access lines serving five communities in New York State. Berkshire communities of service are adjacent to Taconic Telephone Corp., one of the Company's subsidiaries. This acquisition is expected to close during the first quarter of 2004. The merger of FairPoint Berkshire with Berkshire is referred to herein as the New York Acquisition.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $225,000,000 aggregate principal amount of our new 11 7/8% senior notes due March 1, 2010, or the new notes, for up to $225,000,000 aggregate principal amount of our original 11 7/8% senior notes due March 1, 2010, or the original notes, which are currently outstanding. Original notes may only be exchanged in $1,000 principal increments. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.
Resales Without Further Registration
We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:
•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;
•
you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and
•	you are not our "affiliate," as defined under Rule 405 of the Securities Act.
Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 180 days after the date of this prospectus for use in connection with any such resale. See "Plan of Distribution."

Expiration Date	5:00 p.m., New York City time, on , 2003 unless we extend the exchange offer.
Accrued Interest on the New Notes and Original Notes
The new notes will bear interest from March 6, 2003, or the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See "The Exchange Offer—Conditions."
Procedures for Tendering Original Notes
Each holder of original notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or if the original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus. You must mail or otherwise deliver the required documentation together with the original notes to the exchange agent.
Special Procedures for Beneficial Holders
If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your original notes and:
•	your original notes are not immediately available; or
•	time will not permit your required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

•	you cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.
Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of the original notes will be adversely affected.
Material United States Federal Income Tax Consequences	The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, we believe that:
•	no gain or loss will be realized by a United States holder upon receipt of a new note;
•	a holder's holding period for the new notes will include the holding period of the original notes; and
•	the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.
See "Certain United States Federal Tax Consequences."
Exchange Agent
The Bank of New York is serving as exchange agent in connection with the exchange offer. Deliveries by hand, registered, certified, first class or overnight mail should be addressed to The Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street — 7 East, New York, New York, 10286, Attention: William Buckley. For information with respect to the exchange offer, contact the exchange agent at telephone number (212) 815-5788 or facsimile number (212) 298-1915.
The Bank of New York also serves as the trustee under the indenture governing the notes.
Use of Proceeds	We will not receive any proceeds from the exchange offer. See "Use of Proceeds."

Summary Of Terms Of New Notes

        The exchange offer constitutes an offer to exchange up to $225.0 million aggregate principal amount of the new notes for up to an equal aggregate principal amount of the original notes. The new notes will be obligations of the Company evidencing the same indebtedness as the original notes, and will be entitled to the benefit of the same indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes except that the new notes have been registered under the Securities Act. See "Description of Notes."

COMPARISON WITH ORIGINAL NOTES

Freely Transferable	The new notes will be freely transferable under the Securities Act by holders who are not restricted holders. Restricted holders are restricted from transferring the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act.
Registration Rights
The holders of the original notes currently are entitled to certain registration rights pursuant to the Registration Rights Agreement dated as of March 3, 2003, by and among the Company and the initial purchasers named therein, including the right to cause the Company to register the original notes under the Securities Act if the exchange offer is not consummated prior to the date which is 210 days after the issue date of the original notes. However, pursuant to the registration rights agreement, such registration rights will expire upon consummation of the exchange offer. Accordingly, holders of original notes who do not exchange their original notes for new notes in the exchange offer will not be able to reoffer, resell or otherwise dispose of their original notes unless such original notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

TERMS OF NEW NOTES

Securities Offered	$225 million aggregate principal amount of 11 7/8% Senior Notes due 2010. The form and terms of the new notes will be the same as the form and terms of the original notes (including interest rate, maturity and restrictive covenants) except that:
•	the new notes will bear a different CUSIP number from the original notes;
•	the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and
•	you will not be entitled to any exchange or registration rights with respect to the new notes.
The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes. We refer to the new notes and the original notes collectively as the notes in this prospectus.

Issuer	FairPoint Communications, Inc.
Maturity	The new notes will mature on March 1, 2010.
Interest Payment
Interest on the new notes will accrue from March 6, 2003, the issue date of the original notes, and is payable semi-annually on each March 1 and September 1, commencing September 1, 2003. The notes will bear interest at a rate of 11 7/8% per annum.
Ranking
The new notes will be unsecured senior obligations of the Company and will rank senior in right of payment to all of the Company's subordinated indebtedness and pari passu in right of payment to all of the Company's existing and future unsecured senior indebtedness. The new notes will be effectively subordinated to all of the Company's existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to our subsidiaries' existing and future indebtedness and other obligations, whether or not secured. The Company is a holding company that derives all of its operating income and cash flow from its subsidiaries. As of March 31, 2003, the Company had approximately $383.0 million of senior indebtedness outstanding (excluding unused commitments under our credit facility), $158.0 million of which would have been secured, and $383.2 million of subordinated indebtedness outstanding. As of March 31, 2003, the Company's subsidiaries would have had approximately $50.1 million of indebtedness outstanding (excluding guarantees of our credit facility).
Sinking Fund	None.
Optional Redemption
The new notes will be redeemable, in whole or in part, at the option of the Company, on or after March 1, 2007 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to March 1, 2006, the Company may redeem up to 35% of the aggregate principal amount of all notes issued pursuant to this offering and any subsequent offering of notes under the indenture with the net cash proceeds of an Equity Sale, at a redemption price equal to 111.875% of the principal amount thereof, plus accrued interest to the date of redemption; provided that at least 65% of the aggregate principal amount of the new notes and any subsequent offering of notes under the indenture remains outstanding immediately after any redemption. See "Description of Notes—Optional Redemption."

Change of Control
Upon a Change of Control, each holder of the new notes will have the right to require the Company to repurchase such holder's new notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of Notes—Repurchase at the Option of Holders Upon a Change of Control."
Certain Covenants
The indenture governing the new notes contains limitations on, among other things, (i) the ability of the Company and Restricted Subsidiaries to incur additional debt, (ii) the making of certain Restricted Payments, including Investments, (iii) the creation of certain Liens, (iv) the issuance and sale of Capital Stock of Restricted Subsidiaries, (v) Asset Sales, (vi) payment restrictions affecting Restricted Subsidiaries, (vii) transactions with Affiliates, (viii) the ability of the Company to enter lines of business outside the Telecommunications Business, (ix) the ability of Restricted Subsidiaries to guarantee debt of the Company, and (x) certain mergers, consolidations and transfers of assets by or involving the Company (the foregoing capitalized terms are defined in "Description of Notes— Certain Definitions"). All of these limitations are subject to a number of important qualifications. See "Description of Notes—Certain Covenants."
Absence of a Public Market for the Notes
The new notes are a new issue of securities for which there is currently no established trading market. Although the initial purchasers of the original notes have informed us that they currently intend to make a market in the new notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes. The Company does not intend to apply for listing of the new notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. See "Risk Factors—There will not be a public market for the notes."

        For additional information regarding the new notes, see the "Description of Notes" section of this prospectus.

Risk Factors

        You should carefully consider the information under "Risk Factors" beginning on page 16 of this prospectus and all other information included in this prospectus prior to making a decision to exchange original notes for new notes.

 Summary Historical Financial Data

        The following financial information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto contained elsewhere in this prospectus. Amounts in thousands, except access lines and ratios.

	Year Ended December 31,					Three months ended March 31,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
Statement of Operations Data:
Revenues	$91,168	$136,422	$195,696	$235,213	$235,860	$58,425	$57,112
Operating expenses (1)	70,490	106,789	156,980	175,202	160,256	38,110	38,402
Income from operations	20,678	29,633	38,716	60,011	75,604	20,315	18,710
Interest expense (2)	(27,170)	(50,464)	(59,556)	(81,053)	(79,796)	(19,410)	(20,704)
Other income (expense), net (3)	(1,180)	4,892	13,281	(1,874)	(1,549)	4,807	3,426
Income (loss) from continuing operations before income taxes	(7,672)	(15,939)	(7,559)	(22,916)	(5,741)	5,712	1,432
Income tax (expense) benefit (3)	2,164	(2,179)	(5,607)	(431)	(518)	(211)	(137)
Minority interest in income of subsidiaries	(80)	(100)	(3)	(2)	(2)	—	(1)
Income (loss) from continuing operations	(5,588)	(18,218)	(13,169)	(23,349)	(6,261)	5,501	1,294
Income (loss) from discontinued operations	(2,412)	(10,822)	(75,948)	(188,251)	19,500	—	—
Net income (loss)	(8,000)	(29,040)	(89,117)	(211,600)	13,239	5,501	1,294
Redeemable preferred stock dividends and accretion	—	—	—	—	(11,918)	—	(4,690)
Gain on repurchase of redeemable preferred stock	—	—	—	—	—	—	2,905
Net income (loss) attributable to common shareholders	$(8,000)	$(29,040)	$(89,117)	$(211,600)	$1,321	$5,501	$(491)
Operating Data:
Revenues	$91,168	$136,422	$195,696	$235,213	$235,860	$58,425	$57,112
EBITDA (4)	39,459	65,310	99,064	114,199	121,113	36,906	34,393
Depreciation and amortization (5)	20,041	30,885	47,070	56,064	47,060	11,784	12,258
Capital expenditures	10,917	28,293	50,253	43,701	39,454	4,014	3,466
Total access lines in service	129,649	150,612	235,823	244,626	243,408	245,015	242,891
Residential	103,656	120,387	184,798	191,570	191,598	192,562	191,611
Business	25,993	30,225	51,025	53,056	51,810	52,453	51,280
Balance Sheet Data:
Cash	$13,145	$9,269	$4,130	$3,063	$5,572		$11,665
Working capital deficit	9,557	13,880	(37,384)	(143,434)	(27,358)		(25,646)
Total assets	446,410	517,356	863,547	875,015	829,253		835,126
Total long-term debt	368,112	462,395	756,812	907,602	804,190		816,255
Series A Preferred Stock	—	—	—	—	90,307		83,447
Total shareholders' deficit	9,886	(11,581)	64,378	(149,510)	(146,150)		(145,656)

(1)
On January 1, 2002, the Company adopted SFAS No. 142, "Business Combinations." Pursuant to the requirements of SFAS No. 142, the Company ceased amortizing goodwill beginning January 1, 2002, and instead tests for goodwill impairment annually. Amortization expense for goodwill and equity method goodwill was $3,332, $5,497, $9,950, and $12,180 for the fiscal years ended December 31, 1998, 1999, 2000 and 2001, respectively. Depreciation and amortization excludes amortization of debt issue costs.

(2)
Interest expense includes amortization of debt issue costs aggregating $1,368, $1,575, $2,362, $4,018 and $3,664 for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002, respectively, and $730 and $946 for the three months ended March 31, 2002 and 2003, respectively. In 1999, interest expense includes $13,331 related to the retirement of put warrants of one of our subsidiaries.

(3)
On January 1, 2001, the Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities," as amended by SFAS No. 138. On the date of adoption, the Company recorded a cumulative adjustment of $4,664 in accumulated other comprehensive income for the fair value of interest rate swaps. Because the interest rate swaps do not qualify as accounting hedges under SFAS No. 133, the change in fair value of the interest rate swaps are recorded as non-operating gains or losses, which the Company classifies in other income (expense). The Company also recorded other income (expense) in 2001 and 2002 and for the first three months of 2002 and 2003 for the amortization of the transition adjustment of the swaps initially recognized in accumulated other comprehensive income.

  In the second quarter of 2002, the Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." This statement eliminates the requirement that gains and losses from the extinguishment of debt be required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Accordingly, the Company has reclassified the loss and income tax benefit associated with the extinguishment of debt in 1998, which was previously reported as an extraordinary loss of $2,521. The reclassifications decreased nonoperating other income (expense) by $4,276 and increased income tax benefit by $1,755 in 1998.

  The Company recorded a non-operating gain of $3,464 on the extinguishment of debt and a non-operating loss of $4,967 for the write-off of debt issue costs related to the extinguishment of debt in the first quarter of 2003.

(4)
"EBITDA" means net income (loss) from continuing operations before interest expense, income taxes, and depreciation and amortization. We believe EBITDA is useful to investors because EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. EBITDA is also used in covenants in credit facilities and high yield debt indentures to measure a borrower's ability to incur debt and for other purposes, and may be the preferred measure for these purposes. Covenants in our credit facility and in the indentures for our senior subordinated notes and the notes that limit our ability to incur debt are based on EBITDA. While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources."

  A reconciliation of net cash provided by operating activities of continuing operations to loss from continuing operations and our calculation of EBITDA follows (in thousands):

	Year Ended December 31,					Three months ended March 31,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
Net cash provided by operating activities of continuing operations	$17,778	$25,187	$48,110	$38,757	$58,752	24,977	17,034
Adjustments:
Depreciation and amortization	(20,041)	(30,885)	(47,070)	(56,064)	(47,060)	(11,784)	(12,258)
Impairment of investments	—	—	—	—	(12,568)	—	—
Other non-cash items	(1,722)	(8,476)	(5,817)	(9,647)	1,386	3,733	2,084
Changes in assets and liabilities arising from continuing operations,
net of acquisitions	(1,603)	(4,044)	(8,392)	3,605	(6,771)	(11,425)	(5,566)

Income (loss) from continuing operations	(5,588)	(18,218)	(13,169)	(23,349)	(6,261)	5,501	1,294
Adjustments:
Interest expense (2)	27,170	50,464	59,556	81,053	79,796	19,410	20,704
Provision for income taxes	(2,164)	2,179	5,607	431	518	211	137
Depreciation and amortization	20,041	30,885	47,070	56,064	47,060	11,784	12,258

EBITDA	$39,459	$65,310	$99,064	$114,199	$121,113	36,906	34,393

(5)
Depreciation and amortization excludes amortization of debt issue costs referred to in note (2) above.

RISK FACTORS

Risks Related to this Offering and our Capital Structure

We have a substantial amount of debt outstanding and may incur additional debt, which could hurt our future prospects and prevent us from fulfilling our obligations under the notes and our other debt obligations.

        We have a significant amount of debt outstanding. As of March 31, 2003, we had total consolidated debt outstanding of $816.3 million.

        Our high level of debt could have important consequences for you and could significantly affect our business. For example, it could:

  •
  make it more difficult for us to satisfy our obligations, including making scheduled interest payments under the notes and our other debt obligations;

  •
  limit our ability to obtain additional financing;

  •
  increase our vulnerability to general adverse economic and communications industry conditions, including changes in interest rates;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, including the notes, thereby reducing the availability of our cash flow for other purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the communications industry; and

  •
  place us at a competitive disadvantage compared to those of our competitors that have less debt.

        The indentures governing our senior subordinated notes and the notes will permit us to incur additional debt, which we may use to finance future acquisitions, for working capital or to satisfy other obligations. Any additional debt that we may incur would exacerbate the risks described above.

        We cannot assure you that we will generate sufficient revenues to achieve or sustain profitability in our operations, meet our working capital, capital expenditure and debt service requirements, or compete successfully in our markets.

The notes are effectively subordinated to all of our secured senior indebtedness and the existing and future liabilities of our subsidiaries, whether or not secured.

        The original notes are, and the new notes will be, general unsecured senior obligations of the Company, ranking senior in right of payment to all of the Company's subordinated indebtedness and pari passu in right of payment to all of the Company's existing and future unsecured senior indebtedness. The original notes are, and the new notes will be, effectively subordinated to all of the Company's existing and future secured senior indebtedness, to the extent of the value of the assets securing such indebtedness, and to the Company's subsidiaries' existing or future indebtedness and other obligations, whether or not secured. As of March 31, 2003, the Company had approximately $383.0 million of senior debt outstanding (excluding unused commitments under our credit facility), $158.0 million of which would have been secured, and $383.2 million of subordinated debt outstanding. As of March 31, 2003, the Company's subsidiaries had approximately $50.1 million of indebtedness outstanding (excluding guarantees of our credit facility).

        The Company is a holding company, which means that it conducts substantially all of its operations through subsidiaries. Claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities and commitments of the Company's subsidiaries, and claims by the Company as an equity holder in its subsidiaries will be limited to the extent of its direct or indirect investment in such entities. The ability of creditors, including the holders of the notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or bankruptcy of any such entity will be subject to the prior claims of that entity's creditors, including trade creditors, and any prior or equal claim of any other equity holder. In addition, certain of the Company's subsidiaries are guarantors under our credit facility, so any claims of holders of the notes will be subordinate in right of payment to the satisfaction of the claims that the lenders may have under the guarantees granted pursuant to our credit facility. In addition, the ability of the Company's creditors, including the holders of notes, to participate in distributions of assets of the Company's subsidiaries will be limited to the extent that the outstanding shares of any of the Company's subsidiaries are either pledged to secure other creditors (including lenders under our credit facility) or are not owned by the Company.

We will depend upon the cash flows of our subsidiaries to repay the notes.

        The original notes are, and the new notes will be, obligations solely of the Company and will not be guaranteed by any of our subsidiaries, unlike the borrowings under our credit facility. Our ability to pay interest on the notes or to repay the notes at maturity or otherwise will be dependent upon the cash flows of the Company's operating subsidiaries and the payment of funds by those subsidiaries to the Company in the form of repayment of loans, dividends, management fees or otherwise. The Company's subsidiaries have no obligation, contingent or otherwise, to pay amounts pursuant to the notes or to make funds available therefor, whether in the form of loans, dividends or other distributions. In addition, to the extent we have minority investments and investments in joint ventures, the Company may not have access to the cash flows of such entities. Accordingly, our ability to repay the notes at maturity or otherwise may be dependent upon our ability to refinance the notes, which will in turn depend, in large part, upon factors beyond our control. Our subsidiaries may enter into agreements that contain covenants prohibiting them from distributing or advancing funds to the Company under certain circumstances, including to fund interest payments in respect of the notes. The Carrier Services credit facility currently restricts the ability of Carrier Services to upstream funds to the Company.

Our debt instruments include restrictive and financial covenants that limit our operating flexibility.

        Our credit facility, the Carrier Services credit facility and the indentures governing our senior subordinated notes and the notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe such actions are in our best interest. These include restrictions on our ability to:

  •
  incur additional debt;

  •
  pay dividends or distributions on, or redeem or repurchase, capital stock;

  •
  create liens or negative pledges with respect to our assets;

  •
  make investments, loans or advances, including to Carrier Services;

  •
  make capital expenditures;

  •
  issue, sell or allow distributions on capital stock of specified subsidiaries;

  •
  enter into sale and leaseback transactions;

  •
  prepay or defease specified indebtedness;

  •
  enter into transactions with affiliates;

  •
  enter into specified hedging arrangements;

  •
  merge, consolidate or sell our assets; or

  •
  engage in any business other than communications.

        These restrictions are subject to important qualifications.

        In addition, we are required to maintain specified financial ratios and /or meet financial tests prescribed by our credit facility. We cannot assure you that we will be able to meet these requirements or satisfy these covenants in the future. If we fail to do so, our debts could become immediately payable at a time when we are unable to pay them, which could have an adverse effect on our business.

Repayment of the principal of the notes and our other debt will require additional financing. We are not certain of the source or availability of any such financing at this time.

        Our anticipated operating cash flows will not be sufficient to repay the principal of the notes and our other debt. Accordingly, in order to pay the principal of the notes and our other debt, we will be required to adopt one or more alternatives, such as refinancing our debt or selling our equity securities or selling the equity securities or assets of our subsidiaries. We cannot assure you that the foregoing actions would enable us to pay the principal of the notes or such other indebtedness or that any of such actions would be permitted by the terms of our debt instruments then in effect.

If we default under our credit facilities, we may not have the ability to make payments on the notes, which would place us in default under the indenture governing the notes.

        In the event of a default under our credit facilities, lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be immediately due and payable. If the amounts outstanding under our credit facilities are accelerated, thereby causing an acceleration of amounts outstanding under the notes, we may not be able to repay such amounts or the notes.

We may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control. This would place us in default under the indenture governing the notes.

        Under the indenture governing the notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the notes. In addition, a change of control would require the repayment of borrowings under our publicly held debt and our credit facilities. Because certain of our subsidiaries are guarantors under our credit facilities, our credit facilities would have to be repaid before the assets of such subsidiaries could be available to us to repurchase the notes. Our failure to make or complete an offer to repurchase the notes would place us in default under the indenture governing the notes. You should also be aware that a number of important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the notes.

There will not be a public market for the notes.

        The notes are a new issue of securities for which there is currently no established market. There can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of the holders of notes to sell any of their notes, or (iii) the price at which the holders of notes would be able to sell any of their notes. We do not presently intend to apply for listing of the notes on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System. The initial purchasers of the original notes have advised us that they presently intend to make a market in the notes. The initial purchasers of the original notes are not obligated, however, to make a market in the notes, and any such market-making may be discontinued at any time at the sole discretion of such initial purchasers and without notice. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes. If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than reflected by their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities such as the notes has been subject to disruptions that have caused substantial volatility in the prices of similar securities. We cannot assure you that, if a market for the notes were to develop, such a market would not be subject to similar disruptions.

Risks Related to our Business

We are subject to competition that may adversely impact us.

        As an incumbent carrier, we historically have experienced little competition in our rural telephone company markets. Nevertheless, the market for telecommunications services is highly competitive. Regulation and technological innovation change quickly in the telecommunications industry, and changes in these factors historically have had, and may in the future have, a significant impact on competitive dynamics. In certain of our rural markets, we face competition from wireless telephone system operators, which may increase as wireless technology improves. We also face competition from new market entrants, such as cable television and electric utilities companies. The Internet services market is also highly competitive, and we expect that competition will intensify. In addition, we could face increased competition from competitive local exchange carriers, or CLECs, particularly in offering services to Internet service providers. While we believe that our network, service offerings and customer service distinguish us from current and potential competitors, some of these competitors have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, consolidation and strategic alliances within the communications industry or the development of new technologies could affect our competitive position. We cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions, but increased competition from existing and new entities could have a material adverse effect on our business.

We may not be able to successfully integrate new technologies, respond effectively to customer requirements or provide new services.

        The communications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, profitability or industry. Technological developments may reduce the competitiveness of our networks and require unbudgeted upgrades or the procurement of additional products that could be expensive and time consuming. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. An element of our business strategy is to deliver enhanced and ancillary services to customers. The successful delivery of new services is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services.

We face risks associated with acquired businesses and potential acquisitions.

        We have grown rapidly by acquiring other businesses. Since 1993, we have acquired 29 rural telephone businesses. We expect that a portion of our future growth will result from additional acquisitions, some of which may be material. Growth through acquisitions entails numerous risks, including:

  •
  strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

  •
  difficulties in integrating the network, operations, personnel, products, technologies and financial, computer, payroll and other systems of acquired businesses;

  •
  difficulties in enhancing our customer support resources to adequately service our existing customers and the customers of acquired businesses;

  •
  the potential loss of key employees or customers of the acquired businesses;

  •
  unanticipated liabilities or contingencies of acquired businesses;

  •
  not achieving projected cost savings or cash flow from acquired businesses;

  •
  fluctuations in our operating results caused by incurring considerable expenses to acquire businesses before receiving the anticipated revenues expected to result from the acquisitions; and

  •
  difficulties in finding suitable acquisition candidates on attractive terms due to increased competitiveness.

        We cannot assure you that we will be able to successfully complete the integration of the businesses that we have already acquired or successfully integrate any businesses that we might acquire in the future. If we fail to do so, or if we do so but at greater cost than we anticipated, or if our acquired businesses do not experience significant growth, there will be a risk that our business may be adversely affected.

We may need additional capital to continue growing through acquisitions.

        Although our RLECs generate sufficient cash flow to satisfy operating expenses and capital expenditures, we may need additional financing to continue growing through acquisitions. Such additional financing may be in the form of additional debt, which would increase our leverage. We may not be able to raise sufficient additional capital at all or on terms that we consider acceptable. If we are unable to obtain adequate funds on acceptable terms and on a timely basis, our ability to implement our expansion plans, operate and deploy our networks or respond to competitive pressures would be significantly impaired.

A system failure could cause delays or interruptions of service, which could cause us to lose customers.

        To be successful, we will need to continue to provide our customers reliable service over our network. Some of the risks to our network and infrastructure include:

  •
  physical damage to access lines;

  •
  power surges or outages;

  •
  software defects; and

  •
  disruptions beyond our control.

        Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and incur expenses.

We may face significant future liabilities or compliance costs in connection with environmental and worker health and safety matters.

        Our operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources, and worker health and safety, including laws and regulations governing the management, storage and disposal of hazardous substances, materials and wastes. Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any contamination at owned or operated properties; or for contamination arising from the disposal by us or our predecessors of hazardous wastes at formerly-owned properties or at third-party waste disposal sites. In addition, we could be held responsible for third-party property or personal injury claims relating to any such contamination or relating to violations of environmental laws. Changes in existing laws or regulations or future acquisitions of businesses could require us to incur substantial costs in the future relating to such matters.

THL and Kelso own a controlling interest in our voting securities.

        Assuming the conversion of all of our shares of Class C common stock into shares of our Class A common stock, THL and Kelso beneficially own 42.1% and 35.7%, respectively, of our outstanding shares of Class A common stock. As a result, THL and Kelso exercise control over all matters requiring stockholder approval, including decisions about our capital structure. In addition, THL and Kelso each have two of their designees on our seven member board of directors. The interests of THL and Kelso may conflict with your interests as a holder of the notes.

Regulatory Risks

We are subject to significant regulations that could change in a manner adverse to us.

        We operate in a heavily regulated industry, and the majority of our revenues generally have been supported by regulations, including in the form of support for the provision of telephone services in rural areas. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by Congress or regulators at any time. In addition, any of the following have the potential to have a significant impact on us:

        Risk of loss or reduction of network access charge revenues.    Almost 50% of our revenues come from network access charges, which are paid to us by intrastate carriers and interstate long distance carriers for originating and terminating calls in the regions served. The amount of access charge revenues that we receive is calculated based on guidelines set by federal and state regulatory bodies, and such guidelines could change at any time. The FCC has reformed and continues to reform the federal access charge system. States often mirror these federal rules in establishing intrastate access charges. In October 2001, the FCC reformed the system to reduce access charges and shift a portion of cost recovery, which historically have been based on minutes-of-use, to flat-rate, monthly per line charges on end-user customers rather than long distance carriers. As a result, the aggregate amount of access charges paid by long distance carriers to access providers, such as our RLECs, has decreased and may continue to decrease. It is unknown at this time what additional changes, if any, the FCC may eventually adopt. Furthermore, to the extent our RLECs become subject to competition, such access charges could be paid to competing communications providers rather than to us. Additionally, the access charges we receive may be reduced as a result of wireless competition. Regulatory developments of this type could adversely affect our business, revenue or profitability.

        Risk of loss or reduction of Universal Service Support.    We receive Universal Service Fund, or USF, revenues to support the high cost of our operations in rural markets. Such support payments represented approximately 17% of our revenues for the year ended December 31, 2002. Of such support payments, approximately 10% of our revenues resulted from the high cost loop support and was based upon our average cost per loop compared to the national average cost per loop. This support fluctuates based upon the historical costs of our operating companies. The remaining 7% of our USF payments consists of local switching support, long term support and interstate common line support and is included in our interstate access revenues. This reflects the changes in the universal service support adopted by the FCC pursuant to a plan proposed by the Multi-Association Group, or MAG. The MAG plan moved the implicit support from access charges and made it explicit. Historically, this shift has been revenue neutral for our companies. If our RLECs were unable to receive support from the USF, or if such support was reduced, many of our RLECs would be unable to operate as profitably as they have historically.

        The Telecommunications Act provides that competitors may obtain the same support as RLECs receive if a state commission determines that granting such support to competitors would be in the public interest. If such universal service support were to become available to potential competitors where we operate, we might not be able to compete as effectively or otherwise continue to operate as profitably in our rural telephone markets. In fact, wireless telecommunications providers in certain of our markets have obtained matching support payments from the USF, but that has not led to a loss of revenues for our RLECs. Any shift in universal service regulation could have an adverse effect on our business, revenue or profitability.

        During the last two years, pursuant to recommendations made by the MAG and the Rural Task Force, or RTF, the FCC has made certain modifications to the universal service support system that changed the sources of support and the method for determining the level of support. These changes, which, among other things, removed the implicit universal service support from access charges and made it explicit support, have been revenue neutral to our operations. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our RLECs, and whether it will provide for the same amount of universal service support that our RLECs have enjoyed in the past. In addition, several parties have raised objections to the size of the universal service support fund and the types of services eligible for support. A number of issues regarding the source and amount of contributions to, and eligibility for payments from, the USF need to be resolved in the near future. The outcome of any of these proceedings or other legislative or regulatory changes could affect the amount of universal service support that we receive, and could have an adverse effect on our business, revenue or profitability.

        Risk of loss of protected status under interconnection rules.    Our RLECs are exempt from the Telecommunications Act's more burdensome requirements governing the rights of competitors to interconnect to incumbent local exchange carrier, or ILEC, networks. If state regulators decide that it is in the public's interest to impose these interconnection requirements on us, more competitors could enter our traditional telephone markets than are currently expected and we could incur additional administrative and regulatory expenses as a result of such newly imposed interconnection requirements.

        Risks posed by costs of regulatory compliance.    Regulations create significant compliance costs for us. In addition, because regulations differ from state to state, we could face significant obstacles in obtaining information necessary to compete effectively as we try to enter markets in different regulatory environments. Such information barriers could cause us to incur substantial costs, and encounter significant obstacles and delays in entering such markets. Compliance costs and information barriers could also affect our ability to evaluate and compete for new acquisition opportunities as they arise, and pose other obstacles to our ability to grow or operate, any of which could be material.

        Our subsidiaries that provide intrastate services are also generally subject to certification, tariff filing and other ongoing regulatory requirements by state regulators. Challenges to our tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses, and, if successful, such challenges could adversely affect the rates that we are able to charge our customers.

        For a more thorough discussion of the regulatory issues that may affect our business, see "Regulation."

Regulatory changes in the telecommunications industry could adversely affect our business by facilitating greater competition against us, reducing potential revenues or raising our costs.

        The Telecommunications Act provides for significant changes and increased competition in the telecommunications industry, including the local telecommunications and long distance industries. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the FCC, thus making it difficult to predict what effect the legislation will have on us, our operations and our competitors. Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced, that address issues affecting our operations and those of our competitors. We cannot predict the outcome of these developments, nor can we assure that these changes will not have a material adverse effect on us or our industry.

        For a more thorough discussion of the regulatory issues that may affect our business, see "Regulation."

The failure to obtain necessary regulatory approvals, or to satisfy other closing conditions, could impede the consummation of a pending acquisition.

        Our future acquisitions likely will be subject to federal, state and local regulatory approvals. We cannot assure you that we will be able to obtain any necessary approvals, in which case the acquisition could be delayed or not consummated.

FORWARD-LOOKING STATEMENTS

        Some statements in this prospectus are known as "forward-looking statements," as that term is used in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may relate to, among other things, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition. However, the safe harbor provision of the Private Securities Litigation Reform act of 1995 do not protect forward-looking statements made in connection with this exchange offer and consent solicitation.

        Many statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Regulation" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors" and other parts of this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

THE EXCHANGE OFFER

Terms of the Exchange Offer

  Purpose of the Exchange Offer

        We sold the original notes on March 6, 2003, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act.

        In connection with the sale of original notes to the initial purchasers pursuant to the purchase agreement, dated March 3, 2003, among the Company and the initial purchasers named therein, the holders of the original notes became entitled to the benefits of a registration rights agreement dated March 3, 2003, among the Company and the initial purchasers.

        The registration rights agreement provides that:

  •
  We will file an exchange offer registration statement with the SEC on or prior to 90 days after March 6, 2003,

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  We will use best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933 within 180 days after March 6, 2003,

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  We will use our best efforts to consummate the exchange offer within 210 days after March 6, 2003,

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  Upon the effectiveness of the exchange offer registration statement, we will commence the exchange offer and keep the exchange offer open for not less than 30 days, and not more than 45 days after the date notice thereof is mailed to the holders of the original notes, or longer if required by applicable law, and

  •
  We will utilize the services of a depositary for the registered exchange offer with an address in the Borough of Manhattan, the City of New York.

        The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the SEC to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

        We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of such original notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuer and delivering new notes to such holders.

        If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

        Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "—Fees and Expenses."

  Shelf Registration Statement

        Pursuant to the registration rights agreement, we agreed to file a shelf registration statement if:

  •
  any change in law or applicable interpretations thereof by the SEC's staff do not permit us to effect the registered exchange offer,

  •
  the exchange offer registration statement is not declared effective within 180 days after March 6, 2003 or the exchange offer is not consummated within 210 days after March 6, 2003,

  •
  any initial purchaser of the original notes requests that we file such a shelf registration with respect to original notes not eligible to be exchanged for new notes in the registered exchange offer or, in the case of any initial purchaser that participates in any registered exchange offer, such initial purchaser does not receive freely tradable exchange securities,

  •
  any holder, other than an initial purchaser, is not eligible to participate in the registered exchange offer, or

  •
  any holder of original notes, other than an initial purchaser, is not eligible to participate in the exchange offer or does not receive freely tradable new notes in the exchange offer other than by reason of that holder being our affiliate within the meaning of the Securities Act.

We have agreed to file a shelf registration statement with the Commission as promptly as practicable, but in no event more than 30 days after being so required, and thereafter use our best efforts to cause a shelf registration statement to become effective under the Securities Act as soon as practicable but in no event later than 210 days after March 6, 2003. In addition, we agreed to use our best efforts to keep that shelf registration statement continually effective, supplemented and amended for a period of two years following the date the shelf registration statement is declared effective (or for a period of one year from the date the shelf registration statement is declared effective and such shelf registration statement is filed at the request of an initial purchaser), or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it.

  Additional Interest in Certain Circumstances

        If any of the following, each a "registration default," occurs:

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  the exchange offer registration statement has not been filed with the SEC on or before the 90th day following March 6, 2003;

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  the exchange offer registration statement has not been declared effective on or before the 180th day following March 6, 2003; or

  •
  the registered exchange offer has not been completed and the shelf registration statement has not been declared effective on or before the 210th day following March 6, 2003;

the interest rate borne by the original notes will be increased by 0.50% per annum during the 90-day period immediately following the occurrence of a registration default and will increase by 0.25% per annum from and including the 91st day after the first such registration default and each successive 91st day thereafter, unless and until all registration defaults have been cured. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no additional interest will be payable. Such interest is payable in addition to any other interest payable from time to time with respect to the original notes on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate. In no event will the additional interest exceed in the aggregate 1.5% per annum on the principal amount of the original notes.

        The summary of the provisions of the registration rights agreement contained in this prospectus does not purport to be complete. This summary is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

  Expiration Date; Extensions; Amendment

        We will keep the exchange offer open for not less than 30 business days and not more than 45 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the original notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right

  •
  to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

  •
  to amend the terms of the exchange offer in any manner.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

        Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Exchange Offer Procedures

        To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

        The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

        Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes are tendered:

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  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

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  for the account of an eligible guarantor institution.

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

        If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the absolute right in our sole discretion to:

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  purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "—Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreement, and

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  to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering, each holder will represent to us that, among other things,

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  such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

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  the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

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  neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes in violation of the Securities Act, and

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  if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with The Depository Trust Company's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their original notes and:

  •
  whose original notes are not immediately available; or

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  who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

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  who cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, may effect a tender if:

  —
  the tender is made by or through an "eligible guarantor institution;"

  —
  prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such "eligible guarantor institution" a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, a letter of transmittal, or facsimile thereof or agent's message in lieu of such letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  —
  a properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent's message in the case of delivery by book-entry transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

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  identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,

  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender, and

  •
  specify the name in which any such original notes are to be registered, if different from that of the depositor.

        All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "—Exchange Offer Procedures" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if:

  •
  in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the SEC;

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  any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

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  any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

  •
  any cessation of trading on any securities exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with the exchange offer; or

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to our knowledge, threatened for that purpose.

        If we determine in our reasonable discretion that the foregoing condition exists, we may:

  •
  refuse to accept any original notes and return all tendered original notes to the tendering holders,

  •
  extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York addressed as follows:

By Mail, Overnight Courier or Hand Delivery:
 The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street-7 East
New York, New York 10286
Attention: William Buckley

By Facsimile:
 (212) 298-1915
Attention: Reorganization Unit, William Buckley

To Confirm by Telephone or for Information:
 (212) 815-5788
Attention: William Buckley

        The Bank of New York is the trustee under the indenture governing the notes.

Fees and Expenses

        We will pay the expenses of soliciting original notes for exchange. The principal solicitation is being made by mail by The Bank of New York as exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

        We will pay The Bank of New York as exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of the original notes in connection with the exchange offer. If, however, certificates representing the new notes or the original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

        Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations to register the outstanding original notes under the Securities Act in accordance with the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive the outstanding original notes in like principal amount, the terms of which are identical in all material respects to the terms of the new notes, except as otherwise described herein. The original notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued.

        The gross proceeds from the sale of the original notes was $225.0 million. The following table sets forth the sources and uses of funds in connection with the Refinancing assuming the Refinancing had occurred on December 31, 2002. See "Prospectus Summary—The Refinancing."

(in millions)
Sources of Funds:
Original notes	$225.0
New term loan A(1)	30.0
New revolving facility(2)	0.0
Cash	5.4

Total Sources of Funds	$260.4

Uses of Funds:
Repay RF revolving loans(3)	$60.0
Repay AF revolving loans(3)	97.7
Repay term loan B(4)	65.5
Repurchase Series A Preferred Stock(5)	8.6
Repurchase 9 1/2% Senior Subordinated Notes(6)	7.9
Repurchase 12 1/2% Senior Subordinated Notes(7)	6.1
Repay Carrier Services debt(8)	1.5
Fees and expenses	13.1

Total Uses of Funds	$260.4

(1)
Tranche A term loans under our amended and restated credit facility mature on March 31, 2007 and bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%.

(2)
Under the new revolving facility, we have revolving loan availability of $70 million ($60 million of which was committed as of March 6, 2003 and an additional $10 million of which was committed as of April 29, 2003). Loans under the new revolving facility mature on March 31, 2007 and bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%.

(3)
Represents all tranche RF and tranche AF revolving loans under our old credit facility. All existing revolving loans under our old credit facility matured on September 30, 2004 and bore interest per annum at LIBOR plus 2.75%. We used the proceeds from borrowings under these facilities to fund acquisitions, capital expenditures and for general corporate purposes.

(4)
Represents all tranche B term loans under our old credit facility. Tranche B term loans under our old credit facility matured on March 31, 2006 and bore interest per annum at LIBOR plus 3.75%. The amortization for the tranche B term loans required increasing quarterly payments of principal. We used the proceeds from such borrowings to fund acquisitions.

(5)
We repurchased $13.3 million liquidation preference of Series A Preferred Stock at approximately 65% of its liquidation preference. Our Series A Preferred Stock was issued to lenders under the

  Carrier Services credit facility in connection with the restructuring of such credit facility. The Series A Preferred Stock is non-voting, except as required by applicable law, and is not convertible into common stock of the Company. The Series A Preferred Stock provides for the payment of dividends at a rate equal to 17.428% per annum. On March 6, 2003, the dividend rate with respect to a portion of the Series A Preferred Stock was reduced from 17.428% to 15% for a period of two years. Dividends on the Series A Preferred Stock are payable, at the option of the Company, either in cash or in additional shares of Series A Preferred Stock. See "Description of Certain Indebtedness—The Carrier Services Credit Facility."

(6)
We repurchased approximately $9.8 million aggregate principal amount of our outstanding 9 1/2% Senior Subordinated Notes due 2008, plus accrued and unpaid interest thereon.

(7)
We repurchased approximately $7.0 million aggregate principal amount of our outstanding 12 1/2% Senior Subordinated Notes due 2010, plus accrued and unpaid interest thereon.

(8)
The Company contributed this amount to Carrier Services to repay $2.2 million principal amount of loans made by Wachovia Bank, National Association under the Carrier Services credit facility at approximately a 30% discount to par. Loans under the Carrier Services credit facility mature on May 10, 2007 and bear interest at 8% per annum. Carrier Services used the proceeds from such borrowings to fund its now discontinued CLEC business.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2003.

        This table should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

March 31, 2003
unaudited (dollars in thousands)
Cash	$11,665

Long-term debt, including current portion:
Our credit facility:
Revolving facility(1)	$—
Term loan A	30,000
Term loan C	128,021
Original notes	225,000
9 1/2% Senior Subordinated Notes due 2008	115,207
Floating Rate Notes due 2008	75,000
12 1/2% Senior Subordinated Notes due 2010	193,000
Other debt	23,133

RLEC total long-term debt	789,361
Carrier Services debt	26,894

Total consolidated long-term debt	816,255
Series A Preferred Stock	83,447
Total stockholders' equity (deficit)	(145,656)

Total capitalization	$754,046

(1)
Under the revolving facility, the Company has revolving loan availability of $70.0 million ($60 million of which was committed as of March 6, 2003 and an additional $10.0 million of which was committed as of April 29, 2003).

SELECTED FINANCIAL DATA

        Certain of the selected financial data presented below under the captions "Statement of Operations," "Operating Data," "Summary Cash Flow Data" and "Balance Sheet Data" as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002, are derived from the consolidated financial statements of FairPoint and its subsidiaries, which financial statements have been audited by KPMG LLP, independent auditors. The consolidated financial statements as of December 31, 2001 and 2002, and of each of the years in the three-year period ended December 31, 2002, and the report thereon, are included elsewhere in this prospectus. We derived the selected historical financial information for the three months ended March 31, 2002 and 2003 from the unaudited condensed consolidated financial statements of FairPoint and its subsidiaries which reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto contained elsewhere in this prospectus. Amounts in thousands, except access lines and ratios.

	Year Ended December 31,					Three Months ended March 31,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
Statement of Operations:
Revenues	$91,168	$136,422	$195,696	$235,213	$235,860	$58,425	$57,112
Operating expenses:
Operating costs	50,449	72,518	97,587	117,801	112,272	26,523	26,144
Depreciation and amortization(1)	20,041	30,885	47,070	56,064	47,060	11,784	12,258
Stock-based compensation expense	—	3,386	12,323	1,337	924	(197)	—
Total operating expenses	70,490	106,789	156,980	175,202	160,256	38,110	38,402
Income from operations	20,678	29,633	38,716	60,011	75,604	20,315	18,710
Interest expense(2)	(27,170)	(50,464)	(59,556)	(81,053)	(79,796)	(19,410)	(20,704)
Other income (expense), net(3)	(1,180)	4,892	13,281	(1,874)	(1,549)	4,807	3,426
Income (loss) from continuing operations before income taxes	(7,672)	(15,939)	(7,559)	(22,916)	(5,741)	5,712	1,432
Income tax (expense) benefit(3)	2,164	(2,179)	(5,607)	(431)	(518)	(211)	(137)
Minority interest in income of subsidiaries	(80)	(100)	(3)	(2)	(2)	—	(1)
Income (loss) from continuing operations	(5,588)	(18,218)	(13,169)	(23,349)	(6,261)	5,501	1,294
Income (loss) from discontinued operations	(2,412)	(10,822)	(75,948)	(188,251)	19,500	—	—
Net income (loss)	(8,000)	(29,040)	(89,117)	(211,600)	13,239	5,501	1,294
Redeemable preferred stock dividends and accretion	—	—	—	—	(11,918)	—	(4,690)
Gain on repurchase of redeemable preferred stock	—	—	—	—	—	—	2,905
Net income (loss) attributable to common shareholders	$(8,000)	$(29,040)	$(89,117)	$(211,600)	$1,321	$5,501	$(491)
Operating Data:
Revenues	$91,168	$136,422	$195,696	$235,213	$235,860	$58,425	$57,112
EBITDA(4)	39,459	65,310	99,064	114,199	121,113	36,906	34,393
Depreciation and amortization(1)	20,041	30,885	47,070	56,064	47,060	11,784	12,258
Capital expenditures	10,917	28,293	50,253	43,701	39,454	4,014	3,466
Total access lines in service	129,649	150,612	235,823	244,626	243,408	245,015	242,891
Residential	103,656	120,387	184,798	191,570	191,598	192,562	191,611
Business	25,993	30,225	51,025	53,056	51,810	52,453	51,280
Ratio of earnings to fixed charges(5)	—	—	—	—	—	1.34	1.07
Summary Cash Flow Data:
Net cash provided by operating activities of continuing operations	$17,778	$25,187	$48,110	$38,757	$58,752	$24,977	$17,034
Net cash used in investing activities of continuing operations	(223,836)	(61,233)	(285,907)	(57,944)	(31,179)	(1,286)	(1,387)
Net cash provided by (used in) financing activities of continuing operations	217,074	47,480	300,089	101,234	(12,546)	(20,400)	(8,554)
Net cash contributed from continuing operations to discontinued operations	(4,693)	(15,309)	(67,431)	(83,114)	(12,518)	(57)	(1,000)
Balance Sheet Data (at period end):
Cash	$13,145	$9,269	$4,130	$3,063	$5,572		$11,665
Working capital (deficit)(6)(7)	9,557	13,880	(37,384)	(143,434)	(27,358)		(25,646)
Property, plant and equipment, net	140,838	162,202	277,369	283,280	276,717		268,271
Total assets(7)	446,410	517,356	863,547	875,015	829,253		835,126
Total long-term debt	368,112	462,395	756,812	907,602	804,190		816,255
Total net debt(8)	354,967	453,126	752,682	904,539	798,618		804,590
Series A Preferred Stock	—	—	—	—	90,307		83,447
Total stockholders' equity (deficit)	9,886	(11,581)	64,378	(149,510)	(146,150)		(145,656)

(1)
On January 1, 2002, the Company adopted SFAS No. 142, "Business Combinations." Pursuant to the requirements of SFAS No. 142, the Company ceased amortizing goodwill beginning January 1, 2002, and instead tests for goodwill impairment annually. Amortization expense for goodwill and equity method goodwill was $3,332, $5,497, $9,950 and $12,180 in fiscal 1998, 1999, 2000 and 2001, respectively. Depreciation and amortization excludes amortization of debt issue costs.

(2)
Interest expense includes amortization of debt issue costs aggregating $1,368, $1,575, $2,362, $4,018 and 3,664 for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002, respectively, and $730 and $946 for the three months ended March 31, 2002 and 2003, respectively. In 1999, interest expense includes $13,331 related to the retirement of put warrants of one of our subsidiaries.

(3)
On January 1, 2001, the Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities," as amended by SFAS No. 138. On the date of adoption, the Company recorded a cumulative adjustment of $4,664 in accumulated other comprehensive income for the fair value of the interest rate swaps. Because the interest rate swaps do not qualify as accounting hedges under SFAS No. 133, the change in fair value of the interest rate swaps are recorded as non-operating gains or losses, which the Company classifies in other income (expense). The Company also recorded other income (expense) in 2001 and 2002 and the first three months of 2002 and 2003 for the amortization of the transition adjustment of the swaps initially recognized in accumulated other comprehensive income.

In the second quarter of 2002, the Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." This statement eliminates the requirement that gains and losses from the extinguishment of debt be required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Accordingly, the Company has reclassified the loss and income tax benefit associated with the extinguishment of debt in 1998, which was previously reported as an extraordinary loss of $2,521. The reclassifications decreased nonoperating other income (expense) by $4,276 and increased income tax benefit by $1,755 in 1998.

The Company recorded a non-operating gain of $3,464 on the extinguishment of debt and a non-operating loss of $4,967 for the write-off of debt issue costs related to the extinguishment of debt in the first quarter of 2003.

(4)
"EBITDA" means net income (loss) from continuing operations before interest expense, income taxes, and depreciation and amortization. We believe EBITDA is useful to investors because EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. EBITDA is also used in covenants in credit facilities and high yield debt indentures to measure a borrower's ability to incur debt and for other purposes, and may be the preferred measure for these purposes. Covenants in our credit facility and in the indentures for our senior subordinated notes and the notes that limit our ability to incur debt are based on EBITDA. While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources."

  A reconciliation of net cash provided by operating activities of continuing operations to loss from continuing operations and our calculation of EBITDA follows (in thousands):

	Year Ended December 31,					Three Months ended March 31,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
Net cash provided by operating activities of continuing operations	$17,778	$25,187	$48,110	$38,757	$58,752	$24,977	$17,034
Adjustments:
Depreciation and amortization	(20,041)	(30,885)	(47,070)	(56,064)	(47,060)	(11,784)	(12,258)
Impairment of investments	—	—	—	—	(12,568)	—	—
Other non-cash items	(1,722)	(8,476)	(5,817)	(9,647)	1,386	3,733	2,084
Changes in assets and liabilities arising from continuing operations, net of acquisitions	(1,603)	(4,044)	(8,392)	3,605	(6,771)	(11,425)	(5,566)

Income (loss) from continuing operations	(5,588)	(18,218)	(13,169)	(23,349)	(6,261)	5,501	1,294
Adjustments:
Interest expense(2)	27,170	50,464	59,556	81,053	79,796	19,410	20,704
Provision for income taxes	(2,164)	2,179	5,607	431	518	211	137
Depreciation and amortization	20,041	30,885	47,070	56,064	47,060	11,784	12,258

EBITDA	$39,459	$65,310	$99,064	$114,199	$121,113	$36,906	$34,393

(5)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (losses) from continuing operations before income taxes, minority interest and income or loss from equity investments, plus distributed income of equity investments, amortization of capitalized interest, and fixed charges. Fixed charges include interest expense on indebtedness, capitalized interest and rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. We had a deficiency to cover fixed charges of $8,485, $15,846, $9,255, $22,854 and $4,596 for the years ended December 31, 1998, 1999, 2000, 2001 and 2002, respectively.

(6)
In 2001, the working capital deficit included $125.8 million related to the debt under the Carrier Services credit facility classified as a current liability.

(7)
On January 1, 2002, the Company adopted the provisions of SFAS No. 144, which required reclassification of the net liabilities of discontinued operations to the applicable asset and liability sections on the balance sheets. There was no change to the measurement of the Company's provisions for discontinued operations as the Company initiated its plan of disposal prior to December 31, 2001.

(8)
"Total net debt" means long term debt of Company and its subsidiaries less cash on hand.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors, including the continuing development of our business, actions of regulatory authorities and competitors and other factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see "Risk Factors."

Overview

        We are a leading provider of telecommunications services in rural communities, offering an array of services including local voice, long distance, data and Internet primarily to residential customers. According to an industry source, we believe that we are the 16th largest local telephone company in the United States, with over 243,000 access lines in service as of December 31, 2002.

        We were incorporated in February 1991 for the purpose of acquiring and operating telephone companies in rural markets. Since our inception, we have acquired 29 such businesses, which are located in 18 states. All of our telephone company subsidiaries qualify as rural local exchange carriers, or RLECs, under the Telecommunications Act of 1996, or the Telecommunications Act. RLECs are generally characterized by stable operating results and strong cash flow margins and operate in generally supportive regulatory environments. In particular, pursuant to existing state and federal regulations, we are able to charge rates that enable us to recover our operating costs, plus a reasonable rate of return on our invested capital (as determined by relevant regulatory authorities). In addition, because RLECs primarily serve sparsely populated rural areas and small towns, competition is typically limited due to the generally unfavorable economics of constructing and operating competitive systems in such areas and difficulties inherent in reselling such services to a predominantly residential customer base.

Revenues

        We derive our revenues from:

  •
  Local calling services. We receive revenues from providing local exchange telephone services, including monthly recurring charges for basic service, usage charges for local calls and service charges for special calling features.

  •
  Universal Service Fund, or USF. We receive payments from the USF to support the high cost of providing local telephone services in rural locations.

  •
  Interstate access revenue. These revenues are primarily based on a regulated return on rate base and recovery of allowable expenses associated with the origination and termination of toll calls both to and from our customers. Interstate access charges to long distance carriers and other customers are based on access rates filed with the FCC.

  •
  Intrastate access revenue. These revenues consist primarily of charges paid by long distance companies and other customers for access to our networks in connection with the origination and/or termination of long distance telephone calls both to and from our customers. Intrastate access charges to long distance carriers and other customers are based on access rates filed with the state regulatory agencies.

  •
  Long distance services. We receive revenues for long distance services to our retail and wholesale long distance customers.

  •
  Data and Internet services. We receive revenues from monthly recurring charges for services, including digital subscriber line, special access, private lines, Internet and other services.

  •
  Other services. We receive revenues from other services, including billing and collection, directory services and sale and maintenance of customer premise equipment.

        The following summarizes our revenues and percentage of revenues from continuing operations from these sources:

				Three months ended March 31,		Years ended December 31			Three months ended March 31,
	Years ended December 31
Revenue Source
	2000	2001	2002	2002	2003	2000	2001	2002	2002	2003
	Revenues (in thousands)					% of Revenues
Local calling services	$43,624	$52,056	$55,296	$13,469	$13,890	22%	22%	23%	23%	24%
USF—high cost loop support	12,390	19,119	22,601	4,999	5,054	6%	8%	10%	9%	9%
Interstate access revenue	53,115	68,102	67,955	15,705	15,967	27%	29%	29%	27%	28%
Intrastate access revenue	49,944	49,302	44,688	11,398	11,034	26%	21%	19%	19%	19%
Long distance services	12,816	20,050	17,270	5,806	3,890	7%	9%	7%	10%	7%
Data and Internet services	4,445	7,352	9,599	2,215	2,815	2%	3%	4%	4%	5%
Other services	19,362	19,232	18,451	4,833	4,462	10%	8%	8%	8%	8%

Operating Expenses

        Our operating expenses are categorized as operating expenses; depreciation and amortization; and stock-based compensation.

  •
  Operating expenses include costs incurred in connection with the operation of our central offices and outside plant facilities and related operations. In addition to the operational costs of owning and operating our own facilities, we also purchase long distance services from the RBOCs, large independent telephone companies and third party long distance providers. In addition, our operating expenses include expenses relating to sales and marketing, customer service and administration and corporate and personnel administration.

  •
  Depreciation and amortization includes depreciation of our communications network and equipment. Prior to January 1, 2002, and the implementation of SFAS No. 142, this category also included amortization of goodwill relating to our acquisitions.

  •
  Stock-based compensation consists of non-cash compensation charges incurred in connection with the employee stock options of our executive officers, and stockholder appreciation rights agreements granted to two executive officers.

Acquisitions

        Our past acquisitions have had a major impact on our operations.

  •
  The Company executed a definitive stock purchase agreement dated April 18, 2003, as amended June 20, 2003, with CSC, CST and CCI to acquire all of the capital stock of CST and CCI, wholly-owned subsidiaries of CSC, for an approximate purchase price of $31.2 million, subject to adjustment. The purchase rights were assigned to MJD Ventures, Inc., one of the Company's subsidiaries, as of June 26, 2003. CST serves approximately 12,600 access lines in central Maine. This acquisition is expected to close during the fourth quarter of 2003.

  •
  On May 9, 2003, MJD Services, a wholly-owned subsidiary of the Company, executed a definitive stock purchase agreement to sell all the shares of capital stock owned by MJD Services of Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to Golden West Telephone Properties, Inc. for a selling price of $24.0 million, subject to adjustment. These Companies serve approximately 4,150 access lines located in South Dakota. This divestiture is expected to close during the third quarter of 2003. The operations of these companies will be shown as discontinued operations beginning in the second quarter of 2003. For the second quarter of 2003, the balances associated with these activities will be reclassified as "held for sale." For more information about the effects of this divestiture, see our pro forma financial statements and notes thereto contained elsewhere in this prospectus.

  •
  On June 18, 2003, the Company, MJD Ventures, Inc. and FairPoint Berkshire executed an agreement and plan of merger with Berkshire, to merge FairPoint Berkshire with Berkshire, pending required regulatory approvals. Shareholders of Berkshire would receive approximately $19.2 million, subject to adjustment. Berkshire is an independent local exchange carrier that provides voice communication services to over 6,700 access lines serving five communities in New York State. Berkshire communities of service are adjacent to Taconic Telephone Corp., one of the Company's subsidiaries. This acquisition is expected to close during the first quarter of 2004.

  •
  During 2002, we made no acquisitions.

  •
  During 2001, we acquired one RLEC and certain assets of additional telephone exchanges for an aggregate purchase price of $24.2 million, which included $0.7 million of acquired debt. At the respective dates of acquisition, these businesses served an aggregate of approximately 5,600 access lines.

  •
  During 2000, we acquired four RLECs for an aggregate purchase price of $363.1 million, which included $86.9 million of acquired debt. At the respective dates of acquisition, these companies served an aggregate of approximately 79,500 access lines.

Stock-based Compensation

        In March 2002, we recognized a non-cash compensation benefit of $0.2 million associated with the reduction in estimated fair market value of the stockholder appreciation rights agreements. In December 2002, an additional charge of $0.1 million was recognized in connection with these agreements. This benefit was offset by a non-cash compensation charge of $1.2 million in connection with the modification of employee stock options by one of our executive officers.

        In December 2001, we recognized a non-cash compensation charge of $2.2 million in connection with the modification of employee stock options by one of our executive officers. This charge was offset by a non-cash compensation benefit of $0.9 million associated with the reduction in estimated fair market value of the stockholder appreciation rights agreements.

        In January 2000, we recognized a non-cash compensation charge of $12.3 million. The charge consisted of compensation expense of $3.8 million recognized in connection with the modification of employee stock options and the settlement of employee stock options for cash by one of our principal shareholders. The compensation expense also included the settlement of a cash payment obligation between certain of our employee-shareholders and our principal shareholders under their pre-existing shareholder's agreement for $8.5 million.

Discontinued Operations

        In November 2001, we decided to discontinue the CLEC operations of Carrier Services. This decision was a proactive response to the deterioration in the capital markets, the general slow-down of the economy and the slower-than-expected growth in Carrier Services CLEC operations.

        Prior to our decision to discontinue Carrier Services' CLEC operations, Carrier Services entered into an agreement on October 19, 2001 to sell certain of its assets in the Northwest to ATG. On November 7, 2001, Carrier Services entered into an agreement to sell certain of its assets in the Northeast to Choice One. Included in the terms of the Choice One sales agreement was an opportunity for Carrier Services to earn additional restricted shares of Choice One common stock based on the number of access lines converted to the Choice One operating platform. Carrier Services earned 1,000,000 restricted shares of Choice One common stock under these provisions. These shares were recognized as a gain of approximately $0.8 million within discontinued operations during the second quarter of 2002.

        In addition, Carrier Services notified its remaining customers in the Southwest, Southeast, and Mid-Atlantic competitive markets to find alternative carriers. The transition of customers to ATG, Choice One and alternative carriers was completed in April 2002. As a result of these transactions and the transition of all Carrier Services customers to other service providers, Carrier Services has completed the disposition of its CLEC operations.

        Carrier Services will continue to provide wholesale long distance services and support to our RLEC subsidiaries and other independent local exchange companies. These services allow such companies to operate their own long distance communication services and sell such services to their respective customers. Our long distance business is included as part of continuing operations in the accompanying financial statements.

Results of Operations

Three Month Period Ended March 31, 2003 Compared with Three Month Period Ended March 31, 2002

        Revenues from Continuing Operations.    Revenues from continuing operations decreased $1.3 million to $57.1 million in 2003 compared to $58.4 million in 2002. A decrease in revenues of $2.0 million was attributable to revenues from our wholesale long distance company. This was offset by an increase in revenues of $0.7 million from our RLECs. We derived our revenues from the following sources:

        Local calling services.    Local calling service revenues of our RLECs increased $0.4 million from $13.5 million to $13.9 million.

        USF high cost loop.    USF high cost loop receipts of our RLECs increased $0.1 million to $5.1 million in 2003 from $5.0 million in 2002. The support from the high cost loop fund is associated with historical expense levels of our companies that exceed the national average cost per loop.

        Interstate access.    Interstate access revenues of our RLECs increased $0.3 million to $16.0 million in 2003 from $15.7 million in 2002. During the last two years, the FCC's Rural Task Force, or RTF, and Multi-Association Group, or MAG, made certain modifications to the USF that removed implicit universal service support from access charges and made it explicit support. Our interstate revenues include $4.9 million in explicit support received from the USF and have been offset by reductions in interstate access rates, resulting in an overall revenue neutral effect on our operating companies.

        Intrastate access.    Intrastate access revenues of our RLECs decreased $0.4 million from $11.4 million in 2002 to $11.0 million in 2003. The decrease was mainly due to state support reductions, losses from bill and keep toll as customers pick an intrastate service provider for their long distance services, instead of defaulting to the local LEC and intrastate pool under-earnings. We continue to expect downward pressure on our intrastate access revenues. To the extent these pressures reduce our earnings levels below authorized rates of return, our companies are allowed to file and seek approval from the state public utility commissions for recovery of these reductions through increases in local rates and, where they exist, state universal service funds.

        Long distance services.    Long distance services revenues decreased $1.9 million from $5.8 million in 2002 to $3.9 million in 2003. The decrease of $2.0 million is attributed to a reduction in Carrier Services long distance wholesale operations, which was offset by a $0.1 million increase in revenues of our RLECs. Wholesale customers were lost in the 2nd and 3rd quarters of 2002 after one of our underlying wholesale carriers declared bankruptcy.

        Data and internet services.    Data and internet services revenues increased $0.6 million from $2.2 million in 2002 to $2.8 million in 2003 as a result of increased service offerings to our customers of our RLEC businesses.

        Other.    Other revenues decreased by $0.4 million from $4.8 million in 2002 to $4.4 million in 2003. This decrease is mainly associated with reductions in billing and collections revenues, as interexchange carriers, or IXCs, "take back" the billing function for their long distance customers. This trend is expected to continue.

  Operating Expenses of Continuing Operations

        Operating expenses.    Operating expenses from continuing operations decreased $0.4 million, or 1.4%, to $26.1 million in 2003 from $26.5 million in 2002. Expenses of our wholesale long distance company decreased $1.7 million as a result of lower minutes of use from our wholesale customers. This decrease was offset by increased RLEC expenses of $1.3 million, net of $0.6 million bad debt expense recovered from a carrier who declared bankruptcy in 2002. These expense increases are mainly attributable to higher consulting/contracted services and marketing expenses as we continue to change our culture to a more sales driven organization.

        Depreciation and amortization.    Depreciation and amortization from continuing operations increased $0.5 million to $12.3 million in 2003 from $11.8 million in 2002 and is attributable to the increased investment in our communications network by RLEC companies.

        Stock-based compensation.    For the three months ended March 31, 2002, there was a stock-based compensation credit of $0.2 million related to the decrease in the estimated value of fully vested stockholder appreciation rights agreements between certain members of our management and our principal stockholders. For the three months ended March 31, 2003, there were no stock-based compensation charges.

        Income from operations.    Income from continuing operations decreased $1.6 million to $18.7 million in 2003 from $20.3 million in 2002. Of this decrease, $1.2 million was attributable to our RLEC telephone companies and $0.4 million was attributable to our wholesale long distance company.

        Other income (expense).    Total other expense from continuing operations increased $2.7 million to $17.3 million in 2003 from $14.6 million in 2002. The expense consists primarily of interest expense on long-term debt. Interest expense increased $1.3 million to $20.7 million in 2003 from $19.4 million in 2002. Earnings in equity investments increased $0.4 million to $2.4 million in 2003 from $2.0 million in 2002. Other nonoperating income (expense) includes mark-to-market adjustments for interest rate swaps that do not qualify as accounting hedges under SFAS No. 133, gain on the extinguishment of debt and write off of loan origination costs. In 2003, mark-to-market gains of $2.1 million were accrued to record the Company's estimated liability value for the swaps as compared to mark-to-market gains of $1.9 million in 2002. These noncash adjustments to the fair value of the swaps resulted in an increase in nonoperating income (expense) of $0.2 million in 2003 as compared to 2002. As a result of the issuance of the original notes during the first quarter of 2003, we recorded $2.8 million and $0.7 million non-operating gains on the extinguishment of the senior subordinated notes and the Carrier Services loans, respectively. Additionally, we recorded a non-operating loss of $5.0 million for the write-off of debt issue costs related to this extinguishment of debt in 2003.

        Income tax expense.    Income tax expense from continuing operations decreased $0.1 million to $0.1 million in 2003 from $0.2 million in 2002. The income tax expense relates primarily to income taxes owed in certain states.

        Discontinued operations.    There was no income or expense from discontinued CLEC operations for the three months ending March 31, 2003 and 2002.

        Net income (loss) attributed to common shareholders.    Our 2003 net loss attributable to common shareholders was $0.5 million after giving effect to $4.8 million in dividends and accretion related to the Series A Preferred Stock and the repurchase of Series A Preferred Stock at a discount of $2.9 million. Our net income was $5.5 million for 2002. The differences between 2003 and 2002 are a result of the factors discussed above.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

        Revenues from Continuing Operations.    Revenues from continuing operations increased $0.7 million to $235.9 million in 2002 compared to $235.2 million in 2001. Of this increase, $4.3 million was attributable to revenues from companies we acquired in 2001. This was offset by a reduction of $0.8 million in revenues from our earlier acquired RLECs and a decrease in revenues of $2.8 million attributable to revenues from our wholesale long distance company. We derived our revenues from the following sources.

        Local calling services.    Local calling service revenues increased $3.3 million from $52.0 million to $55.3 million, including an increase of $2.1 million from an increase in the number of access lines and local services provided in our earlier acquired RLEC companies, as well as an increase of $1.2 million from the companies we acquired in 2001.

        USF high cost loop.    USF high cost loop receipts increased $3.5 million to $22.6 million in 2002 from $19.1 million in 2001. Our earlier acquired RLEC companies accounted for $3.3 million of the increase with the balance obtained from companies we acquired in 2001. The support from the high cost loop fund is associated with historical expense levels of our companies that exceed the national average cost per loop.

        Interstate access.    Interstate access revenues were relatively flat from year to year, decreasing $0.2 million from $68.1 million in 2001 to $67.9 in 2002. A reduction of $1.2 million from our earlier acquired RLEC's is offset by $1.0 million associated with companies we acquired in 2001. The $1.2 million revenue reductions are due mainly to our cost reductions at acquired entities, which correspondingly lowered our rate base. During the last two years, the FCC's Rural Task Force, or RTF, and Multi-Association Group, or MAG, made certain modifications to the USF that removed implicit universal service support from access charges and made it explicit support. Our interstate revenues include $16.5 million in explicit support received from the USF and have been offset by reductions in interstate access rates, resulting in an overall revenue neutral effect on our operating companies.

        Intrastate access.    Intrastate access revenues decreased $4.6 million from $49.3 million in 2001 to $44.7 in 2002. An increase of $1.6 million from companies we acquired in 2001 was offset by a reduction of $6.2 million from our earlier acquired RLECs. The decrease was mainly due to rate and state support reductions in Maine, Kansas, Vermont and Illinois. We continue to expect downward pressure on our intrastate access rates. To the extent these pressures reduce our earnings levels below authorized rates of return, our companies are allowed to file and seek approval from the state public utility commissions for recovery of these reductions through increases in local rates and, where they exist, state universal service funds.

        Long distance services.    Long distance services revenues decreased $2.8 million from $20.0 million in 2001 to $17.2 million in 2002, all attributed to reduction in Carrier Services long distance wholesale operations. Wholesale customers were lost when one of our underlying wholesale carriers declared bankruptcy.

        Data and Internet services.    Data and Internet services revenues increased $2.2 million from $7.4 million in 2001 to $9.6 million in 2002, including an increase of $0.1 million from acquisitions and an increase of $2.1 million as a result of increased service offerings to our customers of our earlier acquired RLEC businesses.

        Other.    Other revenues decreased by $0.8 million from $19.2 million in 2001 to $18.4 million in 2002 as other revenue contributed by the companies we acquired in 2001 of $0.1 million was offset by a reduction in other revenues of $0.9 million from our earlier acquired RLEC operations. This decrease is mainly associated with reductions in billing and collections revenues, as interexchange carriers, or IXCs, "take back" the billing function for their long distance customers. This trend is expected to continue.

  Operating Expenses of Continuing Operations

        Operating expenses.    Operating expenses from continuing operations decreased $5.5 million, or 4.7%, to $112.3 million in 2002 from $117.8 million in 2001. Expenses of our wholesale long distance company decreased $2.5 million as a result of lower minutes of use from our wholesale customers. In addition, expenses of our earlier acquired RLECs decreased by $4.4 million, mainly attributable to overall cost reduction efforts throughout the company. This decrease was offset by an increase of $1.4 million attributable to expenses of RLEC telephone companies we acquired in 2001.

        Depreciation and Amortization.    Depreciation and amortization from continuing operations decreased $9.0 million to $47.1 million in 2002 from $56.1 million in 2001. The decrease of $12.2 million attributable to the discontinuance of amortizing goodwill upon the implementation of SFAS No. 142 was offset by increases in depreciation of property, plant and equipment consisting of $2.5 million attributable to the increased investment in our communications network by RLEC companies we acquired prior to 2001 and $0.7 million related to the companies we acquired in 2001.

        Stock-based Compensation.    For the year ended December 31, 2002, stock-based compensation of $0.9 million was related to a non-cash stock-based compensation charge of $1.2 million related to a modification of an employee stock option agreement with an executive officer, offset by the decrease in the estimated value of fully vested stockholder appreciation rights agreements of $0.3 million between certain members of our management and our principal stockholders. For the year ended December 31, 2001, stock-based compensation of $0.9 million was related to the decrease in the estimated value of fully vested stockholder appreciation rights agreements between certain members of our management and our principal stockholders. This is offset by a $2.2 million non-cash stock-based compensation charge related to a modification of an employee stock option agreement with an executive officer. The net charge for the year ended December 31, 2001 was $1.3 million.

        Income from Operations.    Income from continuing operations increased $15.6 million to $75.6 million in 2002 from $60.0 million in 2001. Of this increase, $13.5 million was attributable to our earlier acquired RLEC telephone companies and $2.1 million was attributable to the RLEC telephone companies we acquired in 2001. Income from our wholesale long distance company decreased $0.4 million, and stock based compensation expense decreased $0.4 million.

        Other Income (Expense).    Total other expense from continuing operations decreased $1.6 million to $81.3 million in 2002 from $82.9 million in 2001. The expense consists primarily of interest expense on long-term debt. Interest expense decreased $1.3 million to $79.8 million in 2002 from $81.1 million in 2001. During 2002, we recorded non-cash impairment of investments of $12.6 million which is associated with other than temporary declines in fair value of approximately $8.2 million of Choice One stock and a write-down of $4.4 million for certain investments accounted for under the equity method. Earnings in equity investments increased $2.9 million to $7.9 million in 2002 from $5.0 million in 2001. Other nonoperating income (expense) includes mark-to-market adjustments for interest rate swaps that do not qualify as accounting hedges under SFAS No. 133. In 2001, mark-to-market losses of $8.1 million were accrued to record the Company's estimated liability value for the swaps as compared to mark-to-market gains of $0.7 million in 2002. These noncash adjustments to the fair value of the swaps resulted in an increase in nonoperating income (expense) of $8.8 million in 2002 as compared to 2001.

        Income Tax Expense.    Income tax expense from continuing operations increased $0.1 million to $0.5 million in 2002 from $0.4 million in 2001. The income tax expense relates primarily to income taxes owed in certain states.

        Discontinued Operations.    Income from discontinued operations was $19.5 million in 2002 primarily as a result of a gain on extinguishment of debt of $17.5 million. Losses from discontinued operations for 2001 were $188.3 million. This loss was associated with a loss on the disposition of the CLEC operations of $95.3 million and losses from the discontinued operations of $93.0 million.

        Net Loss.    Our 2002 net income attributable to common shareholders was $1.3 million after giving effect to $11.9 million in dividends and accretion related to the Redeemable Preferred Stock. Our net loss was $211.6 million for 2001, as a result of the factors discussed above and mainly associated with the loss from discontinued operations.

Year Ended December 31, 2001 Compared with Year Ended December 31, 2000

        Revenues from continuing operations.    Revenues from continuing operations increased $39.5 million to $235.2 million in 2001 compared to $195.7 million in 2000. Of this increase, $30.7 million was attributable to revenues from companies we acquired in 2001 and 2000, $6.2 million was attributable to revenues from our wholesale long distance company and $2.6 million was related to the internal growth of our earlier acquired RLEC businesses. We derived our revenues from the following sources.

        Local calling services.    Local calling service revenues increased $8.4 million from $43.6 million to $52.0 million, including an increase of $1.0 million from an increase in the number of access lines and local services provided in our earlier acquired RLEC companies, as well as an increase of $7.4 million from the companies we acquired in 2001 and 2000.

        USF high cost loop.    USF high cost loop receipts increased $6.7 million to $19.1 million in 2001 from $12.4 million in 2000. Our earlier acquired RLEC companies accounted for $1.2 million of the increase with the balance of $5.5 million coming from companies we acquired in 2001 and 2000. The support from the high cost loop fund is associated with historical expense levels of our companies that exceed the national average cost per loop.

        Interstate access.    Interstate access revenues increased $15.0 million from $53.1 million in 2000 to $68.1 in 2001. Companies we acquired in 2001 and 2000 accounted for $9.9 million of the increase. The remaining increase of $5.1 million from our earlier acquired RLEC companies is mainly attributable to cost study true-ups received in 2001 related to the expense levels and return on rate base of the operating companies. During 2001, the RTF and MAG made certain modifications to the USF that removed implicit universal service support from access charges and made it explicit support. Our interstate revenues include $11.6 million in explicit support received from the USF and have been offset by reductions in interstate access rates, resulting in an overall revenue neutral effect on our operating companies.

        Intrastate access.    Intrastate access revenues decreased $0.6 million from $49.9 million in 2000 to $49.3 million in 2001. An increase of $4.2 million from companies we acquired in 2001 and 2000 was offset by a reduction of $4.8 million from our earlier acquired RLECs. The decrease was mainly due to intrastate rate reductions in Maine. Intrastate access will continue to decline in 2002 as additional rate reductions are required in Maine.

        Long distance services.    Long distance services revenues increased $7.2 million, of which $6.2 million is attributed to new long distance wholesale customers of Carrier Services, and the remainder is associated with companies acquired in 2001 and 2000.

        Data and Internet services.    Data and Internet services revenues increased $2.9 million, including an increase of $0.8 million from acquisitions and an increase of $2.1 million as a result of increased service offerings to our customers of our earlier acquired RLEC businesses.

        Other.    Other revenues decreased by $0.1 million as other revenue contributed by the companies we acquired in 2001 and 2000 of $2.0 million was offset by a reduction in other revenues of $2.1 million from our earlier acquired RLEC operations. This decrease is mainly associated with reductions in billing and collections revenues, as IXCs "take back" the billing function for their long distance customers. This trend is expected to continue.

  Operating Expenses of Continuing Operations

        Operating expenses.    Operating expenses from continuing operations increased $20.2 million to $117.8 million in 2001 from $97.6 million in 2000. Expenses of RLEC telephone companies we acquired in 2001 and 2000 made up $11.5 million of the increase. Wholesale long distance costs increased $4.6 million as a result of the new long distance wholesale customers. In addition, expenses of our earlier acquired RLECs increased by $4.1 million, mainly associated with increased health insurance costs and legal and consulting expenses incurred in connection with several rate proceedings.

        Depreciation and Amortization.    Depreciation and amortization from continuing operations increased $9.0 million to $56.1 million in 2001 from $47.1 million in 2000. This increase consisted of $1.9 million attributable to the increased investment in our communication network by our RLECs acquired prior to 2000 and $7.1 million related to the companies we acquired in 2001 and 2000.

        Stock-based Compensation.    For the year ended December 31, 2001, stock-based compensation of $0.9 million was related to the decrease in the estimated value of fully vested stockholder appreciation rights agreements between certain members of our management and our principal stockholders. This is offset by a $2.2 million non-cash stock-based compensation charge related to a modification of an employee stock option agreement with an executive officer. The net charge for the year ended December 31, 2001 was $1.3 million. As discussed above, in January 2000 we recognized non-cash compensation charges of $12.3 million for the year ended December 31, 2000.

        Income from Operations.    Income from continuing operations increased $21.3 million to $60.0 million in 2001 from $38.7 million in 2000. This increase was primarily attributable to an $11.0 million decrease in stock-based compensation charges, while $12.1 million was attributable to the companies we acquired in 2001 and 2000 and $1.6 million was attributable to our wholesale long distance company. Operating income of our earlier acquired RLECs decreased $3.4 million as higher expenses (predominately health insurance costs and legal and consulting expenses) outpaced revenue growth.

        Other Income (Expense).    Total other expense from continuing operations increased $36.6 million to $82.9 million in 2001 from $46.3 million in 2000. The expense consists primarily of interest expense on long-term debt and a $7.3 million decrease in net gain on sale of stock and cellular investments for the year ended December 31, 2001, compared to the year ended December 31, 2000. In addition, other nonoperating income (expense) includes mark-to-market adjustments for interest rate swaps that do not qualify as accounting hedges under SFAS No. 133. In 2001, mark-to-market losses of $8.1 were accrued to record the Company's estimated liability value as compared to no corresponding amount in 2000.

        Income Tax Expense.    Income tax expense from continuing operations decreased $5.2 million to $0.4 million in 2001 from $5.6 million in 2000. The income tax expense in 2001 relates primarily to income taxes owed in certain states. In 2000, income tax expense relates to $2.4 million in Federal income tax as well as income taxes owed in certain states.

        Discontinued Operations.    Losses from discontinued operations for 2001 were $188.3 million, an increase of $112.4 from a loss of $75.9 million for the comparable period in 2000. This increase is primarily associated with a loss on the disposition of the CLEC operations of $95.3 million, which consists of the net loss on disposition and impairment of assets of $67.2 million and a provision of $28.1 million for operating losses during the phase-out period. The loss from the CLEC operations increased $17.1 million to $93.0 million from the loss of $75.9 million in 2000.

        Net Loss.    Our net loss was $211.6 million for 2001, compared to a loss of $89.1 million for 2000, as a result of the factors discussed above and mainly associated with the loss from discontinued operations.

Liquidity and Capital Resources

        We intend to fund our operations, capital expenditures, interest expense and working capital requirements from internal cash from operations. To fund future acquisitions, we intend to use borrowings under our revolving credit facility, or we will need to secure additional funding through the sale of public or private debt and/or equity securities or enter into another bank credit facility. Our ability to make principal payments on our indebtedness will depend on our ability to generate cash in the future. We will need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance our indebtedness on commercially reasonable terms or at all. For the years ended December 31, 2002, 2001 and 2000, cash provided by operating activities of continuing operations was $58.8 million, $38.8 million and $48.1 million, respectively. For the three months ended March 31, 2003 and 2002, cash provided by operating activities of continuing operations was $17.0 million and $25.0 million, respectively.

        We intend to use the proceeds from the South Dakota Divestiture and borrowings under our revolving credit facility to fund the Maine Acquisition and the New York Acquisition.

        Net cash used in investing activities from continuing operations was $1.4 million and $1.3 million for the three months ended March 31, 2003 and 2002, respectively. These cash flows primarily reflect net capital expenditures of $3.5 million and $4.0 million for the three months ended March 31, 2003 and 2002, respectively. Offsetting capital expenditures were distributions from investments of $2.4 million and $2.9 million for the three months ended March 31, 2003 and 2002, respectively.

        Net cash used in investing activities from continuing operations was $31.2 million, $57.9 million and $285.9 million for the years ended December 31, 2002, 2001 and 2000, respectively. These cash flows primarily reflect capital expenditures of $39.5 million, $43.7 million and $50.3 million for the years ended December 31, 2002, 2001 and 2000, respectively, and acquisitions of telephone properties, net of cash acquired $0 million, $18.9 million, and $256.1 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        Net cash used in financing activities from continuing operations was $8.6 million and $20.4 million for the three months ended March 31, 2003 and 2002, respectively. For the three months ended March 31, 2003, net cash used in financing activities primarily represents net cash used for the repurchase of preferred and common stock. The proceeds from the March 6, 2003 refinancing were used primarily to pay long term debt and loan issuance costs. For the three months ended March 31, 2002, the cash used in financing activities was primarily for the net reduction of long term debt of $19.4 million.

        Net cash provided by (used in) financing activities from continuing operations was $(12.5) million, $101.2 million and $300.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. These cash flows primarily represent net proceeds of long term debt of $104.2 million and $150.6 million for the years ended December 31, 2001 and 2000, respectively. For the year ended December 31, 2002, net repayments were $11.5 million.

        Our annual capital expenditures for our rural telephone operations have historically been significant. Because existing regulations allow us to recover our operating and capital costs, plus a reasonable return on our invested capital in regulated telephone assets, capital expenditures constitute an attractive use of our cash flow. Net capital expenditures were approximately $39.1 million in 2002 and are expected to be approximately $30.7 million in 2003. Net capital expenditures were approximately $3.5 million for the three months ended March 31, 2003 and are expected to be approximately $30.0 million for the period from April 1, 2003 through March 31, 2004.

        Our credit facility was amended and restated on March 6, 2003. Our amended and restated credit facility consists of a $70.0 million revolving facility ($60.0 million of which was committed as of March 6, 2003 and an additional $10.0 million of which was committed as of April 29, 2003) and two term facilities, a tranche A term loan facility of $30.0 million that matures on March 31, 2007, and a tranche C term loan facility with $128.0 million principal amount outstanding as of March 31, 2003 that matures on March 31, 2007. All $30.0 million was drawn under the tranche A term loan facility on March 6, 2003. See "Description of Certain Indebtedness."

        In 1998, the Company issued $125.0 million aggregate principal amount of 9 1/2% senior subordinated notes and $75.0 million aggregate principal amount of floating rate notes. Both series of these notes mature on May 1, 2008. These notes are general unsecured obligations of the Company, subordinated in right of payment to all of the Company's senior debt. In 2000, the Company issued $200.0 million aggregate principal amount of 12 1/2% senior subordinated notes. These notes mature on May 10, 2010. These notes are general unsecured obligations of the Company, subordinated in right of payment to all of the Company's senior debt. In addition, on March 6, 2003, the Company issued $225.0 million aggregate principal amount of 11 7/8% senior notes. These notes mature on March 1, 2010. These notes are general unsecured obligations of the Company, ranking pari passu in right of payment with all existing and future senior debt of the Company, including all obligations under our credit facility, and senior in right of payment to all existing and future subordinated indebtedness of the Company. See "Description of Certain Indebtedness."

        The proceeds from the offering of the senior notes and the borrowings under the tranche A term loan facility were used to: (i) repay the entire amount of all loans outstanding under the revolving facility, the acquisition facility and the tranche B term loan facility of our credit facility; (ii) repurchase $13.3 million aggregate liquidation preference of our Series A Preferred Stock (together with accrued and unpaid dividends thereon) at 65% of its liquidation preference; (iii) repurchase $9.8 million aggregate principal amount of the Company's outstanding 9 1/2% senior subordinated notes due 2008 (together with accrued and unpaid interest thereon) for approximately $7.9 million: (iv) repurchase $7.0 million aggregate principal amount of the Company's outstanding 12 1/2% senior subordinated notes due 2010 (together with accrued and unpaid interest thereon) for approximately $6.1 million; (v) make a capital contribution of approximately $1.5 million to Carrier Services, which used these proceeds to retire a portion of its debt; and (vi) pay transaction fees.

        In May 2002, Carrier Services entered into an amended and restated credit facility with its lenders to restructure its obligations under its credit facility. In the restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of obligations under the credit facility, (ii) the lenders converted approximately $93.9 million of the loans under the credit facility into shares of the Company's Series A Preferred Stock and (iii) the remaining loans under the credit facility and certain swap obligations were converted into $27.9 million of new term loans. The Series A Preferred Stock is non-voting, and is not convertible into common stock of the Company. The Series A Preferred Stock has a dividend rate equal to 17.428% per annum, payable either in cash or in additional shares of Series A Preferred Stock, at our option. See "Description of Certain Indebtedness."

        Carrier Services has completed the cessation of its competitive communications business operations. Carrier Services' cash flow requirements include general corporate expenditures, expenses related to discontinued operations and debt service. We expect Carrier Services' cash flow requirements, other than debt amortization, will be funded primarily from cash flows from operations. Our amended and restated credit facility and the indentures governing the Company's senior subordinated notes and senior notes contain certain restrictions on our ability to make investments in Carrier Services. In the event Carrier Services is unable to make a scheduled amortization payment or to pay any amount due at maturity, the lenders' sole remedy will be to convert their debt under the Carrier Services credit facility into shares of our Series A Preferred Stock.

        The Company is also obligated under certain leases of Carrier Services and would therefore be obligated to make certain lease and other payments if Carrier Services and/or certain sublessee's default on their obligations. See "—Summary of Contractual Obligations."

        Under a tax sharing agreement, the Company has been and continues to be obligated to reimburse Carrier Services for any tax benefits the Company and its affiliates receive from net operating losses attributable to Carrier Services, including net operating losses attributable to Carrier Services carried forward from prior taxable years. As of December 31, 2002, approximately $210 million of the $258 million of combined net operating losses of the Company and its affiliates were attributable to Carrier Services. As of December 31, 2002, the amount payable to Carrier Services under the tax sharing agreement was approximately $3.1 million. The Company does not anticipate making substantial payments under the tax sharing agreement for taxable income with respect to taxable years 2003 to 2007.

        In January 2000, we completed an equity financing and recapitalization transaction, pursuant to which THL, Kelso and certain other institutional investors and members of management acquired an aggregate of $408.8 million of our equity securities. We received $158.9 million of net proceeds in such transaction, which we used to repay debt, to finance certain acquisitions and to fund the expansion of our telecommunications business. This transaction represented an initial investment from THL and a follow-on investment from Kelso.

  Summary of Contractual Obligations

        The tables set forth below contain information with regard to disclosures about contractual obligations and commercial commitments.

        The following table discloses aggregate information about our contractual obligations as of March 31, 2003 and the periods in which payments are due:

	Payments due by period
	Total	Less than 1 year	2-3 years	4-5 years	After 5 years
	(Dollars in thousands)
Contractual obligations:
Debt maturing within one year	$8,524	$8,524	$—	$—	$—
Long-term debt	807,731	—	59,744	134,323	613,664
Redeemable preferred stock(1)	83,447	—	—	—	83,447
Operating leases(2)	17,305	3,909	6,209	4,725	2,462
Deferred transaction fee(3)	8,445	—	—	—	8,445
Common stock subject to put options	2,136	1,000	1,136	—	—
Non-compete agreements	624	520	104	—	—
Minimum purchase contract(4)	3,000	1,750	1,250	—	—

Total contractual cash obligations	$931,212	$15,703	$68,443	$139,048	$708,018

(1)
The Company has the option to redeem any portion of the outstanding Series A Preferred Stock at any time. Under certain circumstances, the Company would be required to pay a premium of up to 6% in connection with the redemption. The Company is required to redeem the Series A Preferred Stock upon the occurrence of one of the following events: (i) a merger, consolidation, sale, transfer or disposition of at least 50% of the assets or business of the Company and its subsidiaries, (ii) a public offering of the Company's common stock which yields in the aggregate at least $175.0 million, or (iii) the first anniversary of the maturity of the Company's senior subordinated notes (which first anniversary will occur in May 2011), unless prohibited by its credit facility or the indentures governing its senior subordinated notes.

(2)
Operating lease obligations represent $11.0 million associated with the discontinued operations discussed in note (2) to our consolidated financial statements and are stated in this table at total contractual amounts. However, the Company intends to negotiate lease terminations or subleases on these properties to reduce the total obligation. Operating leases from continuing operations of $2.0 million are also included.

(3)
Payable to affiliates of Kelso upon the occurrence of certain events. See "Certain Relationships and Related Party Transactions."

(4)
Carrier Services has obligations to purchase a minimum amount of wholesale toll minutes from an interexchange carrier. To date, purchases have exceeded the minimum requirements.

        The following table discloses aggregate information about our commercial commitments as of March 31, 2003. Commercial commitments are items that we could be obligated to pay in the future. They are not included in our condensed consolidated balance sheets.

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 year	2-3 Years	4-5 Years	After 5 Years
	(Dollars in thousands)
Other commercial commitments:
Financial guarantee	$1,950	$589	$1,295	$66	$—

        The following table discloses aggregate information about our derivative financial instruments as of March 31, 2003 the source of fair value of these instruments and their maturities.

	Fair Value of Contracts at Period-End
	Total Fair Value	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(Dollars in thousands)
Source of fair value:
Derivative financial instruments(1)	$6,120	$5,509	$611	$—	$—

(1)
Fair value of interest rate swaps at March 31, 2003 was provided by the counterparties to the underlying contracts using consistent methodologies.

Critical Accounting Policies

        Our critical accounting policies are as follows:

  •
  Accounting for discontinued and restructured operations;

  •
  Accounting for income taxes: and

  •
  Valuation of long-lived assets, including goodwill.

        Discontinued and restructured operations.    The discontinuation and restructuring of Carrier Services' CLEC operations required management to make estimates and assumptions that affect the reported amounts of assets and liabilities associated with the phase-out period of the discontinued operations and the accruals associated with the December 2000 and January and June 2001 restructurings. Additionally, management will be required to make similar estimates and assumptions for future discontinued operations or restructuring activities when and if they occur. Management analyzes historical costs, current status of lease negotiations and projected phase-out cash flows to determine the adequacy of the accrual of estimated costs to discontinue operations. Differences might result in the amount of these projected assets and liabilities if management were to make different judgments or utilize different estimates. Management does not believe these differences would be material to the overall amounts of net assets and liabilities resulting from discontinuing the operations.

        Accounting for income taxes.    As part of the process of preparing our consolidated financial statements we were required to estimate our income taxes. This process involves estimating our actual current tax exposure and assessing temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We must then assess the realizability of our deferred tax assets. In performing the assessment, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies.

        We had $258.1 million and $259.2 million in federal and state net operating loss carryforwards as of December 31, 2002 and March 31, 2003, respectively. In order to fully utilize the deferred tax assets, mainly generated by the net operating losses, the Company will need to generate future taxable income of approximately $196.5 million prior to the expiration of the net operating loss carryforwards beginning in 2019 through 2021. Based upon the level of projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe the Company will realize the benefits of these deductible differences, net of the valuation allowance of $71.7 million and $71.3 million at December 31, 2002 and March 31, 2003, respectively. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

        Valuation of long-lived assets, including goodwill.    We review our long-lived assets, including goodwill for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Several factors could trigger an impairment review such as (1) significant under-performance relative to expected historical or projected future operating results, (2) significant regulatory changes that would impact future operating revenues, (3) significant negative industry or economic trends and (4) significant changes in the overall strategy in which we operate our overall business. Net goodwill was $454.3 million at December 31, 2002 and March 31, 2003.

        In 2002, Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, became effective as a result, we will cease to amortize goodwill and equity method goodwill. We had recorded amortization of approximately $12.2 million for the year ended December 31, 2001 and would have recorded approximately the same amount in 2002 and 2003. In lieu of amortization, we are required to perform an initial impairment review of our goodwill in 2002 and an annual impairment review thereafter. We implemented SFAS No. 142 effective January 1, 2002 and no impairment of goodwill or other long-lived assets resulted from the initial and annual valuations of goodwill.

New Accounting Standards

        The Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations, which was effective January 1, 2003. This statement requires, among other things, the accounting and reporting of legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset. The Federal Communications Commission has ordered that companies subject to regulatory accounting rules not adopt SFAS No. 143 and accordingly, the Company will not adopt this standard for its regulated operations. The adoption of this pronouncement did not have a material effect on the financial statements of our non-regulated entities.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). SFAS 146 will apply to exit ("restructuring") plans initiated after December 31, 2002. Under SFAS 146, restructuring costs associated with a plan to exit an activity are required to be recognized when incurred. The Company's previously recorded restructuring liabilities were recognized when the Company committed to an exit plan, consistent with the guidance in EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). In the event the Company initiates new exit plans after December 31, 2002, the liability recognition of SFAS No. 146 will apply.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS No. 5, 57 and 107 and rescission of FASB Interpretation No. 34. This interpretation requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also specifies the requirements for liability recognition (at fair value) for obligations undertaken in issuing the guarantee. The disclosure requirements were effective in 2002. The initial recognition and measurement provisions are effective for all guarantees within the scope of Interpretation 45 issued or modified after December 31, 2002. The adoption of this pronouncement did not have a material effect on our financial statements.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure, an amendment of FASB Statement 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications were required for fiscal years ending after December 15, 2002 and were included in the notes to the Company's 2002 consolidated financial statements. The required interim disclosure requirements are also included in our interim financial statements.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interest in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003, if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. The application of this Interpretation did not have a material effect on the Company's financial statements.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company is currently evaluating the provisions of this SFAS to determine the impact on its financial statements.

Inflation

        We do not believe inflation has a significant effect on our operations.

Quantitative and Qualitative Disclosures About Market Risk

        At March 31, 2003, we recorded our marketable available-for-sale equity securities at a fair value of $1.2 million. These securities have exposure to price risk. A hypothetical ten percent adverse change in quoted market prices would decrease the recorded value by approximately $0.1 million.

        We have limited our exposure to material future earnings or cash flow exposures from changes in interest rates on long-term debt, since approximately 99% of our debt bears interest at fixed rates or effectively at fixed rates through the use of interest rate swaps. However, our earnings are affected by changes in interest rates as our long-term debt under our credit facilities have variable interest based on either the prime rate or LIBOR. If interest rates on our variable rate debt averaged 10% more, our interest expense would have increased, and our loss from continuing operations before taxes would have increased by approximately $0.3 million for the three months ended March 31, 2003.

        We have entered into interest rate swaps to manage our exposure to fluctuations in interest rates on our variable rate debt. The Company's liability for the fair value of these swaps was approximately $6.1 million at March 31, 2003. The fair value indicates an estimated amount we would have to pay to cancel the contracts or transfer them to other parties. In connection with our credit facility, we used six interest rate swap agreements, with notional amounts of $25.0 million each, to effectively convert a portion of our variable interest rate exposure to fixed rates ranging from 8.07% to 10.34%. The swap agreements expire from November 2003 to May 2004. In connection with our floating rate notes, we used an interest rate swap agreement, with a notional amount of $75.0 million to effectively convert our variable interest rate exposure to a fixed rate of 10.78%. This swap agreement expires in May 2003.

BUSINESS

Our Business

        We are a leading provider of telecommunications services in rural communities, offering an array of services including local voice, long distance, data and Internet primarily to residential customers. According to an industry source, we believe that we are the 16th largest local telephone company in the United States, with over 243,000 access lines in service as of December 31, 2002.

        We were incorporated in February 1991 for the purpose of acquiring and operating telephone companies in rural markets. Since our inception, we have acquired 29 such businesses, which are located in 18 states. All of our telephone company subsidiaries qualify as rural local exchange carriers, or RLECs, under the Telecommunications Act of 1996, or the Telecommunications Act. RLECs are generally characterized by stable operating results and strong cash flow margins and operate in generally supportive regulatory environments. In particular, pursuant to existing state and federal regulations, we are able to charge rates that enable us to recover our operating costs, plus a reasonable rate of return on our invested capital (as determined by relevant regulatory authorities). In addition, because RLECs primarily serve sparsely populated rural areas and small towns, competition is typically limited due to the generally unfavorable economics of constructing and operating competitive systems in such areas and difficulties inherent in reselling such services to a predominantly residential customer base.

Competitive Strengths

        We believe we are distinguished by the following competitive strengths:

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  Consistent and Predictable Cash Flow from Rural Telephone Business. Demand for telephone services from residential and small business customers in rural parts of the country has historically been very stable despite changing economic conditions. As a result, we have experienced a stable access line count during the last two years, while regional bell operating companies, or RBOCs, have lost a significant number of access lines during the same period. Our stable access line count helps us to generate consistent revenues. Additionally, our telephone companies operate in generally supportive regulatory environments that enable us to generate strong cash flow margins.

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  Favorable Rural Market Dynamics. We believe that the rural telecommunications market is attractive due to generally supportive regulatory environments and limited competition. All of our telephone company subsidiaries qualify as RLECs. Therefore, they are exempt from certain interconnection requirements and are entitled to benefit from a number of cost recovery mechanisms associated with the "rural carrier" designation. Each of our RLECs typically experiences little competition in its market because the low customer density and high residential component of our customer base will not support the significant capital investment required to offer competitive service. As a result, we have virtually no wireline competition in any of our markets. In addition, the rural areas in which we operate attract only limited competition from cable and wireless service providers.

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  Technologically Advanced Infrastructure and Significant Scale. Our advanced RLEC networks consist of central office hosts and remote sites with all digital switches, primarily manufactured by Nortel and Siemens, operating with the most current software. As of December 31, 2002, we maintained over 25,000 miles of copper plant and approximately 2,200 miles of fiber optic plant in order to service our 243,000 access lines. In addition, we believe that we have achieved significant scale efficiencies by centralizing many functions from each RLEC, such as purchasing, network planning and accounting.

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  Broadest Service Offerings in Our Markets. We believe that, as a result of our advanced network and switching infrastructure we offer the only complete bundle of telecommunications services, including local voice, long distance, data and Internet services, in our markets. In addition, we offer enhanced features such as caller name and number identification, call waiting, call forwarding, teleconferencing, video conferencing and voicemail. We also offer high-speed Internet access via digital subscriber line, or DSL, technology, dedicated T-1 connections and Internet dial-up.

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  Experienced Management Team with Proven Track Record. We have an experienced management team that has demonstrated its ability to grow our rural telephone business over the past decade. Our senior management team has an average of 27 years of experience working with a variety of telephone companies. Additionally, our regional presidents have an average of 29 years of experience in the telecommunications industry. Our management team has successfully integrated 29 business acquisitions since 1993, improving revenues and cash flow significantly while maintaining service quality.

Business Strategy

        The key elements of our business strategy include:

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  Continue to Improve Operating Efficiency and Profitability. We have achieved significant operating efficiencies at our acquired RLECs by applying our operating, regulatory, marketing, technical and management expertise. We intend to continue to increase our operating efficiency by consolidating various administrative functions and implementing best practices across all of our regions. For example, we have initiated a process to integrate all billing systems into a single, outsourced billing platform. When completed, we plan to use this platform to develop regional customer service and call centers, enhancing our operating efficiency and creating a significantly improved customer data base to allow us to optimize our marketing initiatives.

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  Cross-Sell and Offer Additional Services to Increase Revenue per Customer. We have focused and will continue to focus on increasing our revenues by introducing innovative marketing strategies for enhanced and ancillary services and by offering applications and technologies to meet the growing needs of our rural customers. Approximately 79% of our customers are residential, and we have long standing relationships with these customers. This has allowed us to successfully cross-sell broadband and value-added services, such as DSL, Internet dial-up, call waiting, caller ID and voicemail, to our customers. We intend to continue to offer new products and services for residential and business customers in our markets to increase revenues and cash flows.

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  Increase Customer Loyalty and Brand Identity. We seek to build long-term relationships with our customers by offering an array of telecommunications services and ongoing, consistent customer care. We believe that our service driven customer relationships and local presence lead to high levels of customer satisfaction and increased demand for enhanced and ancillary services.

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  Pursue Selective Acquisitions and Divestitures. Since 1993, we have successfully completed 29 strategic acquisitions. We continue to evaluate and pursue opportunities to make acquisitions which would be complementary to our existing operations and provide the opportunity for revenue enhancement and margin improvement. Given these requirements, we believe that such acquisitions will be primarily in regions where we already operate. We would also consider selective divestitures in order to enhance our geographic focus.

Our Services

        We offer a broad portfolio of high-quality telecommunications services for residential, business, government and carrier customers in each of the markets in which we operate. Our service offerings are locally managed to better serve the needs of each community. We believe we are able to efficiently and reliably provide, by using local personnel, all of the telecommunications services required by our customers, thereby allowing us to establish and maintain a recognized and respected brand identity within each of our service areas. These include services traditionally associated with local telephone companies, as well as other services such as long distance, data and Internet services, and enhanced services. Based on our understanding of our local customers' needs, we have attempted to be proactive by offering bundled services designed to simplify the customer's purchasing and management process.

Generation of Revenue

        We primarily generate revenue through: (i) the provision of our basic local telephone service to customers within our service areas; (ii) the provision of network access to interexchange carriers, or IXCs, for origination and termination of interstate and intrastate long distance phone calls; (iii) Universal Service Fund or USF payments; and (iv) the provision of ancillary services such as long distance resale, data and Internet services, enhanced services, such as caller name and number identification, and billing and collection for IXCs.

        The following chart summarizes each component of our revenue sources for the year ended December 31, 2002:

Revenue Source	% Revenue	Description
Local Calling Services	23%	Enables the local customer to originate and receive an unlimited number of calls within a defined "exchange" area. The customer is charged a flat monthly fee for basic service, usage charges for local calls and service charges for special calling features.
Network Access Charges	48%	Enables long distance companies and other customers to utilize our local network to originate or terminate intrastate and interstate calls. The network access charges are paid by the IXC to us and are regulated by state regulatory agencies and the FCC, respectively.
USF	10%	We receive USF payments to support the high cost of providing local telephone service in rural locations. The funds are allocated and distributed to us from pools of funds generated by IXCs and local exchange carriers, or LECs. This 10% represents high cost loop support payments.
Long Distance Services	7%	We receive revenues for intrastate and interstate long distance services provided to our retail and wholesale long distance carriers.
Data and Internet Services	4%	We receive revenues from monthly recurring charges for services, including DSL, special access, private lines, Internet and other services.
Other Services	8%	We generate revenues from other services, including enhanced services and billing and collection.

See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information regarding our revenue sources.

Local Calling Services

        Local calling services includes basic local lines, private lines and switched data services. We provide local calling services to residential, business and government customers, generally for a fixed monthly charge. In an RLEC's territories, the amount that we can charge a customer for local service is determined by rate proceedings involving the appropriate state regulatory authorities.

Network Access Charges

        Network access charges relate to long distance, or toll calls, that typically involve more than one company in the provision of telephone service. Since toll calls are generally billed to the customer originating the call, a mechanism is required to compensate each company providing services relating to the call. We bill access charges to long distance companies and other customers for the use of our facilities to access the customer, as described below.

        Intrastate Access Charges.    We generate intrastate access revenue when an intrastate long distance call involving an IXC is originated by a customer in our RLEC exchange to a customer in another exchange in the same state. The IXC pays us an intrastate access payment for either terminating or originating the call. We record the details of the call through our carrier access billing system, or CABS, and receive the access payment from the IXC. When one of our customers originates the call, we typically provide billing and collection for the IXC through a billing and collection agreement. The access charge for our intrastate service is regulated and approved by the state regulatory authority.

        Interstate Access Charges.    We generate interstate access revenue when an interstate long distance call is originated by a customer calling from one state to a customer in another state. We bill interstate access charges in the same manner as we bill intrastate access charges; however, the interstate access charge is regulated and approved by the FCC instead of the state regulatory authority.

USF Revenue

        The USF supplements the amount of local service revenue received by us to ensure that basic local service rates for customers in high cost rural areas are consistent with rates charged in lower cost urban and suburban areas. The USF, which is funded by monthly fees charged to IXCs and LECs, distributes funds to us on a monthly basis based upon our costs for providing local service. USF payments represented approximately 17% of our revenues for the year ended December 31, 2002. Of such support payments, approximately 10% of our revenues resulted from the high cost loop support and is based upon our average cost per loop compared to the national average cost per loop. The remaining 7% of our USF payments consists of local switching support, long term support and interstate common line support and is included in our interstate access revenues. This reflects the changes in the universal service support as a result of the MAG plan which moved the implicit support from access charges and made it explicit. See "Regulation."

Long Distance Services

        We offer switched and dedicated long distance services throughout our service areas through resale agreements with national IXCs. In addition, through Carrier Services, we offer wholesale long distance services to other independent telephone companies. Currently, we provide long distance services to over forty independent telephone companies in the United States.

Data and Internet Services

        We offer Internet access via DSL technology, dedicated T-1 connections, Internet dial-up and wireless broadband. Customers can utilize this access in combination with customer owned equipment and software to establish a presence on the web. In addition, we offer enhanced Internet services, which include obtaining Internet protocol addresses, basic web site design and hosting, domain name services, content feeds and web-based e-mail services. Our services include access to 24-hour, 7-day a week customer support.

Other Services

        We seek to capitalize on our RLECs' local presence and network infrastructure by offering enhanced services to customers, as well as billing and collection services for IXCs.

        Enhanced Services.    Our advanced digital switch platform allows us to offer enhanced services such as call waiting, call forwarding and transferring, call hunting, three-way calling, automatic callback, call hold, caller name and number identification, voice mail, teleconferencing, video conferencing, store-and-forward fax, follow-me numbers, Centrex services and direct inward dial, or DID.

        Billing and Collection.    Many IXCs provide long distance services to our RLEC customers and elect to use our billing and collection services. Our RLECs charge IXCs a billing and collection fee for each call record generated by the IXC's customer.

Our Markets

        Our 29 RLECs operate as the incumbent local exchange carrier in each of their respective markets. Our RLECs serve an average of approximately 13 access lines per square mile versus the non-rural carrier average of approximately 128 access lines per square mile. Approximately 79% of these access lines serve residential customers. Our business customers account for approximately 21% of our access lines. Our business customers are predominantly in the agriculture, light manufacturing and service industries.

Sales and Marketing

        Our marketing approach emphasizes locally-managed, customer-oriented sales, marketing and service. We believe most telecommunications companies devote their resources and attention primarily toward customers in more densely populated markets. We seek to differentiate ourself from our competitors by providing a superior level of service to each of the customers in the rural markets we serve.

        Each of our RLECs has a long history in the communities it serves. It is our policy to maintain and enhance the strong brand identity and reputation that each RLEC enjoys in its markets, as we believe this is a significant competitive advantage. As we market new services, we will seek to continue to utilize our brand identity in order to attain higher recognition with potential customers.

        To demonstrate our commitment to the markets we serve, we maintain local offices in most of the population centers within our service territories. These offices are typically staffed by local residents and provide sales and customer support services in the community. We believe that local offices facilitate a direct connection to the community, which improves customer satisfaction and loyalty.

        In addition, our strategy is to enhance our telecommunications services by offering comprehensive bundling of services and deploying new technologies to build upon the strong reputation we enjoy in our markets and to further promote rural economic development in the rural communities we serve.

        Many of the RLECs acquired by us traditionally have not devoted a substantial amount of their operating budget to sales and marketing activities. After acquiring the RLECs, we typically change this practice to provide additional support for existing products and services as well as to support the introduction of new services. As of December 31, 2002, we had 216 employees engaged in sales, marketing and customer service.

        We have two basic tiers of customers: (i) local customers located in our local access and transport areas, or LATAs, who pay for local phone service and (ii) the IXCs which pay us for access to customers located within our LATAs. In general, the vast majority of our local customers are residential, as opposed to business, which is typical for rural telephone companies.

Information Technology and Support Systems

        Our approach to billing and OSS systems focuses on implementing best-of-class applications that allow consistent communication and coordination throughout our entire organization. Our objective is to improve profitability by reducing individual company costs through the sharing of best practices, centralization or standardization of functions and processes, and deployment of technologies and systems that provide for greater efficiencies and profitability.

Network Architecture and Technology

        Our RLEC networks consist of central office hosts and remote sites with advanced digital switches, primarily manufactured by Nortel and Siemens, operating with the most current software. The outside plant consists of transport and distribution delivery networks connecting our host central office with remote central offices and ultimately with our customers. As of December 31, 2002, we maintained over 25,000 miles of copper plant and 2,200 miles of fiber optic plant. We own fiber optic cable, which has been deployed throughout our current network and is the primary transport technology between our host and remote central offices and interconnection points with other incumbent carriers.

        Our fiber optic transport system is primarily a synchronous optical network and utilizes asynchronous optical systems for limited local or specialized applications. Our fiber optic transport system of choice is capable of supporting increasing customer demand for high bandwidth transport services and applications due to its 240 gigabyte design and switching capacity. In the future, this platform will enable direct asynchronous transfer mode, frame relay and/or Internet protocol insertion into the synchronous optical network or physical optical layer.

        In our RLEC markets, DSL-enabled integrated access technology is being deployed to provide significant broadband capacity to our customers. As of December 31, 2002, we had invested approximately $7.6 million and deployed this technology in all 29 of our RLECs, reaching 114 of 142 exchanges within these 29 RLECs.

        Rapid and significant changes in technology are expected in the communications industry. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes. We believe that our network architecture enables us to efficiently respond to these technological changes.

Competition

        We believe that the Telecommunications Act and other recent actions taken by the FCC and state regulatory authorities promote competition in the provision of telecommunications services; however, many of the competitive threats now confronting the large telephone companies do not currently exist in the RLEC marketplace. Our RLECs historically have experienced little competition as the incumbent carrier because the demographic characteristics of rural telecommunications markets generally will not support the significant capital investment required to offer competitive services. For instance, the per minute cost of operating both telephone switches and interoffice facilities is higher in rural areas, as RLECs typically have fewer, more geographically dispersed customers and lower calling volumes. Also, the distance from the telephone switch to the customer is typically longer in rural areas, which results in increased distribution facilities costs. These relatively high costs tend to discourage competitors from entering territories serviced by RLECs. As a result, RLECs generally are not faced with the threat of significant competition. In fact, we have virtually no wireline competition in any of our RLEC markets.

        In certain of our rural markets, we face competition from wireless technology. We do not expect this technology to represent a significant threat in the near term, but as technology and economies of scale improve we may experience increased competition from wireless carriers. We also face competition from new market entrants, such as cable television and electric utilities companies. Cable television companies are entering the telecommunications market by upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. Electric utilities have existing assets and low cost access to capital that could allow them to enter a market rapidly and accelerate network development.

        The Internet services market is also highly competitive, and we expect that competition will continue to intensify. Internet services, meaning both Internet access (wired and wireless) and on-line content services, are provided by Internet service providers, satellite-based companies, long distance carriers and cable television companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies, such as America Online, Inc., Microsoft Network and Yahoo, offer on-line content services consisting of access to closed, proprietary information networks. Long distance companies and cable television operators, among others, are aggressively entering the Internet access markets. Long distance carriers have substantial transmission capabilities, traditionally carry data to large numbers of customers and have an established billing system infrastructure that permits them to add new services. Satellite companies are offering broadband access to the Internet from desktop PCs. Many of these competitors have substantially greater financial, technological, marketing, personnel, name-brand recognition and other resources than those available to us.

        In addition, we could face increased competition from CLECs, particularly in offering services to Internet service providers.

Employees

        As of December 31, 2002, we employed a total of 803 full-time employees, including 126 employees of our RLEC companies represented by four unions. We believe the state of our relationship with our union and non-union employees is satisfactory. Within our Company, 26 employees are employed at our corporate office, 771 employees are employed at our RLEC companies and 6 employees are employed by Carrier Services.

Properties

        We own all of the properties material to our business. Our headquarters is located in Charlotte, North Carolina. We also have administrative offices, maintenance facilities, rolling stock, central office and remote switching platforms and transport and distribution network facilities in each of the 18 states in which we operate our RLEC business. Our administrative and maintenance facilities are generally located in or near the rural communities served by our RLECs and our central offices are often within the administrative building and outlying customer service centers. Auxiliary battery or other non-utility power sources are at each central office to provide uninterrupted service in the event of an electrical power failure. Transport and distribution network facilities include fiber optic backbone and copper wire distribution facilities, which connect customers to remote switch locations or to the central office and to points of presence or interconnection with the incumbent long distance carrier. These facilities are located on land pursuant to permits, easements or other agreements. Our rolling stock includes service vehicles, construction equipment and other required maintenance equipment.

        We believe each of our respective properties is suitable and adequate for the business conducted therein, is being appropriately used consistent with past practice and has sufficient capacity for the present intended purposes.

Legal Proceedings

        We currently and from time to time are involved in litigation and regulatory proceedings incidental to the conduct of our business, but we are not a party to any lawsuit or proceeding which, in our opinion, is likely to have a material adverse effect on us.

Discontinued Operations

        In early 1998, we launched our CLEC enterprise through our wholly-owned subsidiary, Carrier Services. In November 2001, we decided to discontinue such CLEC operations. This decision was a proactive response to the deterioration in the capital markets, the general slow-down of the economy and the slower-than-expected growth in Carrier Services' CLEC operations. Carrier Services has discontinued its CLEC operations.

        Carrier Services will continue to provide wholesale long distance service and support to our RLEC subsidiaries and other independent local exchange companies. These services allow such companies to operate their own long distance communication services and sell such services to their respective customers.

REGULATION

        The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting the telecommunications industry. Some legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change the manner in which this industry operates. Neither the outcome of any of these developments, nor their potential impact on us, can be predicted at this time. Regulation can change rapidly in the telecommunications industry, and such changes may have an adverse effect on us in the future. See "Risk Factors—Regulatory Risks."

Overview

        Our communications services are subject to extensive federal, state and local regulation. We hold various regulatory authorizations for our service offerings. At the federal level, the Federal Communications Commission, or FCC, generally exercises jurisdiction over all facilities and services of telecommunications common carriers, such as us, to the extent those facilities are used to provide, originate, or terminate interstate or international communications. State regulatory commissions generally exercise jurisdiction over such facilities and services to the extent those facilities are used to provide, originate or terminate intrastate communications. In addition, pursuant to the Telecommunications Act, state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies introduced by that legislation. In particular, state regulatory agencies have substantial oversight over the provision by incumbent telephone companies of interconnection and non-discriminatory network access to competitive communications providers. Local governments often regulate the public rights-of-way necessary to install and operate networks, and may require communications services providers to obtain licenses or franchises regulating their use of public rights-of-way. Additionally, municipalities and other local government agencies may regulate limited aspects of our business, including our use of public rights of way, and by requiring us to obtain construction permits and abide by building codes.

        We believe that competition in our telephone service areas will increase in the future as a result of the Telecommunications Act, although the ultimate form and degree of competition cannot be ascertained at this time. To date, we do not believe that we have encountered significant competition in our traditional telephone markets.

Federal Regulation

        We must comply with the Communications Act of 1934, as amended, which requires, among other things, that communications carriers offer services at just and reasonable rates and on non-discriminatory terms and conditions. The amendments to the Communications Act contained in the Telecommunications Act dramatically changed and are expected to continue to change the landscape of the telecommunications industry. The central aim of the Telecommunications Act was to open local telecommunications marketplaces to competition while enhancing universal service. Most significantly, the Telecommunications Act governs the removal of barriers to market entry into local telephone services, requires ILECs to interconnect with competitors, establishes procedures pursuant to which ILECs may provide other services, such as the provision of long distance services by RBOCs, and imposes on ILECs duties to negotiate in good faith.

        Removal of Entry Barriers.    Prior to the enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with an incumbent local telephone company. The Telecommunications Act preempts state and local laws that prevent competitive entry into the provision of any communications service. However, states can modify conditions of entry into areas served by rural telephone companies where the state utility commission determines that competitive entry is in the public interest. Since the passage of the Telecommunications Act, we have experienced only limited competition from cable and wireless service providers.

        Interconnection with Local Telephone Companies and Access to Other Facilities.    In order to create an environment in which local competition is a practical possibility, the Telecommunications Act imposes a number of access and interconnection requirements on all local communications providers. All local carriers must interconnect with other carriers, permit resale of their services, provide local telephone number portability and dialing parity, provide access to poles, ducts, conduits, and rights-of-way, and complete calls originated by competing carriers under reciprocal compensation or mutual termination arrangements.

        Because all of our 29 subsidiaries qualify as RLECs under the Telecommunications Act, they have an exemption from the incumbent local telephone company interconnection requirements until they receive a bona fide request for interconnection and the applicable state telecommunications regulatory commission lifts the exemption.

        Access Charges.    The FCC regulates the prices that incumbent local telephone companies charge for the use of their local telephone facilities in originating or terminating interstate transmissions. The FCC has structured these prices, also referred to as "access charges," as a combination of flat monthly charges paid by the end-users and usage sensitive charges paid by long distance carriers. State regulatory commissions regulate intrastate access charges. Many states generally mirror the FCC price structure. A significant amount of our revenues come from network access charges, which are paid to us by intrastate carriers and interstate long distance carriers for originating and terminating calls in the regions served by our rural telephone companies. The amount of access charge revenues that we receive is based on rates set by federal and state regulatory bodies, and such rates are subject to change at any time.

        The FCC regulates the levels of interstate access charges by imposing price caps on larger incumbent local telephone companies. These price caps can be adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. Smaller incumbents may elect to base access charges on price caps, but are not required to do so unless they elected to use price caps in the past or their affiliated incumbent local telephone companies base their access charges on price caps. Each of our 29 incumbent local telephone subsidiaries elected not to apply federal price caps. Instead, our subsidiaries employ rate-of-return regulation for their interstate access charges.

        The FCC has made, and is continuing to consider, various reforms to the existing rate structure for charges assessed on long distance carriers for connection to local networks. States often mirror federal rules in establishing intrastate access charges. In 2001, the FCC adopted an order implementing the beginning phases of the MAG plan to reform the access charge system for rural carriers. The MAG plan is revenue neutral to our operating companies. Among other things, the MAG plan reduces access charges and shifts a portion of cost recovery, which historically have been based on minutes-of-use, to flat-rate, monthly per line charges on end-user customers rather than long distance carriers. As a result, the aggregate amount of access charges paid by long distance carriers to access providers, such as our rural telephone companies has decreased and may continue to decrease. In adopting the MAG plan, the FCC also determined that rate-of-return carriers will continue to be permitted to set rates based on the authorized rate of return of 11.25 percent. Additionally, the FCC initiated a rulemaking proceeding to investigate the MAG's proposed incentive regulation plan and other means of allowing rate-of-return carriers to increase their efficiency and competitiveness. The MAG plan expires in 2006 and will need to be renewed or replaced at such time. In addition, to the extent our rural telephone companies become subject to competition in their own local exchange areas, such access charges could be paid to competing local exchange providers rather than to us. Additionally, the access charges we receive may be reduced as a result of wireless competition. Such a circumstance could have a material adverse effect on our financial condition and results of operations. It is unknown at this time what additional changes, if any, the FCC may eventually adopt.

        RLEC Services Regulation.    Our RLEC services segment revenue is subject to regulation including incentive regulation by the FCC and various state regulatory agencies. We believe that state lawmakers will continue to review the statutes governing the level and type of regulation for telecommunications services. It is expected that over the next few years, legislative and regulatory actions will provide opportunities to restructure rates, introduce more flexible incentive regulation programs and possibly reduce the overall level of regulation. We expect the election of incentive regulation plans and the expected reduction in the overall level of regulation to allow us to introduce new services more expeditiously than in the past.

        The FCC generally must approve in advance most transfers of control and assignments of operating authorizations by FCC-regulated entities. Therefore, if we seek to acquire companies that hold FCC authorizations, in most instances we will be required to seek approval from the FCC prior to completing those acquisitions. The FCC has the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations.

        The FCC has required that incumbent, independent, local exchange carriers, that provide interstate long distance services originating from their local exchange service territories, must do so in accordance with "structural separation" rules. These rules require that our long distance affiliates (i) maintain separate books of account, (ii) not own transmission or switching facilities jointly with the local exchange affiliate, and (iii) acquire any services from its affiliated local exchange telephone company at tariffed rates, terms and conditions. The FCC has initiated a rulemaking proceeding to examine whether there is a continuing need for such requirements, however, we cannot predict the outcome of that proceeding.

State Regulation

        Most states have some form of certification requirement that requires providers of telecommunications services to obtain authority from the state telecommunications regulatory commission prior to offering common carrier services. Our 29 RLECs operate as the incumbent local telephone companies in each of the 18 states in which we operate and are certified in those states to provide local telephone services. State telecommunications regulatory commissions generally regulate the rates incumbent local telephone companies charge for intrastate services, including rates for intrastate access services paid by providers of intrastate long distance services. Although the FCC has preempted certain state regulations pursuant to the Telecommunications Act, states have retained authority to impose requirements on carriers necessary to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. For instance, incumbent local telephone companies must file tariffs setting forth the terms, conditions and prices for their intrastate services, and such tariffs may be challenged by third parties. Subsidiaries of the Company recently completed rate cases in Vermont and Illinois and have rate cases pending in Kansas and Maine.

        Under the Telecommunications Act, state telecommunications regulatory agencies have jurisdiction to arbitrate and review interconnection disputes and agreements between incumbent local telephone companies and competitive local telephone companies, in accordance with rules set by the FCC. However, because all of our 29 subsidiaries qualify as RLECs under the Telecommunications Act, they have an exemption from the incumbent local telephone company interconnection requirements until they receive a bona fide request for interconnection and the applicable state telecommunications regulatory commission lifts the exemption. State regulatory commissions may also formulate rules regarding taxes and fees imposed on providers of telecommunications services within their respective states to support state universal service programs. States often require prior approvals or notifications for certain acquisitions and transfers of assets, customers, or ownership of regulated entities. Therefore, in most instances we will be required to seek state approval prior to completing new acquisitions of RLECs. States generally retain the right to sanction a carrier or to revoke certifications if a carrier materially violates relevant laws and/or regulations.

Local Government Authorizations

        We may be required to obtain from municipal authorities permits for street opening and construction or operating franchises to install and expand fiber optic facilities in certain rural communities. Some of these franchises may require the payment of franchise fees. We have obtained such municipal franchises as were required. In some rural areas, we do not need to obtain such permits or franchises because the subcontractors or electric utilities with which we have contracts already possess the requisite authorizations to construct or expand our networks.

The Promotion of Local Service Competition and Traditional Telephone Companies

        As discussed above, the Telecommunications Act provides, in general, for the removal of barriers to entry into the telecommunications industry in order to promote competition for the provision of local service. Congress, however, has recognized that states should not be prohibited from taking actions necessary to preserve and advance universal service, and has further recognized that special consideration should be given to the appropriate conditions for competitive entry in areas served by rural telephone companies.

        Pursuant to the Telecommunications Act, local exchange carriers, including both incumbent telephone companies and competitive communications providers, are required to: (i) allow others to resell their services at retail rates; (ii) ensure that customers can keep their telephone numbers when changing carriers; (iii) ensure that competitors' customers can use the same number of digits when dialing and receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing; (iv) ensure access to telephone poles, ducts, conduits and rights of way; and (v) compensate competitors for the competitors' costs of completing calls to competitors' customers. Competitors are required to compensate the incumbent telephone company for the cost of providing these interconnection services. Under the Telecommunications Act, our RLECs may request from state public utility commissions, or PUCs, exemption, suspension or modification of any or all of the requirements described above. A PUC may grant such a request if it determines that such exemption, suspension or modification is consistent with the public interest and necessary to avoid a significant adverse economic impact on communications users and generally avoid imposing a requirement that is technically unfeasible or unduly economically burdensome. If a PUC denies some or all of any such request made by one of our RLECs, or did not allow us adequate compensation for the costs of providing interconnection, our costs could increase. In addition, with such a denial, competitors could enjoy benefits that would make their services more attractive than if they did not receive such interconnection rights. We have not filed any such requests.

        The Telecommunications Act, with certain exceptions, imposes the following additional duties on incumbent telephone companies, by requiring them to: (i) interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point; (ii) unbundle and provide nondiscriminatory access to network elements, such as local loops, switches and transport facilities, at nondiscriminatory rates and on nondiscriminatory terms and conditions; (iii) offer their retail services for resale at wholesale rates; (iv) provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent telephone company's facilities or in the information necessary for interoperability; and (v) provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to unbundled network elements at the premises of the incumbent telephone company. Competitors are required to compensate the incumbent telephone company for the cost of providing these interconnection services. However, pursuant to the Telecommunications Act our RLECs are automatically exempt from these additional incumbent telephone company requirements, except in Florida where the legislature has determined that all local exchange carriers are required to provide interconnection services as prescribed in the Telecommunications Act. This exemption can be rescinded or modified by a state PUC if a competing carrier files a bona fide request for interconnection services or access to network elements. If such a request is filed by a potential competitor with respect to one of our operating territories, we are likely to ask the relevant PUC to retain the exemption. A PUC may grant such a potential competitor's request if it determines such interconnection request is not unduly economically burdensome, is technically feasible and is consistent with universal service obligations. If a state PUC rescinds such exemption in whole or in part and if the state PUC does not allow us adequate compensation for the costs of providing the interconnection, our costs would significantly increase and we could suffer a significant loss of customers to competitors. In addition, we could incur additional administrative and regulatory expenses as a result of the interconnection requirements.

Promotion of Universal Service

        The USF payments received by our RLECs from the USF Fund are intended to support the high cost of our operations in rural markets. Such USF support payments represented 17% of our revenues for the year ended December 31, 2002. If our RLECs were unable to receive USF support payments, or if such support payments were reduced, many of our RLECs would be unable to operate as profitably as they have historically. Furthermore, under the current regulatory scheme, as the number of access lines that we have in any given state increases, the rate at which we can recover certain support payment decreases. Therefore, as we implement our growth strategy, our eligibility for such support payments may decrease.

        Universal service rules have been adopted by both the FCC and the PUCs. One of the implemented principles provides that USF funds will be distributed only to carriers that are designated as eligible telecommunications carriers, or ETCs, by a state PUC. All of our rural telephone companies have been designated as ETCs pursuant to the Telecommunications Act. However, under the Telecommunications Act, competitors could obtain the same support payments as we do if a PUC determined that granting such support payments to competitors would be in the public interest.

        Traditional telephone companies receive USF payments pursuant to existing mechanisms for determining the amounts of such payments with some limitations, such as on the amount of corporate operating expense that can be recovered from the USF.

        Two notable regulatory changes enacted by the FCC in the last two years are the adoption, with certain modifications, of the RTF's proposed framework for rural high-cost universal service support and the implementation of the beginning phases of the MAG plan. The RTF Order modifies the existing universal service support mechanism for RLECs and adopts an interim embedded, or historical, cost mechanism for a five-year period that provides predictable levels of support to rural carriers. The FCC has stated its intention to develop a long-term plan based on forward-looking costs when the five-year period expires in 2006. The MAG plan creates a new universal service support mechanism, Interstate Common Line Support, to replace implicit support for universal service in access charges.

        In addition, there are a number of appeals challenging several aspects of the FCC's universal service rules. It is not possible to predict at this time whether the FCC or Congress will order modification to those rules, or the ultimate impact any such modification might have on us.

Potential Internet Regulatory Obligations

        In connection with our Internet access offerings, we could become subject to laws and regulations as they are adopted or applied to the Internet. There is currently only a small body of laws and regulations applicable to access to or commerce on the Internet. As the significance of the Internet expands, federal, state and local governments may adopt rules and regulations, or apply existing laws and regulations to the Internet. The FCC is currently reviewing the appropriate regulatory framework governing broadband access to the Internet through telephone and cable operators' communications networks. The outcome of these proceedings may affect our regulatory obligations and the form of competition for these services. We cannot predict the nature of these regulations or their impact on our business.

MANAGEMENT

        The following table sets forth information with respect to our directors, executive officers and other key personnel. Executive officers are generally appointed annually by the board of directors to serve, subject to the discretion of the board of directors, until their successors are appointed.

Name	Age	Position
Eugene B. Johnson	56	Co-Founder, Chairman of the Board of Directors and Chief Executive Officer
Peter G. Nixon	51	Chief Operating Officer
Walter E. Leach, Jr.	51	Senior Vice President and Chief Financial Officer
John P. Duda	56	President
Shirley J. Linn	52	Vice President, General Counsel and Secretary
Timothy W. Henry	47	Vice President of Finance and Treasurer
Lisa R. Hood	38	Vice President and Controller
Daniel G. Bergstein	60	Co-Founder and Director
Frank K. Bynum, Jr.	40	Director
Anthony J. DiNovi	40	Director
George E. Matelich	47	Director
Jack H. Thomas	62	Co-Founder and Director
Kent R. Weldon	36	Director

        Eugene B. Johnson.    Mr. Johnson has served as our Chairman since January 1, 2003 and as our Chief Executive Officer since January 1, 2002. Prior to his current responsibilities, Mr. Johnson was Chief Development Officer from April 2000 to December 2002 and Vice Chairman from August 1998 to December 2002. Mr. Johnson also served as our Executive Vice President from February 1998 to December 2001 and as our Senior Vice President from 1993 to 1998. Mr. Johnson is a co-founder and has been a director of our company since 1991. From 1997 to 2002, Mr. Johnson served as a director of OPASTCO, the primary industry organization for small independent telephone companies. From 1987 to 1993, Mr. Johnson served as President and principal shareholder of JC&A, Inc., an investment banking and brokerage firm providing services to the cable television, telephone and related industries. From 1985 to 1987, Mr. Johnson served as the director of the mergers and acquisitions department of Cable Investments, Inc., an investment banking firm. Mr. Johnson currently is a member of OPASTCO's finance committee and chairman of the USF committee.

        Peter G. Nixon.    Mr. Nixon has served as our Chief Operating Officer since November 2002. Previously, Mr. Nixon was our Senior Vice President of Corporate Development from February 2002 to November 2002 and President of our Telecom Group from April 2001 to February 2002. Prior to this, Mr. Nixon served as President of our Eastern Region Telecom Group from June 1999 to April 2001 and President of Chautauqua & Erie Telephone Corporation ("C&E") from July 1997 to June 1999 when we acquired C&E. From April 1, 1989 to June 1997, Mr. Nixon served as Executive Vice President of C&E. From April 1, 1978 to March 31, 1989, Mr. Nixon served as Vice President of Operations for C&E. Mr. Nixon has served as the past Chairman of the New York State Telephone Association, in addition to his involvement in several community and regional organizations.

        Walter E. Leach, Jr.    Mr. Leach has served as our Chief Financial Officer since October 1994 and our Senior Vice President since February of 1998. From October 1994 to December 2000, Mr. Leach was our Secretary. From 1984 through September 1994, Mr. Leach served as Executive Vice President of Independent Hydro Developers, where he had responsibility for all project acquisition, financing and development activities.

        John P. Duda.    Mr. Duda has served as our President since April 2001. As President, Mr. Duda is primarily responsible for industry relations, policy development and regulatory and legislative affairs.

Prior to his current responsibilities, Mr. Duda was our Chief Operating Officer from April 2001 to November 2002. Mr. Duda also served as President and Chief Executive Officer of our Telecom Group and was responsible for all aspects of our RLEC operations from August 1998 to April 2001. From January 1994 to August 1998, Mr. Duda served as our Chief Operating Officer. Prior to 1994, Mr. Duda served as Vice President, Operations and Engineering of Rochester Tel Mobile Communications, State Vice President Minnesota, Nebraska and Wyoming and Director of Network Planning and Operations for Pennsylvania and New Jersey for Sprint and served in various management positions with C&P Telephone and Bell Atlantic. Mr. Duda is currently a member of the United States Telecom Association's Board of Directors and serves on its Midsize Company committee.

        Shirley J. Linn.    Ms. Linn has served as our Vice President and General Counsel since October 2000 and our Secretary since December 2000. Prior to joining us, Ms. Linn was a partner, from 1984 to 2000, in the Charlotte, North Carolina law firm of Underwood Kinsey Warren & Tucker, P.A., where she specialized in general business matters, particularly mergers and acquisitions.

        Timothy W. Henry.    Mr. Henry has served as our Vice President of Finance and Treasurer since December 1997. From 1992 to December 1997, Mr. Henry served as Vice President/Portfolio Manager at CoBank, ACB, and managed a $225 million telecommunications loan portfolio, which included responsibility for CoBank's relationship with us.

        Lisa R. Hood.    Ms. Hood has served as our Vice President and Controller since December 1993. Prior to joining our company, Ms. Hood served as manager of a local public accounting firm in Kansas. Ms. Hood is a certified public accountant.

        Daniel G. Bergstein.    Mr. Bergstein is a co-founder and has been a director of our company since 1991. Mr. Bergstein served as Chairman of our board of directors from 1991 until August 1998. Since 1988, Mr. Bergstein has been a senior partner in the New York office of the international law firm Paul, Hastings, Janofsky & Walker LLP, where he is the Chairman of the Firm's National Telecommunications Practice.

        Frank K. Bynum, Jr.    Mr. Bynum has served as a director of our company since May 1998. He is also a Managing Director of Kelso. Mr. Bynum joined Kelso in 1987 and has held positions of increasing responsibility at Kelso prior to becoming a Managing Director. Mr. Bynum is a director of CDT Holdings, plc, Citation Corporation and 21st Century Newspapers, Inc.

        Anthony J. DiNovi.    Mr. DiNovi has served as a director of our company since January 2000. He is currently a Managing Director of Thomas H. Lee Partners, L.P., where he has been employed since 1988. Mr. DiNovi is a director of Endurance Specialty Holdings Ltd., Eye Care Centers of America Inc., Fisher Scientific International, Inc., National Waterworks, Inc., US LEC Corp., Vertis, Inc. and various private corporations.

        George E. Matelich.    Mr. Matelich has served as a director of our company since July 1997. Mr. Matelich is currently a Managing Director of Kelso, with which he has been associated since 1985. Mr. Matelich is also a Trustee of the University of Puget Sound.

        Jack H. Thomas.    Mr. Thomas is a co-founder and has been a director of our company since 1991. Mr. Thomas was Chairman of our board of directors from August 1998 to December 31, 2002 and served as our President from 1993 to April 2000. Mr. Thomas served as our Chief Executive Officer from 1993 until his retirement, effective December 31, 2001. From 1985 to 1993, Mr. Thomas was Chief Operating Officer of C-TEC Corporation, a diversified communications company, which at the time owned Commonwealth Telephone Company, a 240,000 access line telephone company. Prior to 1985, Mr. Thomas worked at United Telephone Company of Ohio and C&P Telephone in various management capacities.

        Kent R. Weldon.    Mr. Weldon has served as a director of our company since January 2000. He is currently a Managing Director of Thomas H. Lee Partners, L.P. Mr. Weldon worked at the firm from 1991 to 1993 and rejoined it in 1995. Prior to 1991, Mr. Weldon worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. Mr. Weldon is a director of Fisher Scientific International, Inc. and Syratech Corporation.

Committees of the Board of Directors

        Our board of directors has standing audit and compensation committees.

  Audit Committee

        Our audit committee currently consists of Frank K. Bynum, Jr., George E. Matelich and Kent R. Weldon. Among other functions, our audit committee:

  •
  makes recommendations to our board of directors regarding the selection of independent auditors;

  •
  reviews the results and scope of the audit and other services provided by our independent auditors;

  •
  reviews our financial statements; and

  •
  reviews and evaluates our internal control functions.

  Compensation Committee

        Our compensation committee currently consists of Anthony J. DiNovi and George E. Matelich. The compensation committee makes recommendations to our board of directors regarding the following matters:

  •
  executive compensation;

  •
  salaries and incentive compensation for our employees; and

  •
  the administration of our stock option plans and defined contribution plans.

  Compensation Committee Interlocks and Insider Participation

        For the fiscal year ended December 31, 2002, our compensation committee consisted of Anthony J. DiNovi and George E. Matelich. Mr. DiNovi has served as a director of our company since January 2000. Mr. Matelich has served as a director of our company since July 1998. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.

Non-Employee Director Compensation

        We reimburse directors for any expenses incurred in attending meetings of our board of directors and committees of our board.

Executive Compensation

        The following table sets forth information for the fiscal year ended December 31, 2002 concerning compensation paid to our chief executive officer and our other four most highly compensated executive officers during 2002.

Summary Compensation Table

					Long-term Compensation Awards
	Annual Compensation				Number of Securities Underlying Options/SARS
Name and Principal Position				Other Annual Compensation(1)		All Other Compensation(2)
	Year	Salary	Bonus
Eugene B. Johnson	2002	$256,500	$69,543	$46,093	358,131	$11,038
Chairman and Chief	2001	285,000	—	37,511	—	10,540
Executive Officer	2000	285,000	—	47,508	—	8,099
Peter G. Nixon.	2002	$155,000	$47,024	—	44,426	$9,690
Chief Operating Officer	2001	151,827	60,014	—	—	8,243
	2000	120,884	48,400	—	—	8,393
Walter E. Leach, Jr.	2002	$171,074	$45,752	$20,077	408,278	$9,822
Senior Vice President and	2001	186,250	33,000	21,191	—	8,100
Chief Financial Officer	2000	165,000	—	24,038	—	7,943
John P. Duda	2002	$189,081	$50,568	$37,431	285,640	$10,435
President	2001	200,000	—	29,701	—	10,839
	2000	160,500	80,000	40,418	—	8,099
Shirley J. Linn	2002	$180,000	$40,157	—	48,594	$9,898
Vice President, General	2001	168,294	64,782	—	—	9,378
Counsel and Secretary	2000	33,846	—	—	—	115

(1)
Reflects the value of certain benefits provided pursuant to employment arrangements.

(2)
Reflects matching contributions made under our 401(k) plan and the value of group term life insurance coverage.

1995 Stock Option Plan

        Our 1995 Stock Option Plan was adopted on February 22, 1995. The 1995 plan provides for the grant of options to purchase up to an aggregate of 1,136,800 shares of our Class A common stock. The 1995 plan is administered by our compensation committee, which makes discretionary grants of options to our officers, directors and employees.

        Options granted under the 1995 plan may be incentive stock options, which qualify for favorable Federal income tax treatment under Section 422A of the Internal Revenue Code, or nonstatutory stock options.

        The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options is determined by our compensation committee, in its sole discretion. Each option grant is evidenced by a written incentive stock option agreement or nonstatutory stock option agreement dated as of the date of grant and executed by us and the optionee. Such agreement also sets forth the number of options granted, the option price, the option term and such other terms and conditions as may be determined by the board of directors. As of March 25, 2003, a total of 592,460 options to purchase shares of our Class A common stock were outstanding under the 1995 plan. Such options were exercisable at a price of $.25 per share.

        Options granted under the 1995 plan are nontransferable, other than by will or by the laws of descent and distribution.

1998 Stock Incentive Plan

        In August 1998, we adopted our 1998 Stock Incentive Plan. The 1998 Plan provides for grants to members of management of up to 6,952,540 nonqualified options to purchase our Class A common stock, at the discretion of the compensation committee. These options generally vest in 25% increments on the second, third, fourth, and fifth anniversaries of an individual grant. In the event of a change in control (as defined in the 1998 Plan), outstanding options will vest immediately. As of March 25, 2003, a total of 4,413,700 options were outstanding under the 1998 Plan.

        Pursuant to the terms of the grant, 4,395,400 options become exercisable only in the event that we are sold, an initial public offering of our common stock occurs, or other changes in control (as defined in the 1998 Plan) occur. The number of options that may ultimately become exercisable also depends upon the extent to which the price per share obtained in a sale of the Company would exceed a minimum selling price of $4.28 per share. These options have a term of ten years from date of grant. We will accrue as compensation expense the excess of the estimated fair value of our common stock over the exercise price of the options when and if a sale of the Company, at the prices necessary to result in exercisable options under the grant, becomes imminent or likely.

        On December 31, 2001, 450,000 options were forfeited and the vesting schedule of 200,000 options was modified. These options were rescheduled to vest equally over the ensuing 24 months on a monthly vesting schedule of 8,333.34 options per month such that all 200,000 options will be fully vested by December 2003.

        On January 1, 2002, an additional 250,000 shares were issued at $7.00 per option. At issuance, 41,667 options were vested immediately. The remaining 208,333 options will vest equally over 15 months at a rate of 13,888.87 options per month such that all 250,000 options will be fully vested by March 2003.

        In April 2000, all of the options outstanding under Carrier Services' stock option plan were converted to options to purchase our Class A common stock under the 1998 Plan. As a result, 925,500 options to purchase common stock of Carrier Services were converted into an aggregate of 1,693,665 options to purchase our Class A common stock, which become immediately exercisable upon vesting. As of March 25, 2003, 18,300 options to purchase our Class A common stock at an exercise price of $3.28 per share were outstanding under this grant. Upon completion of the conversion, the Carrier Services stock option plan was terminated.

2000 Employee Stock Option Plan

        In May 2000, the Company adopted the 2000 Employee Stock Option Plan. The 2000 Plan provides for grants to members of management of up to 10,019,200 options to purchase our Class A common stock, at the discretion of the compensation committee. During 2002, the Company amended the 2000 Plan to limit the number of shares available for grant to 2,365,510. Options granted under the

2000 Plan may be of two types: (i) incentive stock options and (ii) nonstatutory stock options. Unless the compensation committee shall otherwise specify at the time of grant, any option granted under the 2000 Plan shall be a nonstatutory stock option.

        Under the 2000 Plan, unless otherwise determined by the compensation committee at the time of grant, participating employees are granted options to purchase our Class A common stock at exercise prices not less than the market value of our Class A common stock at the date of grant. Options have a term of 10 years from date of grant. Options vest in increments of 10% on the first anniversary, 15% on the second anniversary, and 25% on the third, fourth, and fifth anniversaries of an individual grant. Subject to certain provisions, in the event of a change of control, the Company will cancel each option in exchange for a payment in cash of an amount equal to the excess, if any, of the highest price per share of Class A common stock offered in conjunction with any transaction resulting in a change of control over the exercise price for such option.

        On August 3, 2001, the Company made an offer to its employees to cancel their existing options issued under the 2000 Plan in exchange for new options to be granted on the date that is on or after six months and one day following the expiration date of the offer. As a result of this offer, 3,274,935 options were cancelled. The remaining options outstanding under this plan were forfeited during 2001. In March 2002, an additional 1,337,109 shares were issued at $7.00 per option. As of March 25, 2003, 1,195,386 options were outstanding under the 2000 Plan.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

        The following table sets forth the information with respect to the executive officers set forth in the Summary Compensation Table concerning the exercise of options during fiscal year 2002, the number of securities underlying options as of December 31, 2002 and the year-end value of all unexercised in-the-money options held by such individuals.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Numbers of Securities Underlying Unexercised Options/SARs At Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($) Exercisable/Unexercisable(1)
Eugene B. Johnson	0	0	213,200/1,195,000	$1,260,012/$5,314,763
Peter G. Nixon	0	0	—/100,000	—/$434,500
Walter E. Leach, Jr.	0	0	—/609,400	—/$2,710,307
John P. Duda	0	0	95,060/410,000	$561,805/$1,823,475
Shirley J. Linn	0	0	—	—

(1)
Represents the difference between the exercise price and the fair market value of our common stock at December 31, 2002.

Employment Agreements

        In December 2002, we entered into an employment agreement with Eugene B. Johnson, pursuant to which we named Mr. Johnson Chief Executive Officer of the Company and/or Chairman of the Company's Board of Directors from December 31, 2002 to December 31, 2006. The employment agreement provides that Mr. Johnson will receive an annual base salary of $350,000, an annual discretionary bonus, and Mr. Johnson shall be entitled to participate in all incentive, savings, stock option and retirement plans, practices, policies and programs applicable generally to other senior management. The employment agreement also provides that upon (i) the expiration of Mr. Johnson's employment period, or (ii) the termination of Mr. Johnson's employment as Chief Executive Officer without cause, Mr. Johnson is entitled to receive certain benefits. These benefits include continued medical coverage for Mr. Johnson and his wife until each has reached age 65, the accelerated vesting of all options granted to Mr. Johnson under the Company's 1998 Plan and 2000 Plan and extension of Mr. Johnson's right to exercise all of his vested options under the 1995 Plan and the 2000 Plan within certain time periods. If we terminate Mr. Johnson for cause or he voluntarily resigns he is not entitled to any benefits under the employment agreement. If Mr. Johnson's employment is terminated without cause during the term of his employment agreement he is entitled to receive payment of his salary as of the termination event for two years, subject to suspension for a breach of Mr. Johnson's covenant not to compete with us. Upon the expiration of the term of Mr. Johnson's employment agreement at December 31, 2006, unless extended, he is entitled to receive payment of his salary as of such expiration date for one year thereafter, subject to suspension for a breach of Mr. Johnson's covenant not to compete with us. The employment agreement supersedes and terminates all prior employment agreements and severance arrangements between Mr. Johnson and us.

        In December 2001, we entered into a succession agreement with Jack H. Thomas, pursuant to which Mr. Thomas resigned from his position as Chief Executive Officer of the Company and we retained him to serve as a non-executive Chairman of the Board of Directors and/or member of the Board of Directors from December 31, 2001 through December 31, 2003. The succession agreement provides for payment of an annual compensation of $50,000, reimbursement of supplemental life insurance premiums not to exceed $7,000 per annum, extension of Mr. Thomas' right to exercise all of his vested options until the termination of the succession period and the immediate vesting of all unvested options upon a change of control or an early termination of the agreement without cause. In addition, the succession agreement provides that upon the earliest of (i) the expiration of the succession period, (ii) the termination of Mr. Thomas' retention without cause or (iii) a change of control, Mr. Thomas is entitled to receive certain benefits, including Company provided health insurance for both himself and his wife until each is 65 years of age. If Mr. Thomas' retention is terminated for cause, Mr. Thomas shall not be entitled to any benefits pursuant to the terms of his succession agreement. The succession agreement supersedes and terminates all prior employment agreements between Mr. Thomas and us.

        For purposes of both Mr. Johnson's employment agreement and Mr. Thomas' succession agreement, a change of control shall be deemed to have occurred if: (i) the stockholders of the Company as of the date of such agreement no longer own, either directly or indirectly, shares of the Company's capital stock entitling them to 51% in the aggregate of the voting power for the election of the directors of the Company, as a result of a merger or consolidation of the Company, a transfer of the Company's capital stock or otherwise; or (ii) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of its property or assets to another person or entity.

        In January 2000, we entered into employment agreements with each of Walter E. Leach, Jr. and John P. Duda. Each of the employment agreements provides for an employment period from January 20, 2000 until December 31, 2003 and provides that upon the termination of the executive's employment due to a change of control, the executive is entitled to receive from us in a lump sum payment an amount equal to such executive's base salary as of the date of termination for a period ranging from twelve months to twenty-four months. For purposes of the previous sentence, a change of control shall be deemed to have occurred if: (a) certain of our stockholders no longer own, either directly or indirectly, shares of our capital stock entitling them to 51% in the aggregate of the voting power for the election of our directors as a result of a merger or consolidation of the Company, a transfer of our capital stock or otherwise; or (b) we sell, assign, convey, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of our property or assets to any other person or entity. In addition, we have agreed to maintain the executives' long term disability and medical benefits for a similar period following a change of control. In the event that any executive's employment with us was terminated without cause and not as a result of a change of control, such executive is entitled to receive a lump sum payment from us in an amount equal to such executive's base salary for a period ranging from six months to twelve months and is also entitled to long term disability and medical benefits for a similar period. In the event that any executive's employment is terminated by us for cause or by such executive without good reason, such executive is not entitled to any benefits under his employment agreement.

        In November 2002, we entered into a letter agreement with Mr. Duda, supplementing and modifying the employment agreement entered into in January 2000. The letter agreement provides that upon voluntary termination of Mr. Duda's employment by him, at any time between November 21, 2002 and December 31, 2003, Mr. Duda is entitled to receive from us in a lump sum payment an amount equal to Mr. Duda's base salary as of the date of termination for the period from the date of termination through December 31, 2003, plus all accrued and unpaid base salary and benefits as of the date of termination. The letter agreement also provides that upon the expiration of Mr. Duda's employment with the Company Mr. Duda is entitled to receive certain benefits. These benefits include continued long-term disability, term life insurance and medical benefits for twelve months and a lump sum payment from us in an amount equal to twelve months of his base salary as of the date of termination, plus accrued and unpaid base salary and benefits as of the date of termination.

        In November 2002, we entered into a letter agreement with each of Peter G. Nixon and Shirley J. Linn. The letter agreements provide that upon the termination of their respective employment with the Company without cause, each is entitled to receive from us in a lump sum payment an amount equal to twelve months of such executive's base salary as of the date of termination, plus the continuation of certain benefits, including medical benefits, for twelve months.

CERTAIN RELATIONSHIPS
AND RELATED PARTY TRANSACTIONS

Financial Advisory Agreements

        We entered into a Management Services Agreement with THL Equity Advisors IV, LLC, or THL Advisors, dated as of January 20, 2000 and an Amended and Restated Financial Advisory Agreement dated as of January 20, 2000 with Kelso, pursuant to which THL Advisors and Kelso provide certain consulting and advisory services related, but not limited to, equity financings and strategic planning. Each of these agreements expires on the earlier to occur of (i) December 31, 2006 or (ii) solely with respect to the Management Services Agreement, the date that THL Advisors cease to own, and solely with respect to the Amended and Restated Financial Advisory Agreement, the date that Kelso Investment Associates V, L.P. or KIAV, and Kelso Equity Partners V, L.P., or KEPV, collectively cease to own, at least 10% of the number of shares of our stock they held as of January 20, 2002. Pursuant to these agreements, we pay to each of THL Advisors and Kelso annual advisory fees of $500,000 payable on a quarterly basis, we reimburse them for out of pocket expenses, and we have agreed to indemnify them against certain liabilities they may incur in connection with their provision of advisory services. Further, we agreed to pay a transaction fee of approximately $8.4 million to Kelso, which fee is payable upon the earlier of (i) an initial public offering of our Class A common stock, (ii) a sale of the Company to a third party or parties, whether structured as a merger, sale of stock, sale of assets, recapitalization or otherwise or (iii) KIAV and KEPV ceasing to own, collectively, at least 10% of the number of shares of our stock they held collectively as of January 20, 2000. In connection with our equity financing and recapitalization in January 2000, we terminated our financial advisory agreement with Carousel Capital Partners, L.P., a former significant stockholder, and the original financial advisory agreement with Kelso. We paid advisory fees and out of pocket expenses of $1,042,662, $1,120,117 and $1,071,343 in the aggregate to THL Advisors and Kelso in 2002, 2001 and 2000, respectively.

Legal Services

        Daniel G. Bergstein, a director of the Company, is a senior partner of Paul, Hastings, Janofsky & Walker LLP, a law firm which provides legal services to us. For the years ended December 31, 2002, 2001 and 2000, we paid Paul Hastings approximately $791,724, $820,206 and $1,490,247, respectively, for legal services and expenses.

Stockholders Agreement and Registration Rights Agreement

        In connection with our January 2000 equity financing and recapitalization, we entered into a stockholders agreement with our stockholders, dated as of January 20, 2000, which contains provisions relating to, among other things: (i) the designation of members to our board of directors (including two members to be designated by THL, two members by Kelso and, initially, the designation of Daniel G. Bergstein, Eugene B. Johnson and Jack H. Thomas, and upon the receipt of all required regulatory approvals and the conversion of certain shares of our equity securities, such three remaining members to be designated jointly by THL and Kelso), (ii) restrictions on transfers of shares, (iii) procedures to be followed under certain circumstances with respect to a sale of the Company, (iv) the requirement that our stockholders take certain actions in connection with an initial public offering or a sale of FairPoint, (v) the requirement of FairPoint to sell shares to the stockholders under certain circumstances upon authorization of an issuance or sale of additional shares, (vi) the participation rights of stockholders in connection with a sale of shares by other stockholders, and (vii) our right to purchase all (but not less than all) of the shares of a management stockholder in the event of resignation, termination of employment, death or disability. The stockholders agreement also provides that we must obtain the consent of THL and Kelso in order for us to incur debt in excess of $5 million.

        We entered into a registration rights agreement with certain of our stockholders, dated as of January 20, 2000, pursuant to which such stockholders have the right in certain circumstances and, subject to certain conditions, to require us to register shares of our common stock held by them under the Securities Act of 1933. Under the registration rights agreement, except in limited circumstances, we are obligated to pay all expenses in connection with such registration.

        In connection with the execution of the stockholders agreement and the registration rights agreement, we terminated our previous stockholders agreement and registration rights agreement, each dated as of July 31, 1997.

Founder Compensation Arrangements

        Daniel G. Bergstein, Jack H. Thomas, Meyer Haberman and Eugene B. Johnson, the founding stockholders of the Company, have entered into an arrangement with Walter E. Leach, Jr. and John P. Duda pursuant to which such stockholders have agreed to provide compensation to Mr. Leach and Mr. Duda upon the occurrence of certain specified liquidation events with respect to the Company, based on the value of the Company at the time of such liquidation event.

Purchase of Common Stock by Management

        In January 2000, 65,540 shares of our common stock were purchased by 21 of our employees for an aggregate purchase price of $859,655.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2002 for (i) each executive officer (ii) each director, (iii) all of our executive officers and directors as a group, and (iv) each person who beneficially owns 5% or more of the outstanding shares of our common stock.

        The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

        The amounts and percentages of common stock reflected in this table assume the conversion of all of our shares of Class C common stock to shares of our Class A common stock. Our shares of Class C common stock are convertible into shares of Class A common stock only upon the occurrence of certain events, including (i) the consummation by the Company of an offering of its Class A common stock to the public pursuant to which the Company raises at least $150 million in gross proceeds or (ii) any transfer of shares of Class C common stock to any person or persons who are not affiliates of the transferor.

	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares(1)
Executive Officers and Directors:
Eugene B. Johnson(2)	667,413	1.3%
Peter G. Nixon(3)	14,315	*
Walter E. Leach(4)	102,070	*
John P. Duda(5)	116,470	*
Shirley J. Linn(6)	8,951	*
Daniel G. Bergstein(7)	2,300,140	4.5%
Frank K. Bynum, Jr.(8)	18,199,496	35.7%
Anthony J. DiNovi(9)	21,461,720	42.1%
George E. Matelich(8)	18,199,496	35.7%
Jack H. Thomas(10)	1,757,590	3.5%
Kent R. Weldon(9)	21,461,720	42.1%
All Executive Officers and Directors as a group (11 persons)	44,628,165	87.6%
5% Stockholders:
Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P.(8) 320 Park Avenue, 24th Floor New York, New York 10022	18,199,496	35.7%
Thomas H. Lee Equity Fund IV, L.P. and affiliates(9) 75 State Street Boston, Massachusetts 02109	21,461,720	42.1%

*
Less than 1%.

(1)
Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 50,918,559 shares of common stock outstanding as of December 31, 2002, which includes 799,117 shares of common stock securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2)
Includes 240,233 shares of Class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days. Does not include 1,526,098 shares of Class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days.

(3)
Includes 5,115 shares of Class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days. Does not include 139,311 shares of Class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days.

(4)
Includes 102,070 shares of Class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days. Does not include 915,608 shares of Class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days.

(5)
Includes 116,470 shares of Class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days. Does not include 674,230 shares of Class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days.

(6)
Includes 8,951 shares of Class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days. Does not include 39,643 shares of Class A common stock issuable upon exercisable of options that are not currently exercisable or do not become exercisable during the next 60 days.

(7)
Includes 2,135,140 shares of Class A common stock owned by JED Communications Associates, Inc., a corporation owned 100% by Mr. Bergstein and members of his immediate family and 165,000 shares of Class A common stock owned by certain of Mr. Bergstein's family members, for which Mr. Bergstein has both voting and disposition power.

(8)
Includes 16,427,726 shares of Class A common stock owned by Kelso Investment Associates V, L.P. ("KIAV") and 1,771,770 shares of Class A common stock owned by Kelso Equity Partners V, L.P. ("KEPV"). KIAV and KEPV, due to their common control, could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. Joseph S. Schuchert, Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr. and Philip E. Berney may be deemed to share beneficial ownership of shares of Class A common stock owned of record by KIAV and KEPV, by virtue of their status as general partners of the general partner of KIAV and as general partners of KEPV. Messrs.  Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to securities owned by KIAV and KEPV, but disclaim beneficial ownership of such securities.

(9)
Shares of Class A common stock held by Thomas H. Lee Equity Fund IV, L.P. may be deemed to be beneficially owned by THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Partners, L.P., Thomas H. Lee Advisors, LLC, the general partner of Thomas H. Lee, L.P., Mr. DiNovi, Mr. Weldon and the other members of Thomas H. Lee Advisors, LLC. Each of such persons disclaims beneficial ownership of such shares.

(10)
Includes 284,200 shares of Class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days. Does not include 850,000 shares of Class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Our Credit Facility

        We are a party to a credit facility with various lenders, Wachovia Bank, National Association, as documentation agent, Deutsche Bank Trust Company Americas, as administrative agent, and Bank of America, N.A., as syndication agent. The credit facility was amended and restated as part of a refinancing completed on March 6, 2003. Our amended and restated credit facility provides for, among other things, rescheduled amortization and an excess cash flow sweep with respect to the tranche C term facility. Our credit facility consists of term loan facilities (consisting of tranche A loans and tranche C loans) in an aggregate principal amount of $158.0 million and a revolving credit facility in an aggregate principal amount of up to $70.0 million ($60.0 million of which was committed as of March 6, 2003 and an additional $10.0 million of which was committed as of April 29, 2003). All of our obligations under our credit facility are unconditionally and irrevocably guaranteed jointly and severally by four of our mid-tier subsidiaries. Outstanding debt under our credit facility is secured by a first priority perfected security interest in all of the capital stock of certain of our subsidiaries.

        Our amended and restated credit agreement is comprised of the following facilities:

        Revolving loan facility. A revolving loan facility of $70 million ($60.0 million of which was committed as of March 6, 2003 and an additional $10.0 million of which was committed as of April 29, 2003). These loans mature on March 31, 2007 and bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%.

        Tranche A term loan facility. A tranche A term loan facility of $30 million. As of March 31, 2003, $30.0 million of tranche A term loans were outstanding. These loans mature on March 31, 2007 and bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%.

        Tranche C term loan facility.    As of March 31, 2003, approximately $128.0 million of tranche C term loans remained outstanding. These loans mature on March 31, 2007. Mandatory repayments under the tranche C term loan facility are scheduled to be $1.5 million, $20.9 million, $20.0 million $29.6 million and a final $56.0 million in 2003, 2004, 2005, 2006 and on March 31, 2007, respectively. Tranche C term loans bear interest per annum at either a base rate plus 3.50% or LIBOR plus 4.50%.

  Covenants and Events of Default

        Our amended and restated credit facility contains certain customary covenants and other credit requirements of the Company and its subsidiaries and certain customary events of default. Our amended and restated credit facility limits our ability to downstream money to Carrier Services and its subsidiaries.

  Prepayments

        Net cash proceeds from asset sales are required to be applied as mandatory prepayments of principal on outstanding loans unless such proceeds are used by us to finance acquisitions permitted under our amended and restated credit facility within 180 days of our receipt of such proceeds. Change of control transactions trigger a mandatory prepayment obligation. Voluntary prepayments of loans, including interim prepayments of revolving loans with proceeds of asset sales that are not used to prepay term loans in anticipation of being subsequently applied to fund a permitted acquisition or acquisitions within 180 days of the asset sale may be made at any time without premium or penalty, provided that voluntary prepayments of eurodollar loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

        In addition, our amended and restated credit facility provides that on the date occurring ninety days after the last day of each of our fiscal years, commencing December 31, 2003, 50% of excess cash flow (as defined in our credit facility) for the immediately preceding fiscal year shall be applied as a mandatory repayment of the then outstanding tranche C term loan facility; provided, however, that such requirement shall terminate at such time as (i) we first meet a senior secured leverage ratio (as defined in our credit facility) of less than or equal to 1.00 to 1.00 and (ii) no default or event of default exists under our amended and restated credit facility.

Our Senior Subordinated Notes and Floating Rate Notes issued in 1998

        The Company issued $125.0 million of senior subordinated notes and $75.0 million of floating rate notes in 1998. The senior subordinated notes bear interest at the rate of 9 1/2% per annum and the floating rate notes bear interest at a rate per annum equal to LIBOR plus 418.75 basis points, in each case payable semi-annually in arrears. The LIBOR rate on the floating rate notes is determined semi-annually. On March 6, 2003, the Company extinguished $9.8 million of the senior subordinated notes.

        The senior subordinated notes and floating rate notes mature on May 1, 2008. The Company may redeem the senior subordinated notes on or after May 1, 2003 and the floating rate notes at any time, in each case, at the redemption prices stated in the indenture under which those notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, the Company must offer to repurchase the outstanding senior subordinated notes and floating rate notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date or repurchase.

        The subordinated notes and floating rate notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, including all obligations under our amended and restated credit facility.

        The indenture governing the Company's senior subordinated notes and floating rate notes contains certain customary covenants and events of default. In particular, since Carrier Services and its subsidiaries are treated as unrestricted subsidiaries under such indenture, our ability to downstream funds to Carrier Services and its subsidiaries is limited by the restrictive payments covenant in such indenture.

Our Senior Subordinated Notes issued in 2000

        The Company issued $200.0 million of senior subordinated notes in 2000. The senior subordinated notes bear interest at the rate of 12 1/2% per annum payable semi-annually in arrears. On March 6, 2003, the Company extinguished $7.0 million of these notes.

        The senior subordinated notes mature on May 1, 2010. The Company may redeem the senior subordinated notes on or after May 1, 2005 at the redemption price stated in the indenture under which the senior subordinated notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, the Company must offer to repurchase the outstanding senior subordinated notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The senior subordinated notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, including all obligations under our amended and restated credit facility.

        The indenture governing the senior subordinated notes contains certain customary covenants and events of default. In particular, since Carrier Services and its subsidiaries are treated as unrestricted subsidiaries under such indenture, our ability to downstream funds to Carrier Services and its subsidiaries is limited by the restrictive payments covenant in such indenture.

Our Senior Notes issued in 2003

        The Company issued $225.0 million of senior notes in March 2003. The senior notes bear interest at the rate of 11 7/8% per annum payable semi-annually in arrears.

        The senior notes mature on March 1, 2010. The Company may redeem the senior notes on or after March 1, 2007 at the redemption price stated in the indenture under which the senior notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, the Company must offer to repurchase the outstanding senior notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The senior notes are general unsecured obligations of the Company, ranking pari passu in right of payment with all existing and future senior debt of the Company, including all obligations under our credit facility, and senior in right of payment to all existing and future subordinated indebtedness of the Company.

        The indenture governing the senior notes contains certain customary covenants and events of default. In particular, since Carrier Services and its subsidiaries are treated as unrestricted subsidiaries under such indenture, our ability to downstream funds to Carrier Services and its subsidiaries is limited by the restrictive payments covenant in such indenture.

Carrier Services Credit Facility

        On May 10, 2002, Carrier Services entered into an amended and restated credit agreement with its lenders to restructure the obligations of Carrier Services and its subsidiaries under the Carrier Services credit facility. In connection with such restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of the obligations under the Carrier Services credit facility, (ii) the lenders converted $93.9 million of the loans and obligations under the Carrier Services credit facility into shares of the Company's Series A Preferred Stock having a liquidation preference equal to the amount of the loans and obligations under the Carrier Services credit facility, and (iii) the remaining loans under the Carrier Services credit facility and Carrier Services' obligations under its swap arrangements were converted into $27.9 million aggregate principal amount of new term loans.

        The converted loans under the new Carrier Services amended and restated credit agreement consist of two term loan facilities: (i) tranche A loans in the aggregate principal amount of approximately $8.7 million and (ii) tranche B loans in the aggregate principal amount of approximately $19.2 million, each of which matures in May 2007. Interest on the new loans is payable monthly and accrues at a rate of 8% per annum; provided, however, that upon an event of default the interest rate shall increase to 10% per annum. Interest on the tranche A loans must be paid in cash and interest on tranche B loans may be paid, at the option of Carrier Services, either in cash or in kind. For the period ended December 31, 2002, $0.9 million in additional debt was issued to satisfy the accrued in kind interest on the tranche B loans. The principal of the tranche A loans is due at maturity and the principal of the tranche B loans is payable as follows: (a) $2,062,000 is due on September 30, 2004; (b) $4,057,000 is due on September 30, 2005; (c) $5,372,000 is due on September 30, 2006; and (d) the remaining principal balance is due at maturity. On March 6, 2003, Carrier Services extinguished $2.2 million of the tranche A and tranche B loans.

        The loans under the Carrier Services amended and restated credit agreement are guaranteed by certain of Carrier Services' subsidiaries and are secured by substantially all of the assets of Carrier Services and its subsidiaries. The Company has not guaranteed the debt owed to the lenders under the Carrier Services amended and restated credit agreement nor does the Company have any obligation to invest any additional funds in Carrier Services. Further, our amended and restated credit facility and the indentures governing the Company's senior subordinated notes and senior notes contain certain restrictions on the Company's ability to make investments in Carrier Services.

        Voluntary prepayments of loans may be made under the Carrier Services amended and restated credit agreement at any time without premium or penalty. Carrier Services is also required to make mandatory prepayments of principal from certain sources including the net proceeds from asset sales and from excess cash flow generated by the long distance business. Under a tax sharing agreement, the Company has been and continues to be obligated to reimburse Carrier Services for any tax benefits the Company and its affiliates receive from net operating losses attributable to Carrier Services, including net operating losses attributable to Carrier Services carried forward from prior taxable years. As of December 31, 2002, approximately $210 million of the $258 million of combined net operating losses of the Company and its affiliates were attributable to Carrier Services. As of December 31, 2002, the amount payable to Carrier Services under the tax sharing agreement was approximately $3.1 million. The Company does not anticipate making substantial payments under the tax sharing agreement for taxable income with respect to taxable years 2003 to 2007.

        Upon a payment default under the Carrier Services amended and restated credit agreement, or in the event of a bankruptcy of Carrier Services or the Company, at the option of any lender, such lender's loans under the Carrier Services amended and restated credit agreement may be converted into shares of the Company's Series A Preferred Stock pursuant to the terms of the Amended and Restated Preferred Stock Issuance and Capital Contribution Agreement dated as of May 10, 2002 by and among the Company, the Administrative Agent and the lenders.

        The Series A Preferred Stock is non-voting, except as required by applicable law, and is not convertible into common stock of the Company. The Series A Preferred Stock provides for the payment of dividends at a rate equal to 17.428% per annum. Dividends on the Series A Preferred Stock are payable, at the option of the Company, either in cash or in additional shares of Series A Preferred Stock. The Company has the option to redeem any outstanding Series A Preferred Stock at any time. The redemption price for such shares is payable in cash in an amount equal to $1,000 per share plus any accrued but unpaid dividends thereon (the "Preference Amount"). Under certain circumstances, the Company would be required to pay a premium of up to 6% of the Preference Amount in connection with the redemption of the Series A Preferred Stock. In addition, upon the occurrence of certain events, such as (i) a merger, consolidation, sale, transfer or disposition of at least 50% of the assets or business of the Company and its subsidiaries, (ii) a public offering of the Company's common stock which yields in the aggregate at least $175.0 million, or (iii) the first anniversary of the maturity of the Company's senior subordinated notes issued in 2000 (which first anniversary will occur in May 2011), unless prohibited by its credit facility or by the indentures governing its senior subordinated notes, the Company would be required to redeem all outstanding shares of the Series A Preferred Stock at a price per share equal to the Preference Amount. Certain holders of the Series A Preferred Stock have agreed with the Company to reduce the dividend rate payable on the shares they hold for a period of two years.

        On March 6, 2003, Carrier Services entered into the First Amendment to the amended and restated credit facility, pursuant to which, among other things, THL purchased the outstanding loans held by certain lenders and Carrier Services repaid, in full, the outstanding loans of Wachovia Bank.

DESCRIPTION OF NOTES

        The original notes were, and the new notes will be, issued under an indenture (the "Indenture"), dated as of March 6, 2003, between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture may be obtained by contacting the Office of the Secretary at the principal executive offices of the Company, 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to the Trust Indenture Act of 1939 (the "Trust Indenture Act") and to all the provisions of the Notes and the Indenture, including the definitions of certain terms. For purposes of this Section, references to the "Company" shall mean FairPoint Communications, Inc., excluding its subsidiaries. Capitalized terms used in this Section and not otherwise defined below have the meanings assigned to them in the Indenture.

        The original notes were issued initially in an aggregate principal amount of $225.0 million. The Indenture provides for the issuance from time to time of an unlimited principal amount of additional notes, subject to the limitations described in "—Certain Covenants—Limitation on Debt." Any such additional notes will be identical in all respects to the notes, other than with respect to issue price and issuance date. Additional notes issued under the Indenture will vote together with the notes as one class on all matters under the Indenture.

General

        The notes will mature on March 1, 2010. The Notes will bear interest at the rates set forth below from March 6, 2003, or from the most recent date to which interest has been paid, payable semi-annually on March 1 and September 1 of each year, beginning on September 1, 2003, to the persons who are registered holders of the notes at the close of business on the preceding February 15 or August 15, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Principal of, and premium, if any, and interest on, the notes will be payable in immediately available funds, and the notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the Security Register. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of notes, except for any tax or other governmental charge that may be imposed.

Interest

        Interest on the notes will accrue at the rate of 11 7/8% per annum.

Ranking

        The original notes are, and the new notes will be, general unsecured senior obligations of the Company. The notes rank pari passu in right of payment with all existing and future Senior Debt of the Company (including borrowings under the Credit Facility), and senior to all existing and future subordinated indebtedness of the Company. As of March 31, 2003, the Company had approximately $383.0 million of Senior Debt (excluding unused commitments under the Credit Facility).

        In addition, all existing and future liabilities of the Company's Subsidiaries, including the claims of trade creditors and preferred stockholders, if any, will be effectively senior to the notes. The total indebtedness of the Company's Subsidiaries, as of March 31, 2003, was approximately $50.1 million

(excluding guarantees of the Credit Facility). The Company's Subsidiaries have other liabilities, including contingent liabilities, that may be significant. The notes may be guaranteed in the future by certain of our Restricted Subsidiaries. See "—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries."

        Although the Indenture contains limitations on the amount of additional Debt that the Company and the Restricted Subsidiaries may Incur, the amounts of such Debt could be substantial and such Debt may be Senior Debt or Debt of Subsidiaries (which will be effectively senior in right of payment to the notes).

        The notes are obligations exclusively of the Company. Since all the operations of the Company are conducted through Subsidiaries, the Company's ability to service its debt, including the notes, is dependent upon the earnings of its Subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by those Subsidiaries to the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to various restrictions. Existing Debt of certain of the Subsidiaries contains provisions that may under certain circumstances prohibit the payment of dividends or the making of other payments or advances to the Company. In addition, the ability of Subsidiaries of the Company to make such payments or advances to the Company may be limited by the laws of the relevant states in which such Subsidiaries are organized or located, including, in some instances, by minimum capitalization requirements imposed by state regulatory bodies that oversee the telecommunications industry in such states. In certain circumstances, the prior or subsequent approval of such payments or advances by such Subsidiaries to the Company is required from such regulatory bodies or other governmental entities.

        The notes also are effectively subordinated to any secured debt of the Company to the extent of the value of the assets securing such debt. As of March 31, 2003, the Company had approximately $383.2 million of secured debt (representing borrowings under the Credit Facility).

Optional Redemption

        Except as set forth below, the notes are not redeemable at the option of the Company prior to March 1, 2007. Thereafter, the notes are redeemable, in whole or in part, at any time and from time to time, at the option of the Company upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Redemption Year	Price
2007	105.938%
2008	102.969%
2009 and thereafter	100.000%

        At any time and from time to time, prior to March 1, 2006, the Company may redeem up to a maximum of 35.0% of the aggregate principal amount of the notes theretofore issued under the Indenture (including any notes issued after completion of the offering of the original notes) with the proceeds of an Equity Sale, at a redemption price equal to 111.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the redemption date); provided, however, that after giving effect to any such redemption, at least 65.0% of the original aggregate principal amount of the notes issued on the Issue Date remains outstanding. Any such redemption shall be made within 75 days of such Equity Sale upon not less than 30 nor more than 60 days' prior notice.

Sinking Fund

        There will be no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of notes shall have the right to require the Company to repurchase all or any part of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, the Company shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send, by first-class mail, with a copy to the Trustee, to each holder of notes, at such holder's address appearing in the Security Register, a notice stating: (i) that a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all notes timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (iv) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

        The Change of Control repurchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all the assets of the Company may be uncertain.

        The Credit Facility prohibits the Company from voluntarily purchasing any notes prior to their stated maturity. The Credit Facility provides that the occurrence of any of the events that would constitute a Change of Control would constitute a change of control under the Credit Facility, which would result in all debt thereunder becoming due and payable. Other future debt of the Company may contain prohibitions of any events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. The exercise by holders of notes of their right to require the Company to repurchase such notes following a Change of Control could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Furthermore, the Company's ability to pay cash to holders of notes upon a repurchase following a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture which would, in turn, constitute a default under existing (and may constitute a default under future) debt of the Company. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the holders of a majority in principal amount of the notes. See "—Amendments and Waivers."

Certain Covenants

        Limitation on Debt.    The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (a) after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Leverage Ratio of the Company and the Restricted Subsidiaries (on a consolidated basis) would not exceed 6.5 to 1.0 or (b) such Debt is Permitted Debt, provided that, in either case, neither the Company nor any Restricted Subsidiary shall Incur, directly or indirectly, any Debt (other than any Subordinated Obligation of the Company Incurred pursuant to clause (a) or (b) above) unless, after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Senior Leverage Ratio of the Company and the Restricted Subsidiaries (on a consolidated basis) would not exceed 4.0 to 1.0.

        The term "Permitted Debt" is defined to include the following:

  (a)
  Debt of the Company evidenced by the notes issued on the Issue Date and any Note Guarantee;

  (b)
  Debt under the Credit Facility, provided that the aggregate principal amount of all such Debt under the Credit Facility at any one time outstanding under this clause (b) shall not exceed $300.0 million, which amount shall be permanently reduced by the aggregate amount of Net Available Cash used to Repay Debt under the Credit Facility since the Issue Date pursuant to the covenant described under "—Limitation on Asset Sales;"

  (c)
  Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) shall not exceed $30.0 million;

  (d)
  Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

  (e)
  Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

  (f)
  Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

  (g)
  Debt outstanding on the Issue Date not otherwise described in clauses (a) through (f) above;

  (h)
  Debt in an aggregate principal amount outstanding at any one time not to exceed $10.0 million; and

  (i)
  Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the first paragraph of this covenant and clauses (a), (c) and (g) above.

        Notwithstanding anything to the contrary contained in this covenant, (a) the Company shall not Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the notes to at least the same extent as such Subordinated Obligations, and (b) the Company shall not permit any Restricted Subsidiary to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company.

        For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Debt (including Debt issued by the Company to the lenders that are party to the Credit Facility) meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt and only be required to include the amount and type of such Debt in one of the above clauses and (ii) an item of Debt (including Debt issued by the Company to the lenders that are party to the Credit Facility) may be divided and classified in more than one of the types of Debt described above.

        Limitation on Restricted Payments.    The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

  (a)
  a Default or Event of Default shall have occurred and be continuing or would result therefrom,

  (b)
  the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "—Limitation on Debt" or

  (c)
  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

    (i)
    an amount (whether positive or negative) equal to the Company's EBITDA from the first date of the fiscal quarter in which the Issue Date occurs to the end of the Company's most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, taken as a single accounting period, less the product of 1.7 times the Company's Consolidated Interest Expense from the first date of the fiscal quarter in which the Issue Date occurs to the end of the Company's most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, taken as a single accounting period,

    (ii)
    Capital Stock Sale Proceeds,

    (iii)
    the sum of (A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company and (B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (excluding, in the case of clause (A) or (B), (x) any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees and (y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange),

    (iv)
    an amount equal to the sum of (A) the net reduction in Investments in any Person (other than the Company or a Restricted Subsidiary) resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and (B) the portion (proportionate to the Company's equity interest in an Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, and

    (v)
    $15.0 million.

        Notwithstanding the foregoing limitation, the Company may:

  (a)
  pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

  (b)
  purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above;

  (c)
  purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

  (d)
  repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that (i) the aggregate amount of such repurchases shall not exceed $5.0 million in any fiscal year, (ii) such repurchases shall be included in the calculation of the amount of Restricted Payments and (iii) at the time of any such repurchase, no Default or Event of Default shall have occurred and be continuing (or result therefrom);

  (e)
  pay the fees and expenses described in clause (e) in the second paragraph of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates", provided, however, that any such fees or expenses paid in excess of $1.0 million per fiscal year shall be included in the calculation of the amount of Restricted Payments;

  (f)
  following the first Public Equity Offering that results in a Public Market, pay dividends on the common stock of the Company of up to 6.0% per annum of the cash proceeds (net of underwriters' fees, discounts or commissions) of such first Public Equity Offering; provided, however, that (i) such dividends shall be (x) paid pro rata to the holders of all classes of common stock of the Company and (y) included in the calculation of the amount of Restricted Payments and (ii) at the time of payment of any such dividend, no Default or Event of Default shall have occurred and be continuing (or result therefrom); and

  (g)
  on the Issue Date, (x) purchase shares of its Series A Preferred Stock (together with accrued and unpaid dividends thereon) for an aggregate purchase price not to exceed $8.65 million and (y) purchase Existing Notes for an aggregate purchase price not to exceed $14.0 million (plus accrued and unpaid interest thereon), provided that each such purchase shall be excluded from the calculation of the amount of Restricted Payments.

        Limitation on Liens.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless (a) if such Lien secures Senior Debt, the notes are secured on an equal and ratable basis with such Debt and (b) if such Lien secures any other Debt, such Lien shall be subordinated to a Lien securing the notes in the same Property as that securing such other Debt (and if such Lien secures a Subordinated Obligation, such Lien shall be subordinated to a Lien securing the notes to at least the same extent as such Subordinated Obligation is subordinated to the Notes).

        Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries.    The Company shall not (a) sell, transfer, convey or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or (b) permit any Restricted Subsidiary to, directly or indirectly, issue, sell, transfer, convey or otherwise dispose of any shares of its Capital Stock, other than (i) directors' qualifying shares, (ii) to the Company or a Wholly Owned Subsidiary, or (iii) if, immediately after giving effect to such disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; provided, however, that, in the case of this clause (iii), such issuance, sale or disposition is effected in compliance with the covenant described under "—Limitation on Asset Sales."

        Limitation on Asset Sales.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; (b) at least 75.0% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale (except for a Permitted Asset Swap) is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and (c) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent that the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt): (a) to Repay Senior Debt of the Company (excluding any Debt owed to an Affiliate of the Company); or (b) subject to the covenant described under "—Limitation on Restricted Payments", to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary). Pending such application, and subject in all respects to the procedures set forth below, the Company may, to the extent such use would not constitute a Repayment, use such Net Available Cash to temporarily reduce Debt.

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash or that is not (to the extent not used to temporarily reduce Debt without reducing related loan commitments) segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds"; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable. When the aggregate amount of Excess Proceeds exceeds $5.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero. The term "Allocable Excess Proceeds" will mean the product of (a) the Excess Proceeds and (b) a fraction, the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

        Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary, (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply (i) with respect to clauses (a), (b) and (c), to restrictions (A) arising under agreements of the Company and any Restricted Subsidiary (as of the Issue Date) that were in effect on the Issue Date, (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or another Restricted Subsidiary, (C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i)(A) or (B) above or in clause (ii)(A) or (B) below, provided such restriction is no more restrictive than those under the agreement evidencing the Debt so Refinanced, or (D) any restriction required by any governmental body or regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; and (ii) with respect to clause (c) only, to restrictions (A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under "—Limitation on Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt, (B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless (a) the terms of such Affiliate Transaction are (i) set forth in writing, (ii) in the best interest of the Company or such Restricted Subsidiary, as the case may be, and (iii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, (b) if such Affiliate Transaction involves aggregate payments or value in excess of $1.0 million, two Officers of the Company approve such Affiliate Transaction, and in the good faith judgment of such Officers, believe that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by an Officers' Certificate promptly delivered to the Trustee, (c) if such Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction, and in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee and (d) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Company obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

        Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

  (a)
  any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 5.0% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

  (b)
  any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments;"

  (c)
  the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as such payments are pursuant to a policy (i) established by the Board of Directors in good faith and (ii) evidenced by a resolution of the Board of Directors that establishes standards to ensure that the terms and amount of such compensation are fair consideration for the services to be performed;

  (d)
  loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $1.0 million in the aggregate at any one time outstanding;

  (e)
  the payment, in compliance with clause (a) of the first paragraph of this covenant, of fees and expenses to the Equity Investors during any fiscal year not in excess of 1.0% of EBITDA for such year, provided that no Default or Event of Default exists at the time of such payment or would result therefrom;

  (f)
  any sale or other issuance of Capital Stock (other than Disqualified Stock) of the Company; or

  (g)
  the payment of customary legal fees and expenses to Paul, Hastings, Janofsky & Walker LLP.

        Limitation on Sale and Leaseback Transactions.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless (a) the Company or such Restricted Subsidiary would be entitled to (i) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt" and (ii) create a Lien on such Property securing such Attributable Debt without also securing the Notes pursuant to the covenant described under

"Limitation on Liens" and (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales."

        Limitation on Guarantees by Restricted Subsidiaries.    The Company shall not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to Incur any Guarantee of payment of any Debt of the Company ("Other Debt") (other than a Permitted Guarantee) unless such Restricted Subsidiary, the Company and the Trustee simultaneously execute and deliver a supplemental indenture to the Indenture providing a guarantee of payment by such Restricted Subsidiary (as primary obligor and not merely as surety) of all obligations of the Company under the Indenture and the Notes, whereupon such Restricted Subsidiary shall become a Note Guarantor for all purposes of the Indenture. If such Other Debt is (i) Senior Debt, the Note Guarantee of such Note Guarantor shall rank pari passu in right of payment with the guarantee of such Other Debt, or (ii) Debt other than Senior Debt, the Note Guarantee of such Note Guarantor shall be senior in right of payment to the guarantee of such Other Debt (which guarantee of such Other Debt shall provide by its terms that such guarantee is subordinated in right of payment to the Note Guarantee of such Note Guarantor (and if such Other Debt is a Subordinated Obligation, such guarantee shall be subordinated to such Note Guarantee to the same extent and in the same manner as such Other Debt is subordinated in right of payment to the notes)).

        Notwithstanding the foregoing, any Note Guarantor shall be automatically and unconditionally released from all of its obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any sale or disposition (by merger or otherwise) of any Note Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenant described under "—Limitation on Asset Sales") by the Company or a Restricted Subsidiary, following which such Note Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Note Guarantor is released from all of its obligations under all of its guarantees of payment by the Company of Debt (other than Permitted Guarantees) or (iii) upon the merger or consolidation of any Note Guarantor with and into the Company or another Note Guarantor that is the surviving Person in such merger or consolidation.

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "—Limitation on Debt" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an

Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

        Limitation on Company's Business.    The Company shall not, and shall not permit any Restricted Subsidiary, to, directly or indirectly, engage in any business other than the Telecommunications Business.

Merger, Consolidation and Sale of Property

        The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Debt;" (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and (g) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from its obligations under the Indenture and the notes (except the predecessor company shall be so released in the case of the sale, transfer, assignment, conveyance or other disposition, but not the lease, of the assets as an entirety or virtually as an entirety).

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

Events of Default

        Events of Default in respect of the notes as set forth in the Indenture include: (a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure to comply with the covenant described under "—Repurchase at the Option of Holders Upon a Change of Control" or "—Merger, Consolidation and Sale of Property;" (d) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 30 days after written notice is given to the Company as provided below; (e) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $5.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions"); (f) any judgment or judgments for the payment of money in an aggregate amount in excess of $5.0 million (or its foreign currency equivalent at the time) shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); (g) any Note Guarantee by a Note Guarantor that is a Significant Subsidiary fails to be in full force or effect; and (h) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions").

        A Default under clause (d) is not an Event of Default until the Trustee or the holders of not less than 25.0% in aggregate principal amount of the notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

        The Indenture provides that if an Event of Default with respect to the notes (other than an Event of Default resulting from the bankruptcy provisions) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25.0% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from the bankruptcy provisions with respect to the Company shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

        No holder of notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default, (b) the registered holders of at least 25.0% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of each holder of an outstanding note) with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no amendment may, among other things, (a) reduce the amount of notes whose holders must consent to an amendment or waiver, (b) reduce the rate of or extend the time for payment of interest on any note, (c) reduce the principal of or extend the Stated Maturity of any note, (d) make any note payable in money other than that stated in the note, (e) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes, (f) release any security interest that may have been granted in favor of the holders of the notes other than pursuant to the terms of such security interest, (g) reduce the premium payable upon the redemption of any note nor change the time at which any note may be redeemed, as described under "—Optional Redemption," (h) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer, (i) at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto or (j) make any change with respect to the ranking of the notes or any Note Guarantee relative to any other Debt or other obligations of the Company or any Note Guarantor, as the case may be.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the notes, to provide for or confirm the issuance of additional notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

        The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to each registered holder of the notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

        The Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when (i) either (a) all outstanding notes (other than lost, destroyed or stolen notes which have been replaced) have been delivered to the Trustee for cancellation or (b) all outstanding notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and the Company has irrevocably deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to the maturity date or redemption date, as the case may be; (ii) the Company has paid all other sums payable under the Indenture and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

        The Company at any time may terminate all its obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Company at any time may terminate its obligations under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control" and "—Certain Covenants," the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions, described under "—Events of Default" above and the limitations contained in clauses (e) and (f) under the first paragraph of "—Merger, Consolidation and Sale of Property" above ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (d) (with respect to the covenants described under "—Certain Covenants"), (e), (f) or (h) (with respect only to Restricted Subsidiaries in the case of clauses (f) and (h)) under "—Events of Default"

above or because of the failure of the Company to comply with clauses (e) and (f) under the first paragraph of "—Merger, Consolidation and Sale of Property" above.

        The legal defeasance option or the covenant defeasance option may be exercised only if: (a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the notes to maturity or redemption, as the case may be; (b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to maturity or redemption, as the case may be; (c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (g) under "—Events of Default" occurs with respect to the Company which is continuing at the end of the period; (d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto; (e) such deposit does not constitute a default under any other agreement or instrument binding on the Company; (f) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940; (g) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that (i) the Company has received from the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred; (h) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (i) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Governing Law

        The Indenture and the notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

        The Bank of New York is the Trustee under the Indenture.

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

        "Additional Assets" means (a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Telecommunications Business; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than an Affiliate of the Company; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Telecommunications Business.

        "Affiliate" of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of (i) such specified Person, (ii) any Subsidiary of such specified Person or (iii) any Person described in clause (a) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates," "—Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10.0% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (a) and (b) above, (i) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) for purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" only, (x) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" and (y) contemporaneous exchanges by the Company or any Restricted Subsidiary of Telecommunications Assets for other Telecommunications Assets in the ordinary course of business; provided that the applicable Telecommunications Assets received by the Company or such Restricted Subsidiary have at least substantially equal Fair Market Value to the Company or such Restricted Subsidiary (as evidenced by a Resolution of the Board of Directors of the Company) and (iii) any disposition effected in compliance with the first paragraph of the covenant described under "—Merger, Consolidation and Sale of Property").

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation" and (b) in all other instances, the greater of (i) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction and (ii) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Change of Control" means the occurrence of any of the following events:

  (a)
  prior to the first Public Equity Offering that results in a Public Market, the Permitted Holders cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

  (b)
  on or after the first Public Equity Offering that results in a Public Market, if any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35.0% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person or group (for purposes of this clause (b), such Person or group shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such Person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

  (c)
  the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (i) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation and (ii) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction and in substantially the same proportions as before the transaction; or

  (d)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment or whose nomination for election by the shareholders of the Company (i) was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) was pursuant to agreements among shareholders in effect on the Issue Date) cease for any reason to constitute a majority of the Board of Directors then in office; or

  (e)
  the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries and (b) all current maturities of long-term Debt.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication, (a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to capital leases, (b) amortization of debt discount and debt issuance cost, including commitment fees, (c) capitalized interest, (d) non-cash interest expenses, (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (f) net costs associated with Hedging Obligations (including amortization of fees), (g) Disqualified Stock Dividends, (h) Preferred Stock Dividends, (i) interest Incurred in connection with Investments in discontinued operations, (j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary and (k) the lesser of (i) cash contributions to any employee stock ownership plan or similar trust and (ii) the interest or fees paid by such plan or trust to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (d) below, there shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution, whether or not reflected on the Company's income statement (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below and excluding any such cash dividends or other distributions made by Financing Cooperatives that are reinvested in such Financing Cooperatives) and (ii) the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (b) for purposes of the definition of EBITDA for purposes of paragraph (c)(i) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net income (but not loss) of any Restricted Subsidiary, if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that, subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution, plus the amount of income accrued during such period in excess of such distributed cash to the extent such excess income could be distributed on the date of determination (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), (d) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business, provided that, in the event of such a sale or other disposition of all or a portion of the Capital Stock of a Financing Cooperative, any gain therefrom shall be included in Consolidated Net Income in an amount not to exceed the amount of dividends or other distributions from such Financing Cooperative previously excluded from Consolidated Net Income pursuant to the parenthetical in clause (a)(i) above, (e) any extraordinary gain or loss, (f) the cumulative effect of a change in accounting principles and (g) any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of the Company or any Restricted Subsidiary. Notwithstanding the foregoing, for purposes of the definition of EBITDA for purposes of paragraph (c)(i) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.

        "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication): (a) the excess of cost over fair market value of assets or businesses acquired; (b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP; (c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary; (e) treasury stock; (f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (g) Investments in and assets of Unrestricted Subsidiaries.

        "Consolidated Net Worth" means the total of the amounts shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding Capital Stock of the Company plus (b) paid-in capital or capital surplus relating to such Capital Stock plus (c) any retained earnings or earned surplus less (i) any accumulated deficit and (ii) any amounts attributable to Disqualified Stock.

        "Credit Facility" means the amended and restated credit agreement, dated as of March 6, 2003, among the Company, the lenders party thereto in their capacities as lenders thereunder, Bank of America, N.A., as syndication agent and Deutsche Bank Trust Company Americas, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder, provided that no such increase shall result in the principal amount of Debt permitted to be Incurred pursuant to clause (b) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt" to exceed the amount specified in such clause (b), or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the debt under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of (i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to (i) zero if such Hedging Obligation has been Incurred pursuant to clause (e) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt" or (ii) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the notes.

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent deducted in computing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation, (iv) amortization of intangibles and (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period) minus (b) all non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval of any governmental body or regulatory authority (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "Equity Investors" means Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P. and Thomas H. Lee Equity Fund IV, LP, and its Affiliates.

        "Equity Sale" means (i) a Public Equity Offering following which a Public Market exists or (ii) a Strategic Equity Investment.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the Company's 9 1/2% Senior Subordinated Notes due 2008 and 12 1/2% Senior Subordinated Notes due 2010.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of the Company or (b) if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

        "Financing Cooperative" means CoBank ACB and Rural Telephone Finance Cooperative.

        "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and (d) in the rules and regulations of the Commission or the Public Company Accounting Oversight Board governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (c) of the definition of Permitted Investments. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with "—Certain Covenants—Limitation on Debt", amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the accreted value of such Debt.

        "Independent Appraiser" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and "—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Issue Date" means the date on which the notes are initially issued.

        "Leverage Ratio" means the ratio of (a) the outstanding Debt of the Company and the Restricted Subsidiaries on a consolidated basis to (b) the Pro Forma EBITDA for the last four full fiscal quarters preceding the date on which such calculation is made.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (c) all distributions and other payments required to be made to minority interest holders in

Subsidiaries or joint ventures as a result of such Asset Sale and (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "Note Guarantee" means any Guarantee of the notes as contemplated by the covenant described under "—Limitation on Guarantees by Restricted Subsidiaries."

        "Note Guarantor" means any Restricted Subsidiary of the Company that enters into a Note Guarantee, until such time as such Restricted Subsidiary shall no longer be a Note Guarantor pursuant to the Indenture.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or any Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Asset Swap" means any transfer of property or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Telecommunications Business; provided that the aggregate Fair Market Value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the property or assets received by the Company or such Restricted Subsidiary in such exchange; provided, however, that in the event such aggregate Fair Market Value of the property or assets being transferred or received by the Company is (x) less than $15.0 million, such determination shall be made in good faith by the Board of Directors of the Company and (y) greater than or equal to $15.0 million, such determination shall be made by an Independent Appraiser.

        "Permitted Guarantee" means a Guarantee by any Restricted Subsidiary of (1) Senior Debt of the Company Incurred pursuant to clause (b) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt," (2) Senior Debt of the Company Incurred pursuant to clause (a) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Debt" in an aggregate principal amount not to exceed $50.0 million at any one time outstanding, (3) Senior Debt of the Company Incurred pursuant to clause (a) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Debt" in an aggregate principal amount not to exceed 5.0% of Consolidated Net Tangible Assets (based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date such Senior Debt shall be Incurred) less the aggregate principal amount of Senior Debt outstanding as of the date of determination in respect of which Permitted Guarantees were previously Incurred pursuant to this clause (3), as determined as of the date of the Incurrence of such Guarantee by such Restricted Subsidiary, or (4) in the case of clause (1), (2) or (3) of this definition, Interest Rate Agreements in respect of such Senior Debt owed to lenders under the Credit Facility and their Affiliates (even if any such Lender ceases to be party to the Credit Facility).

        "Permitted Holders" means Daniel G. Bergstein, JED Communications Associates, Inc., Meyer Haberman, Jack H. Thomas, Eugene B. Johnson, Walter E. Leach, Jr., John P. Duda, Kelso Investment Associates V, L.P. (and its Affiliates), Kelso Equity Partners V, L.P. (and its Affiliates) and Thomas H. Lee Equity Fund IV, LP (and its Affiliates) (or any successor entity of the Equity Investors controlled by the current principals of the Equity Investors or any entity controlled by, or under common control with, the Equity Investors) and their respective estates, spouses, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act), individually or collectively with any of the foregoing, at least a majority of the total voting power of the Voting Stock of such Person.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in: (a) any Restricted Subsidiary, the Company or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Telecommunications Business; (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person's primary business is a Telecommunications Business; (c) Temporary Cash Investments; (d) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances; (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business of the Company or a Restricted Subsidiary; (f) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or a Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $1.0 million at any one time outstanding; (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments; (h) Capital Stock of a Financing Cooperative made through the reinvestment of dividends or other distributions received from such Financing Cooperative; (i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales"; and (j) other Investments made for Fair Market Value that do not exceed $5.0 million outstanding at any one time in the aggregate, when taken together with all other Investments made pursuant to this clause (j) since the Issue Date.

        "Permitted Liens" means:

  (a)
  Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt" and Interest Rate Agreements in respect of such Debt owed to lenders under the Credit Facility and their Affiliates (even if such lender ceases to be a party to the Credit Agreement);

  (b)
  Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt", provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

  (c)
  Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

  (d)
  Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

  (e)
  Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

  (f)
  Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

  (g)
  Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

  (h)
  pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

  (i)
  utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

  (j)
  Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above;

  (k)
  Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (j) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing;

  (l)
  Liens securing Debt in an aggregate principal amount not to exceed $50.0 million at any one time outstanding and permitted to be Incurred under clause (a) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Debt" and Interest Rate Agreements in respect of such Debt owed to lenders under the Credit Facility and their Affiliates (even if such lender ceases to be a party to the Credit Facility);

  (m)
  Liens granted to secure the Notes pursuant to the covenant described under "—Certain Covenant—Limitation on Liens"; and

  (n)
  Liens not otherwise permitted by clauses (a) through (m) above encumbering assets having an aggregate Fair Market Value not in excess of 5.0% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date any such Lien shall be Incurred.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced, (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced and (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "Pro Forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

        "Pro Forma EBITDA" means, for any period, the EBITDA of the Company and its consolidated Restricted Subsidiaries, after giving effect to the following: if (a) since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Sale, Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property, (b) the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Sale, Investment or acquisition or (c) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

        For purposes of this definition, notwithstanding the definition of "pro forma," EBITDA shall be calculated on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith would have been achieved during the period for which such calculation is being made as a result of acquisitions of Property (regardless of whether such Cost Savings Measures could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), provided that both (i) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of an acquisition of Property and such Officers' Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of such acquisition of Property to effect such Cost Savings Measures and (ii) with respect to each acquisition of Property completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company or any of its Restricted Subsidiaries within 90 days of such acquisition of Property to effect the Cost Savings Measures identified in such Officers' Certificate (regardless, however, of whether the corresponding cost savings have been achieved).

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

        "Public Market" means any time after (a) a Public Equity Offering has been consummated and (b) at least 15.0% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

        "Purchase Money Debt" means Debt (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and (b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto; provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" and clause (b) of the covenant described under "—Certain Covenants—Limitation on Debt", Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith, without the right on the part of the Company or any of its Subsidiaries, pursuant to an agreement in effect at the time of such Repayment, to cause such commitment to be reinstated or replaced with a substantially similar commitment.

        "Restricted Payment" means: (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company; (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Affiliate of the Company (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock); (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); (d) any Investment (other than Permitted Investments) in any Person; or (e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

        "Restricted Subsidiary" means (a) any Subsidiary of the Company unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and (b) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary as permitted pursuant to such covenant.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary, within two years of such transfer, leases it from such Person.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Debt" means (a) the notes; (b) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not post-filing interest is allowed in such proceeding) in respect of (i) Debt of the Company for borrowed money (including all monetary obligations of the Company under the Credit Facility) and (ii) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable; (c) all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company; (d) all obligations of the Company (i) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (ii) under Hedging Obligations or (iii) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and (e) all obligations of other Persons of the type referred to in clauses (a), (b), (c) and (d) for the payment of which the Company is responsible or liable as Guarantor; provided, however, that Senior Debt shall not include (A) any Debt of the Company that is by its terms subordinate or junior in right of payment to the Notes or any other Debt of the Company; (B) any Debt Incurred in violation of the provisions of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (B) if the holders of such obligation or their representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the Incurrence of such Debt does not (or, in the case of revolving credit indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture); (C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for Federal, state, local or other taxes owed or owing by the Company; (E) any obligation of the Company to any Subsidiary; or (F) any obligations with respect to any Capital Stock of the Company.

        "Senior Leverage Ratio" means the ratio of (a) the outstanding Debt (excluding Subordinated Obligations) of the Company and the outstanding Debt of the Restricted Subsidiaries, on a consolidated basis, to (b) Pro Forma EBITDA for the last four fiscal quarters preceding the date on which such calculation is made.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Strategic Equity Investment" means an equity investment made by a Strategic Investor in the Company in an aggregate amount of at least $25.0 million and that results in such Strategic Investor becoming the owner of at least 15.0% of the total issued and outstanding common stock of the Company.

        "Strategic Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80.0% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial investment in the Company, in excess of $2.0 billion.

        "Subordinated Obligation" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect (which shall include the subordination section of any document governing such Debt).

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

        "Telecommunications Assets" means any Property, including licenses and applications, bids and agreements to acquire licenses, or other authority to provide telecommunications services, previously granted, or to be granted, by the Federal Communications Commission, used or intended for use primarily in connection with a Telecommunications Business.

        "Telecommunications Business" means any business substantially all the revenues of which are derived from (a) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline or wireless facilities, (b) the sale or provision of phone cards, "800" services, voice mail, switching, enhanced telecommunications services, telephone directory or telephone number information services or telecommunications network intelligence or (c) any business ancillary or directly related to the businesses referred to in clause (a) or (b), provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors.

        "Temporary Cash Investments" means any of the following: (a) Investments in U.S. Government Obligations maturing within one year of such Investment; (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (c) Investments in repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above; (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and (e) direct obligations (or certificates representing an ownership interest in such obligations) of any State of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such State is pledged and which are not callable or redeemable at the issuer's option, provided that (i) the long-term debt of such State is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and (ii) such obligations mature within 180 days of the date of acquisition thereof.

        "Unrestricted Subsidiary" means (a) FairPoint Carrier Services, Inc., formerly known as FairPoint Communications Solutions Corp.; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry Form, Delivery and Form of Notes

        The notes will be represented by one or more global notes, referred to herein as global notes, in definitive form. The global notes will be deposited on the Issue Date with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Cede & Co. is referred to herein as the global note holder. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

        We have been advised by DTC of the following:

          DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, referred to herein as participants, including the Euroclear System and Clearstream Banking, Société Anònyme, Luxembourg, and to facilitate the clearance and settlement of transactions in these securities between participants through electronic book-entry changes in accounts of its participants. DTC's participants include securities brokers and dealers (including the initial purchasers of the notes), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC's participants or indirect participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's participants) and the records of DTC's participants (with respect to the interests of DTC's indirect participants).

          The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

          So long as the global note holder is the registered owner of any notes, it will be considered the sole holder of outstanding notes represented by such global notes under the indenture governing the notes. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the indenture governing the notes for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. Neither we, the guarantors of the notes or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

          Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a global note holder on the applicable record date will be payable by the trustee to or at the direction of such global note holder in its capacity as the registered holder under the indenture governing the notes. Under the terms of such indenture, the Company and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's participants or indirect participants.

          Subject to certain conditions, any person having a beneficial interest in the global notes may, upon request to the trustee and confirmation of such beneficial interest by DTC, its participants or indirect participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the trustee is required to register such notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form and would be subject to the legal requirements described in the Indenture. In addition, if (i) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture governing the notes, then, upon surrender by the relevant global note holder of its global note, notes in such form will be issued to each person that such global note holder and DTC identifies as being the beneficial owner of the related notes.

        Neither the Company nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and the Company and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

        The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

        The following is a general discussion of certain material United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes. Except where noted, the following addresses only notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following does not address special classes of holders, such as broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding notes as part of a hedging or conversion transaction or a straddle. Furthermore, the following is based upon the provisions of the Code and regulations, rulings and judicial decisions promulgated under the Code as of the date hereof. Such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income and estate tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax consequences.

        As used herein, a "United States person" is (i) an individual who is a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership for United States federal income tax purposes, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, and (v) a certain type of trust in existence on August 20, 1996 that was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code.

        A United States Holder is a beneficial owner of a note who is a United States person. A Non-United States Holder is a beneficial owner of a note that is not a United States Holder.

        PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

United States Holders

  Stated Interest on the Notes

        Except as set forth below, stated interest on a note will be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's regular method of accounting.

  Exchange Offer; Additional Interest; Change of Control

        Pursuant to the exchange offer, holders are entitled to exchange the original notes for the new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered with the SEC and therefore will not be subject to transfer restrictions. We believe that the exchange pursuant to the exchange offer as described above will not result in a taxable event. Accordingly,

  •
  no gain or loss will be realized by a United States Holder upon receipt of a new note,

  •
  the holding period of a new note will include the holding period of the original note exchanged therefor and

  •
  the adjusted tax basis of a new note will be the same as the adjusted tax basis of the original note exchanged at the time of the exchange.

        According to regulations under the Code, the possibility of a change in the interest, or the payment of a premium upon a change of control (see "Description of Notes—Repurchase at the

Option of Holders upon a Change of Control") will not initially affect the amount of interest income recognized by a United States Holder (or the timing of such recognition) if the likelihood of the change or payment, as of the date the notes are issued, is remote. We believe that the likelihood of Additional Interest becoming payable on the notes and the payment of such premium are each remote; therefore, we will not treat the possibility of such payments as affecting the yield to maturity of any note. If, as anticipated, the issue price of the notes will equal their stated principal amount and, because the likelihood of a change in the interest rate and the payment of a premium are each remote, the notes will not be issued with original issue discount. In the event that the interest rate on the notes is increased, then such Additional Interest may be treated as original issue discount, includable by a United States Holder in income as interest accrues, in advance of receipt of any cash payment thereof and such payments could affect the amount and timing of the income that such United States Holders must recognize thereafter.

  Sale, Exchange, Retirement or Other Disposition of the Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note (other than pursuant to the exchange offer), a United States Holder will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of other property received in the sale, exchange, retirement or other disposition and the holder's adjusted tax basis in such note. Amounts attributable to accrued but unpaid interest on the notes will be treated as ordinary interest income. A United States Holder's adjusted tax basis in a note will, in general, be the United States Holder's cost therefor subject to any adjustments in basis during the period the note was held.

        Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note generally will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if at the time of sale, exchange, retirement, or other taxable disposition, the note has been held by the holder for more than 12 months. The maximum rate of tax on long-term capital gains with respect to notes held by an individual currently is 20%. Capital losses may offset capital gains of a taxpayer, but the deductibility of capital losses is subject to limitations, including for individuals a limit of $3,000 per year that may be offset against ordinary income.

Non-United States Holders

        The payment to a Non-United States Holder of interest on a note will not be subject to United States federal withholding tax pursuant to the "portfolio interest exception," provided that (i) the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the Non-United States Holder is not a "controlled foreign corporation" that is related to us within the meaning of the Code and (iii) either (A) the Non-United States Holder of the notes certifies to us or our agent, under penalties of perjury, that it is not a United States Holder and provides its name, address and certain other information on IRS Form W8-BEN, or a suitable substitute form, or (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such Non-United States Holder in the ordinary course of its trade or business certifies under penalties of perjury that such Form W8-BEN, or suitable substitute form, has been received from the Non-United States Holder by it or by a financial institution between it and the Non-United States Holder and furnishes the payer with a copy thereof.

        If a Non-United States Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-United States Holder will be subject to a 30% withholding tax, unless the Non-United States Holder provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form W8-BEN, or successor form, claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or (2) IRS Form W8-ECI or successor form, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States.

        If a Non-United States Holder of a note is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, such Non-United States Holder will be subject to United States federal income tax on such interest. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

        Any capital gain realized on the sale, exchange, retirement or other taxable disposition of a note by a Non-United States Holder generally will not be subject to United States federal income tax provided (1) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States, (2) in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met and (3) the Non-United States Holder is not subject to tax pursuant to the provisions of United States federal income tax law applicable to certain expatriates.

  Federal Estate Tax

        Subject to applicable estate tax treaty provisions, notes held by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be subject to United States federal estate tax if the interest on the notes qualifies for the portfolio interest exemption from United States federal withholding tax under the rules described above.

Backup Withholding and Information Reporting

        Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a note, and to the proceeds of the sale or redemption of a note before maturity. We, our agent, a broker, the trustee or the paying agent under the indentures governing the notes, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 30% of such payment if a United States Holder fails to furnish his taxpayer identification number, certify that such number is correct, certify that such holder is a United States person for United States federal income tax purposes, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. This rate is scheduled to decrease gradually to 28% by 2006. A United States Holder generally will be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to the applicable payor. Certain United States Holders, including corporations, are not subject to backup withholding and information reporting requirements.

        Non-United States Holders may be subject to backup withholding and information reporting requirements. However, backup withholding and information reporting requirements do not apply to payments of portfolio interest, made by us or our paying agent to Non-United States Holders if the appropriate certification is received, provided that the payer does not have actual knowledge that the holder is a United States Holder. The payment of the proceeds from the disposition of a note to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-United States person status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a "United States related person" will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is:

  •
  a "controlled foreign corporation" for United States federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence), is derived from activities that are effectively connected with the conduct of a United States trade or business; or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in the United States Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a trade or business in the United States.

        In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, United States Treasury regulations require information reporting on the payment unless the broker has documentary evidence in its files that the beneficial owner is a Non-United States Holder and the broker has no knowledge to the contrary.

        Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

        We must report annually to the Internal Revenue Service and to each Non-United States Holder any interest that is subject to withholding, or that is exempt from United States federal withholding tax pursuant to a tax treaty, or interest that is exempt from United States federal tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the new notes received in exchange for the original notes where the original notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date and ending on the close of business on the first anniversary following the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until    , 2003, all dealers effecting transactions in the new notes may be required to deliver this prospectus.

        The Company will not receive any proceeds from any sale of new notes by broker-dealers. The new notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The legality of the new notes will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Daniel G. Bergstein, a senior partner at Paul, Hastings, Janofsky & Walker LLP, is a director and significant stockholder of our company.

EXPERTS

        The consolidated financial statements and schedule of FairPoint Communications, Inc. and subsidiaries as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002, have been included herein in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001, consolidated financial statements refers to the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, on January 1, 2001. The audit report covering the December 31, 2002, consolidated financial statements refers to the Company's adoption of SFAS No. 142, Business Combinations, as required for goodwill and other intangible assets effective January 1, 2002.

        The balance sheets of Orange County—Poughkeepsie Limited Partnership as of December 31, 2002 and 2001, and the related statements of operations, partners' capital and cash flows for each of the two years then ended, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The balance sheet as of December 31, 2002 and the related statements of operations, of cash flows and of changes in members' equity of United States Cellular Telephone of Greater Tulsa, L.L.C., for the year ended December 31, 2002, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The balance sheets of Illinois Valley Cellular RSA 2-I Partnerhip and Illinois Valley Cellular RSA 2-III Partnership as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years in the period ended December 31, 2002, included in this prospectus have been audited by Kiesling Associates LLP, independent auditors, as stated in their reports appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports and other information with the Securities and Exchange Commission.

        You can inspect the periodic reports and other information we file with the Securities and Exchange Commission, without charge, at the Public Reference Section of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. You can obtain copies of all or any portion of these filings from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are also publicly available through the Securities and Exchange Commission's Web site (http://www.sec.gov).

INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

Audited financial statements for FairPoint Communications, Inc. and subsidiaries as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 and unaudited financial statements for FairPoint Communications, Inc. and subsidiaries as of March 31, 2003 and for the three-month periods ended March 31, 2002 and 2003	F-2
Audited financial statement schedule for FairPoint Communications, Inc. and subsidiaries for the years ended December 31, 2000, 2001 and 2002	F-54
Audited financial statements for the Orange County-Poughkeepsie Limited Partnership for the years ended December 31, 2002 and 2001	F-56
Unaudited financial statements for Orange County-Poughkeepsie Limited Partnership for the year ended December 31, 2000	F-70
Audited financial statements for United States Cellular Telephone of Greater Tulsa, L.L.C. for the year ended December 31, 2002	F-81
Unaudited financial statements for United States Cellular Telephone of Greater Tulsa, L.L.C. for the year ended December 31, 2001	F-92
Unaudited financial statements for United States Cellular Telephone of Greater Tulsa, L.L.C. for the year ended December 31, 2000	F-102
Audited financial statements for the Illinois Valley Cellular RSA 2-I Partnership for the years ended December 31, 2002, 2001 and 2000	F-112
Audited financial statements for the Illinois Valley Cellular RSA 2-III Partnership for the years ended December 31, 2002, 2001 and 2000	F-126

 FAIRPOINT COMMUNICATIONS, INC.
Financial Statements
As of December 31, 2001 and 2002 and March 31, 2003 (unaudited)
Years Ended December 31, 2000, 2001 and 2002
and three-month periods ended March 31, 2002 and 2003 (unaudited)

FAIRPOINT COMMUNICATIONS, INC.

Page
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES:
INDEPENDENT AUDITORS' REPORT	F-4

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND 2002 AND MARCH 31, 2003 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002 AND THE THREE-MONTH PERIODS ENDED MARCH 31, 2002 AND 2003 (UNAUDITED) :
Consolidated Balance Sheets as of December 31, 2001 and 2002 and March 31, 2003	F-5
Consolidated Statements of Operations for the Years Ended December 31, 2000, 2001, and 2002 and the three-month periods ended March 31, 2002 and 2003 (unaudited)	F-7
Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 2000, 2001, and 2002 and the three-month period ended March 31, 2003 (unaudited)	F-8
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2000, 2001, and 2002 and the three-month periods ended March 31, 2002 and 2003 (unaudited)	F-9
Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 2001, and 2002 and the three-month periods ended March 31, 2002 and 2003 (unaudited)	F-10
Notes to Consolidated Financial Statements for the Years Ended December 31, 2000, 2001, and 2002 and the three-month periods ended March 31, 2002 and 2003 (unaudited)	F-14
INDEPENDENT AUDITORS' REPORT	F-54
Valuation and Qualifying Accounts for the Years Ended December 31, 2000, 2001, and 2002	F-55

INDEPENDENT AUDITORS' REPORT

The Board of Directors
FairPoint Communications, Inc.:

We have audited the accompanying consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of FairPoint Communications, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, on January 1, 2001.

As described in Note 1 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 142, Business Combinations, as required for goodwill and intangible assets effective January 1, 2002.

/s/ KPMG LLP

Omaha, Nebraska

February 19, 2003

  except as to the fourth
  paragraph of Note 3
  which is as of
  May 9, 2003
  and Note 19
  which is as of
  March 6, 2003

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2001 and 2002 and March 31, 2003

Assets

	December 31,		March 31,
	2001	2002	2003
	(Amounts in thousands, except per share data)
			(unaudited)
Current assets:
Cash	$3,063	5,572	11,665
Accounts receivable, net of allowance for doubtful accounts of $1,355 in 2001, $1,235 in 2002 and $1,346 in 2003	30,949	25,454	24,618
Prepaid and other	6,245	4,994	5,562
Investments available-for-sale	693	560	1,190
Income taxes recoverable	160	—	—
Assets of discontinued operations	25,997	806	833

Total current assets	67,107	37,386	43,868

Property, plant, and equipment, net	283,280	276,717	268,271

Other assets:
Goodwill, net of accumulated amortization	454,306	454,306	454,306
Investments	48,941	44,022	43,966
Debt issue costs, net of accumulated amortization	18,758	15,157	23,248
Covenants not to compete, net of accumulated amortization	1,755	807	624
Other	868	858	843

Total other assets	524,628	515,150	522,987

Total assets	$875,015	829,253	835,126

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2001 and 2002 and March 31, 2003

Liabilities and Stockholders' Equity (Deficit)

	December 31,		March 31,
	2001	2002	2003
	(Amounts in thousands, except per share data)
			(unaudited)
Current liabilities:
Accounts payable	$20,018	21,011	12,679
Other accrued liabilities	9,780	19,053	18,848
Accrued interest payable	10,882	10,501	21,890
Current portion of long-term debt	5,523	5,704	8,525
Accrued property taxes	2,262	2,228	2,909
Current portion of obligation for covenants not to compete	1,236	536	280
Demand notes payable	464	427	422
Income taxes payable	—	219	38
Liabilities of discontinued operations	160,376	5,065	3,923

Total current liabilities	210,541	64,744	69,514

Long-term liabilities:
Long-term debt, net of current portion	776,279	798,486	807,731
Other liabilities	22,934	13,070	12,238
Liabilities of discontinued operations	9,735	5,265	5,433
Obligation for covenants not to compete, net of current portion	650	245	145
Unamortized investment tax credits	233	134	121

Total long-term liabilities	809,831	817,200	825,668

Minority interest	17	16	17
Common stock subject to put options, 315 shares at December 31, 2001 and 239 shares at December 31, 2002 and 163 shares at March 31, 2003	4,136	3,136	2,136
Redeemable preferred stock, Series A nonvoting, nonconvertible, par value $0.01 per share. Authorized 1,000 shares; issued and outstanding 105 shares; redemption value of $104,779 at December 31, 2002 and $95,788 at March 31, 2003	—	90,307	83,447
Commitments and contingencies
Stockholders' deficit:
Common stock:
Class A voting, par value $0.01 per share. Authorized 236,200 shares; issued and outstanding 45,611 shares at December 31, 2001 and 2002 and March 31, 2003	456	456	456
Class B nonvoting, convertible, par value $0.01 per share. Authorized 150,000 shares	—	—	—
Class C nonvoting, convertible, par value $0.01 per share. Authorized 13,800 shares; issued and outstanding 4,269 shares at December 31, 2001 and 2002 and March 31, 2003	43	43	43
Additional paid-in capital	217,936	206,942	202,252
Accumulated other comprehensive loss	(2,247)	(1,132)	(147)
Accumulated deficit	(365,698)	(352,459)	(348,260)

Total stockholders' deficit	(149,510)	(146,150)	(145,656)

Total liabilities and stockholders' deficit	$875,015	829,253	835,126

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2000, 2001, and 2002
and Three-month periods ended March 31, 2002 and 2003

	December 31,			March 31,
	2000	2001	2002	2002	2003
	(Dollars in thousands)
				(unaudited)
Revenues	$195,696	235,213	235,860	58,425	57,112

Operating expenses:
Operating expenses, excluding depreciation and amortization and stock-based compensation	97,587	117,801	112,272	26,523	26,144
Depreciation and amortization	47,070	56,064	47,060	11,784	12,258
Stock-based compensation	12,323	1,337	924	(197)	—

Total operating expenses	156,980	175,202	160,256	38,110	38,402

Income from operations	38,716	60,011	75,604	20,315	18,710

Other income (expense):
Net gain (loss) on sale of investments and other assets	6,648	(648)	34	355	5
Interest and dividend income	2,399	1,990	1,898	613	459
Interest expense	(59,556)	(81,053)	(79,796)	(19,410)	(20,704)
Impairment on investments	—	—	(12,568)	—	—
Equity in net earnings of investees	4,852	4,995	7,903	1,951	2,371
Other nonoperating, net	(618)	(8,211)	1,184	1,888	591

Total other expense	(46,275)	(82,927)	(81,345)	(14,603)	(17,278)

Income (loss) from continuing operations before income taxes	(7,559)	(22,916)	(5,741)	5,712	1,432
Income tax expense	(5,607)	(431)	(518)	(211)	(137)
Minority interest in income of subsidiaries	(3)	(2)	(2)	—	(1)

Income (loss) from continuing operations	(13,169)	(23,349)	(6,261)	5,501	1,294

Discontinued operations:
Loss from discontinued competitive communications operations, net of income tax benefit of $37,642 in 2000	(75,948)	(92,967)	—	—	—
Income (loss) on disposal of competitive communications operations	—	(95,284)	19,500	—	—

Income (loss) from discontinued operations	(75,948)	(188,251)	19,500	—	—

Net income (loss)	(89,117)	(211,600)	13,239	5,501	1,294
Redeemable preferred stock dividends and accretion	—	—	(11,918)	—	(4,690)
Gain on repurchase of redeemable preferred stock	—	—	—	—	2,905

Net income (loss) attributed to common shareholders	$(89,117)	(211,600)	1,321	5,501	(491)

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity (Deficit)
Years ended December 31, 2000, 2001, and 2002
and Three-month period ended March 31, 2003
(Amounts in thousands)

	Series D Preferred		Class A Common		Class B Common		Class C Common
											Accumulated other comprehensive income (loss)		Total stockholders' equity (deficit)
									Additional paid-in capital	Unearned compensation		Accumulated deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance December 31, 1999	—	$—	34,451	$345	—	$—	—	$—	48,868	—	4,187	(64,981)	(11,581)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(89,117)	(89,117)
Issuance of common stock under stock options and warrants	—	—	307	3	—	—	—	—	3,810	—	—	—	3,813
Issuance of capital stock for cash, net of direct offering expenses of $23.9 million	4,674	47	100	1	4,244	42	4,269	43	150,281	—	—	—	150,414
Exchange of Class A common shares for Class B common and Series D preferred shares	16,788	168	(25,088)	(251)	8,300	83	—	—	—	—	—	—	—
Cancellation of put options on common shares	—	—	1,752	17	—	—	—	—	2,983	—	—	—	3,000
Unearned stock option compensation	—	—	—	—	—	—	—	—	15,926	(15,926)	—	—	—
Compensation expense for stock-based awards	—	—	—	—	—	—	—	—	8,510	3,097	—	—	11,607
Forfeit of unvested stock options	—	—	—	—	—	—	—	—	(3,122)	3,122	—	—	—
Other comprehensive loss from available-for-sale securities	—	—	—	—	—	—	—	—	—	—	(3,747)	—	(3,747)
Conversion of Series D preferred and Class B common shares to Class A common shares	(21,462)	(215)	34,006	340	(12,544)	(125)	—	—	—	—	—	—	—
Repurchase and cancellation of shares of common stock	—	—	(1)	—	—	—	—	—	(11)	—	—	—	(11)

Balance at December 31, 2000	—	—	45,527	455	—	—	4,269	43	227,245	(9,707)	440	(154,098)	64,378
Net loss	—	—	—	—	—	—	—	—	—	—	—	(211,600)	(211,600)
Compensation expense for stock-based awards	—	—	—	—	—	—	—	—	1,337	(1,138)	—	—	199
Forfeit of unvested stock options	—	—	—	—	—	—	—	—	(10,845)	10,845	—	—	—
Other comprehensive loss from available-for-sale securities	—	—	—	—	—	—	—	—	—	—	(118)	—	(118)
Exercise of stock options	—	—	92	1	—	—	—	—	299	—	—	—	300
Other comprehensive loss from cash flow hedges	—	—	—	—	—	—	—	—	—	—	(2,569)	—	(2,569)
Repurchase and cancellation of shares of common stock	—	—	(8)	—	—	—	—	—	(100)	—	—	—	(100)

Balance at December 31, 2001	—	—	45,611	456	—	—	4,269	43	217,936	—	(2,247)	(365,698)	(149,510)
Net income	—	—	—	—	—	—	—	—	—	—	—	13,239	13,239
Compensation expense for stock-based awards	—	—	—	—	—	—	—	—	924	—	—	—	924
Other comprehensive loss from available-for-sale securities	—	—	—	—	—	—	—	—	—	—	(322)	—	(322)
Other comprehensive income from cash flow hedges	—	—	—	—	—	—	—	—	—	—	1,437	—	1,437
Preferred stock accretion	—	—	—	—	—	—	—	—	(1,000)	—	—	—	(1,000)
Preferred stock dividends	—	—	—	—	—	—	—	—	(10,918)	—	—	—	(10,918)

Balance at December 31, 2002	—	—	45,611	456	—	—	4,269	43	206,942	—	(1,132)	(352,459)	(146,150)

Net income (unaudited)	—	—	—	—	—	—	—	—	—	—	—	1,294	1,294
Other comprehensive income from available-for-sale securities (unaudited)	—	—	—	—	—	—	—	—	—	—	630	—	630
Other comprehensive income from cash flow hedges (unaudited)	—	—	—	—	—	—	—	—	—	—	355	—	355
Gain on repurchase of redeemable preferred stock (unaudited)	—	—	—	—	—	—	—	—	—	—	—	2,905	2,905
Preferred stock accretion (unaudited)	—	—	—	—	—	—	—	—	(381)	—	—	—	(381)
Preferred stock dividends (unaudited)	—	—	—	—	—	—	—	—	(4,309)	—	—	—	(4,309)

Balance at March 31, 2003 (unaudited)	—	$—	45,611	$456	—	$—	4,269	$43	202,252	—	(147)	(348,260)	(145,656)

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2000, 2001, and 2002

and Three-month periods ended March 31, 2002 and 2003

	December 31,						March 31,
	2000		2001		2002		2002		2003
	(Dollars in thousands)
							(unaudited)
Net income (loss)		$(89,117)		(211,600)		13,239		5,501		1,294
Other comprehensive income (loss):
Available-for-sale securities:
Unrealized holding gains (losses), net of income tax benefit of $780 in 2000	$(1,273)		833		(8,491)		(4,387)		630
Less reclassification adjustment for gain realized in net income (loss), net of income tax expense of $1,515 in 2000	(2,474)		(951)		(7)		(315)		—
Reclassification for other than temporary gain (loss) included in net income	—	(3,747)	—	(118)	8,176	(322)	—	(4,702)	—	630

Cash flow hedges:
Cumulative effect of a change in accounting principle	—		(4,664)		—		—		—
Reclassification adjustment	—	—	2,095	(2,569)	1,437	1,437	372	372	355	355

Other comprehensive income (loss)		(3,747)		(2,687)		1,115		(4,330)		985

Comprehensive income (loss)		$(92,864)		(214,287)		14,354		1,171		2,279

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2000, 2001, and 2002

and Three-month periods ended March 31, 2002 and 2003

	December 31,			March 31,
	2000	2001	2002	2002	2003
	(Dollars in thousands)
				(unaudited)
Cash flows from operating activities:
Net income (loss)	$(89,117)	(211,600)	13,239	5,501	1,294

Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
(Income) loss from discontinued operations	75,948	188,251	(19,500)	—	—
Depreciation and amortization	47,070	56,064	47,060	11,784	12,258
Amortization of debt issue costs	2,362	4,018	3,664	730	946
Provision for uncollectible revenue	899	1,035	2,997	—	—
Deferred income taxes	2,062	—	—	—	—
Income from equity method investments	(4,852)	(4,995)	(7,903)	(1,951)	(2,371)
Deferred patronage dividends	(113)	(394)	(253)	(64)	(53)
Minority interest in income of subsidiaries	3	2	2	—	1
Net loss (gain) on sale of investments and other assets	(6,648)	648	(34)	(356)	(6)
Impairment on investments	—	—	12,568	—	—
Gain on early retirement of debt	—	—	—	—	(3,466)
Write-off debt issue costs	—	—	—	—	4,967
Amortization of investment tax credits	(219)	(138)	(85)	(21)	(9)
Stock-based compensation	12,323	1,337	924	(197)	—
Change in fair value of interest rate swaps and reclassification of transition adjustment recorded in comprehensive income (loss)	—	8,134	(698)	(1,874)	(2,093)
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	(2,771)	757	2,498	507	836
Prepaid and other assets	(7)	(932)	1,251	1,049	(570)
Accounts payable	(582)	(178)	993	(3,280)	(8,341)
Accrued interest payable	4,733	233	506	11,902	11,821
Other accrued liabilities	5,349	(4,015)	1,641	1,009	2,399
Income taxes	1,122	306	379	189	(184)
Other assets/liabilities	548	224	(497)	49	(395)

Total adjustments	137,227	250,357	45,513	19,476	15,740

Net cash provided by operating activities of continuing operations	48,110	38,757	58,752	24,977	17,034

Cash flows from investing activities of continuing operations:
Acquisition of telephone properties, net of cash acquired	(256,068)	(18,862)	—	—	—
Acquisition of property, plant, and equipment	(50,253)	(43,701)	(39,454)	(4,036)	(3,542)
Proceeds from sale of property, plant, and equipment	67	131	377	22	76
Distributions from investments	3,156	5,057	9,048	2,862	2,435
Payment on covenants not to compete	(1,205)	(1,246)	(1,105)	(345)	(356)
Acquisition of investments	(244)	(652)	(493)	(172)	—
Proceeds from sale of investments and other assets	19,200	1,329	448	383	—
Acquisition of minority interest	(560)	—	—	—	—

Net cash used in investing activities of continuing operations	$(285,907)	(57,944)	(31,179)	(1,286)	(1,387)

See accompanying notes to consolidated financial statements.

	December 31,			March 31,
	2000	2001	2002	2002	2003
	(Dollars in thousands)
				(unaudited)
Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	$574,861	316,215	129,080	11,630	274,680
Repayment of long-term debt	(424,239)	(211,973)	(140,560)	(30,987)	(259,586)
Net proceeds from issuance of common stock	158,859	—	—	—	—
Repurchase of shares of common stock subject to put options	(1,000)	(975)	(1,000)	(1,000)	(1,000)
Repurchase of discounted redeemable preferred stock	—	—	—	—	(8,645)
Loan origination costs	(8,368)	(2,322)	(63)	(42)	(14,003)
Dividends paid to minority stockholders	(4)	—	(3)	(1)	—
Proceeds from exercise of stock options	—	300	—	—	—
Repayment of capital lease obligation	(20)	(11)	—	—	—

Net cash provided by (used in) financing activities of continuing operations	300,089	101,234	(12,546)	(20,400)	(8,554)

Net cash contributed from continuing operations to discontinued operations	(67,431)	(83,114)	(12,518)	(57)	(1,000)

Net increase (decrease) in cash	(5,139)	(1,067)	2,509	3,234	6,093
Cash, beginning of year	9,269	4,130	3,063	3,063	5,572

Cash, end of year	$4,130	3,063	5,572	6,297	11,665

See accompanying notes to consolidated financial statements.

	December 31,			March 31,
	2000	2001	2002	2002	2003
	(Dollars in thousands)
				(unaudited)
Supplemental disclosures of cash flow information:
Interest paid	$57,125	91,807	76,611	6,808	8,401

Income taxes paid, net of refunds	$652	111	252	43	332

Supplemental disclosures of noncash financing activities:
Common stock issued in connection with business combination	$6,000	—	—	—	—

Equipment acquired under capital lease	$6,293	—	—	—	—

Redeemable preferred stock issued in connection with long-term debt settlement	$—	—	93,861	—	—

Long-term debt forgiveness in connection with Carrier Services' debt settlement	$—	—	2,000	—	—

Redeemable preferred stock dividends paid in-kind	$—	—	10,918	—	4,309

Accretion of redeemable preferred stock	$—	—	1,000	—	381

Long-term debt issued in connection with Carrier Services' interest rate swap settlement	$—	—	3,003	—	—

Long-term debt issued in connection with Carrier Services' Tranche B interest payment	$—	—	887	—	431

Gain on repurchase of redeemable preferred stock	$—	—	—	—	2,905

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Organization and Summary of Significant Accounting Policies

  (a) Organization

        FairPoint Communications, Inc. (FairPoint) provides management services to its wholly owned subsidiaries: ST Enterprises, Ltd. (STE); MJD Ventures, Inc. (Ventures); MJD Services Corp. (Services); FairPoint Carrier Services, Inc. (Carrier Services) (formerly known as FairPoint Communications Solutions Corp.); FairPoint Broadband, Inc. (Broadband); and MJD Capital Corp. STE, Ventures, and Services also provide management services to their wholly owned subsidiaries.

        Collectively, the wholly owned subsidiaries of STE, Ventures, and Services primarily provide telephone local exchange services in various states. Operations also include resale of long distance services, internet services, cable services, equipment sales, and installation and repair services. MJD Capital Corp. leases equipment to other subsidiaries of FairPoint. Carrier Services was a competitive communications business offering local and long distance, internet, and data services in various states. Carrier Services' competitive communications operations were discontinued in 2001. However, Carrier Services continues to provide wholesale long distance services. Broadband provides wholesale data products.

        STE's wholly owned subsidiaries include Sunflower Telephone Company (Sunflower); Northland Telephone Company of Maine, Inc. and Northland Telephone Company of Vermont, Inc. (the Northland Companies); and ST Long Distance, Inc. (ST Long Distance). Ventures' wholly owned subsidiaries include Sidney Telephone Company (Sidney); C-R Communications, Inc. (C-R); Taconic Telephone Corp. (Taconic); Ellensburg Telephone Company (Ellensburg); Chouteau Telephone Company (Chouteau); Utilities, Inc. (Utilities); Chautauqua & Erie Telephone Corporation (C&E); Columbus Grove Telephone Company (Columbus Grove); The Orwell Telephone Company (Orwell); Telephone Services Company (TSC); GT Communications, Inc. (GT Com); Peoples Mutual Telephone Company (Peoples); Fremont Telcom Co. (Fremont); Fretel Communications LLC (Fretel); Comerco, Inc. (Comerco); and Marianna and Scenery Hill Telephone Company (Marianna). Services' wholly owned subsidiaries include Bluestem Telephone Company (Bluestem); Big Sandy Telecom, Inc. (Big Sandy); Columbine Telecom Company (Columbine); Odin Telephone Exchange, Inc. (Odin); Kadoka Telephone Co. (Kadoka); Ravenswood Communications, Inc. (Ravenswood); Union Telephone Company of Hartford (Union); Armour Independent Telephone Co. (Armour); Yates City Telephone Company (Yates); and WMW Cable TV Co. (WMW).

  (b) Principles of Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of FairPoint Communications, Inc. and its subsidiaries (the Company). All intercompany transactions and accounts have been eliminated in consolidation.

        On November 7, 2001, the Company announced Carrier Services' plan to sell certain of its assets and to discontinue competitive communications operations. As a result of the adoption of this plan, the financial results have been reclassified in the accompanying consolidated financial statements to present these operations as discontinued (see Note 2).

        The Company's telephone subsidiaries follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation (SFAS No. 71). This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment, as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company's telephone subsidiaries to depreciate telephone plant over useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's telephone subsidiaries periodically review the applicability of SFAS No. 71 based on the developments in their current regulatory and competitive environments.

  (c) Interim Financial Information (unaudited)

        In the opinion of our management, the accompanying interim financial information and related disclosures as of March 31, 2003 and for the three-month periods ended March 31, 2002 and 2003, all of which are unaudited, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results of operations, financial position, and cash flows. The results of operations for the interim periods are not necessarily indicative of the results of operations which might be expected for the entire year.

  (d) Use of Estimates

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the reported amounts of revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  (e) Revenue Recognition

        Revenues are recognized as services are rendered and are primarily derived from the usage of the Company's networks and facilities or under revenue sharing arrangements with other communications carriers. Revenues are primarily derived from: access, pooling, long distance services, internet and data services, and other miscellaneous services. Local access charges are billed to local end users under tariffs approved by each state's Public Utilities Commission. Access revenues are derived on the intrastate jurisdiction by billing access charges to interexchange carriers and to regional Bell operating companies. These charges are billed based on toll or access tariffs approved by the local state's Public Utilities Commission. Access charges for the interstate jurisdiction are billed in accordance with tariffs filed by the National Exchange Carrier Association (NECA) or by the individual company and approved by the Federal Communications Commission.

        Revenues are determined on a bill and keep basis or a pooling basis. If on a bill and keep basis, the Company bills the charges to either the access provider or the end user and keeps the revenue. If the Company participates in a pooling environment (interstate or intrastate), the toll or access billed are contributed to a revenue pool. The revenue is then distributed to individual companies based on their company-specific revenue requirement. This distribution is based on individual state Public Utilities Commission (intrastate) or Federal Communications Commission's (interstate) approved separation rules and rates of return. Distribution from these pools can change relative to changes made to expenses, plant investment, or rate of return. Some companies participate in federal and certain state universal service programs that are pooling in nature but are regulated by rules separate from those described above. These rules vary by state.

        Long distance retail and wholesale services are usage sensitive and are billed in arrears and recognized when earned. Internet and data services revenues are substantially all recurring revenues and billed one month in advance and deferred until earned. The majority of the Company's miscellaneous revenue is provided from billing and collection and directory services. The Company earns revenue from billing and collecting charges for toll calls on behalf of interexchange carriers. The interexchange carrier pays a certain rate per each message billed by the Company. The Company recognizes revenue from billing and collection services when the services are provided. The Company recognizes directory services revenue over the subscription period of the corresponding directory. Billing and collection is normally billed under contract or tariff supervision. Directory services are normally billed under contract.

  (f) Accounts Receivable

        Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Receivable balances are reviewed on an aged basis and account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

  (g) Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The Company places its cash with high-quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers in several states.

        The Company is also exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts.

  (h) Investments

        Investments consist of stock in CoBank, Rural Telephone Bank (RTB), the Rural Telephone Finance Cooperative (RTFC), Choice One Communications Inc. (Choice One), and various cellular companies and partnerships and other minority equity investments, and Non-Qualified Deferred Compensation Plan assets. The stock in CoBank, RTB, and the RTFC is nonmarketable and stated at cost. For the investments in partnerships, the equity method of accounting is used.

        The investment in Choice One stock is a marketable security classified as available for sale. Non-Qualified Deferred Compensation Plan assets are classified as trading. The Company uses fair value reporting for marketable investments in debt and equity securities classified as either available-for-sale or trading. For available-for-sale securities, the unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of comprehensive income until realized. Unrealized holding gains and losses on trading securities are included in other income.

        To determine if an impairment of an investment exists, the Company monitors and evaluates the financial performance of the business in which it invests and compares the carrying value of the investee to quoted market prices (if available), or the fair values of similar investments, which in certain instances, is based on traditional valuation models utilizing multiples of cash flows. When circumstances indicate that a decline in the fair value of the investment has occurred and the decline is other than temporary, the Company records the decline in value as a realized impairment loss and a reduction in the cost of the investment.

        The Company currently receives patronage dividends from its investments in businesses organized as cooperatives for Federal income tax purposes (CoBank and RTFC stock). Patronage dividends represent cash distributions of the cooperative's earnings and notices of allocations of earnings to the Company. Deferred and uncollected patronage dividends are included as part of the basis of the investment until collected. The RTB investment pays dividends annually, at the discretion of its board of directors.

  (i) Property, Plant, and Equipment

        Property, plant, and equipment are carried at cost. Repairs and maintenance are charged to expense as incurred and major renewals and improvements are capitalized. For traditional telephone companies, the original cost of depreciable property retired, together with removal cost, less any salvage realized, is charged to accumulated depreciation. For all other companies, the original cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. Depreciation is determined using the straight-line method for financial reporting purposes.

  (j) Debt Issue Costs

        Debt issue costs are being amortized over the life of the related debt, ranging from 3 to 10 years. Accumulated amortization of loan origination costs from continuing operations was $9.3 million and $13.0 million at December 31, 2001 and 2002, respectively, and $14.0 million at March 31, 2003.

  (k) Goodwill and Other Intangible Assets

        Goodwill consists of the difference between the purchase price incurred in acquisitions using the purchase method of accounting and the fair value of net assets acquired.

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations (SFAS No. 141) and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria for the recognition of intangible assets acquired apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives, including the excess cost relating to investments accounted for using the equity method of accounting (equity method goodwill), no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144).

        As required by SFAS No. 141, the Company adopted the provisions of SFAS No. 141 on July 1, 2001 and SFAS No. 142 was fully adopted on January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001 were not amortized in 2001 or thereafter. Goodwill and indefinite useful life intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized through December 31, 2001. Prior to the adoption of SFAS No. 142, goodwill acquired in business combinations was amortized using the straight-line method over an estimated useful life of 40 years. Amortization of such assets ceased on January 1, 2002 upon adoption of SFAS No. 142. Accumulated amortization of goodwill at December 31, 2001 and 2002 and March 31, 2003 is $34.3 million.

        In connection with the transitional goodwill impairment evaluation performed as of January 1, 2002, SFAS No. 142 required the Company to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company was required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of January 1, 2002. In performing the initial transitional impairment test, the Company determined that the carrying amount of its reporting unit did not exceed its estimated fair value and, therefore, the Company did not record an impairment loss upon adoption of SFAS No. 142. The Company updated its annual impairment testing of goodwill as of October 1, 2002, and determined that no impairment loss was required to be recognized in 2002.

        As of the date of adoption of SFAS No. 142, the Company had unamortized goodwill of $454.3 million and equity method goodwill of $10.3 million. Following is the December 31, 2000 and 2001 loss from continuing operations, adjusted as if SFAS No. 142 had been effective as of January 1, 2000, compared to actual results for the year ended 2002.

	For the year ended December 31,			For the three months ended March 31,
	2000	2001	2002	2002	2003
	(Dollars in thousands)
				(unaudited)
Reported loss from continuing operations	$(13,169)	(23,349)	(6,261)	5,501	1,294
Amortization of goodwill	9,668	11,898	—	—	—
Amortization of equity method goodwill	282	282	—	—	—

Adjusted loss from continuing operations	$(3,219)	(11,169)	(6,261)	5,501	1,294

        As of the date of adoption, the Company had $1.8 million in covenants not to compete that are intangible assets subject to amortization under SFAS No. 142. The covenants not to compete are being amortized over their useful lives of three to five years. Accumulated amortization of covenants not to compete was $3.9 million and $4.9 million at December 31, 2001 and 2002, respectively, and $5.0 million at March 31, 2003. The Company recorded amortization of $1.2 million, $1.2 million, and $1.0 million for the years ended December 31, 2000, 2001, and 2002, respectively, and $0.3 million and $0.2 million for the three-month periods ended March 31, 2002 and 2003, respectively. The Company will continue to amortize the covenants over their remaining estimated useful lives and will record amortization of $0.7 million during 2003 and $0.1 million during 2004.

  (l) Impairment of Long-lived Assets

        Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

        Goodwill and intangible assets not subject to amortization are tested annually for impairment following the adoption of SFAS No. 142. Prior to the adoption of SFAS No. 142, the Company evaluated the recoverability of goodwill pursuant to Accounting Principles Board Opinion No. 17, Intangible Assets, and used estimates of future cash flows in periodically evaluating goodwill for impairment. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's estimated fair value.

  (m) Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        FairPoint Communications, Inc. files a consolidated income tax return with its subsidiaries. The Company has a tax sharing agreement in which all subsidiaries are participants. All intercompany tax transactions and accounts have been eliminated in consolidation.

  (n) Interest Rate Swap Agreements

        The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Company's outstanding or forecasted debt obligations. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company's future cash flows.

        The Company uses variable and fixed-rate debt to finance its operations, capital expenditures, and acquisitions. The variable-rate debt obligations expose the Company to variability in interest payments due to changes in interest rates. Management believes it is prudent to limit the variability of a portion of its interest payments. To meet this objective, management enters into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swaps change the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt. As of December 31, 2002 and March 31, 2003, the Company had seven interest rate swap agreements with a combined notional amount of $225.0 million and expiration dates ranging from May 2003 through May 2004.

        In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities (SFAS No. 133). In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment to SFAS 133 (SFAS No. 138). SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative-effect-type loss adjustment (the "transition adjustment") of $(4.7) million in other comprehensive income (loss) to recognize at fair value all interest rate swap agreements. The fair value of the Company's interest rate swap agreements is determined from valuations received from financial institutions. The fair value indicates an estimated amount the Company would pay if the contracts were cancelled or transferred to other parties. At December 31, 2002, the Company expects to reclassify to nonoperating income (expense) during the next 12 months $1.0 million from the transition adjustment that was recorded in other comprehensive income (loss).

        Effective January 1, 2001, the Company discontinued hedge accounting prospectively on its existing interest rate swap agreements because the agreements do not qualify as accounting hedges under SFAS No. 133. As of December 31, 2001 and 2002 and March 31, 2003, the fair value of all outstanding interest rate swap agreements used in continuing operations was $10.7 million, $8.6 million and $6.1 million, respectively. The change in the fair value of the interest rate swap agreements of $6.9 million and $(2.1) million during 2001 and 2002, respectively, and $(2.2) million and $(2.4) million during the three-month periods ended March 31, 2002 and 2003, respectively, has been recorded in the statement of operations as a charge (credit) to nonoperating income (expense). In addition, $1.2 million, $1.4 million, $0.4 million and $0.4 million has been reclassified as nonoperating income (expense) from the transition adjustment recorded in other comprehensive income (loss) during 2001, 2002 and the three-month periods ended March 31, 2002 and 2003, respectively.

        On May 1, 2001, the Company entered into an interest swap with a notional amount of $25 million that was being accounted for as a cash flow hedge under the provisions of SFAS No. 133. The effective portion of the loss on this interest rate swap ($0.6 million) was being recorded in other comprehensive income (loss) through the third quarter of 2001. In association with the discontinued operations of the competitive communications business at Carrier Services and the bank negotiations in relation to the Carrier Services' Credit Facility (see Note 2), as of December 31, 2001, the Company discontinued hedge accounting on this swap. As of December 31, 2001, the fair value of this interest rate swap was $0.6 million, and was recorded in the statement of operations as a charge to discontinued operations. In addition, the Company reclassified $0.6 million from other comprehensive income (loss) to discontinued operations from the translation adjustment recorded on January 1, 2001 for the other remaining interest rate swap (notional amount of $50 million) used by the Company for the Carrier Services' Credit Facility. The fair market value of this swap was $2.6 million at December 31, 2001. At December 31, 2001, these interest rate swaps were classified as current liabilities of discontinued operations on the consolidated balance sheet at their respective fair values. These interest rate swaps were settled in May 2002 in conjunction with the restructuring of Carrier Services' Credit Facility (see Note 2).

        Amounts receivable or payable under interest rate swap agreements are accrued at each balance sheet date and included as adjustments to interest expense.

  (o) Stock Appreciation Rights

        Stock appreciation rights have been granted to certain members of management by principal shareholders of the Company. The Company accounts for stock appreciation rights in accordance with Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. The Company measures compensation as the amount by which the market value of the shares of the Company's stock covered by the grant exceeds the option price or value specified, by reference to a market price or otherwise, subject to any appreciation limitations under the plan and a corresponding credit to additional paid-in capital. Changes, either increases or decreases, in the market value of those shares between the date of the grant and the measurement date result in a change in the measure of compensation for the right. Valuation of stock appreciation rights is typically based on traditional valuation models utilizing multiples of cash flows, unless there is a current market value for the Company's stock.

  (p) Stock Option Plans

        At December 31, 2002, the Company has three stock-based employee compensation plans, which are described more fully in Note 11. The Company accounts for its stock option plans using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income disclosures as if the fair-value method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the intrinsic value-based method of accounting under APB No. 25 and has adopted the disclosure requirements of SFAS No. 123.

        Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) would have been:

				March 31,
	December 31, 2000	December 31, 2001	December 31, 2002
				2002	2003
	(Dollars in thousands)
				(Unaudited)
Net income (loss), as reported	$(89,117)	(211,600)	13,239	5,501	1,294
Stock-based compensation expense (income) included in reported net income (loss)	12,323	2,203	1,260	(197)	—
Stock-based compensation determined under fair value based method	(9,110)	40	(1,387)	(878)	(170)

Pro forma net income (loss)	$(85,904)	(209,357)	13,112	4,426	1,124

        The pro forma impact on income for the year ended December 31, 2000 assumes no options will be forfeited. During 2000, the Company recorded compensation expense under the provisions of APB No. 25 in excess of the amounts that would have been recognized under the provisions of SFAS No. 123. The pro forma impact on income for the year ended December 31, 2001 assumes estimated forfeitures for those employees subject to termination due to the discontinued competitive communications operations. The pro forma impact on income for the year ended December 31, 2002 assumes estimated forfeitures for an employee who retired in January 2003. The stock-based compensation expense does not agree to the consolidated statement of operations due to the credit adjustments related to the stock appreciation rights of $(0.9) million and $(0.3) million for the years ended December 31, 2001 and 2002, respectively. The pro forma effects are not representative of the effects on reported net income for future years.

(2) Discontinued Operations and Restructure Charges

        On October 19, 2001, Carrier Services entered into an agreement to sell certain assets of its competitive communications operations relating to its business and operations in the northwest United States to Advanced TelCom, Inc., a wholly owned subsidiary of Advance TelCom Group, Inc. (ATG). The sale of these assets was completed on December 10, 2001. Total proceeds from the sale of these assets was $3.4 million, including $0.9 million from the sale of accounts receivable. The Company recorded a gain of $0.4 million from the sale of these assets.

        On November 7, 2001, Carrier Services entered into an agreement with Choice One and certain affiliates of Choice One to sell certain assets of its competitive communications operations relating to its business and operations in the northeast United States. The sale of these assets was completed on December 19, 2001. Total proceeds from the sale of these assets was $5.6 million in cash, including $3.5 million from the sale of accounts receivable, and 2,500,000 restricted shares of Choice One common stock (valued at $7.9 million at December 19, 2001). The Company recorded a loss of $31.5 million from the sale of these assets. Included in the terms of the Choice One sales agreement was an opportunity for the Company to earn additional restricted shares of Choice One common stock based on the number of access lines converted to the Choice One operating platform 120 days after closing. In April 2002, Carrier Services earned an additional 1,000,000 restricted shares of Choice One common stock under these provisions, bringing the total shares received to 3,500,000. The 1,000,000 additional shares earned was recognized in 2002 as a gain of $0.8 million, classified within discontinued operations.

        In connection with the sale of assets to Choice One, on November 7, 2001, the Company announced its plan to discontinue the remaining operations of its competitive communications business within its wholly owned subsidiary, Carrier Services, and notified its remaining customers in the southwest, southeast, and mid-Atlantic competitive markets to find alternative carriers.

        The transition of customers to ATG, Choice One, or alternative carriers was completed in April 2002.

        As a result of the adoption of the plan to discontinue the operations of the competitive communications operations, these operating results are presented as discontinued operations. The financial results of the competitive operations for 2000 and through November 7, 2001 are presented in the consolidated statements of operations as losses from discontinued competitive communications operations. In connection with the discontinuance of the competitive operations, the Company also recognized a charge in 2001 of $95.3 million to recognize a loss on disposal of its competitive communications operations. This charge included the gain of $0.4 million and loss of $31.5 million from the sale of assets to ATG and Choice One, respectively, the write off of the remaining competitive operating assets, including property, plant, and equipment of $36.1 million, and $28.1 million for expenses the Company estimated it would incur during the phase-out period, net of estimated revenue to be received from customers until they were transitioned to other carriers and ATG and Choice One for transition services. The estimated expenses for the phase-out period included interest expense.

Interest expense was allocated to discontinued operations based on the interest incurred by the Company under its senior secured credit facility (the Carrier Services' Credit Facility) and the two interest rate swaps related to this facility.

        On November 28, 2001, Carrier Services completed an amendment to the Carrier Services' Credit Facility, pursuant to which Carrier Services' lenders waived certain restrictions with respect to the sale by Carrier Services of certain of its northwest assets to ATG. On December 19, 2001, Carrier Services completed another amendment on this credit facility which provided for such lenders' consent to the sale of certain of Carrier Services' northeast assets to Choice One and for the lenders' forbearance, until March 31, 2002, from exercising their remedies under the Carrier Services' Credit Facility for certain enumerated potential covenant breaches and potential events of default thereunder.

        On May 10, 2002, Carrier Services entered into an Amended and Restated Credit Agreement with its lenders to restructure the obligations of Carrier Services and its subsidiaries under the Carrier Services' Credit Facility. In connection with such restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of the obligations under the Carrier Services' Credit Facility, (ii) the lenders converted $93.9 million of the loans and obligations under the Carrier Services' Credit Facility into shares of the Company's Series A Preferred Stock having a liquidation preference equal to the amount of the loans and obligations under the Carrier Services' Credit Facility, and (iii) the remaining loans under the Carrier Services' Credit Facility and Carrier Services' obligations under its swap arrangements were converted into $27.9 million aggregate principal amount of new term loans.

        As a result of this restructuring, in 2002, the Company recorded a gain in discontinued operations of $17.5 million for the extinguishment of debt and settlement of its interest rate swap agreements. The gain represents the difference between the May 10, 2002 carrying value of $128.8 million of retired debt ($125.8 million) and related swap obligations ($3.0 million) and the sum of the aggregate value of the cash paid ($5.0 million) plus principal amount of new term loans ($27.9 million) plus the estimated fair value of the Company's Series A Preferred Stock issued ($78.4 million).

        See Note 6 and Note 7 for the terms of the new loans and the Company's Series A Preferred Stock, respectively.

        Under the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company had previously reported two segments: traditional telephone operations and competitive communications operations. The traditional telephone operations provide local, long distance and other communication services to customers in rural communities in which competition is currently limited for local telecommunications services. The competitive communications operations provided local, long distance, and other communication services to customers in markets outside of the Company's traditional telephone markets. The Company's reportable segments were strategic business units that offered similar telecommunications related products and services in different markets. They were managed separately because each segment required different marketing and operational strategies related to the providing of local and long distance communications services.

        Selected information from discontinued operations for the years ended December 31, 2000 and 2001 follows:

	2000	2001
	(Dollars in thousands)
Revenue	$48,688	57,080

Operating loss	90,565	44,943

Loss before income taxes	113,591	93,952
Income tax benefit	37,643	985

Loss from discontinued operations	$75,948	92,967

Capital expenditures	$57,519	37,426

        Assets and liabilities of discontinued operations as of December 31, 2001 and 2002 and March 31, 2003 follows:

	December 31,		March 31,
	2001	2002	2003
	(Dollars in thousands)
			(unaudited)
Cash	$9,442	25	52
Accounts receivable	8,612	781	781
Prepaid and other	43	—	—
Investments, available-for-sale	7,900	—	—

Current assets of discontinued operations	$25,997	806	833

Accounts payable	$(8,857)	(35)	—
Accrued liabilities	(22,308)	(2,743)	(2,018)
Accrued interest payable	(471)	—	—
Restructuring accrual	(2,575)	(1,968)	(1,586)
Accrued property taxes	(365)	(319)	(319)
Current portion of long-term debt	(125,800)	—	—

Current liabilities of discontinued operations	$(160,376)	(5,065)	(3,923)

Restructuring accrual	$(9,735)	(5,214)	(5,299)
Other liabilities	—	(51)	(134)

Long-term liabilities of discontinued operations	$(9,735)	(5,265)	(5,433)

        At December 31, 2001, Carrier Services' outstanding debt ($125.8 million) and the fair value of its interest rate swaps ($3.2 million) was classified in current liabilities of discontinued operations. In connection with Carrier Services' debt restructuring, as of May 10, 2002, the converted loans of $27.9 million have been classified as long-term debt as these loans will be serviced through continuing operations. Investments in marketable securities (consisting of Choice One stock) were also reclassified from discontinued operations to other current assets as these investments upon liquidation will fund the debt service requirements of Carrier Services' debt.

        In December 2000, the Company initiated a realignment and restructuring of its competitive communications business, which resulted in the Company recording an initial charge of $16.5 million to losses from discontinued operations.

        Of the initial restructuring charge, $3.3 million related to employee termination benefits and other employee termination related costs. The Company terminated 360 positions in December 2000. These reductions resulted from organizational changes within the operations and sales offices of Carrier Services, including closing facilities in several states. The operation centers in Birmingham, Alabama and Dallas, Texas were closed and consolidated to Carrier Services' central operating facility in Albany, New York. Carrier Services also closed 15 of 41 district sales offices, including all those in the southeast and southwest regions of the United States.

        The restructuring charge included $10.3 million in contractual obligations for equipment, occupancy, and other lease terminations and other facility exit costs incurred as a direct result of this plan. The restructuring charge also included $2.9 million, net of salvage value, for the write-down of property, plant, and equipment. These assets primarily included leasehold improvements, furniture, and office equipment. Estimated salvage values were based on estimates of proceeds upon sale of certain of the affected assets. There were also $0.1 million of other incremental costs incurred as a direct result of the restructuring plan.

        In the first quarter of 2001, the Company completed its plans for the restructuring of operations at Carrier Services, which resulted in recording a charge of $33.6 million. Of the total first quarter 2001 restructuring charge, $3.4 million related to employee termination benefits and other employee termination related costs. The Company terminated 365 positions in January 2001. Certain positions were eliminated at the central operating facility in Albany, New York, and at the corporate office in Charlotte, North Carolina. In addition, another 11 sales offices were closed and staff at the remaining sales offices were reduced.

        The restructure charge in the first quarter of 2001 included $12.2 million in contractual obligations for equipment, occupancy, and other lease terminations and other facility exit costs incurred as a direct result of the plan. The restructuring charge also included $17.9 million, net of salvage value, for the write-down of property, plant, and equipment. There were also $0.1 million of other incremental costs incurred as a direct result of the restructuring plan.

        At December 31, 2001, the remaining liabilities associated with the restructuring were limited to contractual obligations related to equipment and lease terminations. These liabilities were re-evaluated and the original obligation of $22.5 million was increased by $1.9 million. The original estimates associated with the other obligations were adjusted as reflected in the following table and the obligations were satisfied as of December 31, 2001. During 2002, the Company entered into arrangements related to certain leases and revised its assumptions on certain other remaining leases. For these reasons, there was a reduction to the remaining restructure obligation of $1.2 million. This reduction has been recognized as a gain and classified within discontinued operations for the year ended December 31, 2002.

        Selected information relating to the restructuring charge follows:

	Employee termination benefits	Equipment, occupancy, and other lease terminations	Write-down of property, plant, and equipment	Other	Total
	(Dollars in thousands)
Restructure charge	$3,271	10,252	2,854	108	16,485
Write-down of assets to net realizable value	—	—	(2,854)	—	(2,854)
Cash payments	(243)	(45)	—	—	(288)

Restructuring accrual as of December 31, 2000	3,028	10,207	—	108	13,343
Restructure charge	3,416	12,180	17,916	95	33,607
Write-down of assets to net realizable value	—	—	(16,696)	—	(16,696)
Adjustments from initial estimated charges	(91)	1,916	(1,220)	59	664
Cash payments	(6,353)	(11,993)	—	(262)	(18,608)

Restructuring accrual as of December 31, 2001	—	12,310	—	—	12,310
Adjustments from initial estimated charges	—	(1,192)	—	—	(1,192)
Cash payments	—	(3,936)	—	—	(3,936)

Restructuring accrual as of December 31, 2002	—	7,182	—	—	7,182
Adjustments from initial estimated charges	—	347	—	—	347
Cash payments	—	(644)	—	—	(644)

Restructuring accrual as of March 31, 2003	$—	6,885	—	—	6,885

        In June 2001, the Company restructured the operations of Carrier Services' NetLever division, which resulted in a charge of $1.5 million. NetLever was Carrier Services' internal group responsible for web site development and web hosting services. The Company's management undertook a review of NetLever and decided to discontinue supporting these web-related services internally. The restructure charge included $0.3 million relating to employee termination benefits and other employee termination related costs. The Company terminated 22 positions in June 2001 and an additional seven positions in October 2001.

        The restructure charge also included $0.1 million in lease terminations and other facility exit costs incurred as a direct result of the plan and $0.9 million, net of salvage value, for the write-down of property, plant, and equipment. There were also $0.2 million of other incremental costs incurred as a direct result of the restructuring plan. In the fourth quarter of 2001, the Company recognized an additional restructure charge of $1.9 million and adjustments were made among restructuring expense classifications to properly reflect the actual costs incurred. At December 31, 2001, there were no obligations remaining related to the NetLever restructuring.

        Selected information relating to the NetLever restructure charge follows:

	Employee termination benefits	Lease terminations	Write-down of property, plant, and equipment	Other	Total
	(Dollars in thousands)
Restructure charge	$296	46	874	247	1,463
Write-down of assets to net realizable value	—	—	(3,095)	—	(3,095)
Adjustments from initial estimated charges	(187)	(28)	2,221	(130)	1,876
Cash payments	(109)	(18)	—	(117)	(244)

Restructuring accrual as of December 31, 2001	$—	—	—	—	—

(3) Acquisitions and Divestitures

        On April 3, 2000, the Company acquired 100% of the common stock of GT Com and Peoples. On June 1, 2000, the Company acquired 100% of the common stock of Fremont and Fretel. On July 3, 2000, the Company acquired 100% of the common stock of Comerco. The aggregate purchase price for these acquisitions was $276.2 million, including $6.0 million issued in common stock. The Fremont acquisition was completed using cash and the issuance of 457,318 shares of Class A common stock of the Company valued at $13.12 per share.

        On September 4, 2001, the Company acquired 100% of the common stock of Marianna. On September 28, 2001, the Company acquired certain assets of Illinois Consolidated Telephone Company. The aggregate purchase price for these acquisitions was $23.5 million.

        The Company executed a definitive stock purchase agreement dated April 18, 2003, as amended June 20, 2003, with Community Service Communications, Inc. (CSC), Community Service Telephone Co. (CST) and Commtel Communications, Inc. (CCI) to acquire all of the capital stock of CST and CCI, wholly-owned subsidiaries of CSC, for an approximate purchase price of $31.2 million subject to adjustment. The purchase rights were assigned to MJD Ventures, Inc., one of the Company's subsidiaries, as of June 26, 2003. CST serves approximately 12,600 access lines in central Maine. This acquisition is expected to close during the fourth quarter of 2003.

        On May 9, 2003, MJD Services Corp. a wholly-owned subsidiary of the Company, executed a definitive stock purchase agreement to sell all the shares of capital stock owned by MJD Services of Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to Golden West Telephone Properties, Inc. for a selling price of $24.0 million, subject to adjustment. These companies serve approximately 4,150 access lines located in South Dakota. This divestiture is expected to close during the third quarter of 2003. The operations of these companies will be shown as discontinued operations beginning in the second quarter of 2003.

        On June 18, 2003, the Company, MJD Ventures, Inc. and FairPoint Berkshire executed an agreement and plan of merger with Berkshire, to merge FairPoint Berkshire with Berkshire, pending required regulatory approvals. Shareholders of Berkshire would receive approximately $19.2 million, subject to adjustment. Berkshire is an independent local exchange carrier that provides voice communication services to over 6,700 access lines serving five communities in New York State. Berkshire communities of service are adjacent to Taconic Telephone Corp., one of the Company's subsidiaries. This acquisition is expected to close during the first quarter of 2004.

        Acquisition costs were $1.0 million and $0.3 million in 2000 and 2001, respectively. The acquisitions have been accounted for using the purchase method and, accordingly, the results of their operations have been included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price and acquisition costs over the fair value of the net identifiable assets acquired was $231.2 million and $14.4 million and has been recognized as goodwill in 2000 and 2001, respectively.

        The allocation of the total net purchase price for the 2000 and 2001 acquisitions are shown in the table below:

	2000	2001
	(Dollars in thousands)
Current assets	$29,141	5,659
Property, plant, and equipment	100,121	4,953
Excess cost over fair value of net assets acquired	231,167	14,358
Other assets	23,880	6
Current liabilities	(16,038)	(111)
Other liabilities	(91,077)	(1,098)

Total net purchase price	$277,194	23,767

        The following unaudited pro forma information presents the combined results of operations of the Company as though the completed acquisitions occurred at the beginning of the preceding year. The following unaudited pro forma results do not include the effects of pending acquisitions. These results include certain adjustments, including increased interest expense on debt related to the acquisitions, certain preacquisition transaction costs, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations if the acquisitions had been in effect at the beginning of the period or which may be attained in the future.

Pro forma year ended December 31, 2001
(Dollars in thousands) (Unaudited)
Revenues	$238,678
Loss from continuing operations	(23,109)
Net loss	(211,360)

(4) Property, Plant, and Equipment

        A summary of property, plant, and equipment from continuing operations is shown below:

		December 31,
	Estimated life (in years)			March 31, 2003
		2001	2002
		(Dollars in thousands)
				(unaudited)
Land	—	$3,628	3,702	3,708
Buildings and leasehold improvements	2—40	33,858	34,742	34,892
Telephone equipment	3—50	535,309	557,802	557,505
Cable equipment	3—20	1,612	1,688	1,739
Furniture and equipment	3—34	15,397	15,653	15,736
Vehicles and equipment	3—20	19,168	19,942	20,289
Computer software	3— 5	1,599	2,046	2,046

Total property, plant, and equipment		610,571	635,575	635,915
Accumulated depreciation		(327,291)	(358,858)	(367,644)

Net property, plant, and equipment		$283,280	276,717	268,271

        The telephone company composite depreciation rate for property and equipment was 7.80%, 7.58%, and 7.48% in 2000, 2001, and 2002, respectively. Depreciation expense from continuing operations for the years ended December 31, 2000, 2001, and 2002 and the three-month period ended March 31, 2003 and 2002 was $35.8 million, $42.5 million, $45.9 million, $11.9 million and $11.5 million, respectively.

(5) Investments

        The cost, unrealized holding gains and losses, and fair value of the Company's marketable equity investments classified as available-for-sale, at December 31, 2001 and 2002 and March 31, 2003 are summarized below:

	Cost	Unrealized holding gains	Unrealized holding loss	Fair value
December 31, 2001	$8,271,356	332,087	10,200	8,593,243
December 31, 2002	560,000	—	—	560,000
March 31, 2003 (unaudited)	560,000	630,000	—	1,190,000

        At December 31, 2001, the fair value of the Choice One stock of $7,900,000 was classified with the net current liabilities of discontinued operations. As discussed in Note 2, during 2002, the Choice One stock was reclassified from discontinued operations to investments available for sale.

        Proceeds from sales of available-for-sale securities were $14.4 million, $1.1 million, and $0.4 million in 2000, 2001, and 2002, respectively, and $0.4 million for the three-month period ended March 31, 2002. Gross gains of $4.0 million, $1.0 million, and approximately $7,000 in 2000, 2001, and 2002, respectively, and approximately $7,000 for the three-month period ended March 31, 2002 were realized on those sales. There were no sales of available-for-sale securities during the three-month period ending March 31, 2003.

        The Company's noncurrent investments at December 31, 2001 and 2002 and March 31, 2003 consist of the following:

	December 31,
			March 31, 2003
	2001	2002
	(Dollars in thousands)
			(unaudited)
Investment in cellular companies and partnerships	$21,785	16,341	16,266
RTB stock	20,217	20,125	20,125
CoBank stock and unpaid deferred CoBank patronage	4,655	4,903	4,956
RTFC secured certificates and unpaid deferred RTFC patronage	588	534	534
Other nonmarketable minority equity investments and Non-Qualified Deferred Compensation Plan assets	1,696	2,119	2,085

Total investments	$48,941	44,022	43,966

        The Company records its share of the earnings or losses of the investments accounted for under the equity method on a three month lag. The investments accounted for under the equity method and the Company's ownership percentage as of December 31, 2001 and 2002 and March 31, 2003 are summarized below:

	December 31,
			March 31, 2003
	2001	2002
			(unaudited)
Chouteau Cellular Telephone Company	33.7%	33.7%	33.7%
Illinois Valley Cellular RSA 2—I Ptnrs	13.3%	13.3%	13.3%
Illinois Valley Cellular RSA 2—II Ptnrs	13.3%	13.3%	13.3%
Illinois Valley Cellular RSA 2—III Ptnrs	13.3%	13.3%	13.3%
ILLINET Communications, LLC	9.1%	9.1%	9.1%
Orange County-Poughkeepsie Limited Partnership	7.5%	7.5%	7.5%
ILLINET Communications of Central IL LLC	5.2%	5.2%	5.2%
Syringa Networks, LLC	13.9%	13.9%	13.9%

        Proceeds from sales of investments accounted for under the equity method were $4.5 million and $0.2 million in 2000 and 2001, respectively. Gross gains of $2.0 million and approximately $43,000, respectively, were realized on those sales. There were no sales of investments accounted for under the equity method during 2002 or for the three-month periods ended March 31, 2002 and 2003.

        Summary financial information for the Orange County-Poughkeepsie Limited Partnership accounted for under the equity method follows:

	September 30		December 31
	2001	2002	2002
	(Dollars in thousands)
Current assets	$32,034	31,619	35,157
Property, plant and equipment, net	25,324	28,916	29,475

Total assets	$57,358	60,535	64,632

Current liabilities	$3,067	746	1,482
Partners' capital	54,290	59,789	63,150

Total liabilities and partners' capital	$57,357	60,535	64,632

	Twelve months ended September 30			Three months ended December 31,
	2000	2001	2002	2001	2002
	(Dollars in thousands)
Revenues	$51,567	75,452	105,413	23,303	32,481
Operating income	38,504	57,659	89,203	21,307	27,918
Net income	39,715	58,986	90,498	21,490	28,361

        Chouteau Cellular Telephone Company (a limited partnership in which the Company holds a 1.0% general partner interest and a 32.67% limited partner interest) is an investment vehicle which holds a 25% member interest in Independent Cellular Telephone, LLC ("ICT"). ICT in turn is an investment vehicle which holds a 44.45% member interest in United States Cellular Telephone of Greater Tulsa, LLC ("Tulsa, LLC"). Because Tulsa, LLC is the actual operating entity within the overall investment structure, its summary financial information is presented below, rather than summary information for the Chouteau Cellular Telephone Company, which is the actual entity accounted for under the equity method on the books of the Company:

	September 30
	2001	2002
	(Dollars in thousands)
Current assets	$13,368	12,346
Property, plant and equipment, net	86,664	86,042

Total assets	$100,032	98,388

Current liabilities	$60,988	55,070
Non-current liabilities	2,248	2,878
Members' equity	36,796	40,440

Total liabilities and members' equity	$100,032	98,388

	Twelve months ended September 30
	2000	2001	2002
	(Dollars in thousands)
Revenues	$80,111	95,852	96,361
Operating income	8,443	7,338	12,407
Net income before cumulative effect of a change in accounting principle	6,563	4,950	10,402
Cumulative effect of a change in accounting principle	—	(963)	—
Net income	6,563	3,987	10,402

        In addition to holding the 44.45% member interest in Tulsa, LLC, ICT has long-term debt consisting of variable rate borrowings (5.50% at December 31, 2002) under a loan agreement with RTFC, due in quarterly installments of $0.7 million including interest through 2006. The note is collateralized by the assets of ICT, including its investment in Tulsa, LLC. The RTFC debt balance at December 31, 2002 was $8.4 million. The Company has issued an unsecured guarantee on the RTFC debt. As of December 31, 2002 and March 31, 2003, the unsecured guarantee was $2.1 million and $1.9 million, respectively.

        Summary combined financial information for the Illinois Valley Cellular RSA 2—I Partnership and Illinois Valley Cellular RSA 2—III Partnership accounted for under the equity method follows:

	September 30
	2001	2002
	(Dollars in thousands)
Current assets	$2,673	2,286
Property, plant and equipment, net	8,294	9,132

Total assets	$10,967	11,418

Current liabilities	$2,767	2,309
Non current liabilities	527	968
Partners' capital	7,673	8,141

Total liabilities and partners' capital	$10,967	11,418

	Twelve months ended September 30
	2000	2001	2002
	(Dollars in thousands)
Revenues	$14,666	16,296	17,516
Operating income	2,170	2,038	1,311
Net income	2,011	1,647	1,217

        The Company continually evaluates its investment holdings for evidence of impairment. During 2002, the Company determined that the decline in market value of its Choice One common stock was "other than temporary." As such, the Company recorded a noncash charge of $8.2 million. This charge is classified with the impairment on investments in the consolidated statement of operations.

        During 2002, the Company determined that the carrying amount exceeded the estimated fair value of some investments accounted for under the equity method. As such, the Company recorded a noncash charge of $1.7 million and $2.7 million, respectively, for the Chouteau Cellular Telephone

Company and Illinois Valley Cellular RSA 2—I, II and III partnership investments. These charges are classified with the impairment on investments in the consolidated statement of operations.

(6) Long-term Debt

        Long-term debt at December 31, 2001 and 2002 and March 31, 2003 is shown below:

	December 31,		March 31,
	2001	2002	2003
	(Dollars in thousands)
			(unaudited)
Senior secured notes, variable rates ranging from 4.25% to 10.57% at December 31, 2002 (5.56% to 10.57% at March 31, 2003—unaudited), due 2004 to 2007	$356,422	351,778	158,021
Senior subordinated notes due 2008:
Fixed rate, 9.50%	125,000	125,000	115,207
Variable rate, 5.81% at December 31, 2002 and March 31, 2003 (unaudited)	75,000	75,000	75,000
Senior subordinated notes, 12.50%, due 2010	200,000	200,000	193,000
Senior subordinated notes, 11.78% due 2010	—	—	225,000
Carrier Services' senior secured notes, 8.00%, due 2007	125,800	28,829	26,894
Senior notes to RTFC:
Fixed rate, 9.20%, due 2009	3,699	3,250	3,139
Variable rate, 5.50% at December 31, 2002 and March 31, 2003 (unaudited), due 2009	5,546	4,871	4,706
Subordinated promissory notes, 7.00%, due 2005	7,000	7,000	7,000
First mortgage notes to Rural Utilities Service, fixed rates ranging from 2.00% to 10.78%, due 2002 to 2016	7,652	7,090	6,942
Senior notes to RTB, fixed rates ranging from 7.50% to 8.00%, due 2008 to 2014	1,476	1,372	1,347
Other debt, 9.00%, paid in 2002	7	—	—

Total outstanding long-term debt	907,602	804,190	816,255
Less current portion	(131,323)	(5,704)	(8,524)

Total long-term debt, net of current portion	$776,279	798,486	807,731

        As discussed in Note 2, the December 31, 2001 outstanding balance on the Carrier Services' senior secured notes is classified with current liabilities of discontinued operations in the accompanying consolidated balance sheet. In connection with Carrier Services' debt restructuring, as of May 10, 2002, the converted loans (December 31, 2002 and March 31, 2003 balances of $28.8 million and $26.9 million, respectively) have been classified as long-term debt as these loans will be serviced through continuing operations.

        The approximate aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2002 and March 31, 2003 are as follows (dollars in thousands):

	December 31, 2002	March 31, 2003
		(unaudited)
Fiscal year:
2003	$5,704	8,524
2004	175,171	24,065
2005	102,414	35,679
2006	79,796	116,530
2007	35,065	17,793
Thereafter	406,040	613,664

	$804,190	816,255

  Senior Secured Notes

        On March 30, 1998, the Company closed a $315 million senior secured credit facility (the Credit Facility) which committed $75 million of term debt (tranche C) amortized over nine years, $155 million of term debt (tranche B) amortized over eight years, and an $85 million reducing revolving credit facility (revolving facility) with a term of 6.5 years. On March 14, 2000, an additional $165 million reducing revolving credit facility (acquisition facility) with a term of 4.5 years was committed and available to the Company under the Credit Facility. At December 31, 2002, $60 million was outstanding on the revolving facility and $97.7 million was outstanding on the revolving acquisition facility. The Credit Facility requires that the Company maintain certain financial covenants. As of December 31, 2002, these financial covenants limited the commitment available under the revolving and revolving acquisition facilities to $66.0 million. Borrowings under the Credit Facility bear interest at a rate based, at the option of the Company, on the participating banks' prime rate or Eurodollar rate, plus an incremental rate of 2.5%, 2.25%, 1.75%, and 1.75% for the prime rate and 4.0%, 3.75%, 2.75%, and 2.75% for the Eurodollar margins for the tranche C, tranche B, revolving facility, and acquisition facility, respectively. In addition to annual administrative agent's fees, the Company pays fees of 1/2% per annum on the aggregate unused portion of the tranche B, revolving facility, and acquisition facility commitments.

        The Company used six interest rate swap agreements, with notional amounts of $25 million each, to effectively convert a portion of its variable interest rate exposure under the Credit Facility to fixed rates ranging from 8.07% to 10.34%. The expiration dates of the swap agreements range from November 2003 to May 2004.

        The Credit Facility contains various restrictions, including those relating to payment of dividends by the Company. In management's opinion, the Company has complied with all such requirements. The Credit Facility is also secured by a perfected first priority pledge of the stock of certain subsidiaries of the Company. The Credit Facility is guaranteed by four of the Company's intermediary holding companies, subject to contractual or regulatory restrictions.

        The Company amended its Credit Facility in July 2002 to provide for a letter of credit sub-facility. The amendment will provide the ability to request letters of credit to support obligations of the Company incurred in the ordinary course of business in an aggregate principal amount not to exceed

$5.0 million and subject to limitations on the aggregate amount outstanding under the Credit Facility. As of December 31, 2002 and March 31, 2003, $0.4 million and $0.7 million, respectively, had been issued under this letter of credit.

  Senior Subordinated Notes Due 2008

        On May 5, 1998, the Company consummated a debt offering consisting of $125 million in aggregate principal amount of Senior Subordinated Notes due 2008 (the Fixed Rate Notes), and $75 million in aggregate principal amount of Floating Rate Callable Securities due 2008 (the Floating Rate Notes). The notes are unsecured obligations of the Company and are subordinated to all existing and future senior indebtedness. Interest on the notes is payable semiannually. Interest on the Fixed Rate Notes is 9.5% and interest on the Floating Rate Notes is equal to a rate per annum at LIBOR plus 418.75 basis points. As to the Floating Rate Notes, the Company used an interest rate swap agreement, with a notional amount of $75 million, to manage its exposure on its variable interest rate risk by converting the interest cost to a fixed rate of 10.78% for a substantial portion (though not entirely) of the term of the notes. The swap agreement expires in May 2003. On March 6, 2003, the Company extinguished $9.8 million of the Fixed Rate Notes. As a result, the Company recorded $1.9 million non-operating gain in the Statement of Operations for the three-month period ended March 31, 2003.

        The Fixed Rate Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after May 1, 2003 at redemption prices (expressed as a percentage of the principal amount) declining annually from 104.7% beginning May 1, 2003 to 100% beginning May 1, 2006 and thereafter, together with accrued interest to the redemption date and subject to certain conditions. Notwithstanding the foregoing, the Company may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes at a redemption price of 109.5% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the proceeds of an equity offering.

        The Floating Rate Notes are redeemable, in whole or in part, at any time at the option of the Company, at redemption prices (expressed as a percentage of the principal amount) declining annually from 105% beginning May 1, 1998 to 100% beginning May 1, 2003 and thereafter, together with accrued interest to the redemption date and subject to certain conditions.

        The Fixed and Floating Rate Notes' indenture places certain restrictions on the ability of the Company to (i) incur additional indebtedness, (ii) make restricted payments (dividends, redemptions, and certain other payments), (iii) incur liens, (iv) issue and sell stock of a subsidiary, (v) sell or otherwise dispose of property, business, or assets, (vi) enter into sale and leaseback transactions, (vii) engage in business other than the communications business, and (viii) engage in transactions with affiliates. In management's opinion, the Company has complied with all such requirements.

  Senior Subordinated Notes Due 2010

        On May 24, 2000, the Company consummated a debt offering consisting of $200 million in aggregate principal amount of Senior Subordinated Notes due 2010 (the 2010 Notes). The 2010 Notes are unsecured obligations of the Company and are subordinated to all existing and future senior indebtedness. Interest on the 2010 Notes is 12.5%, payable semiannually.

        The 2010 Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after May 1, 2005 at redemption prices (expressed as a percentage of the principal amount)

declining annually from 106.25% beginning May 1, 2005 to 100% beginning May 1, 2008 and thereafter, together with accrued interest to the redemption date and subject to certain conditions. Notwithstanding the foregoing, on or prior to May 1, 2003, the Company may redeem up to 35% of the aggregate principal amount of the 2010 Notes at a redemption price of 112.5% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the proceeds of an equity offering.

        The 2010 Notes indenture places certain restrictions on the ability of the Company to (i) incur additional indebtedness, (ii) make restricted payments (dividends, redemptions, and certain other payments), (iii) incur liens, (iv) issue and sell stock of a subsidiary, (v) sell or otherwise dispose of property, business, or assets, (vi) enter into sale and leaseback transactions, (vii) engage in business other than the telecommunications business, and (viii) engage in transactions with affiliates. In management's opinion, the Company has complied with all such requirements.

  Carrier Services' Senior Secured Notes

        On May 10, 2002, Carrier Services entered into an Amended and Restated Credit Agreement with its lenders to restructure the obligations of Carrier Services and its subsidiaries under the Carrier Services' Credit Facility. In connection with such restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of the obligations under the Carrier Services' Credit Facility, (ii) the lenders converted $93.9 million of the loans and obligations under the Carrier Services' Credit Facility into shares of the Company's Series A Preferred Stock having a liquidation preference equal to the amount of the loans and obligations under the Carrier Services' Credit Facility, and (iii) the remaining loans under the Carrier Services' Credit Facility and Carrier Services' obligations under its swap arrangements were converted into $27.9 million aggregate principal amount of new term loans.

        As a result of this restructuring, in 2002, the Company recorded a gain classified within discontinued operations of $17.5 million for the extinguishment of debt and settlement of its interest rate swap agreements. The gain represents the difference between the May 10, 2002 carrying value of $128.8 million of retired debt ($125.8 million) and related swap obligations ($3.0 million) and the sum of the aggregate value of the cash paid ($5.0 million) plus principal amount of new term loans ($27.9 million) plus the estimated fair value of the Company's Series A Preferred Stock issued ($78.4 million).

        The converted loans under the new Carrier Services' Amended and Restated Credit Agreement consist of two term loan facilities: (i) Tranche A Loans in the aggregate principal amount of $8.7 million and (ii) Tranche B Loans in the aggregate principal amount of $19.2 million, each of which matures in May 2007. Interest on the new loans is payable monthly and accrues at a rate of 8% per annum; provided, however, that upon an event of default the interest rate shall increase to 10% per annum. Interest on the Tranche A Loans must be paid in cash and interest on Tranche B Loans may be paid, at the option of Carrier Services, either in cash or in kind. For the year ended December 31, 2002 and the three-month period ended March 31, 2003, $0.9 million and $0.4 million, respectively, in additional debt was issued to satisfy the accrued in kind interest on the Tranche B loans. The principal of the Tranche A Loans is due at maturity and the principal of the Tranche B Loans is payable as follows: (a) $2,062,000 is due on September 30, 2004; (b) $4,057,000 is due on September 30, 2005; (c) $5,372,000 is due on September 30, 2006; and (d) the remaining principal balance is due at maturity.

        The loans under the new Carrier Services' Amended and Restated Credit Agreement are guaranteed by certain of Carrier Services' subsidiaries and are secured by substantially all of the assets of Carrier Services and its subsidiaries. The Company has not guaranteed the debt owed to the lenders under the new Carrier Services' Amended and Restated Credit Agreement nor does the Company have any obligation to invest any additional funds in Carrier Services. Further, the Company's Credit Facility and the indentures governing the Company's senior subordinated notes contain significant restrictions on the Company's ability to make investments in Carrier Services. Under a tax sharing agreement, FairPoint is obligated to reimburse Carrier Services for any tax benefits it receives from net operating losses generated by Carrier Services. At December 31, 2002 and March 31, 2003, the amount payable to Carrier Services under the tax sharing agreement was approximately $3.1 million and $3.3 million, respectively.

        Voluntary prepayments of the new loans may be made at any time without premium or penalty. Carrier Services is also required to make mandatory prepayments of principal from certain sources including the net proceeds from asset sales and from excess cash flow generated by its long distance business.

        Upon an event of default under the new Carrier Services' Amended and Restated Credit Agreement and the acceleration of the loans thereunder, at the option of the relevant lender, such loans may be converted into the Company's Series A Preferred Stock pursuant to the terms of the Amended and Restated Preferred Stock Issuance and Capital Contribution Agreement (Preferred Stock Issuance Agreement).

  Other

        In conjunction with the senior notes payable to the RTFC and the RTB and the first mortgage notes payable to the Rural Utilities Service, certain of the Company's subsidiaries are subject to restrictive covenants limiting the amounts of dividends that may be paid.

        The Company also has $0.4 million unsecured demand notes payable to various individuals and entities with interest payable at 5.25% at December 31, 2002 and March 31, 2003.

        The FASB issued SFAS No. 145, Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections (SFAS No. 145) during 2002. This statement eliminates the requirement that gains and losses from extinguishments of debt be required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. The statement requires gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, which provides guidance for distinguishing transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The Company adopted SFAS No. 145 in the second quarter of 2002. The adoption of SFAS No. 145 did not affect the financial statements in 2000, 2001, and 2002, as there were no extinguishments of debt during these periods. During 2002, the Company recognized a $17.5 million gain for the extinguishment of the Carrier Services' debt and settlement of its interest rate swap agreements. This gain is classified within discontinued operations.

(7) Redeemable Preferred Stock

        The Series A Preferred Stock issued to the lenders in connection with Carrier Services debt restructuring, and any Series A Preferred Stock issuable pursuant to the Preferred Stock Issuance Agreement, is nonvoting, except as required by applicable law, and is not convertible into common stock of the Company. The Series A Preferred Stock provides for the payment of dividends at a rate equal to 17.428% per annum. Dividends on the Series A Preferred Stock are payable, at the option of the Company, either in cash or in additional shares of Series A Preferred Stock. The Company has the option to redeem any outstanding Series A Preferred Stock at any time. The redemption price for such shares is payable in cash in an amount equal to $1,000 per share plus any accrued but unpaid dividends thereon (the Preference Amount). Under certain circumstances, the Company would be required to pay a premium of up to 6% of the Preference Amount in connection with the redemption of the Series A Preferred Stock. In addition, upon the occurrence of certain events, such as (i) a merger, consolidation, sale, transfer or disposition of at least 50% of the assets or business of the Company and its subsidiaries, (ii) a public offering of the Company's common stock which yields in the aggregate at least $175.0 million, or (iii) the first anniversary of the maturity of the Company's senior subordinated notes (which first anniversary will occur in May 2011), the Company would be required to redeem all outstanding shares of the Series A Preferred Stock at a price per share equal to the Preference Amount.

        The initial carrying amount of the Series A Preferred Stock has been recorded at its fair value at the date of issuance ($78.4 million). The carrying amount is being increased by periodic accretions, using the interest method, so that the carrying amount will equal the mandatory redemption amount ($93.9 million) at the mandatory redemption date (May 2011). For the year ended December 31, 2002 and the three-month period ended March 31, 2003, the Series A Preferred Stock has been increased by $1.0 million and $0.4 million, respectively to reflect the periodic accretions. The carrying amount of the Series A Preferred Stock has been further increased by $10.9 million and $4.3 million in connection with dividends paid in-kind on the outstanding shares of the Series A Preferred Stock for the year ended December 31, 2002 and the three-month period ended March 31, 2003, respectively. Additional paid-in capital has been decreased for the increases in the carrying balance of the Series A Preferred Stock.

(8) Employee Benefit Plans

        The Company sponsors a voluntary 401(k) savings plan (the 401(k) Plan) that covers substantially all eligible employees. Each 401(k) Plan year, the Company contributes to the 401(k) Plan an amount of matching contributions determined by the Company at its discretion. For the 401(k) Plan years ended December 31, 2000, 2001, and 2002, the Company matched 100% of each employee's contribution up to 3% of compensation and 50% of additional contributions up to 6%. The 401(k) Plan also allows for a profit sharing contribution that is made based upon management discretion. Total Company contributions to the 401(k) Plan were $1.7 million, $1.8 million, and $1.4 million for the years ended December 31, 2000, 2001, and 2002, respectively, and $0.4 million and $0.3 million for the three-month periods ended March 31, 2002 and 2003.

        In 1999, the Company began a Non-Qualified Deferred Compensation Plan (the NQDC Plan) that covers certain employees. The NQDC Plan allows highly compensated individuals to defer additional compensation beyond the limitations of the 401(k) Plan. Company matching contributions are subject to the same percentage as the 401(k) Plan. Total Company contributions to the NQDC Plan were approximately $38,000, $16,000, and $1,000 for the years ended December 31, 2000, 2001, and 2002, respectively. There were no Company contributions to the NQDC plan for the three-month periods ended March 31, 2002 and 2003. At December 31, 2001 and 2002 and March 31, 2003, the NQDC Plan assets were $0.6 million, $0.5 million and $0.5 million, respectively. The related deferred compensation obligation is included in other liabilities in the accompanying consolidated balance sheets.

        C&E, Taconic, and GT Com also sponsor defined contribution 401(k) retirement savings plans for union employees. C&E, Taconic, and GT Com match contributions to these plans based upon a percentage of pay of all qualified personnel and make certain profit sharing contributions. Contributions to the plans were $0.2 million, $0.2 million, and $0.3 million for the years ended December 31, 2000, 2001, and 2002, respectively, and approximately $34,000 for each of the three-month periods ended March 31, 2002 and 2003.

(9) Income Taxes

        Income tax expense from continuing operations for the years ended December 31, 2000, 2001, and 2002 and the three-month periods ended March 31, 2002 and 2003 consists of the following components:

	December 31,			March 31,
	2000	2001	2002	2002	2003
	(Dollars in thousands)
				(unaudited)
Current:
Federal	$(2,419)	—	—	—	—
State	(1,345)	(569)	(603)	(232)	(146)

Total current income tax expense from continuing operations	(3,764)	(569)	(603)	(232)	(146)

Investment tax credits	219	138	85	21	9

Deferred:
Federal	366	—	—	—	—
State	(2,428)	—	—	—	—

Total deferred income tax expense from continuing operations	(2,062)	—	—	—	—

Total income tax expense from continuing operations	$(5,607)	(431)	(518)	(211)	(137)

        Total income tax expense from continuing operations was different than that computed by applying U. S. Federal income tax rates to losses from continuing operations before income taxes for the years ended December 31, 2000, 2001, and 2002 and the three-month periods ended March 31, 2002 and 2003. The reasons for the differences are presented below:

	December 31,			March 31,
	2000	2001	2002	2002	2003
	(Dollars in thousands)
				(unaudited)
Computed "expected" tax benefit (expense) from continuing operations	$2,571	7,791	1,952	(1,942)	(487)
State income tax expense, net of Federal income tax benefit	(2,490)	(376)	(398)	(153)	(96)
Amortization of investment tax credits	219	138	85	21	9
Goodwill amortization	(2,843)	(3,339)	—	—	—
Stock-based compensation	(3,235)	(749)	(428)	—	—
Valuation allowance	—	(4,067)	(1,851)	1,793	442
Disallowed expenses and other	171	171	122	70	(5)

Total income tax expense from continuing operations	$(5,607)	(431)	(518)	(211)	(137)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2002 and March 31, 2003 are presented below:

	December 31,		March 31,
	2001	2002	2003
	(Dollars in thousands)
			(unaudited)
Deferred tax assets:
Federal and state tax loss carryforwards	$90,624	94,223	94,600
Employee benefits	575	632	571
Restructure charges and exit liabilities	7,122	2,873	2,538
Allowance for doubtful accounts	495	451	365
Alternative minimum tax and other state credits	2,811	2,861	2,861

Total gross deferred tax assets	101,627	101,040	100,935
Valuation allowance	(76,600)	(71,733)	(71,291)

Net deferred tax assets	25,027	29,307	29,644

Deferred tax liabilities:
Property, plant, and equipment, principally due to depreciation differences	9,054	16,716	16,494
Goodwill, due to amortization differences	7,084	8,906	9,361
Basis in investments	8,889	3,685	3,789

Total gross deferred tax liabilities	25,027	29,307	29,644

Net deferred tax liabilities	$—	—	—

        The valuation allowance for deferred tax assets as of December 31, 2001 and 2002 and March 31, 2003 was $76.6 million, $71.7 million and $71.3 million, respectively. The change in the valuation allowance was an increase of $72.9 million, a decrease of $(4.9) million, and an increase of $0.4 million of which $4.1 million, $1.9 million and $0.4 million was allocated to continuing operations and $68.8 million, $(6.8) million and $0 to discontinued operations for the years ended December 31, 2001 and 2002 and the three-month period ended March 31, 2003, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of $196.5 (as of December 31, 2002) million prior to the expiration of the net operating loss carryforwards in 2022. Taxable loss for the years ended December 31, 2001 and 2002 was $151.4 million and $11.2 million, respectively. Based upon the level of projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2002 and March 31, 2003. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

        At December 31, 2002, federal and state net operating loss carryforwards of $258.1 million expire in 2019 to 2022. At March 31, 2003, federal and state net operating loss carryforwards of $259.2 million expire in 2019 and 2022. At December 31, 2002 and March 31, 2003, the Company has alternative minimum tax credits of $2.3 million which may be carried forward indefinitely.

(10) Stockholders' Equity

        A number of events occurred which affected the capitalization of the Company. Those events included a stock-split in the form of a stock dividend, authorizing additional classes of capital stock, issuing and reacquiring capital stock for net proceeds of $158.9 million, the cancellation of put options on the Company's common stock, issuing common stock subject to put obligations related to a business combination, and recognizing costs for stock-based compensation to employees.

  Stock-Split

        In January 2000, the Company declared a twenty-for-one stock split in the form of a stock dividend. This stock split has been given retroactive effect in the accompanying consolidated financial statements.

  Additional Classes of Capital Stock

        In April 2000, the Company amended its articles of incorporation to authorize an aggregate of 500,000,000 shares of capital stock. Following the amendment, the authorized share capital of the Company includes the following:

          Class A Common Stock—authorized 236,200,000 voting common shares at a par value of $0.01 per share. Class A common shares carry one vote per share.

          Class B Common Stock—authorized 150,000,000 nonvoting, convertible common shares at a par value of $0.01 per share.

          Class C Common Stock—authorized 13,800,000 nonvoting, convertible common shares at a par value of $0.01 per share. The Class C common shares are automatically convertible into Class A common shares upon either the completion of an initial public offering of at least $150 million of the Company's Class A common stock or the occurrence of certain conversion events, as defined in the articles of incorporation. The conversion rate for the Class C common shares to Class A common shares is one-for-one.

          Series D Preferred Stock—authorized 100,000,000 nonvoting, convertible, cumulative participating preferred shares at a par value of $0.01 per share.

        Effective August 8, 2000, all regulatory approvals necessary to effectuate a change in control were received and all outstanding Class B common and Series D preferred shares issued during 2000 were automatically converted into an equal number of Class A common shares. The Series D preferred shares did not provide for the payment of dividends for up to one year following their issuance; as such, no dividends were paid on the preferred shares during 2000.

        In May 2002, the Company amended and restated its certificate of incorporation to eliminate the Series D preferred stock and to designate and authorize the issuance of up to 1,000,000 shares of Series A preferred stock.

  Issuance and Reacquisition of Capital Stock

        In January 2000, at a price of $13.12 per share, the Company issued 4,673,920 shares of Series D preferred stock, 100,160 shares of Class A common stock, 4,243,728 shares of Class B common stock, and 4,269,440 shares of Class C common stock. Net proceeds from the issuance of capital stock was $158.9 million. Direct costs of $23.9 million associated with the issuance of this capital stock were recorded as a reduction to paid-in capital. These costs included $9.6 million of transaction fees and expenses paid to a new principal shareholder, transaction fees of $8.4 million which were accrued to be paid to an existing shareholder upon liquidation of their holdings, and $0.4 million for services rendered in consummating the transaction paid to a law firm in which a partner of the firm is a shareholder of the Company.

        In January 2000, the Company reacquired 25,087,800 Class A common shares in exchange for 16,787,800 shares of Series D preferred stock and 8,300,000 shares of Class B common stock. The Class A common shares were retired upon reacquisition.

  Cancellation of Put Obligations

        During 1998, certain major shareholders of the Company pledged 1,752,000 shares of the Company's common stock as collateral under various loan agreements. Under the terms of the loan agreements, the Company was required, in the event of default by the shareholders, to repurchase the pledged shares for the lesser of (i) 100% of outstanding indebtedness plus accrued and unpaid interest, or (ii) $3.0 million. The Company classified $3.0 million of equity as temporary equity for the value of common stock issued and subject to put options under these arrangements.

        In January 2000, these put options were canceled. As a result, the Company reclassified $3.0 million from temporary equity to the permanent capital accounts of the Company.

  Issuance of Common Stock Subject to Put Obligations

        In connection with the acquisition of Fremont, the Company issued 457,318 shares of Class A common stock to certain of the former owners of Fremont. Under the terms of the agreements, these shares can be put back to the Company at any time. The purchase price for such stock is the higher of the current fair market value or the fair market value of the Company's common stock on the date of the acquisition of Fremont. Such former owners of Fremont exercised their put options on 75,418 shares in December 2000 and on 66,676 shares in March 2001. The Company has recorded the common stock subject to put options as temporary equity in the accompanying consolidated balance sheets. In May 2001, the Company loaned $999,980 to such former owners of Fremont. In January 2002, these loans were paid with 76,218 shares subject to the put options. In January 2003, put options on 76,218 shares were exercised for $999,980.

  Compensation Expense

        In January 2000, shares of Class A common stock issued under stock options and warrants included 35,300 shares issued under the MJD Communications, Inc. Stock Incentive Plan (1998 Plan), 255,320 shares issued under the 1995 Stock Option Plan (1995 Plan), and 16,580 shares issued pursuant to warrants to purchase shares of the Company's common stock in a cashless exercise. Options surrendered in lieu of cash were 5,300 under the 1998 Plan and 5,020 under the 1995 Plan. Following the conversion of these Class A common shares into Series D preferred shares, the newly issued Series D preferred shares were sold to a new principal shareholder of the Company. The Company's board of directors amended the grant of options to purchase 40,600 shares of the Company's Class A common stock under the 1998 Plan to make those options immediately exercisable and fully vested. The options were previously exercisable only upon the occurrence of a qualifying liquidating event, as defined under the 1998 Plan. A compensation charge of $0.5 million was recognized in connection with the amendment of the options in 2000. As a result of the exercise of options to purchase 260,340 shares of Class A common stock under the 1995 Plan, the Company recorded a compensation charge of $3.3 million in 2000.

        In 1997, two of the Company's shareholders entered into shareholder agreements with the Company and its founding shareholders, including two employee shareholders. Under the shareholder agreements, the Company's founding shareholders are entitled to a cash payment as a result of the sale of the Company's common stock to a third party by either of the two shareholders. In January 2000, one of these shareholders sold newly issued Series D preferred shares for cash to a third party. The transaction was subject to the requirements of the shareholder agreements. As the cash payment to the two employee shareholders was contingent upon their continued employment, the Company recognized the cash payment as compensation expense. Also in January 2000, the other shareholder transferred 1,093,060 shares of Series D preferred shares to the employee-shareholders in settlement of its cash payment obligation under the shareholder agreements. As a result of these transactions, the Company recognized a compensation charge of $8.5 million in 2000.

        In April 2000, the Company issued stock options under the 1998 Plan to employee participants in the FairPoint Communications Corp. Stock Incentive Plan (Carrier Services' Plan) in consideration of the cancellation of all options previously granted under the Carrier Services' Plan. The Company issued 1,620,465 and 73,200 options to purchase Class A common shares of the Company at an exercise price of $3.28 per share and $13.12 per share, respectively. The Company was recognizing a compensation charge on these options for the amount the market value of the Company's common stock exceeded the exercise price on the date of grant. In order to maintain the same economic benefits as previously existed under the Carrier Services' Plan, Carrier Services also intended to provide a cash bonus to its employees for each option exercised. The Company was amortizing the compensation charge related to the option grant and the cash bonus over the vesting period of five years. For the year ended December 31, 2000, compensation expense of $3.1 million and $1.0 million was recognized for these options and bonuses, respectively, and are classified within discontinued operations. During 2000, 320,250 unvested options subject to the option and bonus compensation charge were forfeited. As of December 31, 2000, unearned compensation on the converted Carrier Services' Plan options was $9.7 million. As of December 31, 2001, the Company estimated the number of options subject to the option and bonus compensation charge that would be ultimately exercised during the discontinued operation phase-out period. The remaining unvested options were forfeited.

        On December 31, 2001, the Company extended the exercise period on 284,200 1995 Plan stock options. The Company recognized a compensation charge of $2.2 million related to the modification of these options during 2001. On December 31, 2002, the Company extended the exercise period on 213,200 1995 Plan Stock Options. The Company recognized a compensation charge of $1.2 million related to the modification of these options during 2002.

        Certain principal shareholders of the Company granted stock appreciation rights to certain members of management. The stock appreciation rights are fully vested. The stock appreciation rights may be settled in cash or stock, at the option of the granting shareholders. In connection with the stock appreciation rights, the Company recognized a benefit of $0.9 million and $0.3 million in 2001 and 2002, respectively, as the value associated with the stock appreciation rights declined. No compensation expense was recorded in 2000 related to the stock appreciation rights.

(11) Stock Option Plans

  1995 Stock Option Plan

        The Company sponsors the 1995 Plan that covers officers, directors, and employees of the Company. The Company may issue qualified or nonqualified stock options to purchase up to 1,136,800 shares of the Company's Class A common stock to employees that will vest equally over 5 years from the date of employment of the recipient and are exercisable during years 5 through 10. In 1995, the Company granted options to purchase 852,800 shares at $0.25 per share. There were no options granted since 1995.

        The per share weighted average fair value of stock options granted during 1995 was $0.13 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.41%, and an estimated option life of five years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

        Stock option activity for the years ended December 31, 2000, 2001 and 2002 and the three month period ended March 31, 2003 under the 1995 Plan is summarized as follows:

	2000	2001	2002	2003
				(unaudited)
Outstanding, beginning of period	852,800	592,460	592,460	592,460
Granted	—	—	—	—
Exercised	(260,340)	—	—	—
Forfeited	—	—	—	—

Outstanding, end of period	592,460	592,460	592,460	592,460

Exercisable, end of period	592,460	592,460	592,460	592,460

Stock Options available to grant, end of period			284,000	592,460

        See Note 10 for a description of options exercised under the 1995 Plan during 2000.

  MJD Communications, Inc. Stock Incentive Plan

        In August 1998, the Company adopted the 1998 Plan. The 1998 Plan provides for grants of up to 6,952,540 nonqualified stock options to executives and members of management, at the discretion of the compensation committee of the board of directors. Options vest in 25% increments on the second, third, fourth, and fifth anniversaries of an individual grant. In the event of a change in control, outstanding options will vest immediately.

        Pursuant to the terms of the grant, options granted in 1998 and 1999 become exercisable only in the event that the Company is sold, an initial public offering of the Company's common stock results in the principal shareholders holding less than 10% of their original ownership, or other changes in control, as defined, occur. The number of options that may become ultimately exercisable also depends upon the extent to which the price per share obtained in the sale of the Company would exceed a minimum selling price of $4.28 per share. All options have a term of 10 years from date of grant. For those options granted in 1998 and 1999, the Company will accrue compensation expense for the excess of the estimated market value of its common stock over the exercise price of the options when and if a sale of the Company, at the prices necessary to result in exercisable options under the grant, becomes imminent or likely.

        Pursuant to the terms of the grant, options granted in 2000 become exercisable immediately upon vesting. The per share weighted average fair value of stock options granted under the 1998 Plan during 2000 was $11.17 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.52%, and an estimated option life of 10 years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

        Stock option activity under the 1998 Plan is summarized as follows:

	Options outstanding	Weighted average exercise price
Outstanding at January 1, 2000	4,808,000	$1.76
Granted	1,693,665	3.71
Exercised	(40,600)	1.71
Forfeited	(372,750)	3.06

Outstanding at December 31, 2000	6,088,315	2.22
Granted	—	—
Exercised	(91,500)	3.28
Forfeited	(1,590,525)	3.21

Outstanding at December 31, 2001	4,406,290	1.84
Granted	250,000	7.00
Exercised	—	—
Forfeited	(225,090)	3.28

Outstanding at December 31, 2002	4,431,200	2.06
Granted (unaudited)	—	—
Exercised (unaudited)	—	—
Forfeited (unaudited)	(17,500)	1.71

Outstanding at March 31, 2003 (unaudited)	4,413,700	2.06

Stock options available to grant at December 31, 2002	2,389,240

Stock options available to grant at March 31, 2003 (unaudited)	2,406,740

Options outstanding			Options exercisable
Exercise price	Number outstanding at December 31, 2002	Remaining contractual life (years)	Number exercisable at December 31, 2002	Weighted average exercise price
$1.71	3,978,900	6.60	—	$—
2.74	184,000	7.50	—	—
3.28	18,300	8.30	9,150	3.28
7.00	250,000	9.00	—	—

	4,431,200		9,150	$3.28

        The weighted average remaining contractual life for the options outstanding at December 31, 2002 is 6.8 years.

  FairPoint Communications Corp. Stock Incentive Plan

        In December 1998, the Company adopted the Carrier Services' Plan for employees of its subsidiary, Carrier Services. Under the Carrier Services' Plan, participating employees were granted options to purchase common stock of Carrier Services at exercise prices not less than the market value of Carrier Services' common stock at the date of the grant. The Carrier Services' Plan authorized grants of options to purchase up to 1,000,000 shares of authorized, but unissued common stock. All stock options had 10 year terms and vested in 25% increments on the second, third, fourth, and fifth anniversaries of an individual grant. In the event of a change in control, outstanding options would vest immediately.

        The per share weighted average fair value of stock options granted under the Carrier Services' Plan during 2000 was $11.80 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.68%, and an estimated option life of 10 years. Because Carrier Services was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

        Stock option activity for 2000 under the Carrier Services' Plan is summarized as follows:

2000
Outstanding at January 1, 2000	885,500
Granted	40,000
Exercised	—
Canceled or forfeited	(925,500)

Outstanding at December 31, 2000	—

        See Note 10 for a description of the cancellation of the majority of options granted under the Carrier Services' Plan during 2000.

  FairPoint Communications, Inc. 2000 Employee Stock Option Plan

        In May 2000, the Company adopted the FairPoint Communications, Inc. 2000 Employee Stock Option Plan (2000 Plan). The 2000 Plan provided for grants to members of management of up to 10,019,200 options to purchase Class A common stock, at the discretion of the compensation committee. During 2002, the Company amended the 2000 Plan to limit the number of shares available for grant to 2,365,510. Options granted under the 2000 Plan may be of two types: (i) incentive stock options and (ii) nonstatutory stock options. Unless the compensation committee shall otherwise specify at the time of grant, any option granted under the 2000 Plan shall be a nonstatutory stock option.

        Under the 2000 Plan, unless otherwise determined by the compensation committee at the time of grant, participating employees are granted options to purchase Class A common stock at exercise prices not less than the market value of the Company's Class A common stock at the date of grant. Options have a term of 10 years from date of grant. Options vest in increments of 10% on the first anniversary, 15% on the second anniversary, and 25% on the third, fourth, and fifth anniversaries of an individual grant. Subject to certain provisions, in the event of a change of control, the Company will cancel each option in exchange for a payment in cash of an amount equal to the excess, if any, of the highest price per share of Class A common stock offered in conjunction with any transaction resulting in a change of control over the exercise price for such option.

        On August 3, 2001, the Company made an offer to its employees to cancel their existing options issued under the 2000 Plan in exchange for new options to be granted on the date that is on or after six months and one day following the expiration date of the offer. As a result of this offer, 3,274,935 options were canceled. The remaining shares outstanding under this plan were forfeited during 2001. On March 13, 2002, 880,819 stock options were issued under this exchange offer.

        Stock option activity under the 2000 Plan is summarized as follows:

	Options outstanding	Weighted average exercise price
Outstanding at January 1, 2000	—	$—
Granted	5,665,674	13.12
Exercised	—	—
Canceled or forfeited	(1,668,533)	13.12

Outstanding at December 31, 2000	3,997,141	13.12
Granted	—	—
Exercised	—	—
Canceled or forfeited	(3,997,141)	13.12

Outstanding at December 31, 2001	—	—
Granted	1,337,109	7.00
Exercised	—	—
Canceled or forfeited	(116,368)	7.00

Outstanding at December 31, 2002	1,220,741	7.00
Granted (unaudited)	—	—
Exercised (unaudited)	—	—
Forfeited (unaudited)	(25,355)	7.00
Outstanding at March 31, 2003 (unaudited)	1,195,386	7.00

Stock options available to grant at December 31, 2002	1,144,769

Stock options available to grant at March 31, 2003 (unaudited)	1,170,124

        The remaining contractual life for the options outstanding at December 31, 2002 was 9.3 years, and 197,507 options were exercisable.

        The per share weighted average fair value of stock options granted under the 2000 Plan during 2000 and 2002 were $1.85 and $2.84, respectively, on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a weighted average risk free interest rate of 6.49% and 5.28% in 2000 and 2002, respectively, and an estimated option life of 10 years. Because the Company was nonpublic on the date of grant, no assumption as to the volatility of the stock price was made.

(12) Related Party Transactions

        The Company has entered into financial advisory agreements with certain equity investors, pursuant to which the equity investors provide certain consulting and advisory services related but not limited to equity financings and strategic planning. The Company paid $1.0 million for each of the years ended December 31, 2000, 2001, and 2002 and $0.2 million for each of the three-month periods ended March 31, 2002 and 2003 in such fees to the equity investors and this expense is classified within operating expenses. The agreements also provide that the Company will reimburse the equity investors for travel relating to the Company's boards of directors meetings. The Company reimbursed the equity investors $0.1 million, $0.1 million, and approximately $43,000 for the years ended December 31, 2000, 2001, and 2002, respectively, and approximately $21,000 and $7,000 for the three-month periods ended March 31, 2002 and 2003, respectively, for travel and related expenses. Per the financial advisory agreements, the advisory and consulting fees to be paid to each of the principal shareholders through December 31, 2006 is $0.5 million per annum. In January 2000, the Company entered into an agreement whereby the Company must obtain consent from its two principal shareholders in order to incur debt in excess of $5.0 million.

        In 2000, a law firm in which a partner of such law firm is a director of the Company, was paid $1.5 million, of which $0.3 million was for general counsel services, $1.1 million was for services related to financings, and $0.1 million was for services related to acquisitions. In 2001, this same law firm was paid $0.8 million, of which $0.3 million was for general counsel services, $0.1 million was for services related to financings, and $0.4 million was for services related to the restructure and discontinuance of the competitive communications operations. In 2002, this same law firm was paid $0.8 million, of which $0.3 million was for general counsel services, $0.3 million was for services related to the discontinuance of the competitive communications operations, and $0.2 million was for services related to acquisitions. For the three-month period ended March 31 2002, this same law firm was paid approximately $55,000 for general counsel services and $0.3 million for services related to the discontinuance of the competitive communications operations. For the three-month period ended March 31, 2003, this same law firm was paid $0.6 million for services related to financing and $0.1 million for general counsel services. All payments made by the Company for general counsel services and unsuccessful acquisition bids are classified within operating expenses on the statement of operations. All payments made for services related to financings have been recorded as debt or equity issue costs. All payments made for services related to successful acquisition bids have been capitalized as direct costs of the acquisitions. All services related to the restructure and discontinuance of the competitive communications operations have been classified in discontinued operations.

(13) Quarterly Financial Information (Unaudited)

	First quarter	Second quarter	Third quarter	Fourth quarter
	(Dollars in thousands)
2001:
Revenue	$56,940	57,807	62,556	57,910
Income (loss) from continuing operations	(6,418)	(3,213)	(11,027)	(2,691)
Net income (loss)	(58,964)	(23,849)	(26,642)	(102,145)
2002:
Revenue	$58,425	56,780	59,068	61,587
Income (loss) from continuing operations	5,501	(7,225)	(793)	(3,744)
Net income (loss)	5,501	11,083	933	(4,278)

        In the first quarter of 2001, the Company recognized a restructuring charge of $33.6 million, which is included in discontinued operations. In the fourth quarter of 2001, the Company recognized a loss of

$95.3 million for the disposal of its competitive communications business, which is included in discontinued operations.

        In the second quarter of 2002, the Company recorded a gain in discontinued operations of $17.5 million related to the extinguishment of debt and settlement of its interest rate swap agreements. In the second, third, and fourth quarters of 2002, the Company recorded a noncash charge of $5.6 million, $1.8 million and $0.8 million, respectively, related to the other than temporary decline in market value of its Choice One common stock. In the fourth quarter of 2002, the Company recorded a noncash charge of $4.4 million related to the other than temporary decline in market value of investments accounted for under the equity method. During the fourth quarter of 2002, the Company identified errors in the fair value calculations of the interest rate swaps and recorded an adjustment of $0.9 million to increase expense that related to prior periods. The effect of this entry was not material to previously reported results.

(14) Disclosures About the Fair Value of Financial Instruments

  Cash, Accounts Receivable, Accounts Payable, and Demand Notes Payable

        The carrying amount approximates fair value because of the short maturity of these instruments.

  Investments

        Investments classified as available for sale and trading are carried at their fair value which approximates $8.6 million and $0.6 million, respectively, at December 31, 2001 and $0.6 million and $0.5 million, respectively, at December 31, 2002 (see Note 5 and Note 8).

  Long-Term Debt

        The fair value of the Company's long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities. At December 31, 2001 and 2002, the Company had long-term debt with a carrying value of $907.6 million and $804.2 million, respectively, and estimated fair values of $860.0 million and $683.6 million, respectively.

  Redeemable Preferred Stock

        The fair value of the Company's redeemable preferred stock is estimated utilizing a cash flow analysis at a discount rate equal to rates available for debt with terms similar to the preferred stock. At December 31, 2002, the Company's carrying value and estimated fair value of its redeemable preferred stock was $90.3 million and $68.1 million, respectively.

  Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(15) Revenue Concentrations

        Revenues for interstate access services are based on reimbursement of costs and an allowed rate of return. Revenues of this nature are received from NECA in the form of monthly settlements. Such revenues amounted to 24.9%, 26.8%, and 26.7% of the Company's total revenues from continuing operations for the years ended December 31, 2000, 2001, and 2002, respectively, and 24.8% and 25.9% of the Company's total revenues from continuing operations for the three-month periods ended March 31, 2002 and 2003, respectively.

(16) Revenue Settlements

        Certain of the Company's telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue and for certain intrastate revenue. Such sharing arrangements are funded by toll revenue and/or access charges within state jurisdiction and by access charges in the interstate market. Revenues earned through the various sharing arrangements are initially recorded based on the Company's estimates. The Company recognized $2.2 million, $7.2 million, and $3.1 million of revenue for settlements and adjustments related to prior years during 2000, 2001, and 2002, respectively. The Company recognized $0.5 and $0.1 for settlements and adjustments related to prior periods during the three month periods ended March 31, 2002 and 2003, respectively.

(17) Operating Leases

        Future minimum lease payments under noncancellable operating leases are as follows:

	December 31, 2002		March 31, 2003
	Continuing operations	Discontinued operations	Continuing operations	Discontinued operations
	(Dollars in thousands)
			(unaudited)
Fiscal year
2003	$1,176	2,868	1,040	2,869
2004	869	2,710	707	2,722
2005	221	2,447	172	2,608
2006	26	2,608	24	2,710
2007	20	2,335	15	1,976
Thereafter	—	2,641	—	2,462

Total minimum lease payments	$2,312	15,609	1,958	15,347

Less estimated rentals to be received under subleases		(7,974)		(8,188)

Estimated minimum lease payments included in liabilities of discontinued operations		$7,635		7,159

        Total rent expense from continuing operations was $3.1 million, $3.4 million, and $3.1 million in 2000, 2001, and 2002, respectively. Rent expense from continuing operations for the three-month periods ended March 31, 2002 and 2003 was $0.8 million and $0.7 million, respectively.

(18) Commitment with Telecommunication Company

        The Company has an agreement with Global Crossing Bandwidth, Inc. (Global Crossing) to use Global Crossing's network in its delivery of telecommunication services. This agreement, entered into in August 2002, requires monthly net usage commitments of $100,000 for months one through three, $150,000 for months four through six, $200,000 for months seven through nine, $225,000 for months ten through twelve, and $250,000 for months thirteen through twenty-four, for a total of $5,025,000. In the event such monthly commitments are not met, the Company is required to pay the shortfall. Shortfalls in usage commitments, if any, are recorded as operating expenses in the period identified. As of December 31, 2002 and March 31, 2003, there have been no shortfalls.

(19) 2003 Refinancing Activity

        On March 6, 2003, FairPoint issued $225.0 million aggregate principal amount of 11 7/8% Senior Notes due 2010. Interest is payable on the Senior Notes at the rate of 11 7/8% per annum on each March 1 and September 1, commencing on September 1, 2003. The Senior Notes mature on March 1, 2010.

        In connection with the issuance of the Senior Notes, FairPoint entered into an Amended and Restated Credit Agreement, dated as of March 6, 2003, among FairPoint, Bank of America, N.A., as syndication agent, Wachovia Bank, N.A., as documentation agent, Deutsche Bank Trust Company Americas, as administrative agent, and various lending institutions. The Amended and Restated Credit Agreement provides for: (i) a new $70.0 million revolving credit facility ($60.0 million of which was committed as of March 6, 2003 and an additional $10.0 million of which was committed as of April 29, 2003) which matures on March 31, 2007 (loans under the revolving credit facility bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%) and (ii) a new term loan A facility of $30 million which matures on March 31, 2007 (loans under the term loan A facility bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%). The new term loan A facility was drawn in full on March 6, 2003. In addition, mandatory payments under the term loan C facility were rescheduled to be $2.0 million, $20.9 million, $20.0 million, $29.6 million and a final $56.0 million in 2003, 2004, 2005, 2006 and on March 31, 2007, respectively, and the interest rate per annum on loans under the term loan C facility was increased to a base rate plus 3.50% or LIBOR plus 4.50%.

        FairPoint used the proceeds from the offering of the Senior Notes and the borrowings under the new term loan A facility to: (i) repay all tranche RF and tranche AF revolving loans under its existing credit facility; (ii) repay all tranche B term loans under its existing credit facility; (iii) repurchase at a 35% discount $13.3 million aggregate liquidation preference of its Series A Preferred Stock (together with accrued and unpaid dividends thereon); (iv) repurchase $9.8 million aggregate principal amount of its outstanding 9 1/2% Senior Subordinated Notes due 2008 and $7.0 million aggregate principal amount of its outstanding 12 1/2% Senior Subordinated Notes due 2010; and (vi) repay at a 30% discount $2.2 million of loans made by Wachovia Bank, National Association, under the Carrier Services credit facility. As a result, FairPoint recorded $2.8 million and $0.7 million non-operating gains on the extinguishment of the Senior Subordinated Notes and the Carrier Services loans, respectively, in the Statement of Operations and a $2.9 million gain for the retirement of the Series A Preferred Stock directly to stockholders' deficit in 2003. Additionally, FairPoint recorded a non-operating loss of $5.0 million for the write-off of debt issue costs related to this extinguishment of debt in 2003.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
FairPoint Communications, Inc.:

        Under date of February 19, 2003, except as to the fourth paragraph of Note 3 which is as of May 9, 2003 and Note 19 which is as of March 6, 2003, we reported on the consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries as of December 31, 2001 and 2002 and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, which are included in this registration statement. In connection with our audits of the aforementioned consolidated financial statements, we also audited the accompanying related consolidated financial statement Schedule II. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits.

        In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As described in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, on January 1, 2001.

        As described in Note 1 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 142, Business Combinations, as required for goodwill and intangible assets effective January 1, 2002.

/s/ KMPG LLP

Omaha, Nebraska
February 19, 2003

Schedule II

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Valuation and Qualifying Accounts
Years ended December 31, 2000, 2001, and 2002

Description	Balance at beginning of year	Additions due to acquisitions	Additions charged to costs and expenses	Deductions from allowance (note)	Balance at end of year
	(Dollars in thousands)
Year ended December 31, 2000:
Allowance for doubtful receivables from continuing operations	$883	299	899	647	1,434
Year ended December 31, 2001:
Allowance for doubtful receivables from continuing operations	$1,434	4	1,035	1,118	1,355
Year ended December 31, 2002:
Allowance for doubtful receivables from continuing operations	$1,355	—	2,997	3,117	1,235

Note: Customers' accounts written-off, net of recoveries.

See accompanying independent auditors' report.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

Financial Statements

Years Ended December 31, 2002 and 2001

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

INDEPENDENT AUDITORS' REPORT

To the Partners of Orange County—Poughkeepsie Limited Partnership

        We have audited the accompanying balance sheets of Orange County—Poughkeepsie Limited Partnership (the "Partnership") as of December 31, 2002 and 2001, and the related statements of operations, partners' capital, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 25, 2003

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

Balance Sheets

December 31, 2002 and 2001

(Dollars in Thousands)

	2002	2001
Assets
CURRENT ASSETS:
Accounts receivable, net of allowances of $1 and $0 in 2002 and 2001, respectively	$117	$495
Unbilled revenue	1,125	1,545
Due from general partner	33,881	18,072
Prepaid expenses and other current assets	34	137

Total current assets	35,157	20,249
PROPERTY, PLANT AND EQUIPMENT—Net	29,473	26,057
DEFERRED CHARGES AND OTHER ASSETS—Net	2	5

TOTAL ASSETS	$64,632	$46,311

Liabilities and Partners' Capital
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,235	$334
Advance billings	247	196

Total current liabilities	1,482	530
COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)
PARTNERS' CAPITAL	63,150	45,781

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$64,632	$46,311

See notes to financial statements.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

Statements of Operations

Years ended December 31, 2002 and 2001

(Dollars in Thousands)

	2002	2001
OPERATING REVENUE:
Service revenue	$114,591	$81,952
OPERATING COSTS AND EXPENSES:
Cost of service	11,652	9,691
General and administrative	2,900	2,625
Depreciation and amortization	4,225	3,583

Total operating costs and expenses	18,777	15,899

OPERATING INCOME	95,814	66,053
OTHER INCOME—Net	1,555	1,167

NET INCOME	$97,369	$67,220

See notes to financial statements.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

Statements of Partners' Capital

Years ended December 31, 2002 and 2001
(Dollars in Thousands)

			Limited Partners
	General Partner
				Warwick Valley Telephone Company
	Nynex Mobile Limited Partnership 2	Verizon Wireless of the East LP	Taconic Telephone Corporation		Total Partners' Capital
BALANCE, JANUARY 1, 2001	$41,277	$—	$3,642	$3,642	$48,561
Net income	57,138	—	5,041	5,041	67,220
Distribution to partners	(59,500)	—	(5,250)	(5,250)	(70,000)

BALANCE, DECEMBER 31, 2001	38,915	—	3,433	3,433	45,781
Net income	46,092	36,671	7,303	7,303	97,369
Distribution to partners	(25,500)	(42,500)	(6,000)	(6,000)	(80,000)
Transfer of Partnership interest	(59,507)	59,507	—	—	—

BALANCE, DECEMBER 31, 2002	$0	$53,678	$4,736	$4,736	$63,150

See notes to financial statements.

ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP

Statements of Cash Flows

Years Ended December 31, 2002 and 2001

(Dollars in Thousands)

	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$97,369	$67,220
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,225	3,583
Changes in certain assets and liabilities:
Accounts receivable	378	1,764
Unbilled revenue	420	(433)
Prepaid expenses and other current assets	104	(30)
Deferred charges and other assets	3	2
Accounts payable and accrued liabilities	901	(1,646)
Advance billings	51	24

Net cash provided by operating activities	103,451	70,484

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,706)	(4,887)
Proceeds from sale of property, plant and equipment	64	—

Net cash used in investing activities	(7,642)	(4,887)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease (increase) in due from general partner, net	(15,809)	4,403
Distribution to partners	(80,000)	(70,000)

Net cash used in financing activities	(95,809)	(65,597)

INCREASE IN CASH	—	—
CASH, BEGINNING OF YEAR	—	—

CASH, END OF YEAR	$—	$—

See notes to financial statements.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

Notes to Financial Statements

Years Ended December 31, 2002 and 2001

(Dollars in Thousands)

1.    Organization and Management

        Orange County—Poughkeepsie Limited Partnership—Orange County—Poughkeepsie Limited Partnership (the "Partnership") was formed in 1987. The principal activity of the Partnership is providing wholesale cellular service to resellers who operate principally in the Orange County and Poughkeepsie, New York service areas.

        The partners and their respective ownership percentages as of December 31, 2002 are as follows:

Managing and general partner:
Verizon Wireless of the East LP*	85.0%
Limited partners:
Taconic Telephone Corporation ("Taconic")	7.5%
Warwick Valley Telephone Company ("Warwick")	7.5%

*
Prior to August 15, 2002 NYNEX Mobile LP 2 was the managing and general partner of the Partnership. On August 15, 2002 NYNEX Mobile LP 2 transferred its 85% partnership interest to its affiliate, Verizon Wireless of the East LP. Verizon Wireless of the East LP is a partnership between Verizon Wireless of Georgia LLC (the General Partner) and Verizon Wireless Acquisition South LLC (the LP), which hold a controlling interest and Price Communications which has a preferred interest. Verizon Wireless of the East LP is a partnership which is consolidated by Cellco Partnership (d/b/a Verizon Wireless) ("Cellco").

        General Partner (Formation of Cellco)—On April 3, 2000, Bell Atlantic and Vodafone Group Plc ("Vodafone") consummated their previously announced agreement to combine their U.S. wireless operations. In accordance with the terms of the U.S. Wireless Alliance Agreement (the "Alliance Agreement") dated September 21, 1999 between the two companies, Vodafone contributed its U.S. wireless operations, its 50% ownership interest in PrimeCo Personal Communications L.P. ("PrimeCo") and debt to Cellco Partnership, in exchange for a 65.1% interest in Cellco. Bell Atlantic also contributed its 50% ownership interest in PrimeCo, and retained a 34.9% interest. Bell Atlantic maintained control of Cellco. As of April 3, 2000, Cellco began conducting business as Verizon Wireless.

        On June 30, 2000, Bell Atlantic and GTE Corporation ("GTE Corp.") completed a merger of equals under a definitive merger agreement entered into on July 27, 1998 (the "Merger"). On June 30, 2000, the newly merged entity changed its name to Verizon Communications, Inc. ("Verizon Communications"). Under the Alliance Agreement, Verizon Communications contributed GTE

        Corp.'s wireless net assets and operations increasing its partnership interest to 55% and decreasing Vodafone's partnership interest to 45%.

2.    Significant Accounting Policies

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, unbilled revenue, depreciation and amortization, useful life and impairment of assets, accrued expenses, taxes, and contingencies. Estimates and assumptions are periodically reviewed and the effects of any material revisions are reflected in the consolidated financial statements in the period that they are determined to be necessary.

        Revenue Recognition—The Partnership earns revenue by providing access to the network (access revenue) and for usage of the network (airtime/usage revenue), which includes roaming and long distance revenue. In general, access revenue is billed one month in advance and is recognized when earned; the unearned portion is classified in advance billings. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. The Partnership's revenue recognition policies are in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements.

        Approximately 95% of the Partnership's revenue is affiliate revenue due to the fact that Cellco is the Partnership's primary reseller. The wholesale rates charged to Cellco do not necessarily reflect current market rates. The Partnership is re-evaluating the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement (See Note 4).

        Cellular service revenues resulting from a cellsite agreement with Cellco are recognized based upon an allocation of airtime minutes (See Note 4).

        Operating Expenses—Operating expenses include expenses incurred directly by the Partnership, as well as an allocation of administrative and operating costs incurred by the general partner or its affiliates on behalf of the Partnership. Services performed on behalf of the Partnership are provided by employees of Cellco. These employees are not employees of the Partnership and therefore, operating expenses include direct and allocated charges of salary and employee benefit costs for the services provided to the Partnership. The Partnership believes such allocations are reasonable.

        In 2002 the Partnership has classified all site rentals and network related salaries as cost of service. The Partnership has reclassified approximately $2,812 from selling, general and administrative expense to cost of service for the year ended December 31, 2001.

        Property, Plant and Equipment—Property, plant and equipment primarily represents costs incurred to construct and enhance Mobile Telephone Switching Offices and cell sites. The cost of property, plant and equipment is depreciated over its estimated useful life using the straight-line method of accounting. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.

        Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the Statements of Operations.

        Network engineering costs incurred during the construction phase of the Partnership's network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as construction in progress until the projects are completed and placed into service.

        FCC Licenses—The Federal Communications Commission ("FCC") issues licenses that authorize cellular carriers to provide service in specific cellular geographic service areas. The FCC grants licenses for terms of up to ten years. In 1993 the FCC adopted specific standards to apply to cellular renewals, concluding it will reward a license renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The current term of the Partnership's FCC licenses expire on January 27, 2008 and January 29, 2008 for the Poughkeepsie and Orange County FCC licenses, respectively. Both of the Partnership's licenses are recorded on the books of the general partner. The general partner believes it will be able to meet all requirements necessary to secure renewal of the Partnership's cellular licenses.

        Valuation of Assets—Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, the undiscounted expected future cash flows are compared to the carrying amount of the asset. If the comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Partnership's weighted average cost of capital.

        Concentrations—To the extent the Partnership's customer receivables become delinquent, collection activities commence. The general partner accounts for 88.2% and 74.1% of the accounts receivable balance at December 31, 2002, and 2001 respectively. The Partnership maintains an allowance for losses based on the expected collectibility of accounts receivable.

        The general partner relies on local and long-distance telephone companies, some of whom are related parties, and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on the Partnership's operating results.

        Although the general partner attempts to maintain multiple vendors for equipment, which are important components of its operations, they are currently acquired from only a few sources. Certain of these products are in turn utilized by the Partnership and are important components of the Partnership's operations. If the suppliers are unable to meet the general partner's needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnership's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

        Financial Instruments—The Partnership's trade receivables and payables are short-term in nature, and accordingly, their carrying value approximates fair value.

        Income Taxes—The Partnership is not a taxable entity for Federal and state income tax purposes. Any taxable income or loss is apportioned to the partners based on their respective partnership interests and is reported by them individually.

        Segments—The Partnership has one reportable business segment and operates domestically only. The Partnership's products and services are materially comprised of wireless telecommunications services.

        Due from General Partner—Due from General Partner principally represents the Partnership's cash position. The general partner manages all cash and financing activities of the Partnership. As such, the change in Due from General Partner is reflected as a financing activity in the Statements of Cash Flows. Additionally, administrative and operating costs incurred by the general partner on behalf of the Partnership are charged to the Partnership through this account. Interest income is based on the average monthly outstanding balance in this account and is calculated by applying Cellco's average borrowing rate which was approximately 5.5% and 4.6% at December 31, 2002 and 2001, respectively. Included in Other Income, Net is net interest income related to the Due from General Partner balance of $1,553 and $1,167 for the years ended December 31, 2002 and 2001, respectively.

        Recently Issued Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board, ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." This standard requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. The Partnership is required to adopt the standard effective January 1, 2003. The Partnership does not expect the impact of the adoption of SFAS No. 143 to have a material effect on the Partnership's results of operations or financial position.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard re-addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It concludes that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The Partnership adopted the standard effective January 1, 2002. The adoption of SFAS No. 144 had no material effect on the Partnership's results of operations or financial position.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This standard nullifies Emerging Issue Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This standard requires the recognition of a liability for a cost associated with an exit or disposal activity at the time the liability is incurred, rather than at the commitment date to exit a plan as required by EITF 94-3. The Partnership will adopt this standard effective January 1, 2003. The Partnership does not expect the impact of the adoption of SFAS No. 146 to have a material effect on the Partnership's results of operations or financial position.

        Reclassifications—Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

        Distributions—The Partnership is required to make distributions to its partners on a quarterly basis based upon the Partnership's operating results, cash availability and financing needs as determined by the general partner at the date of the distribution. In March 2003, the Partnership expects to make a distribution of approximately $30 million to its partners.

3.    Property, Plant and Equipment, Net

        Property, plant and equipment, net, consists of the following:

	December 31,
(Dollars in Thousands)
	2002	2001
Buildings and improvements (10-40 years)	$10,521	$9,451
Wireless plant equipment (3-15 years)	40,502	33,803
Furniture, fixtures and equipment (2-7 years)	318	381

	51,341	43,635
Less accumulated depreciation	(21,868)	(17,578)

Property, plant and equipment, net	$29,473	$26,057

        Property, plant, and equipment, net, includes the following:

        Capitalized network engineering costs of $466 and $112 were recorded during the years ended December 31, 2002 and 2001 respectively.

        Construction-in-progress included in certain of the classifications shown above, principally wireless plant equipment, amounted to $2,373 and $1,598 at December 31, 2002 and 2001 respectively.

        Depreciation expense for the years ended December 31, 2002 and 2001 was $4,225 and $3,582 respectively.

4.    Transactions With Affiliates

        Significant transactions with affiliates are summarized as follows:

	Years Ended December 31,
(Dollars in Thousands)
	2002	2001
Operating revenues (b)	$109,232	$76,609
Cellsite allocated revenues (c)	3,037	1,981
Direct telecommunication charges (a)	302	335
Allocation of certain general and administrative expenses (a)	1,399	1,497
Allocation of cost of service (a)	1,105	1,737
Allocation of switch usage cost (a)	5,077	3,760

(a)
Expenses were allocated based on the Partnership's percentage of customers or minutes of use where applicable. The Partnership believes the allocations are reasonable.

(b)
Affiliate operating revenues primarily represent revenues generated from transactions with Cellco, the Partnership's primary reseller.

(c)
Cellsite allocated revenues result from the Partnership sharing a cell site with the Catskills RSA Limited Partnership, an affiliate entity.

5.    Commitments

        The general partner, on behalf of the Partnership, and the Partnership have entered into operating leases for facilities and equipment used in its operations. Some lease contracts include renewal options that include rent expense adjustments based on the Consumer Price Index. For the years ended December 31, 2002 and 2001, the Partnership recognized a total of $1,100 and $934, respectively, as rent expense related to payments under these operating leases, which is included in cost of service and general and administrative expenses in the accompanying Statements of Operations.

        Future minimum rental commitments under noncancelable operating leases, excluding renewal options which the Partnership intends to exercise, for the years shown are as follows:

(Dollars in thousands)	Operating Leases
Years
2003	$1,129
2004	1,036
2005	956
2006	886
2007	727
2008 and thereafter	1,434

Total minimum payments	$6,168

6.    Valuation and Qualifying Accounts

(Dollars in Thousands)	Balance at Beginning of the Year	Additions Charged to Operations	Write-Offs Net of Recoveries	Balance at End of the Year
Accounts Receivable Allowances:
2001	$31	$—	$31	$—
2002	—	1	—	1

7.    Contingencies

        Cellco is subject to several lawsuits and other claims including class actions, product liability, patent infringement, partnership disputes, and claims involving relations with resellers and agents. Various consumer class action lawsuits allege that the Cellco breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. Certain of these lawsuits and other claims may impact the Partnership. These litigation matters may involve indemnification obligations by third parties and/or affiliated parties covering all or part of any potential damage awards against Cellco and the Partnership and/or insurance coverage. All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance.

        The Partnership may be allocated a portion of the damages that may result upon adjudication of these matters if the claimants prevail in their actions. Consequently, the ultimate liability with respect to these matters at December 31, 2002 cannot be ascertained. The potential effect, if any, on the financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.

        In addition to the aforementioned matters, Cellco is subject to various other legal actions and claims in the normal course of business. While Cellco's legal counsel cannot give assurance as to the outcome of each of these matters, in management's opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the financial position or operating results of the Partnership.

******

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

Unaudited Financial Statements

For the year ended December 31, 2000

ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP

Balance Sheet

Unaudited

(in thousands)

December 31, 2000
ASSETS
Current assets
Accounts receivable, net of allowances of $0 and $31 in 2001 and 2000, respectively	$2,259
Unbilled revenue	1,112
Due from general partner	22,475
Prepaid expenses and other current assets	107

Total Current Assets	25,953
Property, plant and equipment, net	24,753
Deferred charges and other assets, net	7

Total Assets	$50,713

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable and accrued liabilities	$1,980
Advance billings	172

Total Current Liabilities	2,152
Commitments and contingencies (see Notes 5 and 7)
Partners' capital	48,561

Total Liabilities and Partners' Capital	$50,713

See Notes to Financial Statements

 ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENT OF OPERATIONS

Unaudited

(In Thousands)

For the Year Ended December 31, 2000
OPERATING REVENUE
Service revenues	$57,678

OPERATING COSTS AND EXPENSES
Cost of service	8,864
General and administrative	2,100
Depreciation and amortization	3,077

Total operating costs and expenses	14,041

OPERATING INCOME	43,637
Other income, net	1,264

NET INCOME	$44,901

See Notes to Financial Statements

 ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENT OF PARTNERS' CAPITAL

Unaudited

(in thousands)

	General Partner	Limited Partners
	NYNEX Mobile Limited Partnership 2	Taconic Telephone Corporation	Warwick Valley Telephone Company	Total Partners' Capital
BALANCE AT DECEMBER 31, 1999	$32,862	$2,899	$2,899	$38,660
Net income	38,165	3,368	3,368	44,901
Distribution to partners	(29,750)	(2,625)	(2,625)	(35,000)

BALANCE AT DECEMBER 31, 2000	$41,277	$3,642	$3,642	$48,561

See Notes to Financial Statements

 ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENT OF CASH FLOWS

Unaudited

(In Thousands)

For The Year Ended December 31, 2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$44,901
Adjustments to reconcile net income to net cash provided by
Depreciation and amortization	3,077
Loss on disposition of plant and equipment	—
Changes in certain assets and liabilities:
Accounts receivable	(978)
Unbilled revenue	(464)
Prepaid expenses and other current assets	10
Deferred charges and other assets	2
Accounts payable and accrued liabilities	197
Advanced billings	100

Net cash provided by operating activities	46,845

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(4,654)
Distributions of towers to Cellco	—
Proceeds from disposition of property, plant and equipment	275

Net cash used in investing activities	(4,379)

CASH FLOWS FROM FINANCING ACTIVITIES
Decrease (increase) in due from general partner, net	(7,466)
Distribution to partners	(35,000)
Debt assumed by Cellco	—
Cash distribution to partners for transfer of towers	—

Net cash used in financing activities	(42,466)

(Decrease) increase in cash	—
Cash, beginning of year	—

Cash, end of year	$—

See Notes to Financial Statements

ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP

Notes to Unaudited Financial Statements

(Dollars in Thousands)

1. Background and Description of the Business

Orange County-Poughkeepsie Limited Partnership

        The Orange County-Poughkeepsie Limited Partnership (the "Partnership") operates as a limited partnership between NYNEX Mobile Limited Partnership 2 ("NYNEX Mobile LP 2"), Taconic Telephone Corporation ("Taconic"), and Warwick Valley Telephone Company ("Warwick"). NYNEX Mobile LP 2 is a partnership between Cellco Partnership ("Cellco"), the Utica-Rome Cellular Partnership and Bell Atlantic Mobile Systems of Allentown, Inc. ("BAMS of Allentown"), with ownership interests of 54%, 45% and 1%, respectively. NYNEX Mobile LP 2 holds an 85% partnership interest in the Partnership. Taconic and Warwick each hold limited partnership interests of 7.5%.

        On December 1, 1999, Frontier Communications of New York, Inc. and Frontier Communications of Sylvan Lake, each holding 7.5% interests in the Partnership, sold their interests to NYNEX Mobile LP 2.

General Partner

        On April 3, 2000, Bell Atlantic and Vodafone AirTouch Plc ("Vodafone") consummated their previously announced agreement to combine their U. S. wireless operations. In accordance with the terms of the U.S. Wireless Alliance Agreement (the "Alliance Agreement") dated September 21, 1999 between the two companies, Vodafone contributed its U.S. wireless operations, its 50% ownership interest in PrimeCo Personal Communications L.P. ("PrimeCo") and debt to Cellco, in exchange for a 65.1% interest in Cellco. Bell Atlantic also contributed its 50% ownership interest in PrimeCo, and retained a 34.9% interest in Cellco. As of April 3, 2000, Cellco began conducting business as Verizon Wireless.

        On June 30, 2000, Bell Atlantic and GTE Corporation ("GTE Corp.") completed a merger of equals under a definitive merger agreement entered into on July 27, 1998. On June 30, 2000, the newly merged entity changed its name to Verizon Communication, Inc. ("Verizon Corp."). Under the Alliance Agreement, Verizon Corp. contributed GTE Corp.'s wireless net assets and operations increasing its interest in Cellco to 55% and decreasing Vodafone's interest in Cellco to 45%.

Description of the Business

        The Partnership provides cellular mobile telephone service to resellers who operate principally in the Orange County and Poughkeepsie, New York metropolitan areas. The Orange County-Poughkeepsie cellular system became operational in 1987. The partners make capital contributions, share in the operating results and receive distributions from the Partnership in accordance with their respective ownership percentages.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

Revenue Recognition

        The Partnership earns revenue by providing access to the network (access revenue) and for usage of the network (airtime/usage revenue), which includes roaming and cellular long distance revenue. In general, access revenue is billed one month in advance and is recognized when earned; the unearned portion is classified in advanced billings. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. The Partnership's revenue recognition policies are in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements."

        Cellular service revenues resulting from a cellsite agreement are recognized based upon an allocation of airtime minutes (see Note 4).

Operating Expenses

        Operating expenses include expenses incurred directly by the Partnership, as well as an allocation of administrative and operating costs incurred by the managing partner or its affiliates on behalf of the Partnership. Services performed on behalf of the Partnership are provided by the employees of Cellco. These employees are not employees of the Partnership; therefore, operating expenses include direct and allocable charges of salary and employee benefit costs for the services provided to the Partnership. The Partnership believes these allocations are reasonable.

Property, Plant and Equipment

        Property, plant and equipment primarily represents costs incurred to construct and enhance Mobile Telephone Switching Offices (MTSOs) and cell sites. The cost of property, plant and equipment is depreciated over its estimated useful life, using the straight-line method of accounting. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.

        Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the statements of operations. The Partnership periodically exchanges (trades-in) certain assets for similar productive assets and generally receives trade-in allowances from its vendors. The cost of the new asset is generally the monetary consideration paid plus the net book value of the asset surrendered. If the trade-in allowance is less than the net book value of the asset surrendered, a loss is reflected in the statements of operations.

        Interest expense and network engineering costs incurred during the construction phase of the Partnership's network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as construction in progress until the projects are completed and placed into service.

FCC Licenses

        The Federal Communications Commission ("FCC") issues licenses that authorize cellular carriers to provide service in specific cellular geographic service areas. The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will award a license renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The current terms of the Partnership's FCC license expire on January 27, 2008 and January 29, 2008 for the Poughkeepsie and Orange County FCC licenses, respectively. The Partnership's licenses are recorded on the books of Cellco. The general partner believes it will be able to meet all requirements necessary to secure renewal of the Partnership's cellular licenses.

Valuation of Assets

        The Partnership follows the provision of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, the undiscounted expected future cash flows are compared to the carrying amount of the asset. If the comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Partnership's weighted average cost of capital.

Financial Instruments

        The Partnership's cash, trade receivables and payables are short-term in nature, and accordingly, their carrying value approximates fair value.

Income Taxes

        The Partnership is not a taxable entity for federal and state income tax purposes. Any taxable income or loss is apportioned to the partners based on their respective partnership interests and is reported by them individually.

Concentrations

        To the extent the Partnership's customer receivables become delinquent, collection activities commence. The managing general partner accounts for 93% of the accounts receivable balance at December 31, 2000. The Partnership maintains an allowance for losses based on the expected collectibility of accounts receivable.

        The managing partner relies on local and long-distance telephone companies and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on the Partnership's operating results.

        Although the managing partner attempts to maintain multiple vendors for each required product, its network assets, which are important components of its operations, are currently acquired from only a few sources. Certain of these products are in turn utilized by the Partnership and are important components of the Partnership's operations. If the suppliers are unable to meet the managing partner's needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnership's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

Due from General Partner

        Due from general partner principally represents the Partnership's cash position. The general partner manages all cash and financing activities for the Partnership. As such, the change in due from general partner is reflected as a financing activity in the statements of cash flows. Additionally, administrative and operating costs incurred by the general partner on behalf of the Partnership are charged to the Partnership through this account. Interest income is based on the average monthly outstanding balance in this account and is calculated by applying Cellco's average borrowing rate, which was approximately 6.7% at December 31, 2000. Included in other income, net was net interest income related to the due from general partner balance of $1,264 for the year ended December 31, 2000.

3. Property, Plant and Equipment

        Property, plant and equipment consists of the following:

December 31, 2000
(Unaudited)
Buildings (10-40 yrs.)	$8,555
Cellular plant equipment (3-15 yrs.)	29,811
Furniture, fixtures and equipment (2-7 yrs.)	381
38,747
Accumulated depreciation	(13,994)
Property, plant and equipment, net	$24,753

        Property, plant and equipment includes the following:

        Capitalized network engineering costs of $176 were recorded during the year ended December 31, 2000.

        Construction-in-progress included in certain of the classifications shown above, principally cellular plant equipment, amounted to $1,819 at December 31, 2000.

        Depreciation expense for the year ended December 31, 2000 was $3,075.

4. Transactions with Affiliates

        Significant transactions with affiliates are summarized as follows:

For the Year Ended
(Unaudited)
Operating revenues	$48,995
Cellsite allocated revenues, net (a)	$1,351
Direct telecommunication and data processing charges	$555
Allocations of certain general and administrative expenses (a)	$2,674
Allocation of switch usage cost (a)	$3,540

(a)
Expenses were allocated based on the Partnership's percentage of customers or minutes of use where applicable. The Partnership believes the methods of allocations are reasonable.

5. Commitments

        The general partner, on behalf of the Partnership, and the Partnership have entered into operating leases for facilities and equipment used in its operations. Some lease contracts include renewal options, which include rent expense adjustments based on the Consumer Price Index. For the year ended December 31, 2000, the Partnership recognized a total of $914 as rent expense related to payments under these operating leases, which is included in general and administrative expenses in the accompanying statements of operations.

        Future minimum rental commitments under noncancelable operating leases, excluding renewal options which the Partnership intends to exercise, for the years shown are as follows:

Years	Amount
(Unaudited)
2001	$934
2002	907
2003	808
2004	754
2005	661
Thereafter	2,352

Total minimum payments	$6,416

6. Valuation and Qualifying Accounts

	Balance at Beginning of the Year	Additions Charged to Operations	Write-offs, Net of Recoveries	Balance at End of Year
Accounts Receivable Allowances: 2000	$24	$7	$—	$31

7. Contingencies

        Cellco is subject to several lawsuits and other claims including, class actions, product liability, patent infringement, partnership disputes, and claims involving relations with resellers and agents. Various consumer class actions lawsuits allege that Cellco breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. Certain of these lawsuits and other claims may impact the Partnership. These litigation matters may involve indemnification obligations by third parties and/or affiliated parties covering all or part of any potential damage awards against Cellco and the Partnership and/or insurance coverage. All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance.

        The Partnership may be allocated a portion of the damages that may result upon adjudication of these matters if the claimants prevail in their actions. Consequently, the ultimate liability with respect to these matters at December 31, 2000 cannot be ascertained. The potential effect, if any, on the financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.

        In addition to the aforementioned matters, Cellco is subject to various other legal actions and claims in the normal course of business. While Cellco's legal counsel cannot give assurance as to the outcome of each of these matters, in management's opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the financial position or operating results of the Partnership.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Report On Audit of Financial Statements

For the Year Ended December 31, 2002

REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
United States Cellular Telephone of Greater Tulsa, L.L.C.:

        In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in members' equity present fairly, in all material respects, the financial position of United States Cellular Telephone of Greater Tulsa, L.L.C. (the "Company") at December 31, 2002, and the results of its operations, cash flows and changes in members' equity for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        As discussed in Note 2, the Company changed the method by which it accounts for intangible assets as a result of the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", on January 1, 2002. Also as discussed in Note 2, the Company changed the method by which it accounts for direct incremental costs related to wireless customer activations on January 1, 2002. In addition, as discussed in Note 2, the Company changed the method by which it accounts for activation fees charged with the sale of equipment and service as a result of the adoption of Emerging Issues Task Force statement No. 00-21, "Accounting for Multiple Element Arrangements", on January 1, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
March 19, 2003

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Balance Sheet

December 31, 2002

Accounts receivable:
Customers, less allowance of $829,794	$8,112,549
Affiliates	1,248,529
Roaming	2,250,101
Other	44,637
Inventory	542,945
Prepaid expenses	304,155
Other current assets	418,044

Total current assets	12,920,960
Property, plant and equipment, net	69,828,565
Other deferred charges, net of accumulated amortization of $396,642	657,866
Investment in licenses, net	20,306,443

Total assets	$103,713,834

LIABILITIES AND MEMBERS' EQUITY
Notes payable—affiliate	$41,912,150
Accounts payable and accrued expenses	10,054,424
Accounts payable—affiliates	3,653,694
Deferred revenues	2,115,895
Customer deposits	1,096,582
Other current liabilities	1,037,038

Total current liabilities	59,869,783
Deferred credits	1,203,246
Commitments and contingencies
Members' equity	42,640,805

Total liabilities and members' equity	$103,713,834

The accompanying notes are an integral part of these financial statements.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Statement of Operations

For The Year Ended December 31, 2002

Revenues	$96,892,989
Expenses:
Cost of equipment sold	3,740,176
System operations	23,844,610
Marketing and selling	18,538,744
General and administrative	26,161,368
Depreciation	13,070,011

Total operating expenses	85,354,909

Operating income	11,538,080
Other income	(11,396)
Interest expense	1,578,962

Income Before Cumulative Effect of Accounting Changes	9,970,514
Cumulative effect of accounting changes	1,128,978

Net income	$11,099,492

The accompanying notes are an integral part of these financial statements.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Statement of Cash Flows

For the Year Ended December 31, 2002

Cash flows from operating activities:
Net income	$11,099,492
Add (deduct) adjustments to reconcile net income to net cash required by operating activities:
Depreciation	13,070,011
Change in accounts receivable	(1,091,567)
Change in inventory	(91,030)
Change in accounts payable and accrued expenses	3,641,017
Change in deferred revenues and deferred credits	(180,647)
Change in customer deposits	522,552
Change in other deferred charges	(144,515)
Change in other assets and liabilities	(527,844)

Net cash provided by operating activities	26,297,469

Cash flows from investing activities:
Purchases of property, plant and equipment	(18,616,711)
Proceeds from the sale of property, plant, and equipment	778,697

Net cash required for investing activities	(17,838,014)

Cash flows from financing activities:
Borrowings on notes payable—affiliate	27,160,000
Payments on notes payable—affiliate	(29,415,000)
Payments on long term debt—affiliate	(1,615,250)
Capital distributions	(6,119,100)
Increase in overdraft balances	487,959

Net cash required for financing activities	(9,501,391)

Net decrease in cash and cash equivalents	(1,041,936)
Cash and cash equivalents:
Beginning of year	1,041,936

End of year	$—

The accompanying notes are an integral part of these financial statements.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Statement of Changes in Members' Equity

For the Year Ended December 31, 2002

	Tulsa General Partner, Inc.	United States Cellular Operating Company of Tulsa, Inc.	Independent Cellular Telephone, L.L.C.	North Carolina Rsa #4, Inc.	Total
Members' Equity, December 31, 2001	$380,208	$12,704,355	$16,740,057	$7,835,793	$37,660,413
Capital distributions	$(61,803)	$(2,994,076)	$(2,719,939)	$(343,282)	$(6,119,100)
2002 Net income	112,104	5,430,982	4,933,724	622,682	11,099,492

Members' Equity, December 31, 2002	$430,509	$15,141,261	$18,953,842	$8,115,193	$42,640,805

The accompanying notes are an integral part of these financial statements.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Notes to Financial Statements

1. Organization:

        United States Cellular Telephone Company (Greater Tulsa) (the "Partnership") was formed on February 24, 1984, under the laws of the State of Oklahoma for the purpose of providing cellular telephone service in the Tulsa, Oklahoma Metropolitan Statistical Area ("MSA").

        On February 1, 1994, the Partnership acquired 100% of the stock of Oklahoma RSA #6, Inc. (the "Corporation") at which time the Corporation was dissolved and its assets and liabilities were distributed to the Partnership. The Corporation was a wholly-owned subsidiary of United States Cellular Corporation ("USCC"). The assets and liabilities were recorded at historical cost by the Partnership. This acquisition allowed the Partnership to provide cellular telephone service in the Oklahoma Rural Service Area ("RSA") No. 6.

        On May 31, 1995, North Carolina RSA #4, Inc. ("NC RSA 4") contributed all its right, title, and interest in the Oklahoma RSA No. 4 ("OK RSA 4") Federal Communications Commission wireline authorization (serving Craig, Nowatta, Ottawa and Washington counties) to the Partnership for a 5.61% interest. The contribution reduced the ownership percentage of United States Cellular Operating Company of Tulsa, Inc. ("USCOC of Tulsa") from 54.54% to 48.93%. The remaining partners agreed to make cash contributions to the Partnership to maintain their respective partnership interests.

        Prior to December 31, 1997, Independent Cellular Telephone Company, Inc. ("ICTC"), an Oklahoma corporation, and Independent Cellular Telephone Company ("ICTLP"), an Oklahoma limited partnership, reorganized their respective ownership structures. ICTLP was dissolved and liquidated and the 44.45% limited partner interest in the Partnership held by ICTLP was acquired by Independent Cellular Telephone, L.L.C. ("ICTLLC"), an Oklahoma limited liability company.

        On December 31, 1997, ICTLLC, Tulsa General Partner, Inc. ("TGP"), USCOC of Tulsa and NC RSA 4 entered into a Sixth Amendment to the Certificate and Agreement of Limited Partnership pursuant to which ICTLLC was admitted as a partner in the Partnership, the Partnership elected to be governed by the Oklahoma Revised Uniform Limited Partnership Act rather than by the Oklahoma Uniform Limited Partnership Act and the Partnership changed its name to "United States Cellular Telephone Company (Greater Tulsa), L.P." The Partnership filed an Amended Certificate of Oklahoma Limited Partnership with the Oklahoma Secretary of State on December 31, 1997.

        Immediately thereafter, Articles of Organization were filed with the Oklahoma Secretary of State forming United States Cellular Telephone of Greater Tulsa, L.L.C. (the "Company"), an Oklahoma limited liability company, with each partner of the Partnership holding a membership interest in the Company equal in percentage to its respective partnership interest in the Partnership. In addition, the members of the Company entered into a Limited Liability Company Agreement dated as of December 31, 1997 (the "Initial LLC Agreement").

        Upon its formation, the Company entered into an Agreement of Merger, dated as of December 31, 1997, with the Partnership. Pursuant to the Agreement of Merger, the Partnership was merged with and into the Company (the "Merger"), with the Company surviving the Merger. As a result of the Merger, the membership interests in the Company existing immediately prior to the Merger were canceled and the partnership interests in the Partnership existing immediately prior to the Merger were converted into membership interests in the Company. In addition, the Initial LLC Agreement was amended and restated in its entirety as the Amended and Restated Limited Liability Company Agreement, dated as of December 31, 1997. The Merger was effectuated by filing Articles of Merger with the Oklahoma Secretary of State on December 31, 1997.

        The members and their respective interests at December 31, 2002 are:

TGP	1.01%
USCOC of Tulsa	48.93%
ICTLLC	44.45%
NC RSA 4	5.61%

        Profits and losses are allocated based on respective membership interests. TGP holds a 1.01% membership interest. TGP is a corporation in which USCOC of Tulsa owns 51% and ICTC owns 49%. Both USCOC of Tulsa and NC RSA 4 are wholly-owned subsidiaries (indirectly) of USCC. USCC is an 82.2%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS").

2. Summary of Significant Accounting Policies:

  A.
  USE OF ESTIMATES: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  B.
  CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash and those short-term, highly liquid investments with original maturities of three months or less. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

    Included in cash and cash equivalents at December 31, 2002 are due-on-demand funds invested in CellVest, Inc., which is a wholly-owned subsidiary of USCC. CellVest, Inc., is a fund that purchases government and high grade investment securities for the benefit of fund participants. The Company owns a proportionate share of the fund based upon its account balance as a percentage of the total assets in the fund. Interest income earned by the fund, net of direct expenses, is passed through to the Company based upon the Company's average daily balance in the fund.

    Outstanding checks totaling $487,959 at December 31, 2002 are classified as Accounts payable and accrued expenses in the balance sheet.

  C.
  ACCOUNTS RECEIVABLE: Accounts receivable consists of amounts owed by customers for both service provided and equipment sales, by affiliated entities, and by other cellular carriers as a result of these carriers' customers using the Company's cellular system.

  D.
  CELLULAR TELEPHONE INVENTORY: Inventory is stated at the lower of cost or market with cost determined using the first-in, first-out method. Consistent with industry practice, losses on sales of cellular phones are recognized in the period in which sales are made.

  E.
  LONG-LIVED ASSETS: The management of the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment losses are recognized when the expected future cash flows, undiscounted, are less than the asset's carrying value.

  F.
  INVESTMENT IN LICENSES: Investments in licenses consists of costs incurred in acquiring Federal Communications Commission ("FCC") licenses to provide wireless service. These costs include amounts paid to license applicants and owners of interests in entities awarded licenses and all direct and incremental costs relating to acquiring the licenses. Licenses are intangible assets with indefinite useful lives, and beginning January 1, 2002, with the implementation of SFAS No. 142 "Goodwill and Other Intangible Assets", are not amortized. Prior to 2002, licenses were amortized over 40 years. The effects of ceasing amortization resulted in an increase to net income of $641,254 in 2002.

    Intangible assets with an indefinite useful life shall be tested for impairment annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. The impairment test shall consist of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess. No impairment charges were recognized in 2002.

  G.
  DEFERRED REVENUES: Deferred revenues primarily represent monthly access fees billed in advance. Such revenues are recognized in the following month when service is provided. The Company also defers recognition of certain activation fees and recognizes these revenues on a straight-line basis over the estimated customer relationship period.

  H.
  FINANCIAL INSTRUMENTS: The Company's financial instruments, which include trade and affiliate payables and receivables, are short-term in nature. Accordingly, the Company believes the balance sheet amounts approximate the fair value of the financial instruments.

  I.
  CAPITAL DISTRIBUTIONS: Distributions are made at the discretion of the managing member, USCOC of Tulsa, based upon respective member interests.

  J.
  REVENUES: Revenues primarily consist of charges to customers for monthly access, cellular airtime usage, roamer charges, equipment sales, toll charges and vertical services. The Company recognizes revenues as services are rendered. Revenues earned but unbilled at December 31, 2002 were $1,057,901 and are included in accounts receivable. Unbilled revenues, resulting from cellular service provided from the billing cycle date to the end of each month and from other cellular carriers' customers using the Company's cellular system for the last half of each month, are estimated and recorded.

  K.
  CHANGES IN ACCOUNTING PRINCIPLES: Effective January 1, 2002, the Company changed its method of accounting for commission expenses related to customer activations and began deferring recognition of a portion of commission expenses up to the amount of activation fees deferred. The Company believes this change is a preferable method of accounting for such costs primarily due to the fact that the new method of accounting provides for better matching of revenue from customer activations to direct incremental costs associated with these activations. The cumulative effect of this accounting change on periods prior to 2002 was recorded in 2002, increasing net income by $689,790.

    Effective January 1, 2002, the Company adopted Emerging Issues Task Force ("EITF") statement 00-21, "Accounting for Multiple Element Arrangements." Under this pronouncement, activation fees charged with the sale of equipment and service are allocated to the equipment and service based upon the relative fair values of each item. Due to the subsidy provided on customer handsets, this generally results in the recognition of the activation fee as additional handset revenue at the time of sale. The cumulative effect of this accounting change on periods prior to 2002 was recorded in 2002, increasing net income by $439,188.

  L.
  DEPRECIATION: Depreciation is computed using the straight-line method over the useful lives of the assets, which are estimated to be 3 to 25 years.

  M.
  ADVERTISING COSTS: The Company expenses advertising costs as incurred. Advertising costs totaled $4,189,271 for the year ended December 31, 2002.

  N.
  PENSION PLAN: Employees, who manage the daily operations of the Company, are eligible for Telephone and Data Systems, Inc. Wireless Companies' Pension Plan (the "Pension Plan"). The Pension Plan is a qualified noncontributory defined contribution pension plan, which began effective January 1, 1994. It provides pension benefits for all employees of USCC and its subsidiaries. Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently. The Company's pension costs were $136,621 for the year ended December 31, 2002.

  O.
  INCOME TAXES: No provision has been made for federal and state income taxes as these taxes are the responsibility of the individual members.

  P.
  SUPPLEMENTAL CASH FLOW DISCLOSURES: The Company paid interest in the amount of $1,716,230 for the year ended December 31, 2002.

3. Property, Plant and Equipment:

        Property, plant and equipment in service and under construction is stated at cost and consists the following components (respective useful lives shown in parentheses):

December 31, 2002
Land and land improvements (0-10 yrs)	$6,539,601
Leasehold improvements (10 yrs)	10,177,911
Buildings and equipment (5-25 yrs)	93,686,199
Furniture and office equipment (3-5 yrs)	3,989,525
Vehicles (3 yrs)	702,173
Work in process	4,661,581

119,756,990
Less accumulated depreciation	(49,928,425)

Net property, plant and equipment	$69,828,565

        Included in the purchases of property, plant and equipment during 2002 are net transfers from affiliates of USCC, which had a net book value of $1,506,333. Also, during 2002, the Company had net transfers of property, plant and equipment to affiliates of USCC, which had a net book value of $778,697. These assets were transferred at net book value, and as such, no gains or losses were recorded.

4. Lease Commitments:

        The Company leases office locations, cell site locations and retail locations under operating leases. Rent expense totaled $1,558,853 for the year ended December 31, 2002. Rent expense for the cell site locations is included in system operations and rent expense for the office and retail locations is included in marketing and selling expense.

        Future minimum rental payments required under these operating leases, which have an initial noncancellable lease term of more than one year as of December 31, 2002, are as follows:

2003	$1,140,999
2004	820,980
2005	734,907
2006	664,229
2007	569,623
Thereafter	5,001,377

Total	$8,932,115

5. Line of Credit:

        On January 1, 2001, the Company executed a revolving note payable agreement with USCC expiring on January 1, 2003. Effective December 31, 2002, USCC agreed to extend the agreement for another one year term expiring on January 1, 2004. The note allows for borrowings up to $48,000,000. The note is payable upon demand and bears interest at a rate of 1.90% over the 90- day Commercial Paper Rate of high-grade, unsecured notes. The interest rate at December 31, 2002 was 3.61%. At December 31, 2002, the outstanding balance on the revolver is $41,912,150. The carrying value of the Company's borrowings from USCC approximates its fair value.

6. Concentration of Credit Risk:

        The Company provides cellular service and sells cellular telephones to a diversified group of consumers within a concentrated geographical area. The Company performs credit evaluations of the Company's customers and requires deposits as needed. Receivables are generally due within 30 days. Credit losses related to customers have been within management's expectations.

7. Transactions With Related Parties:

        USCC and certain affiliates of TDS provide the Company with centralized management, accounting, consulting and computer services which resulted in billings to the Company of $20,341,886 during 2002. The Company also provided administrative and other services to certain affiliates of USCC, which resulted in net billings to those affiliates of $2,471,179 during 2002. The Company earned roaming revenue of $1,738,381 (excluding toll revenue) and incurred roaming expenses of $3,153,187 from certain affiliates of USCC during 2002. These affiliated roaming expenses are included in system operations expense. The Company earned net switching revenue of $218,311 from certain affiliates of USCC during 2002. Also during 2002, the Company repaid long term debt owed to USCC totaling $1,615,250. Total interest expense related to affiliated debt balances was $1,538,239 in 2002.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Unaudited 2001 Financial Statements

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Balance Sheet

Unaudited

December 31, 2001

Assets
Cash and cash equivalents	$1,041,936
Accounts receivable
Customers, less allowance of $725,828	6,462,796
Affiliates	750,202
Roaming	3,330,383
Other	20,868
Inventory	451,915
Other current assets	337,942

Total current assets	12,396,042
Property, plant and equipment, net of accumulated depreciation of $46,591,730	65,060,560
Other deferred charges, net of accumulated amortization of $169,912	513,351
Investment in licenses, net of accumulated amortization of $5,589,659	20,306,443

Total assets	$98,276,396
Liabilities and Members' Equity
Accounts payable and accrued expenses	$5,558,638
Accounts payable—affiliates	3,635,434
Notes payable—affiliate	44,167,150
Current maturities of long-term debt—affiliate	1,615,250
Deferred revenues and customer deposits	2,861,261
Other current liabilities	1,565,690

Total current liabilities	59,403,423
Deferred revenues and other deferred credits	1,212,560
Total liabilities	60,615,983
Members' equity	37,660,413

Total liabilities and members' equity	$98,276,396

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Statement of Operations

Unaudited

For the Year Ended December 31, 2001

Revenues	$92,640,342
Expenses:
Cost of equipment sold	4,714,860
System operations	24,644,289
Marketing and selling	16,038,836
General and administrative	25,971,481
Depreciation and amortization	11,334,604

Total expenses	82,704,070

Operating income	9,936,272
Interest expense—affiliate	(2,821,304)
Other income (expense), net	140,749

Net income	$7,255,717

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Statement of Cash Flows

Unaudited

For the Year Ended December 31, 2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,255,717
Add (deduct) adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,334,604
Gain on disposal	(17,698)
Change in accounts receivable	484,768
Change in inventory	489,109
Change in accounts payable and accrued expenses	(4,448,054)
Change in deferred revenues, deferred credits and customer deposits	(341,247)
Change in other deferred charges	(402,011)
Change in other assets and liabilities	(967,640)

Net cash provided by operating activities	13,387,548

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in notes payable-affiliate	18,995,000
Change in current maturities of long-term debt-affiliates	(538,417)
Change in long-term debt-affiliate	(1,615,250)
Capital distributions	(6,914,800)

Net cash provided by financing activities	9,926,533

CASH FLOWS FROM INVESTING ACTIVITIES:
Net additions to property, plant and equipment	(22,278,885)

Net cash required for investing activities	(22,278,885)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,035,196
CASH AND CASH EQUIVALENTS
Beginning of period	6,740

End of period	$1,041,936

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Statement of Changes in Members' Equity

Unaudited

For the Year Ended December 31, 2001

	Tulsa General Partner, Inc.	United States Cellular Operating Company of Tulsa, Inc.	Independent Cellular Telephone, L.L.C.	North Carolina Rsa #4, Inc.	Total
Members' equity, December 31, 2000	$376,766	$12,537,543	$16,588,520	$7,816,667	$37,319,496
Capital distributions	(69,840)	(3,383,410)	(3,073,630)	(387,920)	(6,914,800)
2001 Net income	73,282	3,550,222	3,225,167	407,046	7,255,717

Members' equity, December 31, 2001	$380,208	$12,704,355	$16,740,057	$7,835,793	$37,660,413

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Notes to Unaudited Financial Statements

(1)
Organization:

        United States Cellular Telephone Company (Greater Tulsa) (the "Partnership") was formed on February 24, 1984, under the laws of the State of Oklahoma for the purpose of providing cellular telephone service in the Tulsa, Oklahoma Metropolitan Statistical Area ("MSA").

        On February 1, 1994, the Partnership acquired 100% of the stock of Oklahoma RSA #6, Inc. (the "Corporation") at which time the Corporation was dissolved and its assets and liabilities were distributed to the Partnership. The Corporation was a wholly-owned subsidiary of United States Cellular Corporation ("USCC"). The assets and liabilities were recorded at historical cost by the Partnership. This acquisition allows the Partnership to provide cellular telephone service in the Oklahoma Rural Service Area ("RSA") NO. 6.

        On May 31, 1995, North Carolina RSA #4, Inc. ("NC RSA 4") contributed all its right, title, and interest in the Oklahoma RSA No. 4 ("OK RSA 4") Federal Communications Commission wireline authorization (serving Craig, Nowatta, Ottawa and Washington counties) to the Partnership for a 5.61% interest. The contribution reduced the ownership percentage of United States Cellular Operating Company of Tulsa, Inc. ("USCOC of Tulsa") from 54.54% to 48.93%. The remaining partners agreed to make cash contributions to the Partnership to maintain their respective partnership interests.

        Prior to December 31, 1997, Independent Cellular Telephone Company, Inc. ("ICTC"), an Oklahoma corporation, and Independent Cellular Telephone Company ("ICTLP"), an Oklahoma limited partnership, reorganized their respective ownership structures. ICTLP was dissolved and liquidated and the 44.45% limited partner interest in the Partnership held by ICTLP was acquired by Independent Cellular Telephone, L.L.C. ("ICTLLC"), an Oklahoma limited liability company.

        On December 31, 1997, ICTLLC, Tulsa General Partner, Inc., ("TGP") USCOC of Tulsa and NC RSA 4 entered into a Sixth Amendment to the Certificate and Agreement of Limited Partnership pursuant to which ICTLLC was admitted as a partner in the Partnership, the Partnership elected to be governed by the Oklahoma Revised Uniform Limited Partnership Act rather than by the Oklahoma Uniform Limited Partnership Act and the Partnership changed its name to "United States Cellular Telephone Company (Greater Tulsa), L.P." The Partnership filed an Amended Certificate of Oklahoma Limited Partnership with the Oklahoma Secretary of State on December 31, 1997.

        Immediately thereafter, Articles of Organization were filed with the Oklahoma Secretary of State forming United States Cellular Telephone of Greater Tulsa, L.L.C. (the "Company"), an Oklahoma limited liability company, with each partner of the Partnership holding a membership interest in the Company equal in percentage to its respective partnership interest in the Partnership. In addition, the members of the Company entered into a Limited Liability Company Agreement dated as of December 31, 1997 (the "Initial LLC Agreement").

        Upon its formation, the Company entered into an Agreement of Merger, dated as of December 31, 1997, with the Partnership. Pursuant to the Agreement of Merger, the Partnership was merged with and into the Company (the "Merger"), with the Company surviving the Merger. As a result of the Merger, the membership interests in the Company existing immediately prior to the Merger were canceled and the partnership interests in the Partnership existing immediately prior to the Merger were converted into membership interests in the Company. In addition, the Initial LLC Agreement was amended and restated in its entirety as the Amended and Restated Limited Liability Company Agreement, dated as of December 31, 1997. The Merger was effectuated by filing Articles of Merger with the Oklahoma Secretary of State on December 31, 1997.

        The members and their respective interests at December 31, 2001 are:

TGP	1.01%
USCOC of Tulsa	48.93%
ICTLLC	44.45%
NC RSA 4	5.61%

        Profits and losses are allocated based on respective membership interests. Distributions are made quarterly at the discretion of the managing member based on respective membership interests.

        TGP holds a 1.01% membership interest. TGP is a corporation in which USCOC of Tulsa owns 51% and ICTC owns 49%. Both USCOC of Tulsa and NC RSA 4 are 100.0%-owned subsidiaries (indirectly) of USCC. USCC is an 82.2%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS").

(2)
Summary of Significant Accounting Policies:

a.
Depreciation—Depreciation is computed using the straight-line method over the useful lives of the assets, which are estimated to be 3 to 25 years.

b.
Revenues—Revenues primarily consist of charges to customers for monthly access, cellular airtime and data usage, roamer revenue (inbound and outbound), equipment sales, long distance charges and vertical services. The Company recognizes service revenues as rendered. Activation and reconnection fees are recognized over average customer service periods. Unbilled revenues, resulting from cellular service provided from the billing cycle date to the end of December and from other cellular carriers' customers using the Company's cellular system for the last half of December, are estimated and recorded. Revenues earned but unbilled at December 31, 2001 were $1,682,214 and are included in accounts receivable. Equipment sales are recognized upon delivery to the customer and reflect charges to customers for cellular telephone user equipment purchased.

c.
Cash and Cash Equivalents—Cash and cash equivalents include cash and those short-term, highly liquid investments with original maturities of three months or less. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

Included
in cash and cash equivalents at December 31, 2001 are due-on-demand funds invested in CellVest, Inc., which is a wholly-owned subsidiary of USCC. CellVest is a fund that purchases government and high grade investment securities for the benefit of fund participants. The Company owns a proportionate share of the fund based upon its account balance as a percentage of the total assets in the fund. Interest income earned by the fund, net of direct expenses, is passed through to the Company based upon the Company's average daily balance in the fund.

d.
Accounts Receivable—Accounts receivable consists of amounts owed by customers for both service provided and equipment sales, by affiliated entities, and by other cellular carriers as a result of these carriers' customers using the Company's cellular system.

e.
Investment in Licenses—Investment in licenses consists of the costs of acquiring Federal Communications Commission licenses. These costs include amounts paid for legal, engineering and consulting services and amounts incurred by the Company in acquiring these interests. NC RSA 4 contributed the OK RSA 4 license valued at $6,450,506 during 1995. License costs are being amortized over 40 years. Amortization expense was $641,254 for the year ended December 31, 2001.

  f.
  Deferred Revenues—Deferred revenues primarily represent monthly access fees billed in advance and deferred activation and reconnection fees. Access fee revenues are recognized in the following month when service is provided. Activation and reconnection fee revenues are recognized ratably over customer service periods averaging 48 months and 6 months, respectively.

  g.
  Pension Plan—Employees, who manage the daily operations of the Company, are eligible for Telephone and Data Systems, Inc. Wireless Companies' Pension Plan (the "Pension Plan"). The Pension Plan is a qualified noncontributory defined contribution pension plan, which began effective January 1, 1994. It provides pension benefits for all employees of USCC and its subsidiaries. Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently. The Company's pension costs were $125,196 for the year ended December 31, 2001.

  h.
  Income Taxes—No provision has been made for federal and state income taxes as these taxes are the responsibility of the individual members.

  i.
  Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, but management believes they will not be material.

  j.
  Supplemental Cash Flow Disclosures The Company paid interest in the amount of $2,557,615 for the year ended December 31, 2001.

  Net
  additions to property, plant and equipment during 2001 include net transfers to affiliates of USCC. These assets were transferred in at a net book value of $120,774 and transferred out at a net book value of $58,873 and as such, no gains or losses were recorded. Certain assets were also disposed of for a gain of $17,698 during 2001. The gain is included in other income (expense), net.

  k.
  Advertising Costs—The Company expenses advertising costs as incurred. Advertising costs totaled $4,120,322 for the year ended December 31, 2001.

  l.
  Long—Lived Assets—The management of the Company reviews for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment losses are recognized when the expected future cash flows, undiscounted, are less than the asset's carrying value. No such impairment losses were recorded in 2001.

  m.
  Inventories—Inventories consist of cellular telephone equipment and are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

(3)
Lease Commitments:

        The Company leases office locations, cell site locations and retail locations under operating leases. Rent expense totaled $982,849 for the year ended December 31, 2001. Rent expense for the office locations is included in general and administrative expense, rent expense for the cell site locations is included in system operations expense and rent expense for the retail locations is included in marketing and selling expense.

        Future minimum rental payments required under these operating leases, which have an initial noncancellable lease term of more than one year as of December 31, 2001, are as follows:

2002	$808,146
2003	699,383
2004	663,721
2005	631,406
2006	516,306
Thereafter	5,938,532

Total	$9,257,494

(4)
Property, Plant and Equipment:

        Property, plant and equipment in service and under construction is stated at cost and consist of:

December 31, 2001
Land and land improvements	$5,891,897
Leasehold improvements	8,071,758
Buildings and equipment	95,174,573
Furniture and office equipment	1,920,964
Vehicles	593,098

111,652,290
Less accumulated depreciation	46,591,730

Net property, plant and equipment	$65,060,560

        Included in the above balance is plant under construction of $1,883,481.

(5)
Notes Payable - Affiliate:

        The Company has notes payable to USCC of $44,167,150 at December 31, 2001. These notes bear interest of 1.90% over the 90-day Commercial Paper Rate of high-grade, unsecured notes and are due upon demand. The interest rate for the Notes payable—affiliate was 6.98% for 2001. The carrying value of the Company's borrowings from USCC approximates its fair value, as the notes payable—affiliate are variable debt with the interest rate based on the Commercial Paper Rate.

(6)
Long Term Debt - Affiliate:

        Since 1991, USCC entered into agreements with Northern Telecom Finance Corporation ("NTFC") that included a commitment by NTFC to finance equipment purchases made and construction costs incurred by certain entities managed by USCC. Any borrowings made by USCC were loaned to the individual entity which made the purchases and incurred the costs. These borrowings are collateralized by a secured interest in the tangible assets (excluding customer accounts receivable) and intangible assets of the Company (excluding any interest in the Company's Federal Communications Commission license).

        Effective January 1, 1996, interest accrues at an interest rate of 1.90% over the 90-day Commercial Paper Rate of high-grade, unsecured notes.

        During 1997, USCC paid off the debt to NTFC, however the Company's debt to USCC remains, with the same collateral requirements and interest rate, except USCC now holds the security interest in the collateral.

        The carrying value of these borrowings approximates fair value. The fair value of the long-term debt is estimated using a discounted cash flow analysis.

        Following are maturities of long-term debt for the term of financing:

2002	$1,615,250

Total	$1,615,250

(7)
Concentration of Credit Risk:

        The Company provides cellular service and sells cellular telephones to a diversified group of consumers within a concentrated geographical area. The Company performs credit evaluations of its customers and generally does not require collateral. Receivables are generally due within 30 days.

(8)
Transactions with Related Parties:

        USCC and certain affiliates of TDS provide the Company with centralized management, accounting, customer service, consulting and computer services which resulted in net billings to the Company of $18,433,048 during 2001. The Company earned roaming revenue of $1,227,878 and incurred roaming expenses of $1,810,487 from certain affiliates of USCC during 2001. The Company earned net switching revenue of $128,890 from certain affiliates of USCC during 2001. The Company also provided administrative and other services to certain affiliates of USCC which resulted in net billings to those affiliates of $1,595,239 during 2001. Management believes that all affiliated expenses, costs, and revenues applicable to the Company are representative of what they would have been if the Company operated on a stand-alone basis.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Unaudited 2000 Financial Statements

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Balance Sheet

Unaudited

December 31, 2000

Assets
Cash and cash equivalents	$6,740
Accounts receivable
Customers, less allowance of $602,101	7,256,909
Affiliates	861,244
Roaming	2,913,674
Other	17,190
Inventory	941,024
Other current assets	207,288

Total current assets	12,204,069
Property, plant and equipment, net of accumulated depreciation of $36,769,480	53,435,794
Other deferred charges, net of accumulated amortization of $148,379	132,873
Investment in licenses, net of accumulated amortization of $4,948,405	20,947,697

Total assets	$86,720,433

Liabilities and Members' Equity
Accounts payable and accrued expenses	$9,845,017
Accounts payable—affiliates	3,797,109
Notes payable—affiliate	25,172,150
Current maturities of long-term debt—affiliate	2,153,667
Deferred revenues and customer deposits	2,400,937
Other current liabilities	2,402,676

Total current liabilities	45,771,556
Deferred revenues and other deferred credits	2,014,131
Long-term debt—affiliate	1,615,250

Total liabilities	49,400,937
Members' equity	37,319,496

Total liabilities and members' equity	$86,720,433

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Statement of Operations

Unaudited

For the Year Ended December 31, 2000

Revenues	$88,756,738
Expenses:
Cost of equipment sold	5,932,647
System operations	22,387,162
Marketing and selling	21,594,449
General and administrative	19,827,520
Depreciation and amortization	10,679,225

Total expenses	80,421,003

Operating income	8,335,735
Interest expense—affiliate	(1,972,710)
Other income (expense), net	15,448

Net income before cumulative effect of a change in accounting principle	6,378,473
Cumulative effect of a change in accounting principle	(962,572)

Net income	$5,415,901

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Statement of Cash Flows

Unaudited

For the Year Ended December 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,415,901
Add (deduct) adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,679,225
Cumulative effect of accounting change	962,572
Loss on disposal	10,587
Change in accounts receivable	(3,352,458)
Change in inventory	(776,897)
Change in accounts payable and accrued expenses	4,684,910
Change in deferred revenues, deferred credits and customer deposits	799,714
Change in other assets and liabilities	(694,193)

Net cash provided by operating activities	17,729,361

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in notes payable-affiliate	5,829,100
Change in long-term debt-affiliate	(2,153,667)
Capital distributions	(9,188,200)

Net cash required for financing activities	(5,512,767)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net additions to property, plant and equipment	(12,460,975)

Net cash required for investing activities	(12,460,975)

Net Decrease in Cash and Cash Equivalents	(244,381)
Cash and Cash Equivalents
Beginning of period	251,121

End of period	$6,740

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Statement of Changes Members' Equity

Unaudited

For the Year Ended December 31, 2000

	Tulsa General Partner, Inc.	United States Cellular Operating Company of Tulsa, Inc.	Independent Cellular Telephone, L.L.C.	North Carolina RSA #4, Inc.	Total
Members' equity, December 31, 1999	$414,969	$14,383,178	$18,265,254	$8,028,394	$41,091,795
Capital distributions	(92,904)	(4,495,635)	(4,084,102)	(515,559)	(9,188,200)
2000 Net income	54,701	2,650,000	2,407,368	303,832	5,415,901

Members' equity, December 31, 2000	$376,766	$12,537,543	$16,588,520	$7,816,667	$37,319,496

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

Notes to Unaudited Financial Statements

(1) Organization:

        United States Cellular Telephone Company (Greater Tulsa) (the "Partnership") was formed on February 24, 1984, under the laws of the State of Oklahoma for the purpose of providing cellular telephone service in the Tulsa, Oklahoma Metropolitan Statistical Area ("MSA").

        On February 1, 1994, the Partnership acquired 100% of the stock of Oklahoma RSA #6, Inc. (the "Corporation") at which time the Corporation was dissolved and its assets and liabilities were distributed to the Partnership. The Corporation was a wholly-owned subsidiary of United States Cellular Corporation ("USCC"). The assets and liabilities were recorded at historical cost by the Partnership. This acquisition allows the Partnership to provide cellular telephone service in the Oklahoma Rural Service Area ("RSA") NO. 6.

        On May 31, 1995, North Carolina RSA #4, Inc. ("NC RSA 4") contributed all its right, title, and interest in the Oklahoma RSA No. 4 ("OK RSA 4") Federal Communications Commission wireline authorization (serving Craig, Nowatta, Ottawa and Washington counties) to the Partnership for a 5.61% interest. The contribution reduced the ownership percentage of United States Cellular Operating Company of Tulsa, Inc. ("USCOC of Tulsa") from 54.54% to 48.93%. The remaining partners agreed to make cash contributions to the Partnership to maintain their respective partnership interests.

        Prior to December 31, 1997, Independent Cellular Telephone Company, Inc. ("ICTC"), an Oklahoma corporation, and Independent Cellular Telephone Company ("ICTLP"), an Oklahoma limited partnership, reorganized their respective ownership structures. ICTLP was dissolved and liquidated and the 44.45% limited partner interest in the Partnership held by ICTLP was acquired by Independent Cellular Telephone, L.L.C. ("ICTLLC"), an Oklahoma limited liability company.

        On December 31, 1997, ICTLLC, Tulsa General Partner, Inc., ("TGP") USCOC of Tulsa and NC RSA 4 entered into a Sixth Amendment to the Certificate and Agreement of Limited Partnership pursuant to which ICTLLC was admitted as a partner in the Partnership, the Partnership elected to be governed by the Oklahoma Revised Uniform Limited Partnership Act rather than by the Oklahoma Uniform Limited Partnership Act and the Partnership changed its name to "United States Cellular Telephone Company (Greater Tulsa), L.P." The Partnership filed an Amended Certificate of Oklahoma Limited Partnership with the Oklahoma Secretary of State on December 31, 1997.

        Immediately thereafter, Articles of Organization were filed with the Oklahoma Secretary of State forming United States Cellular Telephone of Greater Tulsa, L.L.C. (the "Company"), an Oklahoma limited liability company, with each partner of the Partnership holding a membership interest in the Company equal in percentage to its respective partnership interest in the Partnership. In addition, the members of the Company entered into a Limited Liability Company Agreement dated as of December 31, 1997 (the "Initial LLC Agreement").

        Upon its formation, the Company entered into an Agreement of Merger, dated as of December 31, 1997, with the Partnership. Pursuant to the Agreement of Merger, the Partnership was merged with and into the Company (the "Merger"), with the Company surviving the Merger. As a result of the Merger, the membership interests in the Company existing immediately prior to the Merger were canceled and the partnership interests in the Partnership existing immediately prior to the Merger were converted into membership interests in the Company. In addition, the Initial LLC Agreement was amended and restated in its entirety as the Amended and Restated Limited Liability Company Agreement, dated as of December 31, 1997. The Merger was effectuated by filing Articles of Merger with the Oklahoma Secretary of State on December 31, 1997.

        The members and their respective interests at December 31, 2000 are:

TGP	1.01%
USCOC of Tulsa	48.93%
ICTLLC	44.45%
NC RSA 4	5.61%

        Profits and losses are allocated based on respective membership interests. Distributions are made quarterly at the discretion of the managing member based on respective membership interests.

        TGP holds a 1.01% membership interest. TGP is a corporation in which USCOC of Tulsa owns 51% and ICTC owns 49%. Both USCOC of Tulsa and NC RSA 4 are 100.0%-owned subsidiaries (indirectly) of USCC. USCC is an 82.4%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS").

(2) Summary of Significant Accounting Policies:

  a.
  Depreciation—Depreciation is computed using the straight-line method over the useful lives of the assets, which are estimated to be 3 to 25 years.

  b.
  Revenues—Revenues primarily consist of charges to customers for monthly access, cellular airtime and data usage, roamer revenue (inbound and outbound), equipment sales, long distance charges and vertical services. The Company recognizes service revenues as rendered. Activation and reconnection fees are recognized over average customer service periods. Unbilled revenues, resulting from cellular service provided from the billing cycle date to the end of December and from other cellular carriers' customers using the Company's cellular system for the last half of December, are estimated and recorded. Revenues earned but unbilled at December 31, 2000 were $1,400,417 and are included in accounts receivable. Equipment sales are recognized upon delivery to the customer and reflect charges to customers for cellular telephone user equipment purchased.

  c.
  Cash and Cash Equivalents—Cash and cash equivalents include cash and those short-term, highly liquid investments with original maturities of three months or less. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

    Included in cash and cash equivalents at December 31, 2000 are due-on-demand funds invested in CellVest, Inc., which is a wholly-owned subsidiary of USCC. CellVest is a fund that purchases government and high grade investment securities for the benefit of fund participants. The Company owns a proportionate share of the fund based upon its account balance as a percentage of the total assets in the fund. Interest income earned by the fund, net of direct expenses, is passed through to the Company based upon the Company's average daily balance in the fund.

  d.
  Accounts Receivable—Accounts receivable consists of amounts owed by customers for both service provided and equipment sales, by affiliated entities, and by other cellular carriers as a result of these carriers' customers using the Company's cellular system.

  e.
  Investment in Licenses—Investment in licenses consists of the costs of acquiring Federal Communications Commission licenses. These costs include amounts paid for legal, engineering and consulting services and amounts incurred by the Company in acquiring these interests. NC RSA 4 contributed the OK RSA 4 license valued at $6,450,506 during 1995. License costs are being amortized over 40 years. Amortization expense was $641,254 for the year ended December 31, 2000.

  f.
  Deferred Revenues—Deferred revenues primarily represent monthly access fees billed in advance and deferred activation and reconnection fees. Access fee revenues are recognized in the following month when service is provided. Activation and reconnection fee revenues are recognized ratably over customer service periods averaging 48 months and 6 months, respectively.

  g.
  Pension Plan—Employees, who manage the daily operations of the Company, are eligible for Telephone and Data Systems, Inc. Wireless Companies' Pension Plan (the "Pension Plan"). The Pension Plan is a qualified noncontributory defined contribution pension plan, which began effective January 1, 1994. It provides pension benefits for all employees of USCC and its subsidiaries. Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently. The Company's pension costs were $81,772 for the year ended December 31, 2000.

  h.
  Income Taxes—No provision has been made for federal and state income taxes as these taxes are the responsibility of the individual members.

  i.
  Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, but management believes they will not be material.

  j.
  Supplemental Cash Flow Disclosures—The Company paid interest in the amount of $1,829,513 for the year ended December 31, 2000.

    Net additions to property, plant and equipment during 2000 include net transfers to affiliates of USCC. These assets were transferred in at a net book value of $25,465 and transferred out at a net book value of $31,874 and as such, no gains or losses were recorded. Certain assets were also disposed of for a gain of $10,587 during 2000. The loss is included in other income (expense), net.

  k.
  Advertising Costs—The Company expenses advertising costs as incurred. Advertising costs totaled $4,839,228 for the year ended December 31, 2000.

  l.
  Long-Lived Assets—The management of the Company reviews for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment losses are recognized when the expected future cash flows, undiscounted, are less than the asset's carrying value.

  m.
  Change in Accounting Principle—Effective January 1, 2000 the Company changed its method of accounting for activation and reactivation fees in compliance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements," issued by the Securities and Exchange Commission. Under the new accounting method, the Company defers recognition of certain activation and reactivation fees. The cumulative effect of this change for periods prior to January 1, 2000 of $962,572 is shown as the cumulative effect of accounting change in the Statement of Operations. Additionally, as part of the implementation, outbound roaming revenues (revenues from the Company's customers who roam in other markets) previously reported as an offset to system operations expense are now reported as revenues.

(3) Lease Commitments:

        The Company leases office locations, cell site locations and retail locations under operating leases. Rent expense totaled $760,250 for the year ended December 31, 2000. Rent expense for the office locations is included in general and administrative expense, rent expense for the cell site locations is included in system operations expense and rent expense for the retail locations is included in marketing and selling expense.

        Future minimum rental payments required under these operating leases, which have an initial noncancellable lease term of more than one year as of December 31, 2000, are as follows:

2001	$406,999
2002	336,837
2003	274,239
2004	248,476
2005	233,611
Thereafter	2,316,469

Total	$3,816,631

(4) Property, Plant and Equipment:

        Property, plant and equipment in service and under construction is stated at cost and consist of:

December 31, 2000
Land and land improvements	$6,758,170
Leasehold improvements	2,613,468
Buildings and equipment	79,253,343
Furniture and office equipment	1,261,167
Vehicles	319,126

90,205,274
Less accumulated depreciation	36,769,480

Net property, plant and equipment	$53,435,794

(5) Notes Payable—affiliate:

        The Company has notes payable to USCC of $25,172,150 at December 31, 2000. These notes bear interest of 1.90% over the 90-day Commercial Paper Rate of high-grade, unsecured notes and are due upon demand. The carrying value of the Company's borrowings from USCC approximates its fair value, as the notes payable—affiliate are variable debt with the interest rate based on the Commercial Paper Rate.

(6) Long Term Debt—Affiliate:

        Since 1991, USCC entered into agreements with Northern Telecom Finance Corporation ("NTFC") that included a commitment by NTFC to finance equipment purchases made and construction costs incurred by certain entities managed by USCC. Any borrowings made by USCC were loaned to the individual entity which made the purchases and incurred the costs. These borrowings are collateralized by a secured interest in the tangible assets (excluding customer accounts receivable) and intangible assets of the Company (excluding any interest in the Company's Federal Communications Commission license).

        Effective January 1, 1996, interest accrues at an interest rate of 1.90% over the 90-day Commercial Paper Rate of high-grade, unsecured notes.

        During 1997, USCC paid off the debt to NTFC, however the Company's debt to USCC remains, with the same collateral requirements and interest rate, except USCC now holds the security interest in the collateral.

        The carrying value of these borrowings approximates fair value. The fair value of the long-term debt is estimated using a discounted cash flow analysis.

        Following are maturities of long-term debt for the term of financing:

2001	$2,153,667
2002	903,666
2003	711,584

Total	$3,768,917

(7) Concentration of Credit Risk:

        The Company provides cellular service and sells cellular telephones to a diversified group of consumers within a concentrated geographical area. The Company performs credit evaluations of the Company's customers and generally does not require collateral. Receivables are generally due within 30 days. Credit losses related to customers have been within management's expectations.

(8) Transactions with Related Parties:

        USCC and certain affiliates of TDS provide the Company with centralized management, accounting, customer service, consulting and computer services which resulted in net billings to the Company of $15,810,109 during 2000. The Company earned roaming revenue of $711,553 and incurred roaming expenses of $1,014,674 from certain affiliates of USCC during 2000. The Company earned net switching revenue of $82,115 from certain affiliates of USCC during 2000. The Company also provided administrative and other services to certain affiliates of USCC which resulted in net billings to those affiliates of $383,597 during 2000. Management believes that all affiliated expenses, costs, and revenues applicable to the Company are representative of what they would have been if the Company operated on a stand-alone basis.

RSA 2-I PARTNERSHIP
Financial Statements

INDEPENDENT AUDITORS' REPORT

To the Partners of
Illinois Valley Cellular RSA 2-I Partnership

        We have audited the accompanying balance sheets of Illinois Valley Cellular RSA 2-I Partnership (an Illinois partnership) as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years in the period ended December 31, 2002. These financial statements are the responsibility of the Operating Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Valley Cellular RSA 2-I Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KIESLING ASSOCIATES LLP

Madison, Wisconsin
March 1, 2003

ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP

Balance Sheets

December 31, 2002 and 2001

	2002	2001
Assets
CURRENT ASSETS
Cash and cash equivalents	$117,870	$102,338
Accounts receivable
Due from customers
Less allowance of $116,500 and $110,000, respectively	1,079,795	1,176,246
Affiliates	233,674	115,664
Other	58,018	65,137
Prepaids	97,384	3,446

	1,586,741	1,462,831

PROPERTY AND EQUIPMENT
Plant in service	13,342,101	11,149,052
Less accumulated depreciation	(6,833,198)	(6,022,436)

	6,508,903	5,126,616
Plant under construction	5,704	5,845

	6,514,607	5,132,461

OTHER NONCURRENT ASSETS
Investments	159,144	235,647

TOTAL ASSETS	$8,260,492	$6,830,939

ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP

Balance Sheets

December 31, 2002 and 2001

	2002	2001
Liabilities and Partners' Capital
CURRENT LIABILITIES
Current portion of long-term debt	$—	$659,340
Capital lease obligation	21,287	—
Notes Payable	1,000,000	—
Accounts Payable:
Trade	204,101	24,314
Affiliates	608,248	316,154
Other	290,254	244,508
Accrued liabilities-affiliate	136,559	98,078
Accrued commissions	71,288	76,912
Advance billings	279,853	246,652
Other	168,064	122,044

	2,779,654	1,788,002

LONG-TERM OBLIGATIONS
Capital lease obligation	96,620	—

PARTNERS' CAPITAL	5,384,218	5,042,937

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$8,260,492	$6,830,939

The accompanying notes are an integral part of these financial statements

Illinois Valley Cellular RSA 2-I Partnership

Statements of Income

Years ended December 31, 2002, 2001 and 2000

	2002	2001	2000
OPERATING REVENUES
Retail service	$6,513,308	$6,123,233	$6,095,261
Roamer service	3,131,185	4,020,995	3,184,181
Equipment sales	181,442	180,670	149,909
Miscellaneous services	1,069,743	906,974	693,533

	10,895,678	11,231,872	10,122,884

OPERATING EXPENSES
Cost of services	4,572,661	4,358,681	3,439,668
Cost of equipment sales	1,017,085	937,143	890,065
Selling, general and administrative	3,986,972	3,723,723	3,229,256
Depreciation	956,539	748,968	772,698

	10,533,257	9,768,515	8,331,687

OPERATING INCOME	362,421	1,463,357	1,791,197

OTHER INCOME (EXPENSES)
Interest expense	(43,862)	(78,081)	(154,861)
Interest during construction	9,534	-	-
Other, net	13,188	28,039	33,284

	(21,140)	(50,042)	(121,577)

NET INCOME	$341,281	$1,413,315	$1,669,620

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

Statements of Partners' Capital

December 31, 2002, 2001, and 2000

Total
Balance at December 31, 1999	$2,859,792
Net income	1,669,620
Distribution	(549,994)

Balance at December 31, 2000	3,979,418
Net income	1,413,315
Distribution	(349,796)

Balance at December 31, 2001	5,042,937
Net income	341,281

Balance at December 31, 2002	$5,384,218

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

Statements of Cash Flows

Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$341,281	$1,413,315	$1,669,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	956,539	748,968	772,698
Provision for losses on accounts receivable	(6,500)	(24,000)	(8,000)
Changes in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(7,940)	(225,823)	(9,609)
Prepaids	(93,938)	—	—
Increase (Decrease) in:
Accounts payable	517,627	102,857	(135,409)
Other	112,078	95,298	(47,291)

Net cash provided by operating activities	1,819,147	2,110,615	2,242,009

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2,214,901)	(995,505)	(889,583)
Proceeds from the sale of investments, net	76,503	87,431	88,012

Net cash used in investing activities	(2,138,398)	(908,074)	(801,571)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	1,000,000	—	—
Repayment of long-term borrowings	(659,340)	(801,751)	(933,040)
Payments of capital lease obligations	(5,877)	—	—
Partnership distribution	—	(349,796)	(549,994)

Net cash provided by/(used in) financing activities	334,783	(1,151,547)	(1,483,034)

Net Increase (Decrease) in Cash and Cash Equivalents	15,532	50,994	(42,596)
Cash and Cash Equivalents at Beginning of Year	102,338	51,344	93,940

Cash and Cash Equivalents at End of Year	$117,870	$102,338	$51,344

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

Notes to Financial Statements

Note 1. Organization

        The Illinois Valley Cellular RSA 2-I Partnership (Partnership) is organized pursuant to the provisions of the Illinois Uniform Partnership Act. The Partnership was formed on November 8, 1989, to fund, establish, and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area. At December 31, 2002, 2001, and 2000, the general partners and their respective ownership percentages in the Partnership were as follows:

Partner	Percentage
Verizon Wireless	40.00%
CENCOMM, Inc.	6-2/3
C-R Cellular, Inc.	6-2/3
DePue Communications, Inc.	6-2/3
Gemcell, Inc.	6-2/3
Gridley Cellular, Inc.	6-2/3
Leonore Cellular, Inc.	6-2/3
Marseilles Cellular, Inc.	6-2/3
McNabb Cellular, Inc.	6-2/3
Tonica Cellular, Inc.	6-2/3

100.00%

        Marseilles Cellular, Inc. (MC) was elected by the Partnership to serve as the operating and network partner of the Partnership.

        The partners make capital contributions, share in the operating results, and receive distributions from the Partnership in accordance with their respective ownership percentages.

Note 2. Summary of Significant Accounting Policies

  Basis of Presentation

        The accounting policies of the Partnership conform to accounting principles generally accepted in the United States of America. Management uses estimates and assumptions in preparing its financial statements. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

  Property and Equipment

        The Partnership's property and equipment is stated at cost, including labor and overheads associated with construction and capitalized interest.

        Depreciation is computed by applying the straight-line method. The estimated service lives for depreciable plant and equipment are: 10 to 20 years for cell site towers and shelters; 7 to 10 years for radio frequency equipment, electronic mobile exchange and base site controller equipment; 7 to 10 years for furniture and fixtures; and 3 to 5 years for computer equipment.

        When depreciable properties are sold, or otherwise disposed of, any resulting gains or losses are included in the determination of income.

  Long-lived Assets

        The Partnership recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Revenue Recognition

        The Partnership earns revenue by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other revenues are recognized when services are performed and include, primarily, connection revenues. Equipment sales are recognized upon delivery of the equipment to the customer.

        The Partnership generates revenue from charges to its customers when they use their cellular phones in other wireless providers' markets. Until 2002, the Partnership included this revenue on a net basis in cost of services in its statement of operations. Expense associated with this revenue, charged by third-party wireless providers, is also included in cost of services. The Partnership used this method because it has passed through to its customers most of the costs related to these revenues. However, the wireless industry and the Partnership have increasingly been using pricing plans that include flat rate pricing and larger home service areas. Under these types of plans, amounts charged to the Partnership by other wireless providers may not necessarily be passed through to its customers.

        In 2002, the Partnership adopted a policy to include these revenues as retail revenue rather than cost of services on a net basis. Roamer revenue includes only the revenue from other wireless providers' customers who use the Partnership's network. Retail revenue and cost of services of $881,197 and $985,702 for 2001 and 2000, respectively, were reclassified to conform to this presentation. This change in presentation has no impact on operating income, net income or partners' equity.

  Expense Recognition

        Pursuant to the Partnership Agreement, expenses included in the Statements of Income represent expenses incurred by the Partnership, including an allocation of administrative and operations costs from the operating partner.

  Income Taxes

        The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable to the Partnership, but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the financial statements.

  Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses were $346,620, $294,841, and $337,750 in 2002, 2001, and 2000, respectively.

  Cash Equivalents

        All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents. The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the instruments.

  Reclassifications

        Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with the 2002 presentation.

Note 3. Property and Equipment

        The components of property and equipment were as follows:

	2002	2001
Land and land improvements	$545,333	$541,618
Buildings	1,324,949	1,277,987
Electronic mobile exchange and base site controller equipment	3,955,971	3,462,373
Cell site towers and equipment	3,784,222	3,422,232
Radio frequency equipment	3,054,024	1,966,997
Other	677,602	477,845

Total property and equipment	13,342,101	11,149,052
Less accumulated depreciation	(6,833,198)	(6,022,436)

Net property and equipment	6,508,903	5,126,616
Plant under construction	5,704	5,845

Total net property and equipment	$6,514,607	$5,132,461

        Property and equipment and accumulated depreciation include $123,784 and $2,947, respectively, at December 31, 2002, for capital leases. Property and equipment acquired with capital leases in 2002 was $123,784.

Note 4. Investments

        Investments include $65,934 and $146,109 at December 31, 2002 and 2001, respectively, of Rural Telephone Finance Cooperative (RTFC) subordinated capital certificates (SCC). Such SCC's were purchased from RTFC as a condition of obtaining long-term financing for the Partnership and are carried at cost. The SCC's are non-interest bearing and are returned as the related RTFC loan is repaid. The stock purchases were fully financed through the issuance of long-term debt obligations to RTFC. It is not practical to estimate the fair value for these investments due to a lack of quoted market prices.

Note 5. Notes Payable

        In 2002, the Partnership entered into a $1,000,000 revolving line of credit loan agreement with RTFC. While the agreement is scheduled to mature on the one year anniversary of the advance, the

Partnership may borrow, repay, and reborrow from time to time until the agreement expires on January 3, 2005. Interest is due quarterly and is based on the prevailing bank prime rate plus one and one-half percent or such lessor amount as determined by RTFC. The rate at December 31, 2002, was 5.8%. The agreement is subject to the provisions of the mortgage and security agreement described below. In addition, the aggregate amount of outstanding principal balance of all Partnership unsecured indebtedness is limited to $1,000,000 at any one time.

        The maximum amount of short-term borrowings at any month-end during 2002 was $1,000,000.

Note 6. Long-term Debt

  Long-term debt consists of:

2001
RTFC notes—variable rate	$513,032
RTFC notes—variable rate	146,308

Total long-term debt	659,340
Less current portion	(659,340)

$—

        The mortgage notes outstanding at December 31, 2001, are to be repaid in equal quarterly installments covering principal and interest beginning two to five years after date of issue and expiring by 2002. The interest rate on the debt is a variable rate established periodically by the RTFC. The rate at December 31, 2001, was 5.3%.

        Substantially all assets of the Partnership are pledged as security under the mortgage and security agreement with the RTFC.

        The mortgage and security and loan agreements underlying the RTFC notes contain certain restrictions on Partnership distributions, return of partner capital contributions, and investment in, or loans to others. In 2000, the Partnership received a waiver from the lender to make partnership distributions. Also included in the loan agreement is a provision which requires the partners to infuse, on an ongoing basis, the greater of sufficient amounts of equity to accommodate any cash shortfalls or certain specified amounts. Further, the Partnership is required, under the loan agreement, to achieve a debt service coverage ratio of not less than 1.25.

        Of the funds available under the RTFC approved loans, including amendments, all amounts were advanced as of December 31, 2002.

        Cash paid for interest net of amounts capitalized for 2002, 2001, and 2000, totaled $25,021, $92,928, and $158,095, respectively.

        The fair value of the partnership debt is estimated based on the discounted value of future cash flows expected to be paid using current rates of borrowing for similar types of debt. The fair value of debt approximates carrying value at December 31, 2002 and 2001.

Note 7. Related Party Transactions

        MC, as operating and network partner, performed certain technical, professional, and administrative services on behalf of the Partnership. In accordance with the Partnership Agreement, MC is reimbursed by the Partnership for the Partnership's share of these costs. MC allocates these costs to the various cellular systems to which they provide service based on each entity's customer access lines. Reimbursed expenses in 2002, 2001, and 2000 were $2,224,397, $1,944,325, and $1,725,222, respectively. These reimbursed expenses are classified and presented under the Operating Expenses category to which each relates.

        In addition, $276,062, $252,406, and $223,877 were paid to an affiliate of MC for contract labor, interest, and other services in 2002, 2001, and 2000, respectively.

        Certain cellular equipment sold to subscribers by the Partnership is provided to the Partnership by a related entity at cost. Cost of goods sold is recorded by the Partnership at the time of sale.

        The Partnership has an arrangement with Illinois Valley Cellular RSA 2, Inc. (Switching Company) to provide switching services to the Partnership. The stockholders of the Switching Company own 53% of the Partnership. In 2002, switching and toll roaming services of $546,600 and $1,716,618, respectively, were provided to the Partnership. These services in 2001 were $455,250 and $1,592,348, respectively, and in 2000 were $423,525 and $1,004,834, respectively. The Switching Company received $511,669, $334,881, and $293,108 of access and billing and collecting services from the Partnership in 2002, 2001, and 2000, respectively.

Note 8. Concentrations of Credit Risk

        Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash equivalents and accounts receivable. The Partnership grants credit to cellular customers located primarily within its portion of the Illinois RSA 2 cellular geographic service area, to other cellular carriers, and to other telecommunications carriers.

        The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

        Retail service revenues are derived from customers located primarily within the Partnership's portion of the Illinois RSA 2 cellular geographic service area. The Partnership grants credit to these customers, substantially all of whom are local residents of this geographic area.

        Roamer cellular revenues are derived under arrangements with other wireless carriers (roaming partners) whose customers use the Partnership's network to place or complete calls. Roaming revenues from Verizon Wireless accounted for 21%, 31%, and 22% of total operating revenues in 2002, 2001, and 2000, respectively.

Note 9. Lease Commitments

        Future minimum rental payments under leases for facilities have initial non-cancelable lease terms at December 31, 2002 as follows:

	Capitalized Leases	Operating Leases
2003	$32,612	$154,200
2004	30,103	145,200
2005	30,104	130,400
2006	30,104	113,180
2007	20,069	65,750
Thereafter	—	—

Total minimum lease payments	$142,992	$608,730
Less amount representing interest	25,085

Present value of minimum lease payments including current maturities of $21,287	$117,907

        The cell site leases are renewable for four additional five-year periods under similar terms at the end of the initial term. Lease terms provide for certain adjustments of the payments in the renewal periods.

        The Partnership has an office building lease with an affiliate of MC for an initial term of five years. The Partnership's portion of the annual base rental, included in the future minimum rental payments above, is $68,400. A contingent rental provision allows for increases in base rent for real estate taxes and operating costs in excess of base operating costs. The agreement includes an option to extend the lease for an additional five years.

        Rental expense for all cancelable and non-cancelable operating leases totaled $199,503, $139,150, and $114,856 in 2002, 2001, and 2000, respectively.

Note 10. Allowance for Uncollectibles

        The Company uses the reserve method to recognize uncollectible customer accounts. The following activity has been recognized under this method.

	2002	2001	2000
Balance, December 31	$110,000	$134,000	$142,000
Provision for uncollectibles	67,489	33,902	107,037
Accounts written off, net of recoveries	60,989	57,902	115,037

Balance, December 31	$116,500	$110,000	$134,000

Note 11. Selected Quarterly Financial Data (Unaudited)

        The following table presents summarized quarterly results.

	Quarter
	1st	2nd	3rd	4th
2002
Operating revenues	$2,665,525	$2,732,486	$2,784,279	$2,713,388
Operating income	$300,775	$181,779	$69,549	$(189,682)
Net income	$310,158	$175,016	$64,205	$(208,098)
2001
Operating revenues	$2,457,057	$2,897,386	$2,994,715	$2,882,714
Operating income	$238,467	$378,592	$402,836	$443,462
Net income	$222,770	$357,551	$387,483	$445,511

        Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including seasonal variations in customer calling patterns and timing of promotional activities.

Note 12. Recent Accounting Developments

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

        In April 2002, the FASB issued No. 145, "Rescission of FASB Statements No.4, 44, and 64, Amendment of FASB Statement No.13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No.4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No.64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends FASB Statement No. 13, "Accounting for Leases."

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective on December 31, 2002. No disclosures were required at December 31, 2002.

        The Partnership has not yet determined the impact the adoption of these Standards will have on its financial position, results of operations, and cash flows.

RSA 2-III PARTNERSHIP
Financial Statements

INDEPENDENT AUDITORS' REPORT

To the Partners of
Illinois Valley Cellular RSA 2-III Partnership

        We have audited the accompanying balance sheets of Illinois Valley Cellular RSA 2-III Partnership (an Illinois partnership) as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years in the period ended December 31, 2002. These financial statements are the responsibility of the Operating Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Valley Cellular RSA 2-III Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KIESLING ASSOCIATES LLP

Madison, Wisconsin
March 1, 2003

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

Balance Sheets

December 31, 2002 and 2001

	2002	2001
Assets
CURRENT ASSETS
Cash and cash equivalents	$81,145	$48,377
Accounts receivable:
Due from customers
Less allowance of $85,000 and $80,000, respectively	565,754	697,422
Affiliates	69,741	72,718
Other	20,554	23,620
Prepaids	104,236	3,855

	841,430	845,992

PROPERTY AND EQUIPMENT
Plant in service	7,124,486	5,816,790
Less accumulated depreciation	(3,356,524)	(2,834,086)

	3,767,962	2,982,704

OTHER NONCURRENT ASSETS
Investments	73,140	100,147
Other	1,215	1,215

	74,355	101,362

TOTAL ASSETS	$4,683,747	$3,930,058

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

Balance Sheets

December 31, 2002 and 2001

	2002	2001
Liabilities and Partners' Capital
CURRENT LIABILITIES
Current portion of long-term debt	$—	$236,690
Capital lease obligation	11,495	—
Notes payable	1,500,000	400,000
Accounts payable:
Trade	107,184	38,031
Affiliates	401,580	429,224
Other	130,070	151,128
Accrued commissions	39,849	51,572
Advance billings	2,383	3,683
Other	154,660	123,789

	2,347,221	1,434,117

LONG-TERM OBLIGATIONS
Capital lease obligation	52,175	—

PARTNERS' CAPITAL	2,284,351	2,495,941

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$4,683,747	$3,930,058

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

Statements of Income

Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
OPERATING REVENUES
Retail service	$3,469,059	$3,227,973	$3,047,399
Roamer service	2,521,150	3,344,344	2,573,368
Equipment sales	101,694	111,163	85,863
Miscellaneous services	788,808	637,263	442,516

	6,880,771	7,320,743	6,149,146

OPERATING EXPENSES
Cost of sales	3,628,394	3,563,141	2,817,688
Cost of equipment sales	578,473	570,489	555,587
Selling, general, and administrative	2,280,964	2,080,607	1,758,277
Depreciation	580,137	493,940	489,717

	7,067,968	6,708,177	5,621,269

OPERATING INCOME	(187,257)	612,566	527,877

OTHER INCOME (EXPENSES)
Interest expense	(52,682)	(56,560)	(103,842)
Interest during construction	20,308	—	—
Other, net	8,041	14,352	13,129

	(24,333)	(42,208)	(90,713)

NET INCOME	$(211,590)	$570,358	$437,164

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

Statements of Partners' Capital

December 31, 2002, 2001, and 2000

Total
Balance at December 31, 1999	$1,988,174
Net Income	437,164
Distribution	(99,994)

Balance at December 31, 2000	2,325,344
Net Income	570,358
Distribution	(399,761)

Balance at December 31, 2001	2,495,941
Net Income (Loss)	(211,590)

Balance at December 31, 2002	$2,284,351

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

Statements of Cash Flows

Years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(211,590)	$570,358	$437,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	580,137	493,940	489,717
Provision for losses on accounts receivable	5,000	10,000	(25,000)
Changes in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	132,711	(239,549)	88,558
Prepaids	(100,381)	—	—
Increase (Decrease) in:
Accounts payable	20,451	311,892	(390,032)
Other	17,852	(11,548)	26,737

Net cash provided by operating activities	444,180	1,135,093	627,144

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,298,556)	(484,229)	(129,498)
Proceeds from the sale of investments, net	27,007	46,302	128,861

Net cash used in investing activities	(1,271,549)	(437,927)	(637)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	1,100,000	—	—
Repayment of long-term borrowings	(236,690)	(293,659)	(493,234)
Payments of capital lease obligations	(3,173)	—	—
Partnership distribution	—	(399,761)	(99,994)

Net cash provided by/(used in) financial activities	860,137	(693,420)	(593,228)

Net Increase in Cash and Cash Equivalents	32,768	3,746	33,279
Cash and Cash Equivalents at Beginning of Year	48,377	44,631	11,352

Cash and Cash Equivalents at End of Year	$81,145	$48,377	$44,631

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

Notes to Financial Statements

Note 1.    Organization

        The Illinois Valley Cellular RSA 2-III Partnership (Partnership) is organized pursuant to the provisions of the Illinois Uniform Partnership Act. The Partnership was formed on November 6, 1989, to fund, establish, and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area. At December 31, 2002, 2001, and 2000, the general partners and their respective ownership percentages in the Partnership were as follows:

Partner	Percentage
Illinois SMSA Limited Partnership	20.00%
Chicago SMSA Limited Partnership	20.00%
CENCOMM, Inc.	6 2/3
C-R Cellular, Inc.	6 2/3
DePue Communications, Inc.	6 2/3
Gemcell, Inc.	6 2/3
Gridley Cellular, Inc.	6 2/3
Leonore Cellular, Inc.	6 2/3
Marscilles Cellular, Inc.	6 2/3
McNabb Cellular, Inc.	6 2/3
Tonica Cellular, Inc.	6 2/3

100.00%

        Marscilles Cellular, Inc. (MC) was elected by the Partnership to serve as the operating and network partner of the Partnership.

        The partners make capital contributions, share in the operating results, and receive distributions from the Partnership in accordance with their respective ownership percentages.

Note 2.    Summary of Significant Accounting Policies

  Basis of Presentation

        The accounting policies of the Partnership conform to accounting principles generally accepted in the United States of America. Management uses estimates and assumptions in preparing its financial statements. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

  Property and Equipment

        The Partnership's property and equipment is stated at cost, including labor and overheads associated with construction and capitalized interest.

        Depreciation is computed by applying the straight-line method. The estimated service lives for depreciable plant and equipment are: 15 years for buildings; 7 to 15 years for cell site towers; 7 to 10 years for electronic mobile exchange and base site controller equipment; 7 years for furniture and fixtures; and 5 years for computer equipment.

        When depreciable properties are sold, or otherwise disposed of, any resulting gains or losses are included in the determination of income.

  Long-lived Assets

        The Partnership recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Revenue Recognition

        The Partnership earns revenue by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other revenues are recognized when services are performed and include, primarily, connection revenues. Equipment sales are recognized upon delivery of the equipment to the customer.

        The Partnership generates revenue from charges to its customers when they use their cellular phones in other wireless providers' markets. Until 2002, the Partnership included this revenue on a net basis in cost of services in its statement of operations. Expense associated with this revenue, charged by third-party wireless providers, is also included in cost of services. The Partnership used this method because it has passed through to its customers most of the costs related to these revenues. However, the wireless industry and the Partnership have increasingly been using pricing plans that include flat rate pricing and larger home service areas. Under these types of plans, amounts charged to the Partnership by other wireless providers may not necessarily be passed through to its customers.

        In 2002, the Partnership adopted a policy to include the revenue as retail revenue rather than cost of services on a net basis. Roamer revenue includes only the revenue from other wireless providers' customers who use the Partnership's network. Retail revenue and cost of services of $523,315 and $589,604 for 2001 and 2000, respectively, were reclassified to conform to this presentation. This change in presentation has no impact on operating income, net income, or partners' equity.

  Expense Recognition

        Pursuant to the Partnership Agreement, expenses included in the Statements of Income represent expenses incurred by the Partnership, including an allocation of administrative and operations costs from the operating partner.

  Income Taxes

        The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable to the Partnership, but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the financial statements

  Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses were $203,997, $162,430, and $170,659 in 2002, 2001 and 2000, respectively.

  Cash Equivalents

        All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents. The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the investments.

  Reclassifications

        Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with the 2002 presentation.

Note 3.    Property and Equipment

        The components of property and equipment were as follows:

	2002	2001
Land and Land improvements	$233,179	$232,978
Buildings	642,311	594,346
Electronic mobile exchange and base site controller equipment	2,479,042	2,097,221
Cell site towers and equipment	1,855,225	1,436,055
Other	1,914,729	1,456,190

Total property and equipment	7,124,486	5,816,790
Less accumulated depreciation	(3,356,524)	(2,834,086)

Total net property and equipment	$3,767,962	$2,982,704

        Property and equipment and accumulated depreciation include $66,843 and $796, respectively, at December 31, 2002, for capital leases. Property and equipment acquired with capital leases in 2002 was $66,843.

Note 4.    Investments

        Investments include $23,669 and $53,035 at December 31, 2002 and 2001, respectively, of Rural Telephone Finance Cooperative (RTFC) subordinated capital certificates (SCC). Such SCCs were purchased from RTFC as a condition of obtaining long-term financing for the Partnership and are carried at cost. The SCCs are non-interest bearing and are returned as the related RTFC loan is repaid. The stock purchases were fully financed through the issuance of long-term debt obligations to RTFC. It is not practical to estimate the fair value for these investments due to a lack of quoted market prices.

Note 5.    Notes Payable

        Notes payable consist of:

	2002	2001
RTFC lines of credit	$500,000	$400,000
RTFC revolving line of credit	1,000,000	—

	$1,500,000	$400,000

        Interest on the lines of credit is at a variable rate (5.8% and 5.3% at December 31, 2002 and 2001, respectively).

        In 2002, the Partnership entered into a $1,000,000 revolving line of credit loan agreement with RTFC. While the agreement is scheduled to mature on the one year anniversary of the advance, the Partnership may borrow, repay, and reborrow from time to time until the agreement expires on January 3, 2005. Interest is due quarterly and is based on the prevailing bank prime rate plus one and one-half percent or such lessor amount as determined by RTFC. The rate at December 31, 2002 was 5.8%. The agreement is subject to the provisions of the mortgage and security agreement described below. In addition, the aggregate amount of outstanding principal balance of all Partnership unsecured indebtedness is limited to $1,000,000 at any one time.

        The maximum amount of short-term borrowings at any month-end during 2002 and 2001 were $1,500,000 and $500,000, respectively.

Note 6.    Long-term Debt

        Long-term debt consists of:

2001
RTFC notes — variable rate	$160,160
RTFC notes — variable rate	$76,530

Total long-term debt	236,690
Less current portion	(236,690)

$—

        These mortgage notes outstanding at December 31, 2001, are to be repaid in equal quarterly installments covering principal and interest beginning two to three years after date of issue and expiring by 2002. The interest rate on the debt is a variable rate established periodically by the RTFC. The rate at December 3, 2001, was 5.3%.

        Substantially all assets of the Partnership are pledged as security under the mortgage and security agreement with the RTFC.

        The mortgage and security and loan agreements underlying the RTFC notes contain certain restrictions on Partnership distributions, return of partner capital contributions, and investment in, or loans to others. In 2000, the Partnership received a waiver from the lender to make partnership distributions. Also included in the loan agreement is a provision, which requires the partners to infuse, on an ongoing basis, the greater of sufficient amounts of equity to accommodate any cash shortfalls or certain specified amounts. Further, the Partnership is required, under the loan agreement, to achieve a debt service coverage ratio of not less than 1.25.

        Of the funds available under the RTFC approved loans, including amendments, all amounts were advanced as of December 31, 2002.

        Cash paid for interest net amounts capitalized for 2002, 2001, and 2000 totaled $24,922, $62,028, and $97,253, respectively.

        The fair value of the partnership debt is estimated based on the discounted value of future cash flows expected to be paid using current rates of borrowing for similar types of debt. The fair value of debt approximates carrying value at December 31, 2002 and 2001.

Note 7.    Related Party Transactions

        MC, as operating and network partner, performed certain technical, professional, and administrative services on behalf of the Partnership. In accordance with the Partnership Agreement, MC is reimbursed by the Partnership's share of these costs. MC allocates these costs to the various cellular systems to which they provide service based on each entity's customer access lines. Reimbursed expenses in 2002, 2001, and 2000 were $1,194,151; $1,040,212; and $885,246; respectively. These reimbursed expenses are classified and presented under the Operating Expenses category to which each relates.

        In addition, $107,974, $105,260, and $96,678 were paid to an affiliate of MC for contract labor, interest, and other services in 2002, 2001, and 2000, respectively.

        Certain cellular equipment sold to subscribers by the Partnership is provided to the Partnership by a related entity at cost. Cost of goods sold is recorded by the Partnership at the time of sale.

        The Partnership has an arrangement with Illinois Valley Cellular RSA 2, Inc. (Switching Company) to provide switching services to the Partnership. The stockholders of the Switching Company own 53% of the Partnership. In 2002, switching and toll roaming services of $794,832 and $1,431,105, respectively, were provided to the Partnership. These services in 2001 were $767,976 and $1,311,962, respectively and in 2000 were $719,858 and $816,461, respectively. The Switching Company received $414,548, $353,983, and $231,694 of access and billing and collecting services from the Partnership in 2002, 2001, and 2000, respectively.

Note 8.    Concentrations of Credit Risk

        Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally cash equivalents and accounts receivable. The Partnership grants credit to cellular customers located primarily within its portion of the Illinois RSA 2 cellular geographic service area, to other cellular carriers, and to other telecommunications carriers.

        The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

        Retail cellular revenues are derived from customers located primarily within the Partnership's portion of the Illinois RSA 2 cellular geographic service area. The Partnership grants credit to these customers, substantially all of whom are local residents of this geographic area.

        Roamer cellular revenues are derived under arrangements with other wireless carriers (roaming partners) whose customers use the Partnership's network to place of complete calls. Roaming revenues from Verizon Wireless accounted for 34%, 43%, and 30% of total operating revenues in 2002, 2001, and 2000, respectively.

Note 9.    Lease Commitments

        Future minimum rental payments under leases for facilities have initial non-cancelable lease terms at December 31, 2002 as follows:

	Capitalized Leases	Operating Leases
2003	$17,611	$93,586
2004	15,956	71,086
2005	16,256	62,036
2006	16,256	55,436
2007	10,837	34,952
Thereafter	—	—

Total minimum lease payments	$76,916	$317,096
Less amount representing interest	13,246

Present value of minimum lease payments including current maturities of $11,495	$63,670

        Cell site leases are renewable for four additional five-year periods under similar terms at the end of the initial term. Lease terms provide for certain adjustment of the payments in the renewal periods.

        The Partnership has an office building lease with an affiliate of MC for an initial term of five years. The Partnership's portion of the annual base rental, included in the future minimum rental payments above, is $36,936. A contingent rental provision allows for increases in base rent for real estate taxes and operating costs in excess of base operating costs. The agreement includes an option to extend the lease for an additional five years.

        Rental expense for all cancelable and non-cancelable operating leases totaled $122,319, $95,515, and $90,900 in 2002, 2001, and 2000, respectively.

Note 10.    Allowance for Uncollectibles

        The Company uses the reserve method to recognize uncollectible customer accounts. The following activity has been recognized under this method.

	2002	2001	2000
Balance, December 31	$80,000	$70,000	$95,000
Provision for uncollectibles	51,226	36,991	47,460
Accounts written off, net of recoveries	46,226	26,991	72,460

Balance, December 31	$85,000	$80,000	$70,000

Note 11.    Selected Quarterly Financial Data (Unaudited)

        The following table presents summarized quarterly results.

	Quarter
	1st	2nd	3rd	4th
2002
Operating revenues	$1,707,412	$1,698,737	$1,745,740	$1,728,822
Operating income	$48,352	$(19,292)	$(45,733)	$(170,584)
Net income	$51,725	$(26,825)	$(52,226)	$(184,262)
2001
Operating revenues	$1,614,897	$1,872,348	$1,911,963	$1,921,535
Operating income	$114,963	$153,201	$169,279	$175,123
Net income	$107,694	$136,992	$156,622	$169,050

        Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including seasonal variations in customer calling patterns and timing of promotional activities.

Note 12.    Recent Accounting Developments

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends FASB Statement No. 13, "Accounting for Leases."

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.

        In November 2002, the FASB issued Interpretation No.45, "Guarantor's Accounting and Disclosure Requirements for Gaurantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective on December 31, 2002. No disclosures were required at December 31, 2002.

        The Partnership has not yet determined the impact the adoption of these Standards will have on its financial position, results of operations, and cash flows.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
BASIS OF PRESENTATION
(unaudited)

        The following unaudited pro forma condensed consolidated financial statements of FairPoint Communications, Inc. and subsidiaries (FairPoint or the Company) give effect to the transactions described in Note 1 to the unaudited pro forma condensed consolidated financial statements (which transactions are referred to as the Refinancing), and the pending divestiture described in Note 2 to the unaudited pro forma condensed consolidated financial statements (which divestiture is referred to as the South Dakota Divestiture). The accompanying unaudited pro forma condensed consolidated financial statements do not include the pending acquisitions of Community Service Telephone Co., Commtel Communications, Inc. and Berkshire Telephone Corporation. These acquisitions are not included as they are not considered significant individually or in the aggregate and management believes these acquisitions would not significantly impact the results of operations or the financial trends of the Company.

        Pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet gives effect to the South Dakota Divestiture, as if the transaction had occurred on March 31, 2003. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the three-month period ended March 31, 2003 give effect to the South Dakota Divestiture and the effect of the proceeds from the Refinancing as if these transactions had occurred as of January 1, 2002 and 2003, respectively.

        The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of FairPoint and should be read in conjunction with those consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The unaudited condensed consolidated financial statements do not necessarily indicate the results that would have actually occurred if the Refinancing and the South Dakota Divestiture had occurred on the date indicated or that may occur in the future.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2003
(Unaudited-Amounts in thousands)

	FairPoint historical	South Dakota Divestiture	Pro forma adjustments	Note ref.	Pro forma
Assets
Current assets:
Cash	$11,665	(147)	24,000	2	35,518
Accounts receivable	24,618	(362)	—	2	24,256
Other	6,752	(92)	—	2	6,660
Assets of discontinued operations	833	—	—		833

Total current assets	43,868	(601)	24,000		67,267

Property, plant, and equipment, net	268,271	(4,957)	—		263,314

Other assets:
Investments	43,966	(439)	—	2	43,527
Goodwill, net of accumulated amortization	454,306	(10,526)	—	2	443,780
Deferred charges and other assets	24,715	—	—		24,715

Total other assets	522,987	(10,965)	—		512,022

Total assets	$835,126	(16,523)	24,000		842,603

	FairPoint historical	South Dakota Divestiture	Pro forma adjustments	Note ref.	Pro forma
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	12,679	(310)	—	2	12,369
Current portion of long-term debt and other long-term liabilities	8,805	—	—		8,805
Demand notes payable	422	—	—		422
Accrued interest payable	21,890	—	—		21,890
Other accrued liabilities	21,795	(380)	—	2	21,415
Liabilities of discontinued operations	3,923	—	—		3,923

Total current liabilities	69,514	(690)	—		68,824

Long-term liabilities:
Long-term debt, net of current portion	807,731	—	—		807,731
Liabilities of discontinued operations	5,433	—	—		5,433
Deferred credits and other long-term liabilities	12,504	—	—		12,504

Total long-term liabilities	825,668	—	—		825,668

Minority interest	17	—	—		17

Common stock subject to put options	2,136	—	—		2,136

Redeemable preferred stock	83,447	—	—		83,447

Stockholders' deficit:
Common stock	499	—	—		499
Additional paid-in capital	202,252	—	—		202,252
Accumulated other comprehensive loss	(147)	—	—		(147)
Accumulated deficit	(348,260)	(15,833)	24,000	2	(340,093)

Total stockholders' deficit	(145,656)	(15,833)	24,000		(137,489)

Total liabilities and stockholders' deficit	835,126	(16,523)	24,000		842,603

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
December 31, 2002
(Unaudited-Amounts in thousands)

				For the South Dakota Divestiture
	For the Refinancing
				Pro forma before South Dakota Divestiture
	FairPoint historical	Pro forma adjustments	Note ref.		South Dakota Divestiture	Pro forma adjustments	Note ref.	Pro forma
Revenues	235,860	—		235,860	(5,040)	—		230,820

Operating expenses:
Operating expenses, excluding depreciation and amortization and stock-based compensation	112,272	—		112,272	(2,002)	—		110,270
Depreciation and amortization	47,060	—		47,060	(751)	—		46,309
Stock-based compensation	924	—		924	—	—		924

Total operating expenses	160,256	—		160,256	(2,753)	—		157,503

Income from operations	75,604	—		75,604	(2,287)	—		73,317

Other income (expense):
Net gain on sale of investments and other assets	34	—		34	—	—		34
Interest and dividend income	1,898	—		1,898	—	—		1,898
Interest expense	(79,796)	(14,900)	1	(94,696)	—	—		(94,696)
Impairment on investments	(12,568)	—		(12,568)	—	—		(12,568)
Equity in net earnings of investees	7,903	—		7,903	(106)	—		7,797
Other nonoperating, net	1,184	—		1,184	(40)	—		1,144

Total other expense	(81,345)	(14,900)		(96,245)	(146)	—		(96,391)

Loss from continuing operations before income taxes	(5,741)	(14,900)		(20,641)	(2,433)	—		(23,074)
Income tax expense	(518)	—		(518)	—	—		(518)
Minority interest in income of subsidiaries	(2)	—		(2)	—	—		(2)

Loss from continuing operations	(6,261)	(14,900)		(21,161)	(2,433)	—		(23,594)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
March 31, 2003
(Unaudited-Amounts in thousands)

				For the South Dakota Divestiture
	For the Refinancing			Pro forma before South Dakota Divestiture
	FairPoint historical	Pro forma adjustments	Note ref.		South Dakota Divestiture	Pro forma adjustments	Note ref.	Pro forma
Revenues	57,112	—		57,112	(1,301)	—		55,811

Operating expenses:
Operating expenses, excluding depreciation and amortization and stock-based compensation	26,144	—		26,144	(547)	—		25,597
Depreciation and amortization	12,258	—		12,258	(171)	—		12,087
Stock-based compensation	—	—		—	—	—		—

Total operating expenses	38,402	—		38,402	(718)	—		37,684
Income from operations	18,710	—		18,710	(583)	—		18,127

Other income (expense):
Net gain on sale of investments and other assets	5	—		5	—	—		5
Interest and dividend income	459	—		459	—	—		459
Interest expense	(20,704)	(2,800)	1	(23,504)	—	—		(23,504)
Impairment on investments	—	—		—	—	—		—
Equity in net earnings of investees	2,371	—		2,371	(43)	—		2,328
Equity in net earnings of investees	2,371	—		2,371	(43)	—		2,328
Other nonoperating, net	591			591	—	—		591

Total other expense	(17,278)	(2,800)		(20,078)	(43)	—		(20,121)

Income from continuing operations before income taxes	1,432	(2,800)		(1,368	(626)	—		(1,994)
Income tax expense	(137)	—		(137)	—	—		(137)
Minority interest in income of subsidiaries	(1)	—		(1)	—	—		(1)

Income from continuing operations	1,294	(2,800)		(1,506)	(626)	—		(2,132)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)
The Refinancing

        On March 6, 2003, the Company issued $225.0 million aggregate principal amount of 11 7/8% Senior Notes due 2010. Interest is payable on the senior notes at the rate of 11 7/8% per annum on each March 1 and September 1, commencing on September 1, 2003. The senior notes mature on March 1, 2010.

        In connection with the issuance of the senior notes, the Company entered into an amended and restated credit agreement, dated as of March 6, 2003, among the Company, Bank of America, N.A., as syndication agent, Wachovia Bank, N.A., as documentation agent, Deutsche Bank Trust Company Americas, as administrative agent, and various lending institutions. The amended and restated credit agreement provides for: (i) a new $70.0 million revolving credit facility ($60.0 million of which was committed as of March 6, 2003 and an additional $10.0 million of which was committed as of April 29, 2003) which matures on March 31, 2007 (loans under the revolving credit facility bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%) and (ii) a new term loan A facility of $30 million which matures on March 31, 2007 (loans under the term loan A facility bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%). The new term loan A facility was drawn in full on March 6, 2003. In addition, mandatory payments under the term loan C facility were rescheduled to be $2.0 million, $20.9 million, $20.0 million, $29.6 million and a final $56.0 million in 2003, 2004, 2005, 2006 and on March 31, 2007, respectively, and the interest rate per annum on loans under the term loan C facility was increased to a base rate plus 3.50% or LIBOR plus 4.50%.

        The Company used the proceeds from the offering of the senior notes and the borrowings under the new term loan A facility to: (i) repay all tranche RF and tranche AF revolving loans under its existing credit facility; (ii) repay all tranche B term loans under its existing credit facility; (iii) repurchase, at a 35% discount from the redemption value, $13.3 million aggregate liquidation preference of its Series A Preferred Stock (together with accrued and unpaid dividends thereon); (iv) repurchase $9.8 million aggregate principal amount of its outstanding 9 1/2% senior subordinated notes due 2008; (vi) repurchase $7.0 million aggregate principal amount of its outstanding 12 1/2% senior subordinated notes due 2010; and (vii) repay at a 30% discount, $2.2 million of loans made by Wachovia Bank, National Association under the FairPoint Carrier Services, Inc. credit facility. As a result, the Company recorded $2.8 million and $0.7 million non-operating gains on the extinguishment of the senior subordinated notes and the Carrier Services loans, respectively, in the Statement of Operations, which is included in other nonoperating income/expense, and a $2.9 million gain for the retirement of the Series A Preferred Stock directly to stockholders' deficit in the first quarter of 2003. Additionally, the Company recorded a non-operating loss of $5.0 million for the write-off of debt issue costs related to this extinguishment of debt in the first quarter of 2003, which is included in other nonoperating income/expense in the accompanying Statement of Operations. In conjunction with this transaction, the dividend rate with respect to a portion of the Series A Preferred Stock was reduced from 17.428% to 15% for a period of two years.

        Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to increase interest expense by $14.9 million and $2.8 million for the year ended December 31, 2002 and for the three-month period ended March 31, 2003, respectively, to reflect the above debt transactions.

        The following table summarizes the calculation of these entries (dollars in thousands):

	Amount Outstanding at March 31, 2003	Interest Rate at March 31, 2003	Twelve Months Ended December 31, 2002	Three Months Ended March 31, 2003
Actual interest expense on debt repaid			$(13,100)	$(2,200)
Pro forma interest expense
Revolving credit facility	0		0	0
Term loan A facility	30,000	5.88%	1,800	300
Senior subordinated notes due 2010	225,000	11.88%	26,700	4,800
Actual amortization of loan origination costs			(2,000)	(400)
Pro forma amortization of loan origination costs			1,500	300

Pro forma adjustment			$14,900	$2,800

        The Refinancing consisted of primarily fixed rate debt in the form of senior notes. The amended and restated credit agreement provides for variable rate debt, however, a change of one-eighth of one percent to the assumed rate of 5.88% would result in a change to estimated proforma interest expense of less than $100,000.

        No adjustment has been made in the accompanying unaudited pro forma condensed financial statements for non-recurring transactions including the impact of the $3.5 million gain on the extinguishment of debt, offset by the $5.0 million write-off of debt issue costs. Excluding the effects of these non-recurring transactions, pro forma loss from continuing operations for the three months ended March 31, 2003 would have been $0.6 million.

(2)
South Dakota Divestiture

        On May 9, 2003, MJD Services Corp., or MJD Services, a wholly-owned subsidiary of the Company, executed a definitive stock purchase agreement to sell all the shares of capital stock owned by MJD Services of Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to Golden West Telephone Properties, Inc. for a selling price of $24.0 million, subject to adjustment. These companies serve approximately 4,150 access lines located in South Dakota. This divestiture is expected to close during the third quarter of 2003. The operations of these companies will be shown as discontinued operations beginning in the second quarter of 2003. The proceeds received from the South Dakota Divestiture will be held as a short-term investment. Therefore, a pro forma entry of $24.0 million has been made to reflect the temporary use of proceeds as invested cash and cash equivalents. The proceeds from the South Dakota Divestiture and borrowings under our revolving credit facility will be used to fund certain acquisitions.

        As a result of the South Dakota Divestiture, the company will transfer its 3.5% ownership in South Dakota Network, LLC.

        A pro forma entry of $10.5 million has been made to reflect the disposition of goodwill associated with the South Dakota properties. The amount of goodwill allocated to the South Dakota properties is based on the relative fair value of the South Dakota properties to the fair value of the portion of the reporting unit that will be retained.

        NO DEALER, SALESPERSON OF OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF OR THAT THERE HAS NOT BEEN A CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

PROSPECTUS

                      , 2003
FAIRPOINT COMMUNICATIONS, INC.
Offer to Exchange its
11 7/8% Senior Notes due 2010,
which have been registered under
the Securities Act of 1933,
for any and all outstanding
11 7/8% Senior Notes due 2010,
which have not
been registered under
the Securities Act of 1933

        UNTIL                             , 2003 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102(7) of the Delaware General Corporation Law, the DGCL, enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director's fiduciary duties, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

        FairPoint's Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL.

        Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. FairPoint's certificate of incorporation and bylaws provide that FairPoint shall indemnify officers and directors and, to the extend permitted by the board of directors, employees and agents of FairPoint, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the bylaws permit the board of directors to authorize FairPoint to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of FairPoint arising out of his capacity as such.

ITEM 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Stock Purchase Agreement dated as of January 4, 2000 by and among FairPoint, Thomas H. Lee Equity IV, L.P., Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P., Carousel Capital Partners, L.P. and certain other signatories thereto.(1)
2.2
Stock Purchase Agreement dated as of April 18, 2003 and as amended June 20, 2003, by and among FairPoint, Community Service Communications, Inc., Community Service Telephone Co. and Commtel Communications, Inc.*
2.3
Stock Purchase Agreement dated as of May 9, 2003 by and among Golden West Telephone Properties, Inc., MJD Services Corp., Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co.(10)
2.4	Agreement and Plan of Merger dated as of June 18, 2003 by and among FairPoint, MJD Ventures, Inc., FairPoint Berkshire Corporation and Berkshire Telephone Corporation.*
3.1	Seventh Amended and Restated Certificate of Incorporation of FairPoint.(8)
3.2	By-Laws of FairPoint.(3)
3.3	Certificate of Designation of Series A Preferred Stock of FairPoint.(8)
4.1
Indenture, dated as of May 5, 1998, between FairPoint and United States Trust Company of New York, relating to FairPoint's $125,000,000 9 1/2% Senior Subordinated Notes due 2008 and $75,000,000 Floating Rate Callable Securities due 2008.(2)
4.2	Indenture, dated as of May 24, 2000, between FairPoint and United States Trust Company of New York, relating to FairPoint's $200,000,000 12 1/2% Senior Subordinated Notes due 2010.(3)
4.3	Indenture, dated as of March 6, 2003, between FairPoint and The Bank of New York, relating to Fairpoint's $225,000,000 11 7/8% Senior Notes due 2010.(9)
4.4	Form of Initial Fixed Rate Security.(2)
4.5	Form of Initial Floating Rate Security.(2)
4.6	Form of Exchange Fixed Rate Security.(2)
4.7	Form of Exchange Floating Rate Security.(2)
4.8	Form of 144A Senior Subordinated Note due 2010.(3)
4.9	Form of Regulation S Senior Subordinated Note due 2010.(3)
4.10	Form of Initial Senior Note due 2010.(9)
4.11	Form of Exchange Senior Note due 2010.(9)
4.12	Registration Rights Agreement dated as of March 3, 2003 between FairPoint and the Initial Purchasers named therein.(9)
4.13	Form of Series A Preferred Stock Certificate of FairPoint.(8)
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.**
10.1
Amended and Restated Credit Agreement dated as of March 30, 1998 and amended and restated as of March 6, 2003, among FairPoint, various lending institutions, Bank of America, N.A., Wachovia Bank, N.A. and Deutsche Bank Trust Company Americas.(9)

10.2	Amended and Restated Subsidiary Guaranty dated as of March 6, 2003 by FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp. and ST Enterprises Ltd.(9)
10.3
Amended and Restated Pledge Agreement dated as of March 6, 2003 by Carrier Services, ST Enterprises, Ltd., FairPoint Broadband, Inc., MJD Services Corp., MJD Ventures, Inc., C-R Communications, Inc., Ravenswood Communications, Inc. and Utilities Inc.(9)
10.4	Amended and Restated Credit Agreement dated as of May 10, 2002 among Carrier Services, various lending institutions, Bank of America, N.A., Deutsche Bank Trust Company Americas and Wachovia Bank.(8)
10.5	First Amendment to Credit Agreement dated as of March 6, 2003 among Carrier Services, the credit parties named therein, Wachovia Bank, National Association and Deutsche Bank Trust Company Americas.(9)
10.6	Amended and Restated Preferred Stock Issuance and Capital Contribution Agreement dated as of May 10, 2002 among FairPoint, Wachovia Bank, National Association and various lending institutions.(8)
10.7
Amendment to Security Documents dated as of May 10, 2002 by and among Carrier Services, each of the Assignors party to the Security Agreement, each of the Pledgors party to the Pledge Agreement and Wachovia Bank, National Association.(8)
10.8
Amended and Restated Subsidiary Guaranty dated as of November 9, 2000 made by FairPoint Communications Solutions Corp. New York, FairPoint Communications Solutions Corp. Virginia and FairPoint Solutions Capital, LLC.(4)
10.9	Amended and Restated Pledge Agreement dated as of November 9, 2000 by and among Carrier Services, the Guarantors, the Pledgors and First Union National Bank.(4)
10.10	Amended and Restated Tax Sharing Agreement dated November 9, 2000 by and among FairPoint and its Subsidiaries.(4)
10.11	Amended and Restated Security Agreement dated as of November 9, 2000 by and among Carrier Services and First Union National Bank.(4)
10.12	Form of Carrier Services Tranche A Term Note.(8)
10.13	Form of Carrier Services Tranche B Term Note.(8)
10.14	Form of A Term Note.(9)
10.15	Form of C Term Note Floating Rate.(9)
10.16	Form of C Term Note Fixed Rate.(9)
10.17	Form of RF Note.(9)
10.18	Stockholders' Agreement dated as of January 20, 2000 of FairPoint.(1)
10.19	Registration Rights Agreement dated as of January 20, 2000 of FairPoint.(1)
10.20	Management Services Agreement dated as of January 20, 2000 by and between FairPoint and THL Equity Advisors IV, LLC.(1)
10.21	Amended and Restated Financial Advisory Agreement dated as of January 20, 2000 by and between FairPoint and Kelso & Company, L.P.(1)
10.22	Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of January 20, 2000 by and between FairPoint and JED Communications Associates, Inc.(1)

10.23	Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of January 20, 2000 by and between FairPoint and Daniel G. Bergstein.(1)
10.24	Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of January 20, 2000 by and between FairPoint and Meyer Haberman.(1)
10.25	Subscription Agreement dated as of January 31, 2000 by and between FairPoint and each of the Subscribers party thereto.(1)
10.26	Employment Agreement dated as of January 20, 2000 by and between FairPoint and John P. Duda.(1)
10.27	Letter agreement dated as of November 21, 2002 by and between FairPoint and John P. Duda, supplementing Employment Agreement dated as of January 20, 2000.(9)
10.28	Employment Agreement dated as of January 20, 2000 by and between FairPoint and Walter E. Leach, Jr.(1)
10.29	Letter agreement dated as of November 11, 2002 by and between FairPoint and Peter G. Nixon.(9)
10.30	Letter agreement dated as of November 13, 2002 by and between FairPoint and Shirley J. Linn.(9)
10.31	Institutional Stock Purchase Agreement dated as of January 20, 2000 by and among FairPoint and the other parties thereto.(1)
10.32	Institutional Stockholders Agreement dated as of January 20, 2000 by and among FairPoint and the other parties thereto.(1)
10.33	FairPoint 1995 Stock Option Plan.(3)
10.34	FairPoint Amended and Restated 1998 Stock Incentive Plan.(3)
10.35	FairPoint 2000 Employee Stock Option Plan.(3)
10.36	Employment Agreement dated as of December 31, 2002 by and between FairPoint and Eugene B. Johnson.(9)
10.37	Succession Agreement dated as of December 31, 2001 by and between FairPoint and Jack H. Thomas.(7)
12.1	Ratio of earnings to fixed charges.*
21	Subsidiaries of FairPoint.*
23.1	Consent of Paul, Hastings, Janofky & Walker LLP (included in Exhibit 5.1).**
23.2	Consent of KPMG LLP, Independent Auditor.*
23.3	Consent of Deloitte & Touche LLP, (New York), Independent Auditors.*
23.4	Consent of PricewaterhouseCoopers LLP (Chicago), Independent Auditors.*
23.5	Consent of Kiesling Associates LLP, Independent Auditors.*
25.1	Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1.**
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**

99.3	Form of Letter to Registered Holders and The Depository Trust Company Participants.**
99.4	Form of Letter to Clients.**

*
Filed herewith

**
Previously Filed

(1)
Incorporated by reference to the annual report of FairPoint for the year ended 1999, filed on Form 10-K.

(2)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of October 1, 1998.

(3)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of August 9, 2000.

(4)
Incorporated by reference to the quarterly report of FairPoint for the period ended September 30, 2000, filed on Form 10-Q.

(5)
Incorporated by reference to the quarterly report of FairPoint for the period ended June 30, 2001, filed on Form 10-Q.

(6)
Incorporated by reference to the current report on Form 8-K, filed on November 18, 2001.

(7)
Incorporated by reference to the annual report of FairPoint for the year ended 2001, filed on Form 10-K.

(8)
Incorporated by reference to the quarterly report of FairPoint for the period ended March 31, 2002, filed on Form 10-Q.

(9)
Incorporated by reference to the annual report of FairPoint for the year ended 2002, filed on Form 10-K.

(10)
Incorporated by reference to the quarterly report of FairPoint for the period ended March 31, 2003, filed on Form 10-Q.

Item 22.    Undertakings.

        (14)    (a)    The undersigned registrant hereby undertakes:

          (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)    The undersigned registrant hereby undertakes, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (6)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (7)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 18th day of July, 2003.

FAIRPOINT COMMUNICATIONS, INC.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER G. NIXON Peter G. Nixon	Chief Operating Officer	July 18, 2003
/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Senior Vice President and Chief Financial Officer	July 18, 2003
/s/ JOHN P. DUDA John P. Duda	President	July 18, 2003
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	July 18, 2003
/s/ FRANK K. BYNUM Frank K. Bynum	Director	July 18, 2003
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	July 18, 2003
/s/ GEORGE E. MATELICH George E. Matelich	Director	July 18, 2003
/s/ JACK H. THOMAS Jack H. Thomas	Director	July 18, 2003
/s/ KENT R. WELDON Kent R. Weldon	Director	July 18, 2003

EXHIBIT INDEX

Exhibit No.	Description
2.1
Stock Purchase Agreement dated as of January 4, 2000 by and among FairPoint, Thomas H. Lee Equity IV, L.P., Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P., Carousel Capital Partners, L.P. and certain other signatories thereto.(1)
2.2
Stock Purchase Agreement dated as of April 18, 2003 and as amended June 20, 2003, by and among FairPoint, Community Service Communications, Inc., Community Service Telephone Co. and Commtel Communications, Inc.*
2.3
Stock Purchase Agreement dated as of May 9, 2003 by and among Golden West Telephone Properties, Inc., MJD Services Corp., Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co.(10)
2.4	Agreement and Plan of Merger dated as of June 18, 2003 by and among FairPoint, MJD Ventures, Inc., FairPoint Berkshire Corporation and Berkshire Telephone Corporation.*
3.1	Seventh Amended and Restated Certificate of Incorporation of FairPoint.(8)
3.2	By-Laws of FairPoint.(3)
3.3	Certificate of Designation of Series A Preferred Stock of FairPoint.(8)
4.1
Indenture, dated as of May 5, 1998, between FairPoint and United States Trust Company of New York, relating to FairPoint's $125,000,000 9 1/2% Senior Subordinated Notes due 2008 and $75,000,000 Floating Rate Callable Securities due 2008.(2)
4.2	Indenture, dated as of May 24, 2000, between FairPoint and United States Trust Company of New York, relating to FairPoint's $200,000,000 12 1/2% Senior Subordinated Notes due 2010.(3)
4.3	Indenture, dated as of March 6, 2003, between FairPoint and The Bank of New York, relating to Fairpoint's $225,000,000 11 7/8% Senior Notes due 2010.(9)
4.4	Form of Initial Fixed Rate Security.(2)
4.5	Form of Initial Floating Rate Security.(2)
4.6	Form of Exchange Fixed Rate Security.(2)
4.7	Form of Exchange Floating Rate Security.(2)
4.8	Form of 144A Senior Subordinated Note due 2010.(3)
4.9	Form of Regulation S Senior Subordinated Note due 2010.(3)
4.10	Form of Initial Senior Note due 2010.(9)
4.11	Form of Exchange Senior Note due 2010.(9)
4.12	Registration Rights Agreement dated as of March 3, 2003 between FairPoint and the Initial Purchasers named therein.(9)
4.13	Form of Series A Preferred Stock Certificate of FairPoint.(8)
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.**
10.1
Amended and Restated Credit Agreement dated as of March 30, 1998 and amended and restated as of March 6, 2003, among FairPoint, various lending institutions, Bank of America, N.A., Wachovia Bank, N.A. and Deutsche Bank Trust Company Americas.(9)

10.2	Amended and Restated Subsidiary Guaranty dated as of March 6, 2003 by FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp. and ST Enterprises Ltd.(9)
10.3
Amended and Restated Pledge Agreement dated as of March 6, 2003 by Carrier Services, ST Enterprises, Ltd., FairPoint Broadband, Inc., MJD Services Corp., MJD Ventures, Inc., C-R Communications, Inc., Ravenswood Communications, Inc. and Utilities Inc.(9)
10.4	Amended and Restated Credit Agreement dated as of May 10, 2002 among Carrier Services, various lending institutions, Bank of America, N.A., Deutsche Bank Trust Company Americas and Wachovia Bank.(8)
10.5	First Amendment to Credit Agreement dated as of March 6, 2003 among Carrier Services, the credit parties named therein, Wachovia Bank, National Association and Deutsche Bank Trust Company Americas.(9)
10.6	Amended and Restated Preferred Stock Issuance and Capital Contribution Agreement dated as of May 10, 2002 among FairPoint, Wachovia Bank, National Association and various lending institutions.(8)
10.7
Amendment to Security Documents dated as of May 10, 2002 by and among Carrier Services, each of the Assignors party to the Security Agreement, each of the Pledgors party to the Pledge Agreement and Wachovia Bank, National Association.(8)
10.8
Amended and Restated Subsidiary Guaranty dated as of November 9, 2000 made by FairPoint Communications Solutions Corp. New York, FairPoint Communications Solutions Corp. Virginia and FairPoint Solutions Capital, LLC.(4)
10.9	Amended and Restated Pledge Agreement dated as of November 9, 2000 by and among Carrier Services, the Guarantors, the Pledgors and First Union National Bank.(4)
10.10	Amended and Restated Tax Sharing Agreement dated November 9, 2000 by and among FairPoint and its Subsidiaries.(4)
10.11	Amended and Restated Security Agreement dated as of November 9, 2000 by and among Carrier Services and First Union National Bank.(4)
10.12	Form of Carrier Services Tranche A Term Note.(8)
10.13	Form of Carrier Services Tranche B Term Note.(8)
10.14	Form of A Term Note.(9)
10.15	Form of C Term Note Floating Rate.(9)
10.16	Form of C Term Note Fixed Rate.(9)
10.17	Form of RF Note.(9)
10.18	Stockholders' Agreement dated as of January 20, 2000 of FairPoint.(1)
10.19	Registration Rights Agreement dated as of January 20, 2000 of FairPoint.(1)
10.20	Management Services Agreement dated as of January 20, 2000 by and between FairPoint and THL Equity Advisors IV, LLC.(1)
10.21	Amended and Restated Financial Advisory Agreement dated as of January 20, 2000 by and between FairPoint and Kelso & Company, L.P.(1)
10.22	Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of January 20, 2000 by and between FairPoint and JED Communications Associates, Inc.(1)
10.23	Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of January 20, 2000 by and between FairPoint and Daniel G. Bergstein.(1)

10.24	Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of January 20, 2000 by and between FairPoint and Meyer Haberman.(1)
10.25	Subscription Agreement dated as of January 31, 2000 by and between FairPoint and each of the Subscribers party thereto.(1)
10.26	Employment Agreement dated as of January 20, 2000 by and between FairPoint and John P. Duda.(1)
10.27	Letter agreement dated as of November 21, 2002 by and between FairPoint and John P. Duda, supplementing Employment Agreement dated as of January 20, 2000.(9)
10.28	Employment Agreement dated as of January 20, 2000 by and between FairPoint and Walter E. Leach, Jr.(1)
10.29	Letter agreement dated as of November 11, 2002 by and between FairPoint and Peter G. Nixon.(9)
10.30	Letter agreement dated as of November 13, 2002 by and between FairPoint and Shirley J. Linn.(9)
10.31	Institutional Stock Purchase Agreement dated as of January 20, 2000 by and among FairPoint and the other parties thereto.(1)
10.32	Institutional Stockholders Agreement dated as of January 20, 2000 by and among FairPoint and the other parties thereto.(1)
10.33	FairPoint 1995 Stock Option Plan.(3)
10.34	FairPoint Amended and Restated 1998 Stock Incentive Plan.(3)
10.35	FairPoint 2000 Employee Stock Option Plan.(3)
10.36	Employment Agreement dated as of December 31, 2002 by and between FairPoint and Eugene B. Johnson.(9)
10.37	Succession Agreement dated as of December 31, 2001 by and between FairPoint and Jack H. Thomas.(7)
12.1	Ratio of earnings to fixed charges.*
21	Subsidiaries of FairPoint.*
23.1	Consent of Paul, Hastings, Janofky & Walker LLP (included in Exhibit 5.1).**
23.2	Consent of KPMG LLP, Independent Auditor.*
23.3	Consent of Deloitte & Touche LLP, (New York), Independent Auditors.*
23.4	Consent of PricewaterhouseCoopers LLP (Chicago), Independent Auditors.*
23.5	Consent of Kiesling Associates LLP, Independent Auditors.*
25.1	Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1.**
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**
99.3	Form of Letter to Registered Holders and The Depository Trust Company Participants.**
99.4	Form of Letter to Clients.**

*
Filed herewith.

**
Previously Filed

(1)
Incorporated by reference to the annual report of FairPoint for the year ended 1999, filed on Form 10-K.

(2)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of October 1, 1998.

(3)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of August 9, 2000.

(4)
Incorporated by reference to the quarterly report of FairPoint for the period ended September 30, 2000, filed on Form 10-Q.

(5)
Incorporated by reference to the quarterly report of FairPoint for the period ended June 30, 2001, filed on Form 10-Q.

(6)
Incorporated by reference to the current report on Form 8-K, filed on November 18, 2001.

(7)
Incorporated by reference to the annual report of FairPoint for the year ended 2001, filed on Form 10-K.

(8)
Incorporated by reference to the quarterly report of FairPoint for the period ended March 31, 2002, filed on Form 10-Q.

(9)
Incorporated by reference to the annual report of FairPoint for the year ended 2002, filed on Form 10-K.

(10)
Incorporated by reference to the quarterly report of FairPoint for the period ended March 31, 2003, filed on Form 10-Q.

QuickLinks

TABLE OF CONTENTS
INDUSTRY AND MARKET DATA
PROSPECTUS SUMMARY
Our Company
The Exchange Offer
Summary Of Terms Of New Notes
COMPARISON WITH ORIGINAL NOTES
TERMS OF NEW NOTES
Risk Factors
Summary Historical Financial Data
RISK FACTORS
Risks Related to this Offering and our Capital Structure
Risks Related to our Business
Regulatory Risks
FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
REGULATION
MANAGEMENT
Summary Compensation Table
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS AND SCHEDULE
FAIRPOINT COMMUNICATIONS, INC. Financial Statements As of December 31, 2001 and 2002 and March 31, 2003 (unaudited) Years Ended December 31, 2000, 2001 and 2002 and three-month periods ended March 31, 2002 and 2003 (unaudited)
FAIRPOINT COMMUNICATIONS, INC.
INDEPENDENT AUDITORS' REPORT
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Balance Sheets December 31, 2001 and 2002 and March 31, 2003
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Balance Sheets December 31, 2001 and 2002 and March 31, 2003
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Statements of Operations Years ended December 31, 2000, 2001, and 2002 and Three-month periods ended March 31, 2002 and 2003
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Statements of Comprehensive Income (Loss) Years ended December 31, 2000, 2001, and 2002 and Three-month periods ended March 31, 2002 and 2003
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2000, 2001, and 2002 and Three-month periods ended March 31, 2002 and 2003
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements
INDEPENDENT AUDITORS' REPORT
Schedule II
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Valuation and Qualifying Accounts Years ended December 31, 2000, 2001, and 2002
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP Financial Statements Years Ended December 31, 2002 and 2001
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP
Table of Contents
INDEPENDENT AUDITORS' REPORT
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP Balance Sheets December 31, 2002 and 2001 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP Statements of Operations Years ended December 31, 2002 and 2001 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP Statements of Partners' Capital Years ended December 31, 2002 and 2001 (Dollars in Thousands)
ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP Statements of Cash Flows Years Ended December 31, 2002 and 2001 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP Notes to Financial Statements Years Ended December 31, 2002 and 2001 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP Unaudited Financial Statements For the year ended December 31, 2000
ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP Balance Sheet Unaudited (in thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP STATEMENT OF OPERATIONS Unaudited (In Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP STATEMENT OF PARTNERS' CAPITAL Unaudited (in thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP STATEMENT OF CASH FLOWS Unaudited (In Thousands)
ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP Notes to Unaudited Financial Statements (Dollars in Thousands)
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.
REPORT OF INDEPENDENT ACCOUNTANTS
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Balance Sheet December 31, 2002
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Statement of Operations For The Year Ended December 31, 2002
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Statement of Cash Flows For the Year Ended December 31, 2002
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Statement of Changes in Members' Equity For the Year Ended December 31, 2002
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Notes to Financial Statements
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Unaudited 2001 Financial Statements
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Balance Sheet Unaudited December 31, 2001
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Statement of Operations Unaudited For the Year Ended December 31, 2001
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Statement of Cash Flows Unaudited For the Year Ended December 31, 2001
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Statement of Changes in Members' Equity Unaudited For the Year Ended December 31, 2001
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Notes to Unaudited Financial Statements
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Unaudited 2000 Financial Statements
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Balance Sheet Unaudited December 31, 2000
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Statement of Operations Unaudited For the Year Ended December 31, 2000
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Statement of Cash Flows Unaudited For the Year Ended December 31, 2000
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Statement of Changes Members' Equity Unaudited For the Year Ended December 31, 2000
UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C. Notes to Unaudited Financial Statements
RSA 2-I PARTNERSHIP Financial Statements
INDEPENDENT AUDITORS' REPORT
ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP Balance Sheets December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP Balance Sheets December 31, 2002 and 2001
Illinois Valley Cellular RSA 2-I Partnership Statements of Income Years ended December 31, 2002, 2001 and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP Statements of Partners' Capital December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP Statements of Cash Flows Years Ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP Notes to Financial Statements
RSA 2-III PARTNERSHIP Financial Statements
INDEPENDENT AUDITORS' REPORT
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP Balance Sheets December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP Balance Sheets December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP Statements of Income Years Ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP Statements of Partners' Capital December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP Statements of Cash Flows Years ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP Notes to Financial Statements
INDEX TO PRO FORMA FINANCIAL STATEMENTS
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS BASIS OF PRESENTATION (unaudited)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET March 31, 2003 (Unaudited-Amounts in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS December 31, 2002 (Unaudited-Amounts in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS March 31, 2003 (Unaudited-Amounts in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX